Form 10KSB, Exhibit 13
period 1996-11-30
NDC AUTOMATION INC
filed 1997-02-27
CIK 859621

FINANCIAL SUMMARY

========================================================================================================================

                                                                                                95 to 96     94 to 95
At or For Year Ended November 30                   1996           1995             1994         % Change     % Change
------------------------------------------------------------------------------------------------------------------------

Operations
------------------------------------------------------------------------------------------------------------------------

Net revenues                                      $6,142,954      $ 7,851,147       $ 9,472,585    (21.8)     (17.1)
Net gain from restructuring of operations         $        -      $   366,764       $         -      NA         NA
Operating income (loss)                           $  195,496      $(1,586,140)      $(1,387,147)     *         14.3
Income (loss) before income taxes (benefit)       $   16,602      $(2,246,272)      $(2,223,165)     *          1.0
Net income (loss)                                 $   45,431      $(2,344,163)      $(1,624,194)     *         44.3
Weighted average common shares outstanding         3,453,451        2,904,322         2,829,691     18.9        2.6

------------------------------------------------------------------------------------------------------------------------

Per Share Data^
------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                 $     .01        $    (.81)       $      (.57)    *         42.1
Cash dividends                                    $       -        $       -        $         -     NA         NA
Stockholders' equity                              $     .50        $     .48        $      1.20    4.2       (59.6)

------------------------------------------------------------------------------------------------------------------------

Financial Position
------------------------------------------------------------------------------------------------------------------------

Assets                                            $4,556,794      $ 5,084,450       $13,188,231    (10.4)    (61.4)
Working capital                                   $1,416,912      $ 1,227,144       $ 1,935,720     15.5     (36.6)
Property and equipment                            $1,239,799      $ 1,357,555       $ 2,125,692     (8.7)    (36.1)
Long-term debt, less current maturities           $1,102,264      $ 1,170,311       $ 1,258,855     (5.8)     (7.0)
Stockholders' equity                              $1,717,941      $ 1,672,510       $ 3,476,378      2.7     (51.9)

------------------------------------------------------------------------------------------------------------------------

Number of employees                                 28                   29                48
Number of stockholders                         approx. 1200       approx. 1200       approx. 1200

------------------------------------------------------------------------------------------------------------------------

 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings
   (loss) per common share.


================================================================================





                                      INDEX
Financial Summary                                     1
Letter to Shareholders                                2
Selected Financial Data                               4
Management's Discussion and Analysis                  5
Independent Auditor's Report                         11
Balance Sheets                                       12
Statements of Operations                             14
Statements of Stockholders' Equity                   15
Statements of Cash Flows                             16
Notes to the Financial Statements                    18
Shareholder Information                              32
Directors and Officers                               32

                                   Page 1
                                     33

                            DEAR FELLOW SHAREHOLDER:


In 1996, we accomplished our primary goal for the Company; namely, to put a stop to the losses and return the Company to profitability. NDC Automation is in a turnaround mode.

I am pleased to report to you that the Company is considerably healthier today than a year ago in almost every respect despite reduced revenues; our financial situation is stronger with an improved balance sheet, reduced fixed expenses and a commitment for a new banking relationship; our human resources are better trained and better motivated ; our goals, markets and strategies are clearly defined and documented in a 3-year revolving Business Plan ; our image and reputation among our customers and users has improved .

Some of the important events started in 1996 and continuing today include the following:

(Bullet) We established a working relationship with Munck Autech of Newport News, a well-known manufacturer of automated material handling equipment, and are supplying control products and engineering services to them for two AGV projects, one in the textile industry and one in the fast growing CD manufacturing industry.

(Bullet) We entered into a three-party agreement with The Hyster Company, the leading US manufacturer of industrial trucks, and Mentor AGVS, a long time partner of ours, for the manufacture and engineering of a demo vehicle equipped with NDC laser navigation controls, Lazerway(TM). We recently received our first order from Hyster for controls for a project with the US Postal Service.

(Bullet) We have received an order from Rapistan Demag, the largest material handling equipment manufacturer in the world, to supply NDC controls and engineering services for the retrofitting of an installed AGV system at a Ford facility.

(Bullet) We commissioned a Charlotte market research company to execute an extensive market survey to evaluate our image, the market's awareness and perception of NDC and other facts relating to our technology. This survey has provided us with invaluable information for our future marketing strategy and communication program.

We have won a few important battles but not the war. Many challenges have yet to be overcome in order to grow our business and to strengthen the value of your investment as a shareholder. The main objective for 1997 is to firmly establish our company as the leading supplier of components and technology to providers of Automatic Guided Vehicle Systems ( AGVS ) and Industrial Trucks in the North American market. To do this successfully, we will consistently search for and offer the best solutions to our customers' needs at the best possible value in order to maximize their satisfaction.

                                       Page 2
                                         34

NDC AB in Sweden, an affiliated company and main supplier of products and technology to the Company, is continuously investing large resources in research and development in order to improve the efficiency and benefits of its products. One such development is the "Teach-In", a concept that will allow operators of industrial trucks a greater level of freedom and flexibility than exist in the market today. To lessen the dependence on a few dominating product areas, the Company is actively exploring with existing and potential suppliers new business opportunities to expand its present product lines to its primary markets.

Finally, some comments on a more personal note. I strongly believe that our company has an important role to play in the markets we are addressing, namely to contribute to an increased level of automation in the handling and transportation of materials in North American industries, without which their global competitiveness will be substantially impaired. Our experience, resources, products and technologies put us in an unique position to do this. We are still, however, in a turn-around situation and in a transition phase from being more of a system supplier to becoming a focused distributor of products and services to OEM customers and material handling systems integrators . Such transitions usually take some time and require consistent execution of a long-term strategy before momentum is gained and growth is achieved. I appreciate your understanding and ask you to share the confidence I have in a brighter and more profitable future.

I am excited about the opportunities that lie ahead and I thank you for your continued interest and support.




Sincerely yours ,




/s/ RALPH DOLLANDER
Ralph Dollander
President and CEO



                             SELECTED FINANCIAL DATA

=======================================================================================================================

                                                                   At or For Year Ended November 30
                                                -----------------------------------------------------------------------

                                                    1996          1995          1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------


Statements of Operations Data:
    Net revenues                                 $  6,142,954  $  7,851,147  $   9,472,585  $ 15,267,479  $ 11,147,089
    Cost of goods sold                              3,864,393     5,597,305      6,214,318     8,993,742     5,795,227
-----------------------------------------------------------------------------------------------------------------------
       Gross profit                              $  2,278,561  $  2,253,842  $   3,258,267  $  6,273,737  $  5,351,862
-----------------------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations        $          -  $    366,764  $           -  $          -  $           -
-----------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                      $    656,537  $    776,907  $     517,884  $    667,039  $     693,134
    General and administrative                      1,422,586     3,288,619      4,014,174     3,601,896      2,472,703
    Research and development                            3,942       141,220        113,356       224,418        178,738
    Public stock offering expense                           -             -              -       247,078              -
-----------------------------------------------------------------------------------------------------------------------
                                                 $  2,083,065  $  4,206,746  $   4,645,414  $  4,740,431  $   3,344,575
-----------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                   $    195,496  $ (1,586,140) $ (1,387,147)  $  1,533,306  $   2,007,287
-----------------------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                              $      7,771  $     9,025   $     32,417   $     15,681  $     22,120
    Interest expense                                 (186,665)    (669,157)      (868,435)      (311,013)     (390,235)
-----------------------------------------------------------------------------------------------------------------------
                                                 $   (178,894) $  (660,132)  $   (836,018)  $   (295,332) $   (368,115)
-----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)      $     16,602  $(2,246,272)  $ (2,223,165)  $  1,237,974  $   1,639,172
Federal and state income taxes (benefit)              (28,829)      97,891       (598,971)       475,047        611,442
-----------------------------------------------------------------------------------------------------------------------
       Net income (loss)                         $     45,431  $(2,344,163)  $ (1,624,194)  $    762,927  $   1,027,730
=======================================================================================================================


Weighted average number of
   common shares outstanding                       3,453,451     2,904,322      2,829,691     2,553,837      2,482,578
=======================================================================================================================

Earnings (loss) per common share:*               $       .01   $      (.81)  $      (.57)   $       .30   $        .41
=======================================================================================================================

Cash dividend declared per common share          $         -   $         -   $          -   $          -  $          -
=======================================================================================================================

Balance Sheets Data:
Working capital                                  $  1,416,912  $  1,227,144  $   1,935,720  $  2,268,784  $   1,773,345
Total assets                                     $  4,556,794  $  5,084,450  $  13,188,231  $ 14,481,806  $   7,933,042
Long-term debt, less current maturities          $  1,102,264  $  1,170,311  $   1,258,855  $  1,509,051  $   1,419,956
Total liabilities                                $  2,838,853  $  3,411,940  $   9,711,853  $ 10,346,333  $   5,234,866
Stockholders' equity                             $  1,717,941  $  1,672,510  $   3,476,378  $  4,135,473  $   2,698,176


 * Earnings (loss) per share - assuming full dilution are equivalent to earnings
(loss) per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. Prior to 1996 the Company was also actively involved in the sale of Radio Frequency Identification (RFID) products. In years prior to 1995 the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been less concentrated in these industries. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. In addition, during 1996, the Company refocused its sales efforts to existing Original Equipment Manufacturers (OEM) and system integrators in the AGV systems industry. This significantly reduces the potential of selling systems to end users as the Company wants to avoid competing with its potential customers. To be successful the Company must convert several OEM and system integrators away from their AGV technology to the Company's technology. Such technology transfers and agreements can take one to several years before the Company will recognize revenues from such relationships. Such customers must also replace in volume and margin what the Company could otherwise obtain selling direct to end users. There can be no assurances that such a strategy will be successful in the short or long term. The net revenues in RFID were primarily derived from after market sales to existing customers in 1995. The Company assigned the exclusive distribution agreement and manufacturing rights back to Statec Technologies SA, the Company's supplier of such products in March of 1996.

     Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount a typical project usually bears to the Company's historical and current quarterly and annual net revenues, the Company has experienced, and may be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

     The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. The primary business is to sell hardware, software and services as standard items, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

     Revenues from standard item sales are recognized upon shipment, while revenues from project sales are recognized under the "percentage of completion" method. Under this method, with respect to any particular customer contract, revenues are recognized as costs are incurred relative to each major segment of the project. Although the percentage of completion method will ordinarily smooth out over time the net revenue and profitability effects of large projects, such method nevertheless subjects the Company's results of operations to substantial fluctuations dependent upon the progress of work on project segments. Such segments can differ markedly from one another in amount and in gross profit margin.

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 to 90 days to its customers. It typically receives a cash advance ranging from 10% to 20% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


     Notwithstanding the receipt by the Company of cash advances and periodic payments upon reaching project milestones, the Company requires external financing for its costs and estimated earnings in excess of billings on uncompleted contracts, inventories, receivables and other assets.

     The Company's backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company.

Restructuring

     During 1995 the Company continued to incur significant losses. Such losses at the end of the third quarter had reduced the Company's working capital to only $521,261, a level which was too low for current operations. The working capital issue caused the Company's management to evaluate certain Company changes in an effort to reduce overhead and improve working capital. The changes not only were attendant to address working capital issues, but were designed to address the following concerns: 1) satisfy existing banking relationships 2) return operations to profitability 3) satisfy current vendors payable 4) remain in compliance with NASD listing requirements, and 5) focus management on its primary AGVS market in North America.

The following highlights major restructuring developments:

Sale of certain intangible assets related to Company's laser technology. On November 30, 1995, the Company sold certain intangible and tangible assets related to its laser technology for $1,000,000 to Netzler & Dahlgren, an affiliated company. The Company's present structure does not lend itself to manufacturing and research and development activities. It has for the most part relied on Netzler & Dahlgren for the research and development of AGVS products it offers to its market. The Company's present financial condition prevented it from investing adequately in the continued development of the laser product it owned. The sale of such products to Netzler & Dahlgren accomplished four objectives for the Company: 1) significantly increased working capital due to the agreed sell price (see Notes 9 and 14 of the Financial Statements) 2) ensured continued research and development by a vendor with adequate resources
3) continued access and distribution of the technology for the Company's market due to the existing Master License Agreement between the companies and 4) reduced overhead expenses by approximately $500,000 annually going forward.

Sale of Australian operation. On November 30, 1995, the Company sold its Australian subsidiary for minimum consideration to the subsidiary's head engineer who had been an officer since its inception. The Company, after evaluating the present lack of profitability from the Australian operations and potential growth for its products in that market, concluded that the cost versus benefit was not as great compared to equivalent time spent by management on the North American market versus the Australian market. The primary goal of the transaction was to reduce approximately $300,000 of annual costs forward. The Company did not want to completely eliminate operations in Australia as existing customers require continued engineering support in that area. The sale of the subsidiary ensured that such support would continue in that area.

Other product lines. The Company also evaluated other product lines during this process. It concluded that with new products from Netzler & Dahlgren, the Computer Integrated Manufacturing (CIM) software from Southeastern Software Developers Inc. (SSDI) for the textile industry and CIM software from the Australian subsidiary were less important to the Company's growth; therefore, it eliminated the overhead costs associated with those products.

Assignment of Statec Distribution Agreement. Effective March 1, 1996, the Company reassigned the exclusive distribution and manufacturing rights in North America for the Statec RFID product line back to the manufacturer. The agreement for such an assignment provides for payments to the Company aggregating $183,000 plus the cost of inventory will be paid by Statec.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     As of January 31, 1997 Statec was in default under the agreement by not paying or repurchasing the inventory worth $71,272 and had not paid the agreed installments of $6,000 monthly since December 1996. There remain a total number of 19 unpaid installment equaling $114,000. In February of 1997, the Company was notified that Statec became subject to a court-ordered liquidation proceeding under French law. The Company plans to vigorously pursue its creditor claims in such proceedings (see Note 13 of the Financial Statements).

Debt to Equity. The above transactions, however, did not completely increase working capital to a level acceptable to the Company's banks and creditors. In response to such parties' concerns on this issue, the Company effected a debt to equity conversion of $550,000 in the aggregate priced at $1 of debt per share to increase working capital and bring vendors current (see Note 11 of the Financial Statements).

With the completion of the transactions above the Company achieved a working capital of $1,227,144 as of November 30, 1995 which was adequate for current operations.

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 1996, 1995 and 1994, respectively.

                                                         Percentage of Change
                                                           Period to Period
                            Percentage of net Revenues   Increase (Decrease)
--------------------------------------------------------------------------------
                                                      Year Ended    Year Ended
                               For year Ended        November 30,   November 30,
                             1996     1995     1994  1995 to 1996  1994 to 1995
--------------------------------------------------------------------------------

Net Revenues                  100.0%   100.0%  100.0%     (21.8)%       (17.1)%
Cost of  goods sold            62.9     71.3    65.6      (31.0)         (9.9)
-------------------------------------------------------------------------------

Gross profit                   37.1     28.7    34.4         1.1        (30.8)
Restructuring gain                -      4.7       -     (100.0)            NA
-------------------------------------------------------------------------------

Operating expenses:
   Selling                     10.7      9.9     5.4      (15.5)          50.0
   General and administrative  23.1     41.9    42.4      (56.7)        (18.1)
   Research and development     0.1      1.8     1.2      (97.2)          24.6

-------------------------------------------------------------------------------

                                33.9    53.6     49.1     (50.5)         (9.4)

-------------------------------------------------------------------------------

Operating income (loss)         3.2    (20.2)  (14.7)        *           14.3

Net interest expense            2.9      8.4     8.8      (72.9)        (21.0)
-------------------------------------------------------------------------------

Income  (loss)  before  income
taxes (benefit)                 0.3   (28.6)  (23.5)          *           1.0
Income Tax (benefit)           (0.4)    1.2    (6.3)          *         116.3
-------------------------------------------------------------------------------

Net income (loss)              0.7%   (29.9)% (17.2)%         *%         44.3%
===============================================================================
* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                                       Page 7
                                         39

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal Year Ended November 30, 1996 Compared To Fiscal Year Ended November 30, 1995.

     Net revenues decreased by $ 1,708,193 or 21.8 %, from $7,851,147 for the fiscal year ended November 30, 1995 to $6,142,954 for the fiscal year ended November 30, 1996. The primary reason for the decrease in 1996 compared to 1995 is that the Company recognized no revenues in 1996 from its two subsidiaries NDC Laser AB (NDCL) and NDC Australia PTY Ltd.(NDCTA), which were sold November 30,1995. The Company ceased to distribute its RFID product line in March of 1996 which also contributed to the Company realizing lower net revenues in 1996 compared to 1995 (see Note 13 of the Financial Statements).

     Cost of goods sold decreased from $5,597,305 to $3,864,393, or 31.0%, due primarily to the decreased level of net revenues. As a percentage of net revenues, cost of goods sold decreased to 62.9% compared to 71.3% the prior year, due to a lower percentage of non-standard product revenues and lower engineering costs. Gross profit increased by $24,719, or 1.1%, from $2,253,842 to $2,278,561 due to the same factors.


     Selling expenses decreased from $776,907 to $656,537, or 15.5% primarily due to decreases in show, personnel and general selling expenses. The elimination of the Company's two subsidiaries NDCL and NDCTA also contributed to lowering selling expenses. General and administrative expenses decreased from $3,288,619 to $1,422,586, or 56.7%. The lower general and administrative expenses were the result of reductions in personnel, depreciation and amortization, litigation expenses and a general across the board cutback of expenses from the Company's restructuring in November of 1995. The Company's sale of NDCL and NDCTA eliminated approximately $800,000 of fixed expenses for the Company in 1996.

     Primarily as a result of the foregoing, the operating income increased by $1,781,636, from a loss of $1,586,140 to a income of $195,496.

     Net interest expense decreased from $660,132 to $178,894, a decrease of 72.9%. The decrease is primarily due to reduced borrowing needs arising from lower inventory levels, a significant cash receipt from the settlement of the Schlafhorst arbitration case in the fourth quarter of 1995, and the reduction of current debt resulting from the Company's restructuring.

     Income before income taxes increased by $2,262,874 , from a loss of $2,246,272, to an income of $16,602 due primarily to the foregoing factors.

     The Company realized an income tax benefit of $28,829 in 1996 by applying its current tax loss against its deferred tax liability. Income tax expense in 1995 of $97,891 was primarily due to income taxes of one of its subsidiaries.

     Primarily as a result of the foregoing, net income increased by $2,389,594, from a loss of $2,344,163 to a net income of $45,431.

Backlog

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 1996, the Company had a backlog of approximately $780,000 compared to approximately $1,415,000 one year earlier. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts. Substantial fluctuations in the industry makeup of the Company's backlog also are considered normal.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal Year Ended November 30, 1995 Compared To Fiscal Year Ended November 30, 1994.

     Net revenues decreased by $1,621,438 or 17.1%, from $9,472,585 for the fiscal year ended November 30, 1994 to $7,851,147 for the fiscal year ended November 30, 1995. The arbitration during 1995 created uncertainty in the market place as to whether the Company could continue as a going concern. In management's opinion, this uncertainty adversely affected actual and potential customers from placing orders with the Company resulting in lower backlog and revenues in 1995. The RFID business was primarily replacement parts or additions to existing facilities also limiting the potential for growth.

     Cost of goods sold decreased from $6,214,318 to $5,597,305, or 9.9%, due primarily to the decreased level of net revenues. As a percentage of net revenues, cost of goods sold increased to 71.3% compared to 65.6% the prior year, due to a higher percentage of non-standard product revenues, higher engineering costs, cost overruns on existing projects and a write down of certain inventory due to obsolescence. The net effect of the Schlafhorst arbitration award resulted in a reduction of cost of goods sold of approximately $150,000. Gross profit decreased by $1,004,425, or 30.8%, from $3,258,267 to
$2,253,842 due to the same factors.

     The net gain from restructuring of operations of $366,764 in 1995 resulted from the sale of certain assets related to its laser technology and the sale of its two foreign subsidiaries, NDC Laser, AB. and NDC Australia PTY. Ltd. (see Notes 9 and 14 of the Financial Statements).

     Selling expenses increased from $517,884 to $776,907, or 50.0% primarily due to increases in show, personnel and general selling expenses enabling the Company to aggressively pursue new market areas. The receipt of export grants from the Australian government were lower in 1995 compared to 1994. General and administrative expenses decreased from $4,014,174 to $3,288,619, or 18.1%. The lower general and administrative expenses were the result of reductions in personnel, litigation expenses and a general across the board cutback of expenses. The Company incurred additional costs of approximately $370,000 when such reduction in expenses were made in the third quarter of 1995.

     Primarily as a result of the foregoing, the operating loss increased by $198,993, from $1,387,147 to a loss of $1,586,140.

     Net interest expense decreased from $836,018 to $660,132, a decrease of 21.0%. The decrease is primarily due to reduced borrowing needs arising from the Schlafhorst projects which created negative cash flows for the Company.

     Loss before income taxes increased by $23,007 or 1.0%, from $2,223,165, to a loss of $2,246,272 due primarily to the foregoing factors.

     The Company incurred an income tax expense of $97,891 in spite of the above losses compared to a benefit of $598,971 in 1994. The primary reason for the 1995 expense was the reduction of deferred tax assets whose realization is not more likely than not. The Company was no longer able to carry back its 1995 year loss as in the prior year due to the fact that the Company had received maximum refunds available for income taxes previously paid in 1994.

     Primarily as a result of the foregoing, net loss increased by $719,969, or 44.3%, from $1,624,194 to a net loss of $2,344,163.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Liquidity and Capital Resources

The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, as well as long-term debt and capital leases and proceeds of its public and private offerings, to satisfy its external financing needs.

During the year ended November 30, 1996 net cash provided by operating activities was $355,840. The Company reduced its inventory by $803,251 during the year ending November 30, 1996 which allowed it to create operating cash flows to reduce current liabilities. The significant reduction in inventory was primarily due to successful negotiations with Netzler & Dahlgren in returning $527,622 of excess inventory to Netzler & Dahlgren at the Company's cost.

The Company's net cash used in financing activities was $85,119. The Company made timely principle payments of $237,961 towards its long-term borrowings which were its mortgage payable, a note payable to a bank for $25,000 and a note payable to Netzler & Dahlgren for $200,000. The line of credit borrowings increased as of November 30, 1996 due to a large increase in receivables. The line was significantly reduced as the receivables were collected in December of 1996 and January of 1997.

The Company continues to operate with its line of credit under modified financial covenants and cash collateral accounts. The net effect of the collateral accounts gives the bank the authority to monitor the Company's outgoing cash flows. The Company's line of credit of $1,200,000 at prime plus 1 1/2% was extended initially from March 31, 1996 to May 31, 1996 and then later to November 29, 1996 at a lending rate of prime plus 4% .With each extension the line became smaller in availability and more restrictive as to the borrowing base formula. The line was then further extended to February 28, 1997 to a maximum of $750,000. The new borrowing base terms of the extension include 1) an increase in the interest rate to prime plus 3.25% per annum 2) the percentage of inventory against which inventory is available was reduced to 40% from 50% to a maximum of $300,000 3) allowing only trade receivables that are not generated from project invoicing to be included in the borrowing base calculations and 4) an irrevocable standby letter of credit of $450,000 in additional collateral. The Company's present line of credit is due to expire February 28, 1997. As of February 15, 1997 the Company had $398,782 available under the current borrowing base calculation. During the year ending November 30, 1996 the Company consistently paid its vendors in a timely manner and honored all its loan obligations. In December 1996, the Company obtained a commitment from a new lender to replace the existing line to a maximum of $1,250,000 with more favorable terms for the Company. The new lender must conclude their due diligence on the Company before the line is approved and would make funds available. The Company presently has no assurance that such line will be approved.

The Company believes that its working capital of $1,416,912 at November 30, 1996 is adequate for its current operations.


The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than do the effects of inflation.

                        Independent Auditor's Report

To the Board of Directors
NDC Automation, Inc.
Charlotte, North Carolina

We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles.

/s/ McGLADREY & PULLEN, LLP
Charlotte, North Carolina
January 24, 1997

                                       Page 11
                                          43

                                 BALANCE SHEETS

================================================================================

                                                          November 30,
                                                      1996           1995
--------------------------------------------------------------------------------

      ASSETS (Note 5)

CURRENT ASSETS
     Cash and cash equivalents (Note 15)               $  399,501  $  164,781
     Accounts receivable, net (Notes 2 and 6)           1,526,390   1,203,137
     Inventories (Note 9)                               1,126,398   1,929,649
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)     49,277     123,260
     Prepaid expenses and other assets                     51,935      31,333
--------------------------------------------------------------------------------
             Total current assets                      $3,153,501  $3,452,160
--------------------------------------------------------------------------------
OTHER ASSETS                                           $   21,281  $   16,281
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
      Land                                             $  300,000  $  300,000
      Building and improvements                         1,126,623   1,126,623
      Furniture, fixtures, and office equipment           226,559     389,709
      Machinery and equipment                             153,572     371,512
      Software (Note 14)                                  102,650     103,557
      Vehicles                                             23,629      30,754

--------------------------------------------------------------------------------
                                                       $1,933,033  $2,322,155
       Less accumulated depreciation                      693,234     964,600

--------------------------------------------------------------------------------
                                                       $1,239,799  $1,357,555
--------------------------------------------------------------------------------
INTANGIBLE ASSETS (Note 4)                             $  142,213  $  258,454
================================================================================
                                                       $4,556,794  $5,084,450
================================================================================

See Notes to Financial Statements


                                 BALANCE SHEETS

======================================================================================

                                                                  November 30,
                                                              1996            1995
--------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 5)                            $    847,217  $   644,375
     Current maturities of long-term debt (Note 5)                68,410      288,324
     Accounts payable and accrued expenses;
             including affiliates $422,050 at 1996
             and $25,104 at 1995 (Note 9)                        702,305    1,002,574
     Billings in excess of costs and estimated
             earnings on uncompleted contracts (Note 3)          118,657      277,527
     Deferred  income taxes  (Note 7)                                  -       12,216
--------------------------------------------------------------------------------------
             Total current liabilities                      $  1,736,589  $ 2,225,016
--------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 5)                                     $  1,102,264  $ 1,170,311
--------------------------------------------------------------------------------------

DEFERRED INCOME TAXES  (Note 7)                             $          -  $    16,613
--------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 10 )

STOCKHOLDERS' EQUITY (Notes 11, 12 and 15)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued  $          -  $         -
       Common stock, par value $.01 per share;
             11,000,000 shares authorized
             at 1996 and 1995; 3,453,451 shares
             were issued at 1996
             and 1995, respectively                               34,534       34,534
       Additional paid-in capital                              4,211,566    4,211,566
       Accumulated deficit                                    (2,528,159)  (2,573,590)
-------------------------------------------------------------------------------------
                                                            $  1,717,941  $ 1,672,510
=====================================================================================
                                                            $  4,556,794  $ 5,084,450
=====================================================================================


                            STATEMENTS OF OPERATIONS

====================================================================================================

                                                                  Years ended November 30,
                                                               1996          1995          1994
----------------------------------------------------------------------------------------------------

Net revenues (Notes 6 and 9)                                $  6,142,954   $ 7,851,147  $ 9,472,585
Cost of goods sold (Note 9)                                    3,864,393     5,597,305    6,214,318
----------------------------------------------------------------------------------------------------
    Gross profit                                            $  2,278,561   $ 2,253,842  $ 3,258,267
----------------------------------------------------------------------------------------------------

Net gain from restructuring of operations (Notes 9 and 14 ) $          -   $  366,764   $         -
----------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                               $    656,537   $   776,907  $    517,884
      General and administrative (Notes 10 and 13)             1,422,586     3,288,619     4,014,174
      Research and development                                     3,942       141,220       113,356
----------------------------------------------------------------------------------------------------
                                                            $  2,083,065   $ 4,206,746  $  4,645,414
----------------------------------------------------------------------------------------------------
            Operating income (loss)                         $    195,496   $(1,586,140) $ (1,387,147)
----------------------------------------------------------------------------------------------------

Net interest income (expense):
      Interest income                                       $      7,771   $     9,025  $     32,417
      Interest expense (Note 9)                                 (186,665)     (669,157)     (868,435)
----------------------------------------------------------------------------------------------------
                                                            $   (178,894)  $  (660,132) $   (836,018)
----------------------------------------------------------------------------------------------------

Income (loss) before income taxes                           $     16,602   $(2,246,272) $ (2,223,165)

Federal and state income taxes (benefit) (Note 7)                (28,829)       97,891      (598,971)
----------------------------------------------------------------------------------------------------
           Net income (loss)                                $     45,431   $(2,344,163) $ (1,624,194)
====================================================================================================

Average shares outstanding: (Note 15)
      Primary                                                  3,453,451     2,904,322    2,829,691
      Assuming full dilution                                   3,453,451     2,904,322    2,829,691
====================================================================================================

Primary earnings per common and
    common equivalent shares (Note 15 )                     $        .01   $     (.81)  $     (.57)
====================================================================================================

Earnings per common share-
    assuming full dilution (Note 15 )                       $        .01   $     (.81)  $     (.57)
====================================================================================================

Dividends per common share (Note 15 )                       $          -   $         -  $         -
====================================================================================================

See Notes to Financial Statements

                       STATEMENTS OF STOCKHOLDERS' EQUITY

==============================================================================================================================


                                                                   Years Ended November 30,
------------------------------------------------------------------------------------------------------------------------------
                                                         1996                         1995                     1994
                                                 Amount         Shares        Amount        Shares       Amount      Shares

Common Stock:
        Balance, beginning                      $    34,534    3,453,451    $     29,024   2,902,514    $   25,655  2,565,662
        Stock options exercised (Note 12)                 -            -              10         937            24      2,352
        Issuance of common stock (Note 11)                -            -           5,500     550,000         3,345    334,500
==============================================================================================================================
        Balance, ending                         $    34,534    3,453,451    $     34,534   3,453,451    $   29,024  2,902,514
==============================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                       $ 4,211,566                 $  3,666,335                $2,729,412
       Stock options exercised (Note 12)                  -                          731                     2,378
       Issuance of common stock (Note 11)                 -                      544,500                   934,545
==============================================================================================================================
       Balance, ending                          $ 4,211,566                 $  4,211,566                $3,666,335
==============================================================================================================================

Retained Earnings (Deficit):
       Balance (deficit), beginning             $(2,573,590)                $   (229,427)               $1,394,767
       Net income (loss)                             45,431                   (2,344,163)               (1,624,194)
==============================================================================================================================
       Balance (deficit), ending                $(2,528,159)                $(2,573,590)                $ (229,427)
==============================================================================================================================


Cumulative Currency Translation Adjustment:

       Balance, beginning                       $         -                 $     10,446                $  (14,361)
       Adjustment for period                              -                      (10,446)                   24,807
==============================================================================================================================
       Balance, ending                          $         -                 $          -                $   10,446
==============================================================================================================================

==============================================================================================================================
Stockholders' Equity at November 30             $ 1,717,941  3,453,451      $  1,672,510   3,453,451    $3,476,378  2,902,514
==============================================================================================================================

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

==========================================================================================================

                                                                         Years ended November 30,
                                                                     1996         1995          1994
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                           $ 45,431   $(2,344,163)  $(1,624,194)
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
             Depreciation                                             149,107       403,996       466,215
             Amortization                                             103,364       221,481       215,044
             Amortization of unearned discount                              -        (1,588)       (3,325)
             (Decrease) increase in provision for doubtful accounts   (42,500)     (149,332)          -
             Currency translation (gain)                                    -       (24,745)      (10,973)
             Loss (gain) on sale of property and equipment             20,630         3,634        (1,306)
             Loss (gain) on foreign currency exchange rate             (3,103)        5,123           -
             Net restructuring gain                                         -      (366,764)          -
             Deferred income taxes                                    (28,829)       98,502      (79,451)
        Change in assets and liabilities:
             (Increase) decrease in accounts receivable              (280,753)    1,890,787      (991,418)
             Decrease in licence fee receivable                             -        38,412        20,000
             (Increase) decrease in inventories                       803,251      (267,030)      646,674
             (Increase) decrease in income tax receivable                   -       542,900      (356,421)
             Decrease in costs and estimated earnings in
                 excess of billings on uncompleted contracts           73,983     4,407,306        906,941
             (Increase) decrease in prepaid expenses
                 and other assets                                     (20,602)         (879)        37,597
             (Increase) decrease in long-term receivables              (5,000)      (10,519)         7,329
             Decrease in accounts payable
                 and accrued expenses                                (300,269)   (2,159,168)      (341,249)
             Increase (decrease) in billings in excess of costs and
                estimated earnings on uncompleted contracts          (158,870)     (950,271)       662,454
             Decrease in income taxes payable                               -       (55,828)       (6,008)
----------------------------------------------------------------------------------------------------------
             NET CASH PROVIDED BY (USED IN)
                 OPERATING ACTIVITIES                                $355,840   $ 1,281,854   $  (452,091)
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment             $  1,941   $    12,503   $     5,202
        Proceeds from  the sales of  subsidiaries and related assets        -     1,000,000            -
        Purchase of property and equipment                           (41,045)      (66,418)       (90,616)
----------------------------------------------------------------------------------------------------------
             NET CASH PROVIDED BY ( USED IN)
                  INVESTING ACTIVITIES                               $(39,104)  $   946,085   $   (85,414)
----------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                                           STATEMENTS OF CASH FLOWS

====================================================================================================

                                                                      Years ended November 30,
                                                                  1996         1995          1994
---------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit agreement   $202,842   $(2,934,404) $(480,346)
        Principle payments on long-term borrowings,
            including capital lease obligations                   (287,961)     (130,409)  (474,716)
        Proceeds from current and long-term borrowings                   -       200,000          -
        Net proceeds from exercise of stock options
             and common stock issued                                     -       550,741    940,291
---------------------------------------------------------------------------------------------------

             NET CASH  USED IN
                  FINANCING ACTIVITIES                            $(85,119)  $(2,314,072) $ (14,771)
---------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                            $  3,103   $   (5,123)  $       -
---------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents           $234,720   $  (91,256)  $ (552,276)

      Cash and cash equivalents:

           Beginning                                               164,781      256,037     808,313
---------------------------------------------------------------------------------------------------
           Ending                                                 $399,501   $  164,781   $ 256,037
===================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments ( receipts) for :
           Interest                                               $187,614   $  669,157   $ 887,773
           Income taxes                                           $      -   $ (489,423)  $(149,378)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
    AND FINANCING ACTIVITIES

         Issuance of common stock                                        -      550,741         -
---------------------------------------------------------------------------------------------------
                                                                  $      -   $  550,741   $     -
===================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

The Company was formed to acquire, develop, market, and sell hardware, software and engineering services that are incorporated into and used to control automatic guided vehicle systems ("AGVS"). The Company also marketed and distributed product identification devices using radio frequency identification ("RFID") technology. The Company markets its products and services to designers of integrated automation systems, original equipment manufacturers, and end users primarily within the North American continent. On July 1, 1992 the Company purchased a wholly-owned subsidiary, NDC Technology Australia Pty. Ltd. ("NDCTA") which was formed for the same purposes as the Company but which attempted to take advantage of the opportunities in the Pacific basin market area. On June 22, 1993 the Company acquired the assets of AutoNavigator AB, a Swedish manufacturer of laser guidance software and related equipment, whereupon, a new subsidiary, NDC Laser AB ("NDC Laser") was formed to produce and distribute these assets.

In an effort to focus the Company on its primary AGVS product line and its business in North America, the Company sold certain intangible assets related to its laser technology and its stock in NDC Laser and NDCTA on November 30, 1995. In February of 1996 the Company reached an agreement with its primary supplier of RFID equipment, Statec Technologies, S.A., to reassign the Company's exclusive distribution and manufacturing rights for North America back to the manufacturer. The effective date of the transfer was March 1, 1996. A summary of the Company's significant accounting policies follows:

Principles of consolidation:

The consolidated financial statements as of and for the years ended November 30, 1995 and 1994, respectively include the accounts of the Company and its wholly-owned subsidiaries, NDCTA and NDC Laser. All material intercompany balances and transactions were eliminated in consolidation. The financial statements for 1996 are not consolidated as both NDCTA and NDC Laser were sold on November 30,1995.

Revenue recognition:

The Company recognizes revenue from the sales of commercial products as shipments are made.

The Company recognizes revenues under long-term contracts on the percentage of completion method, measured by the percentage of each component cost incurred to date to estimated total component contract costs for each component in the contract. Component costs include material, direct labor, subcontracts, engineering overhead, and miscellaneous costs. Provisions for estimated losses are made in the period in which they first become determinable.

"Costs and estimated earnings in excess of billings on uncompleted contracts" represent revenue recognized in excess of amounts billed. "Billings in excess of costs and estimated earnings on uncompleted contracts" represent billings in excess of revenues recognized.

Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



                          NOTES TO FINANCIAL STATEMENTS


Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Cash and cash equivalents:

For purposes of reporting the statements of cash flows, the Company considers all cash accounts (see Note 15), and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents.

Inventories:

The inventories are priced at the lower of cost or market, with cost being determined by the weighted average method. Inventories consist primarily of parts for computerized material handling systems purchased from the affiliate Netzler & Dahlgren and motor-in-wheel drive units purchased from Schabmuller GMBH.

Property and equipment:

Property and equipment is stated at cost. Depreciation and amortization are primarily computed using the straight-line method over the following useful lives:
                                                            Years

          Building and improvements                         21-28
          Furniture, fixtures and office equipment            4-7
          Machinery and equipment                             3-5
          Software                                            3-5
          Vehicles                                            3-5


When certain property and equipment are fully depreciated or amortized (and cannot be resold), it is the Company's practice to write off the cost against accumulated depreciation, or amortization, so that only costs not fully depreciated are carried on the balance sheet. For the years ended November 30, 1996 and 1995, the Company has cumulatively written off $908 and $982,616 of fully depreciated software, $221,543 and $39,780 of machinery and equipment, and $193,955 and $142,379 of furniture and office equipment, respectively.

Foreign currency translation:

Payables to foreign companies that are denominated in foreign currencies are translated at rates that approximate the year-end foreign exchange rates. Resultant gains or losses are reflected in cost of goods sold. The costs of items of foreign origin which are included in inventory have been translated at historical exchange rates prevailing at the date of acquisition.

Forward exchange contracts are purchased to hedge general exposed foreign currency net asset or liability positions. Gains and losses from forward exchange contracts that are intended to hedge identifiable foreign currency commitments are included in the measurement of the related foreign currency transaction. Management may from time to time enter into speculative hedging transactions depending on market conditions. Gains and losses from such hedges are recognized in the determination of net income (loss) as exchange rates fluctuate.

The functional currency for the Company's foreign operations is the applicable local currency. The translation of the foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period.


                          NOTES TO FINANCIAL STATEMENTS

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Income taxes:

Provisions for income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Intangible assets:

The marketing and manufacturing rights are recorded at cost and are being amortized by the straight-line method over ten years. NDC Laser rights and product rights, patents and the Statec Technologies, S.A. ("Statec") distribution agreement were also recorded at cost and were amortized by the straight-line method over five, ten and ten years, respectively. The goodwill recognized in the business acquisition of NDCTA represented the excess of the cost of acquiring the company over the fair value of the net assets received at the date of acquisition. Goodwill was amortized over a 20 year period using the straight-line method.

The Company annually assesses the remaining unamortized amounts of such intangible assets to determine if impairment has occurred. The Company has written off the remaining unamortized goodwill related to NDCTA as the subsidiary was sold November 30, 1995. The intangibles related to Statec were fully amortized during 1995 except for the patent, marketing and manufacturing rights; however, such rights, were written-off during 1996 as the Company and Statec entered into an agreement which reassigned all the rights back to the manufacturer in March of 1996 ( see Note 13 for recent developments).


Research and development costs:

Research and development costs are charged to expense when incurred and are included in the statements of operations. However, certain qualifying expenses after the research and development phase was completed were capitalized in accordance with Financial Accounting Standard No. 86, "Computer Software to be Sold, Leased or Otherwise Marketed".


Earnings (losses) per common share:

Primary earnings (losses) per common and common equivalent share are calculated using the weighted average number of common shares outstanding during each year and on the net additional number of shares which would be issuable upon the exercise of employee stock options, assuming that the Company used the proceeds received to purchase additional common shares at market value.

Fully diluted earnings (losses) per common and common equivalent share use the same computations.

                          NOTES TO FINANCIAL STATEMENTS


Note 2. Accounts Receivable

Accounts receivable consist of the following at November 30, 1996 and 1995, respectively:


                                                      1996          1995
------------------------------------------------------------------------------
Trade and contract, including $0 retainages   $      1,550,632   $  1,215,749
Less: Allowance for doubtful accounts                  (65,000)       (87,500)
------------------------------------------------------------------------------
                                              $      1,485,632   $  1,128,249
Other                                                   36,515         72,500
Officers and employees                                   4,243          2,388
------------------------------------------------------------------------------
                                              $      1,526,390   $  1,203,137
=============================================================================








Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 1996 and 1995, respectively:



                                                             1996     1995
------------------------------------------------------------------------------
Costs incurred on uncompleted contracts                $  280,606  $ 1,104,414
Estimated earnings                                        155,075      407,251
------------------------------------------------------------------------------
                                                          435,681  $ 1,511,665
Less billings to date                                    (505,061)  (1,665,932)
------------------------------------------------------------------------------
                                                       $  (69,380) $  (154,267)
===============================================================================
Included in the accompanying balance sheets under the following captions:



Included in the accompanying balance sheets under the following captions:


                                                             1996         1995
------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                          $   49,277  $   123,260

Billings in excess of costs and estimated earnings
     on uncompleted contracts                            (118,657)    (277,527)
------------------------------------------------------------------------------
                                                       $  (69,380) $  (154,267)
===============================================================================




                          NOTES TO FINANCIAL STATEMENTS


Note 4.  Intangible Assets

The Company had certain other intangible patents, marketing, and manufacturing rights that had been acquired from Statec. These rights were to be returned to Statec per the termination and release agreement between the Company and Statec (see Note 13). Therefore during 1996 the Company removed such intangibles.

Product rights were purchased from Netzler & Dahlgren Co AB in 1993 to compliment the technology acquired by the Company from Autonavigator AB. The NDC Laser rights were sold to Netzler and Dahlgren on November 30, 1995 (see Notes 9 and 14) as part of restructuring the Company. Intangible assets at November 30, 1996 and 1995, respectively, consisted of the following:

                                                       1996      1995

--------------------------------------------------------------------------
Marketing rights                                   $        -   $  38,212
Manufacturing rights                                        -      72,247
Patents                                                     -      25,000
Netzler & Dahlgren navigator card products rights     449,092     449,092
--------------------------------------------------------------------------
                                                      449,092   $ 584,551
Less accumulated amortization                         306,879     326,097
--------------------------------------------------------------------------

                                                   $  142,213   $ 258,454
==========================================================================


Note 5.  Pledged Assets, Note Payable, Bank and Long-Term Debt

The Company has the following note payable to a bank at November 30, 1996:

Line of credit for $750,000 is with interest
at prime plus 3.25%. Advances under the line
of credit will not exceed the lesser of the
sum of 80% of the Company's current accounts
receivable that are not project receivables,
40% of the book value of its current
inventory to a maximum of $300,000. The line
is additionally secured by an irrevocable
standby letter of credit of $450,000. The
line of credit also contains
financial covenants to which the Company must
adhere. As of November 30,1996, the Company
was not in compliance with certain of these
covenants,  however this credit facility is
being paid with funds from a new line of
credit. The termination date of the line
is February 28, 1997. (1)(2) In December 1996
the Company obtained a commitment from a new
lender to replace the existing line to a
maximum of $1,250,000. The new lender must
conclude its due diligence on the Company
before the loan is approved.                                        $ 847,217
================================================================================

Long-term debt consists of the following at November 30, 1996:

Mortgage note payable to a bank, based on a
7.75% fixed rate. Original principal balance
to be repaid in fifty-nine (59) consecutive
monthly principal and interest payments of
$13,057, with one final payment of
approximately $1,083,660 due on February 10,
1998. The note is collaterized by the
Company's land and building with a carrying
value of $ 1,061,556 The loan also contains
certain financial covenants to which the
Company must adhere. As of November 30,1996,
the Company obtained waivers for certain
financial covenants as specified by
the line of credit agreement.                                    $ 1,170,674

Less current maturities:                                              68,410
--------------------------------------------------------------------------------

                                                                 $ 1,102,264
================================================================================

(1) The prime rate at November 30, 1996 was 8.25%
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.

                          NOTES TO FINANCIAL STATEMENTS

Maturities of long-term debt at November 30, 1996 are as follows:

Year Ending
November 30
-------------------------------------------------------------------------------

1997                                                               $     68,410
1998                                                                  1,102,264
===============================================================================
                                                                   $  1,170,674
===============================================================================


Note 6.  Major Customers

Net revenues and accounts receivable as of and for the years ended November 30, 1996, 1995, and 1994, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                           Amount of Net Revenues
                           Year Ended November 30,

Customer                                1996             1995            1994
-------------------------------------------------------------------------------

A                                     $      *    $  1,033,991      $        *
B                                            *       1,007,997       1,325,797
C                                            *         903,210               *
D                                      666,457               *               *

                             Accounts Receivable
                                November 30,

                                       1996             1995            1994
-------------------------------------------------------------------------------

A                                       $     *    $     75,847       $       *
B                                             *               -         638,867
C                                             *         143,710               *
D                                        76,448               *               *


*Not a major customer.

Because of the nature of the Company's business, the major customers vary between years. Company B is NDC, Netzler & Dahlgren Co. AB (see Note 9)

                          NOTES TO FINANCIAL STATEMENTS


Note 7.   Income Taxes


Income taxes (benefit) consist of the following components for the years ended November 30, 1996, 1995, and 1994, respectively:
                                           1996        1995              1994
-------------------------------------------------------------------------------

Current                           $      -    $          (611) $      (519,520)
Deferred                          $(28,829)            98,502          (79,451)
-------------------------------------------------------------------------------
                                  $(28,829)   $        97,891  $      (598,791)
===============================================================================

Net deferred tax assets (liabilities) consist of the following components as of November 30, 1996 and 1995, respectively:

                                                    1996            1995
--------------------------------------------------------------------------------
Deferred tax liabilities:
     Capitalized research and development cost  $             -  $       28,000
     Unrealized gain on foreign currency exchange             -             829
--------------------------------------------------------------------------------
                                                $             -  $       28,829
--------------------------------------------------------------------------------
Deferred tax assets:
     Allowance for doubtful accounts            $        25,425  $       34,230
     Inventory valuation reserves                        43,524          82,152
     Capitalized cost in ending inventory                11,479           9,099
     Net operating loss carryforward                    803,195         790,698
     General business credit carryforwards              206,547         220,069
     Depreciation                                           162          11,670
     Other reserves                                       6,063               -
     Unrealized losses or foreign currency exchange       1,637               -
--------------------------------------------------------------------------------
                                                $     1,098,032  $    1,147,918

     Less valuation allowance                         1,098,032       1,147,918
--------------------------------------------------------------------------------

     Net deferred tax liabilities               $             -  $     ( 28,829)
================================================================================



The net deferred tax assets  (liabilities)  mentioned above have been classified
on  the  accompanying   Balance  Sheets  as  of  November  30,  1996  and  1995,
respectively, as follows:
                                                      1996             1995
-------------------------------------------------------------------------------
Current liabilities                                 $      -    $      (12,216)
Non-current liabilities                                    -           (16,613)
================================================================================
                                                    $      -    $      (28,829)
===============================================================================

                          NOTES TO FINANCIAL STATEMENTS

The changes in the valuation allowance for the years ended November 30, 1996, 1995 and 1994 were $(49,886), $845,970 and $301,948, respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit) included in the Statements of Operations is as follows:



                                                        Years Ended November 30,
                                         1996                  1995               1994
--------------------------------------------------------------------------------------------------
                                             % of                   % of                 % of
                               Dollar        Pre-tax   Dollar       Pre-tax     Dollar   Pre-tax
                               Amount        Income    Amount       Income      Amount   Income
-------------------------------------------------------------------------------------------------

Statutory federal income
  tax (benefit)                  $    5,645     34.0   $  (763,427)  (34.0) $  (755,876)   (34.0)

Increase (decrease) in
taxes resulting from:
State income taxes                    1,873     11.3       (61,423)   (2.7)    (113,279)    (5.1)
Changes in valuation allowance     (49,886)   (300.5)      845,970    37.7      301,948     13.6
General business tax credits              -         -            -       -     (45,407)     (2.0)
Other                                13,529    (81.6)       76,771     3.4       13,643       .6
=================================================================================================
                                $  (28,829)   (173.6)  $    97,891     4.4 $  (598,971)    (26.9)
=================================================================================================


                                       Page 25
                                          57

                          NOTES TO FINANCIAL STATEMENTS



Note 8.   Profit Sharing Plan

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan during 1990 to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 1996, 1995 and 1994 amounted to $18,550, $0, and $0, respectively.


Note 9.   Related Party Transactions

The Company is related to NDC, Netzler & Dahlgren Co. AB (Netzler & Dahlgren) through common ownership (see Note 11).

Netzler & Dahlgren is the Company's largest supplier of AGVS control technology. Accordingly, the Company's success is dependent upon its ability to obtain such products on a timely basis. Although the Company has entered into a written agreement with Netzler & Dahlgren for the supply of such products, there can be no assurance that this company will continue to fulfill its obligations under the agreement.

On December 1, 1987, the Company signed a ten (10) year master license agreement with Netzler & Dahlgren to purchase certain products at prices stipulated in the agreement. The Master License Agreement was set to expire December 1, 1997, and provided for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 1987. On November 30, 1995, the Company entered into a restated Master License Agreement which resulted in an additional ten year term through November 30, 2005.

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. The net effect of the sale caused the Company to immediately increase working capital and realize a restructuring gain on the transaction (see Note 14). As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the years ending 1996, 1997 and 1998. For the year ending November 30, 1996 the Company earned and netted against trade payables $174,750 in laser fees to Netzler & Dahlgren.

At November 30, 1995, trade payables were converted to a note payable due to Netzler & Dahlgren in the amount of $200,000. The maturity date was May 31, 1996 and accrued interest of 10 1/2% annually. The note payable was fully paid during 1996.


                          NOTES TO FINANCIAL STATEMENTS



Note 9.   Related Party Transactions (Continued)


The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 1996, 1995, and 1994, respectively:




                                                            1996           1995          1994
---------------------------------------------------------------------------------------------------
Sales                                                    $     261,199  $   1,007,997  $  1,325,797
===================================================================================================
Purchases of hardware, software & engineering services   $   1,049,324  $     737,375  $    550,000
===================================================================================================
Interest expense                                         $           -  $     279,540  $    428,717
===================================================================================================
Litigation support expense                               $           -  $           -  $    233,000
===================================================================================================



For the years ended November 30, 1996, 1995, and 1994, royalties expense was $0, $500, and $1,250, respectively. During 1996 the Company returned for full credit $527,622 worth of inventory to Netzler & Dahlgren to improve its liquidity position.

Note 10.  Commitments

At November 30, 1996, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed to hedge identifiable foreign currency commitments.

The Company leases property and equipment under operating leases expiring on various dates through August, 2001. Rental expense, including rent for facilities rented on a month-to-month basis, was $38,514, $201,183, and $303,064 for the years ended November 30, 1996, 1995, and 1994, respectively.

Minimum rental commitments under long-term operating leases at November 30, 1996 were as follows:

1997                     $    70,935
1998                          27,429
1999                          14,103
2000                           8,227
2001                           5,008
                    -----------------
                          $  125,702
                    =================



The Company has an employment contract with the President which provides for a minimum annual base salary of $120,000 plus $12,000 being contributed to a retirement plan. The base salary is subject to annual reviews. The contract expires on March 1, 1999.

Note 11.  Issuance of Common Stock

On November 30, 1995, the Company issued 550,000 shares of its common stock, par value $.01 per share by converting $550,000 of debt payable to Netzler & Dahlgren (see Note 9) to equity shares. The price for the shares sold was $1.00 per share and the shares are restricted pursuant to Rule section 144 promulgated under the Securities Act of 1933.

On March 25, 1994, the Company sold 334,500 shares of its common stock, par value $.01 per share in an offering executed pursuant to Regulation S promulgated by the Securities and Exchange Commission. These shares could not be transferred or sold in the U.S. or to U.S. persons (as defined in Regulation S) until May 5, 1994. The net proceeds to the Company from the sale of the shares was $937,890 (after deducting discounts and other offering expenses). The Company applied an estimated $186,000 of such proceeds to repay seller financing provided to purchase Autonavigator AB's assets. The Company applied the remainder of such proceeds to working capital and other general corporate needs.

                          NOTES TO FINANCIAL STATEMENTS


Note 12.  Stock Option Plans

On October 10, 1990, the Compensation Committee of the Board of Directors adopted the NDC Automation, Inc. 1990 Stock Option Plan ("the 90 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held on April 10, 1991. In September 1992, the Company registered up to 178,613 shares of common stock for issuance. On October 23, 1993, the Compensation Committee of the Board of Directors adopted the NDC Automation, Inc. 1993 Stock Option Plan ("the 93 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held on May 5, 1994. On December 7, 1996 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), to be ratified by the shareholders at the annual meeting to be held April 25, 1997.

Options to purchase 174,375 shares of common stock were granted pursuant to the 90 Plan and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. The options will be exercisable for a term of ten years, commencing on the date of the grant at an exercise price of $.7917 to $1.56 for new employees. The 93 Plan authorized 100,000 options to purchase common stock, of which 100,000 were granted and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. On October 24, 1994, the 93 Plan options were repriced with approval by the Compensation Committee at an exercise price of $1.56. On November 30, 1995 as part of his termination package, 30,000 options were issued to Mr. Lofgren at a price of 1.4419. These options with a price in excess of fair value were approved by the Board of Directors and are not part of any formal Stock Option Plan. Such options are exercisable without restriction.
The 97 Plan authorized 225,000 options to purchase common stock, of which 210,000 were granted and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis.

Of the 274,375 total shares of common stock granted, the Compensation Committee granted to the Company's current and former executive officers options to purchase 120,375 shares of common stock at an exercise price of $.7917 for the 90 Plan, 18,000 shares of common stock for the 93 Plan at an exercise price of $1.56, and 75,000 shares of common stock were granted January, 1997 for the 97 plan at an exercise price of $.50 . The exercise price of the options granted is based on the fair market value of the common stock for the five business days preceding the date of the grant.

Transactions involving the plans at November 30, 1996 and 1995, respectively, are summarized as follows:



STOCK OPTIONS                     1996               1995
-----------------------------------------------------------
Outstanding, December 1          160,929            176,209
Granted                             -                30,000
Canceled                         (13,596)           (44,343)
Exercised                            -                 (937)
-----------------------------------------------------------
Outstanding, November 30         147,333            160,929
===========================================================
Exercisable, November 30         147,333             97,929
===========================================================




The exercise price per share of options outstanding at November 30, 1996 for the 90 Plan is $.7917 to $1.56 and for the 93 Plan is $1.4419 to $1.56. The exercise price per share of exercisable options for the 90 and 93 plan at November 30, 1996 is $.7917 to $1.56.



                                       Page 28
                                          60

                          NOTES TO FINANCIAL STATEMENTS



Note 13.  Reassign back Statec Exclusive distribution agreement

On February 21, 1996 the Company and Statec entered into a letter of understanding under which the Company reassigned to Statec the exclusive distribution and manufacturing rights for North America effective March 1, 1996. The assignment was contingent upon Statec making the following payments for a total of $183,000, excluding inventory. The payments required were as follows:

(Bullet) A down payment of $15,000 was due March 1, 1996

(Bullet) Twenty-eight (28) monthly  installments of $6,000 each, commenced March
          1, 1996 for a total of $168,000.

(Bullet) Statec was to repurchase all NDCA inventory related to Statec products at the Company's net book value plus $15,000. All the inventory was to be repurchased on or before November 30, 1996.

The transfer permitted the Company to reduce associated fixed overhead expenses with the sale of such products and allowed the Company to focus solely on its AGVS product line.

As of January 31, 1997 Statec was in default under the agreement by not paying or repurchasing the inventory worth $71,272 and had not paid the agreed installments of $6,000 monthly since December 1996. There remains a total number of 19 unpaid installment equaling $114,000. In February of 1997, the Company was notified that Statec became subject to a court-ordered liquidation proceeding under French law. The Company plans to vigorously pursue its creditor claims in such proceedings .

Note 14.  Net Gain From Restructuring of Operations

On November 30, 1995, the Company sold certain intangible assets related to its laser technology and its stock in NDC Laser and NDCTA (see Notes 4 and 9). In addition, the Company also reduced its activities with the CIM products acquired from SSDI (a former subsidiary) resulting in the write-off of the remaining carrying value of such software. The transactions described above resulted in a net gain from restructuring of operations for the year ended November 30, 1995 as follows:

                        Gain on sale of NDC Laser rights         $    595,941
                        Gain on sale of NDC Laser stock                 4,317
                        Loss on sale of NDCTA stock                   (99,996)
                        Write-off of the remaining unamortized
                          portion of goodwill related to the
                          business acquisition of NDCTA               (41,273)
                        Write-off of the remaining carrying
                          value of CIMTEX software                    (92,225)
                                                                      -------
                                                                 $    366,764
                                                                      =======

There were no restructuring activities for the years ended November 30, 1996 and 1994.




                         NOTES TO FINANCIAL STATEMENTS

Note 15.  Restricted Cash and Credit Risk

Under the Company's line of credit agreement, the Company's cash disbursements are controlled and approved by the bank. Cash received by the Company is deposited into bank-monitored cash collateral accounts where cash funds are used to pay down the bank line of credit. Daily cash operating requirements of the Company are then funded through advances under the borrowing base formula of the line of credit (see Note 5).

Note 16.  Reclassification

Certain amounts in the consolidated financial statements for 1995 and 1994 have been reclassified to conform with classifications used in the November 30, 1996 financial statements. These reclassifications had no effect on 1995 and 1994 net loss or accumulated deficit.


Note 17.  FASB Statements And Proposed Regulations

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of financial Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying values of accounts and notes receivable, accounts payable, note payable and line-of-credit borrowings approximate their fair values due to the short-term maturities of these instruments. The carrying values of notes receivable and long-term debt approximate fair values at November 30, 1996 due to rates being at current market rates.

The FASB has issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which has not been adopted by the Company as of November 30, 1996. FASB Statement No. 121 is effective for fiscal years beginning after December 15, 1995. FASB Statement No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. Under the guidelines of the new standard, the Company will be required to review long-lived assets and certain identifiable intangibles to be held for impairment whenever events or changes in circumstances, as outlined in Statement No. 121, indicate that the carrying amount of an asset may not be recoverable. If these events or changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, the Company shall estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company shall recognize an impairment loss in accordance with the Statement. The Company has determined that there will be no material impact of FASB Statement No. 121 on the financial statements.

The Company has adopted Financial Accounting Standards Board Statement No.123 ACCOUNTING FOR STOCK-BASED COMPENSATION FASB No.123, requires that the Company account for its stock based compensation plan using a fair value based method which measures compensation cost at the grant date based upon the value of awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into in fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995. The Statement allows and the Company has elected to continue to use APB Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES to measure compensation cost, but is required to disclose the pro forma effects on net income and earnings per share to reflect the difference between the compensation cost applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the statement for all awards beginning after December 15, 1994.


                                       Page 30
                                          62

                            SHAREHOLDERS INFORMATION





For your convenience, NDC Automation, Inc.'s financial information may be obtained from the Internet through the EDGAR filing system, such information is made available to the public. To assist our shareholders in retrieving financial information (such as 10QSB, 10KSB, Proxy, 8K's, etc.) in a more timely manner please follow the instructions below:



ADDRESS:  http://www.sec.gov\


Select:  SEARCH the EDGAR Archives

Type in the block, NDC  and hit ENTER

Select document desired.


                             SHAREHOLDER INFORMATION

===============================================================================


ANNUAL MEETING                                                                  DIRECTORS
  The annual meeting will be held at 10:00 am, Friday,
  April 25, 1997, at NDC Automation's Corporate offices                     Goran P.R. Netzler
  in Charlotte, North Carolina.                                             Chairman of the Board of Directors, NDC Automation, Inc.
                                                                            President
SHAREHOLDER RELATIONS                                                       Netzler and Dahlgren Co. AB
 A copy of NDC's Annual Report
  and form 10-KSB,  which is filed with the  Securiries  and Exchange       Ralph Dollander
  Commission,  will  be sent to any  shareholder  upon                      President
  written request to Manager-Investor Relations                             NDC Automation, Inc.
  NDC Automation, Inc.,
  3101 Latrobe Drive                                                        Jan H.L. Jutander
  Charlotte, North Carolina 28211-4849                                      Vice President, Operation
                                                                            Netzler and Dahlgren Co. AB
CORPORATE OFFICES
  NDC Automation, Inc.                                                      Richard D. Schofield
  3101 Latrobe Drive                                                        Director
  Charlotte, North Carolina 28211-4849
                                                                            T. Randolph Whitt
  (704) 362-1115 Telephone                                                  Director
  (704) 364-4039 Facsimile                                                  President, Hitchner Whitt & Co.,P.A.

STOCK EXCHANGE LISTINGS                                                     OFFICERS
  Over the Counter: OTC Bulletin Board
  OTC Symbol: "AGVS"                                                        Ralph Dollander
                                                                            President
TRANSFER AGENT                                                              Chief Executive Officer
  First Citizens bank
  Raleigh, North Carolina                                                   Claude Imbleau
                                                                            Vice President, Finance and Administration
LEGAL COUNSEL                                                               Chief Financial Officer
  Parker, Poe, Adams and Bernstein, LLP
  Charlotte, North Carolina                                                 E. Thomas Watson
                                                                            Secretary, NDC Automation, Inc.
  Shumaker, Loop and Kendrick, LLP                                          Partner
  Charlotte, North Carolina                                                 Parker, Poe, Adams and Bernstein LLP

AUDITORS
  McGladrey & Pullen, LLP
  Charlotte, North Carolina

================================================================================

COMMON STOCK DATA
                                   Market Price Per Share

                              1996                       1995
                   ------------------------------------------------------------
Quarter Ended         High            Low       High            Low
                  Bid^    Ask^   Bid^  Ask^   Bid   Ask    Bid         Ask
-------------------------------------------------------------------------------
 February 29       5/8      7/8   3/8  15/32    1 9/16*             1*
 May 31          1 1/16  1 5/16  3/8    1/2     1 9/16*            7/8*
 August 31         5/8     7/8   1/4   1/2      2 5/8*           1 1/8*
 November 30       5/8     3/4   1/4    3/8     1 1/2*     7/16^      13/16^
===============================================================================
* Prior to the quarter ended November 30, 1995, the Company's stock traded on the NASDAQ National Market System.

^On November  21, 1995 the Company  began trading on the OTC Bulletin Board.



