Form 10KSB40, Exhibit 13
period 1997-11-30
NDC AUTOMATION INC
filed 1998-02-27
CIK 859621

ANNUAL REPORT 1997




                                   COVER PAGE




                                FINANCIAL SUMMARY

====================================================================================================================================

                                                                                                      96 to 97     95 to 96
At or For Year Ended November 30                          1997            1996            1995         % Change     % Change
------------------------------------------------------------------------------------------------------------------------------------

Operations
------------------------------------------------------------------------------------------------------------------------------------

Net revenues                                            $ 4,076,897    $ 6,142,954      $ 7,851,147       (33.6)       (21.8)
Net gain from restructuring of operations               $        -     $         -      $   366,764        NA           NA
Operating income (loss)                                 $  (864,398)   $ 195,496        $ (1,586,140)        *            *
Income (loss) before income taxes (benefit)             $(1,060,360)   $ 16,602         $ (2,246,272)        *            *
Net income (loss)                                       $(1,060,360)   $ 45,431         $ (2,344,163)        *            *
Weighted average common shares outstanding                3,453,451      3,453,451         2,904,322         -           18.9
(primary and fully diluted)
------------------------------------------------------------------------------------------------------------------------------------

Per Share Data^
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                            $ (.31)         $ .01           $ (.81)        *            *
Cash dividends                                               $    -          $   -           $   -         NA           NA
Stockholders' equity                                         $  .19          $ .50           $  .48      (62.0)          4.2

------------------------------------------------------------------------------------------------------------------------------------

Financial Position
------------------------------------------------------------------------------------------------------------------------------------

Assets                                                  $ 2,757,331    $ 4,556,794      $ 5,084,450       (39.5)       (10.4)
Working capital                                           $ 570,259    $ 1,416,912      $ 1,227,144       (59.8)        15.5
Property and equipment                                  $ 1,129,377    $ 1,239,799      $ 1,357,555        (8.9)        (8.7)
Long-term debt, less current maturities                 $ 1,042,055    $ 1,102,264      $ 1,170,311        (5.5)        (5.8)
Stockholders' equity                                      $ 657,581    $ 1,717,941      $ 1,672,510       (61.7)         2.7

-----------------------------------------------------------------------------------------------------------------------------------

Number of employees                                            25              28              29
Number of stockholders                                   approx. 1200    approx. 1200   approx. 1200

-----------------------------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
^  Earnings (loss) per share, assuming full dilution, are
   equivalent to earnings (loss) per common share.


===================================================================================================================================

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

                            DEAR FELLOW SHAREHOLDER:

================================================================================

The Company's turnaround profit of 1996 was unfortunately followed by a loss in 1997. We were not able to accomplish our objective of continuing the profitability of our Company, instead we saw a decline in revenues.
Why?

The Board of Directors adopted a very clear business plan in the fall of 1995; namely for NDCA to focus on being a technology supplier to OEMs and partners instead of being a systems supplier to end users. The Company was reorganized and staffed to implement this strategy and considerable sales and marketing efforts were made to develop new OEM customers and partners. However, it did become increasingly evident that this business plan would require more time than expected to generate sufficient revenues to offset the loss of end user revenues. Therefore, in September 1997, the Board of Directors adopted a revised strategy based on the following focus points :

                  o To establish and develop strategic alliances with selected partners
                  o To pursue AGV system business in selected end user market niches
                  o To grow the distribution business by adding new supplementary products
                  o To develop a strong market position in the industrial truck market
                  o To expand the after sales business of service and maintenance to end users

Accordingly, the Company was reorganized and staffed to execute the new strategy and during the last six months we have seen clear indications that we are on the right track. Some important milestones:

1. In October, 1997, a strategic alliance agreement was signed with Munck Autech in Newport News, VA, a leading material handling system supplier. Under this agreement, Munck commits to NDC's technology and to use its best efforts to meet a target which, if met, would provide NDCA with purchase orders in excess of $ 9 million over the first three year period.

2. A new License and Support Agreement with Mentor AGVS, a long time partner of NDCA, was negotiated in December, 1997, initially for a three year period. The agreement secures the continuation of this partnership at a time when Mentor will expand its AGV business under new ownership.

3. Our quotation activity has increased at a steady rate in the last six months and new system orders are expected. For example, in February 1998, NDCA was awarded an order in excess of $500,000 from KMH Systems, a system integrator and engineering house, for a laser guided AGV system for a major paper company. The project should be implemented by August, 1998.

4. An exclusive agreement of representation was signed in February, 1998, with Thrige Electric, the largest European manufacturer of electric motors for industrial trucks and other electric vehicles. Electric motor sales in the North American market are currently estimated at $150,000,000 annually. The Thrige agreement allows NDCA to earn commission revenues on this significant North American market. The agreement runs for an initial period of three years, subject to certain performance criteria. Our existing exclusive distribution agreement with Schabmuller, a subsidiary of Thrige Electric, was extended for another three year period in February, 1998. On-going negotiations regarding distribution of other strategic key products for the forklift market should be concluded during the Spring of 1998.

5. Revenues from the after market are growing at a steady rate, due largely to increased sales efforts and attention to customer satisfaction. One focus area is to actively pursue service and maintenance contracts.

================================================================================

6. During 1997 we successfully completed the installation of a large AGV system at a Polygram CD manufacturing facility in North Carolina. The system consists of ten laser guided vehicles, which handle most of the transportation needs in this highly automated factory. Munck Autech was our partner in this project. We also installed a four vehicle laser system at a Chrysler stamping plant under a contract from HK Systems.

During 1998 we will make preparations for the market introduction of "Teach-In", a new and exciting product primarily targeted for the industrial truck market. We expect this product to open the industrial truck market for a dramatically higher level of automation.

We are facing a period with a lot of opportunities and I remain optimistic about 1998 and beyond despite the set-back in 1997. I appreciate your understanding and continued support.


Charlotte, North Carolina
February 1998


Respectfully,






Ralph Dollander
President and CEO



                             SELECTED FINANCIAL DATA

====================================================================================================================================

                                                                             At or For Year Ended November 30
                                                 -----------------------------------------------------------------------------------

                                                        1997              1996            1995             1994              1993
-----------------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                                    $ 4,076,897     $ 6,142,954     $ 7,851,147      $  9,472,585      $ 15,267,479
    Cost of goods sold                                2,695,289       3,864,393       5,597,305         6,214,318         8,993,742
-----------------------------------------------------------------------------------------------------------------------------------
       Gross profit                                 $ 1,381,608     $ 2,278,561     $ 2,253,842      $  3,258,267      $  6,273,737
-----------------------------------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations           $         -     $         -     $   366,764      $        -        $        -
-----------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                         $   693,106     $   656,537     $   776,907      $    517,884      $    667,039
    General and administrative                        1,552,900       1,422,586       3,288,619         4,014,174         3,601,896
    Research and development                                  -           3,942         141,220           113,356           224,418
    Public stock offering expense                             -               -               -                 -           247,078
-----------------------------------------------------------------------------------------------------------------------------------
                                                    $ 2,246,006     $ 2,083,065     $ 4,206,746      $  4,645,414      $  4,740,431
-----------------------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                      $  (864,398)    $   195,496     $(1,586,140)     $ (1,387,147)     $  1,533,306
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                                 $        -      $     7,771     $     9,025      $     32,417      $     15,681
    Interest expense                                   (195,962)       (186,665)       (669,157)         (868,435)         (311,013)
-----------------------------------------------------------------------------------------------------------------------------------
                                                    $  (195,962)    $  (178,894)    $  (660,132)     $   (836,018)     $   (295,332)
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)         $ (1,060,360)   $    16,602     $(2,246,272)     $ (2,223,165)     $  1,237,974
Federal and state income taxes (benefit)                      -         (28,829)         97,891          (598,971)          475,047
-----------------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                            $ (1,060,360)   $    45,431     $(2,344,163)     $ (1,624,194)     $    762,927
===================================================================================================================================


Weighted average number of
   common shares outstanding                          3,453,451       3,453,451       2,904,322         2,829,691         2,553,837
   (primary and fully diluted)
===================================================================================================================================

Earnings (loss) per common share:*                  $      (.31)    $       .01     $      (.81)     $       (.57)     $       .30
===================================================================================================================================
Cash dividend declared per common share             $         -     $         -     $         -      $          -      $       -
===================================================================================================================================

Balance Sheets Data:
Working capital                                     $   570,259     $ 1,416,912     $ 1,227,144      $ 1,935,720       $  2,268,784
Total assets                                        $ 2,757,331     $ 4,556,794     $ 5,084,450      $ 13,188,231      $ 14,481,806
Long-term debt, less current maturities             $ 1,042,055     $ 1,102,264     $ 1,170,311      $ 1,258,855       $  1,509,051
Total liabilities                                   $ 2,099,750     $ 2,838,853     $ 3,411,940      $ 9,711,853       $ 10,346,333
Stockholders' equity                                $ 657,581       $ 1,717,941     $ 1,672,510      $ 3,476,378       $ 4,135,473

 * Earnings (loss) per share - assuming full dilution are equivalent to earnings
(loss) per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. Prior to 1996 the Company was also actively involved in the sale of Radio Frequency Identification (RFID) products. In years prior to 1995 the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been less concentrated in these industries. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. During 1996 and for the first three quarters of 1997, the Company refocused its sales efforts to existing original equipment manufacturers (OEMs) and system integrators in the AGV systems industry. Such OEMs and system integrators have historically sold products to end users to whom the Company occasionally had direct sales. The Company reduced its sales effort to such end users to avoid competing with its intended OEM customers. In September of 1997, the Company began to pursue AGV system sales directly to end users in selected market niches to supplement revenues obtained from OEMs and system integrators.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

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

     Strategy diversification: At this time the Company believes it must convert several OEM and system integrators away from their own in-house AGV technology to the Company's technology to increase its present market share. Such technology transfers can take one to several years before the Company will recognize revenues from such relationships. Such customers must also replace in volume and margin what the Company could otherwise obtain selling direct to end users. The Company's strategy of not selling directly to end users contributed to the losses incurred by the Company during 1997. The Company changed its sales approach and began soliciting its products to end users during the fourth quarter to ensure that its technology is available to such end users. In order to avoid competing with its own customers, the Company will not sell directly to end users where a qualified OEM or OEMs are specifying
NDC controls in their system solution to the potential end users. There can be no assurances that such a strategy will be successful in the short or long term.

     Distribution of products and technology: The Company also intends to pursue other related products lines that can be distributed to its targeted customers to supplement its existing AGV business. This should allow the Company to grow, while making the Company less dependent on its present product line. There can be no assurance, however that this strategy will meet management's objectives for growth.

     Munck Agreement: On October 6, 1997, the Company executed a Strategic Alliance Agreement with Munck Automation Technology. Inc. ("Munck") of Newport News, Virginia. Munck is a major supplier of automated material handling systems including AGVS vehicles and systems and automatic storage and retrieval systems ("AS/RS") to end users. The initial term of the agreement is three years, subject to Munck reaching certain sale targets on an annual basis. The Agreement extends, thereafter, in one year increments subject to the approval of both companies.

     Pursuant to the Agreement, Munck agrees to promote solely NDC AGVS technology in its sales efforts of new AGV systems to end users. Munck also has committed to use its best efforts to meet a target which would provide purchase orders to NDCA for a minimum of $9,400,000 for hardware, software and engineering services over the initial three year term of the Agreement. There can be no assurances that Munck will meet such targets. Under the Agreement, NDCA will promote Munck products to end users. The two companies should complement each other well and customers will benefit from the combined resources and capabilities. This agreement strengthens the existing cooperation the companies have enjoyed over the last year in marketing and installing AGV systems.

     Forward-looking statements: This annual report (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company.

     These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

a) Revenues from end user systems sales and new OEMs may be lower than expected, or sales by Munck Automation may be substantially lower than the target of $9,400,000 over the initial three years of the agreement.
b) New product lines from Thrige and Netzler and Dahlgren (Teach-in) may not be well received in the North American industrial truck market, thereby restricting growth opportunities for the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

c) The Company's existing bank relationships may not be extended which would cause the Company to default on its current obligations.
d) The Company might not raise the additional working capital needed to finance the current business strategy which may have a serious impact on the Company's ability to sell its current and future products, as well as satisfy existing banking relationships.
e) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.


RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 1997, 1996 and 1995, respectively.

                                                                                          Percentage of Change
                                                                                          Period to Period
                                                 Percentage of net Revenues               Increase (Decrease)

---------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended       Year Ended
                                                       For year Ended                 November 30,   November 30,
                                               1997         1996       1995          1996 to 1997     1995 to 1996
                                               ----         ----       ----         ------------     ------------


Net Revenues                                    100.0 %     100.0 %   100.0   %          (33.6) %         (21.8) %
Cost of  goods sold                              66.1        62.9      71.3              (30.3)           (31.0)
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

Gross profit                                     33.9        37.1      28.7              (39.4)             1.1
Restructuring gain                                  -           -       4.7                  -           (100.0)
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

Operating expenses:
   Selling                                       17.0        10.7       9.9                 5.6           (15.5)
   General and administrative                    38.1        23.1      41.9                 9.2           (56.7)
   Research and development                         -         0.1       1.8              (100.0)          (97.2)
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

                                                 55.1        33.9      53.6                 7.8           (50.5)
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

Operating income (loss)                          (21.2)       3.2     (20.2)                  *               *
Net interest expense                               4.8        2.9       8.4                 9.5           (72.9)
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

Income  (loss)  before  income
taxes (benefit)                                  (26.0)        0.3    (28.6)                  *               *
Income Tax (benefit)                                  -       (0.4)     1.2              (100.0)              *
------------------------------- ----------- ------------ ----------- ----------- -- ---------------- ----------------

Net income (loss)                                (26.0) %      0.7  % (29.9) %                *  %            *   %
=============================== =========== ============ =========== =========== == ================ ================

* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================
Fiscal Year Ended November 30, 1997 Compared To Fiscal Year Ended November 30, 1996.

     Net revenues decreased by $2,066,057 or 33.6%, from $6,142,954 for the fiscal year ended November 30, 1996 to $4,076,897 for the fiscal year ended November 30, 1997. The primary reason for the decrease in 1997 compared to 1996 was a decline in project or turnkey system sales to end users and system integrators. The Company chose to market and sell exclusively to major OEMs and potential OEMs in an effort to increase sales revenues with the existing OEM suppliers to the AGVS market. The Company believed that in 1997 it was undesirable to compete with such potential customers if the Company was to increase sales with these existing OEM customers. The strategy attracted a major OEM supplier, Munck Automation Technologies( "Munck"), which signed a strategic alliance with the Company in October 1997. Pursuant to the Agreement Munck agreed to promote exclusively NDC AGVS technology in its sales efforts of new AGV systems to end users. It is expected that other major OEMs will take longer to convert to the Company's technology. Therefore, since the Company's anticipated increased revenues from OEMs did not occur in 1997, the Company began again selectively selling turnkey systems to end users in September of 1997. The Company is also aggressively pursuing distribution of new products and technology to its market place to increase revenues.

     Cost of goods sold decreased from $3,864,393 to $2,695,289, or 30.3%, due primarily to the decreased level of net revenues. As a percentage of net revenues, cost of goods sold increased to 66.1% compared to 62.9% the prior year. The primary reason for the increase is the Company wrote-down approximately $245,000 worth of inventory in 1997 compared to approximately $110,000 in 1996. Gross profit decreased by $896,953, or 39.4%, from $2,278,561 to $1,381,608 due to the same factors.


     Selling expenses increased from $656,537 to $693,106, or 5.6% due primarily to higher advertising and marketing expenses. General and administrative expenses increased from $1,422,586 to $1,552,900, or 9.2% primarily due to a write down of approximately $63,000 of intangibles and software, increases in lease and maintenance expenses relating to new computer equipment and an increase in the provision for bad debt expense of $36,000 relating to a receivable from the former subsidiary NDC Technologies Australia PTY LTD.

     Primarily as a result of the foregoing, the operating income decreased by $1,059,894 from an income of $195,496 to an operating loss of $864,398.

     Net interest expense increased from $178,894 to $195,962, an increase of 9.5%. The increase is primarily due to increased bank fees in 1997 compared to 1996.

     Income before income taxes decreased by $1,076,962, from an income of $16,602, to a loss of $1,060,360 due primarily to the foregoing factors.

     Primarily as a result of the foregoing, net loss increased by $1,105,791, from a net income of $45,431 to a net loss of $1,060,360.

Backlog

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 1997, the Company had a backlog of approximately $415,000 compared to approximately $780,000 one year earlier. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts. Substantial fluctuations in the industry makeup of the Company's backlog also are considered normal.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Liquidity and Capital Resources

The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, as well as long-term debt and capital leases and proceeds of its public offering, and private offerings, to satisfy its financing needs.

During the year ended November 30, 1997, net cash provided by operating activities was $189,867. The primary reason for the positive cash flow from operating activities was that the Company significantly reduced its account receivable balance from November 30, 1996. The Company paid down its Note payable to the bank by $419,583, the payment was funded by a reduction of the Company's cash balance and by positive cash flows from operating activities.

The Company entered into a new Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement allows the Company to borrow up to a maximum of $1,250,000. The new agreement provides for an increase in potential available credit compared to the maximum available credit of $750,000 under the prior credit arrangement with NationsBank, N.A.

Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of
(a) U.S $1,250,000 or (b) 80% of qualified accounts receivable ( as defined in the Loan Agreement) plus 50% of all eligible inventory ( as defined in the Loan Agreement) with a $400,000 cap on loans based on eligible inventory. The borrowed funds will bear interest at the Lender's prime rate plus 1.5% per annum for the first $450,000 outstanding and prime plus 2.75% per annum for amounts outstanding in excess of $450,000. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $400,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date of the Agreement is April 1, 1998 or upon demand by the Bank. The Company has not yet discussed the renewal with the bank and there can be no assurances that the bank will renew or the Company will obtain alternative financing.

During May 1997, the Mortgage Loan maturity date was extended from February 10, 1998 to May 16, 1999. The interest rate on the note was increased to 9.5% from 7.75% . The combined principle and interest monthly payment was changed to $13,912 compared to $13,057 per the prior agreement.

As of February 1998 the Company has been delaying payments of approximately $300,000 to its affiliate Netzler and Dahlgren so not to exceed current borrowing maximums from the bank. Such deficiency in the cash flow may possibly worsen if the Company does not generate enough new business. There can be no assurance that such deferred payments will continue to be acceptable to Netzler and Dahlgren. The Company is exploring the possibility of raising additional equity capital or subordinated debt in order to improve its financial position . Management believes a stronger financial position should contribute to increasing customer and shareholder confidence in the Company's plans.

                                                Independent Auditor's  Report


 Charlotte, North Carolina
 To the Board of Directors
 NDC Automation, Inc.


We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997 in conformity with generally accepted accounting princiles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has suffered a significant loss from operations in 1997. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                    McGLADREY & PULLEN, LLP

 Charlotte, North Carolina
  January 9, 1998, except for the last sentence of the third paragraph of Note 5, as to which the date is February 23, 1998




                                 BALANCE SHEETS

==================================================================================================================

                                                                                    November 30,
                                                                               1997              1996
------------------------------------------------------------------------------------------------------------------

      ASSETS (Note 5)

CURRENT ASSETS
     Cash and cash equivalents (Note 15)                                       $    72,368      $   399,501
     Accounts receivable, net (Notes 2 and 6)                                      670,489        1,526,390
     Inventories (Note 9)                                                          813,865        1,126,398
     Costs and estimated earnings in excess of
        billings on uncompleted contracts (Note 3)                                  23,406           49,277
     Prepaid expenses and other assets                                              47,826           51,935
------------------------------------------------------------------------------------------------------------------
             Total current assets                                              $ 1,627,954      $ 3,153,501
------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                   $         -      $    21,281
------------------------------------------------------------------------------------------------------------------



PROPERTY AND EQUIPMENT
      Land                                                                     $   300,000      $   300,000
      Building and improvements                                                  1,126,623        1,126,623
      Furniture, fixtures, and office equipment                                    152,016          226,559
      Machinery and equipment                                                       76,814          153,572
      Software (Note 14)                                                                 -          102,650
      Vehicles                                                                           -           23,629

------------------------------------------------------------------------------------------------------------------
                                                                               $ 1,655,453      $ 1,933,033
       Less accumulated depreciation                                               526,076          693,234

------------------------------------------------------------------------------------------------------------------
                                                                               $ 1,129,377      $ 1,239,799
------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS (Note 4)                                                     $         -      $   142,213
------------------------------------------------------------------------------------------------------------------
==================================================================================================================
                                                                               $ 2,757,331      $ 4,556,794
==================================================================================================================

See Notes to Financial Statements




                                              BALANCE SHEETS

==================================================================================================================

                                                                                    November 30,
                                                                               1997              1996
------------------------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 5)                                               $   427,634      $   847,217
     Current maturities of long-term debt (Note 5)                                  65,022           68,410
     Accounts payable and accrued expenses;
             including affiliates $307,815 at 1997
             and $422,050 at 1996 (Note 9)                                         535,201          702,305
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)                            29,838          118,657

------------------------------------------------------------------------------------------------------------------
             Total current liabilities                                         $ 1,057,695      $ 1,736,589
------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 5)                                                        $ 1,042,055      $ 1,102,264
------------------------------------------------------------------------------------------------------------------



COMMITMENTS AND CONTINGENCIES (Note 10 )

STOCKHOLDERS' EQUITY (Notes 11 and 12)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued                     $         -      $         -
       Common stock, par value $.01 per share;
                11,000,000 shares authorized at 1997 and 1996; 3,453,451 shares were issued at 1997
                and 1996                                                            34,534           34,534
       Additional paid-in capital                                                4,211,566        4,211,566
       Accumulated deficit                                                      (3,588,519)      (2,528,159)
------------------------------------------------------------------------------------------------------------------
                                                                               $   657,581      $ 1,717,941
------------------------------------------------------------------------------------------------------------------
                                                                               $ 2,757,331      $ 4,556,794
==================================================================================================================






                                             STATEMENTS OF OPERATIONS

====================================================================================================================

                                                                             Years ended November 30,
                                                                     1997              1996              1995
--------------------------------------------------------------------------------------------------------------------

Net revenues (Notes 6 and 9)                                         $ 4,076,897       $ 6,142,954      $ 7,851,147
Cost of goods sold (Note 9)                                            2,695,289         3,864,393        5,597,305
--------------------------------------------------------------------------------------------------------------------
    Gross profit                                                     $ 1,381,608       $ 2,278,561      $ 2,253,842
--------------------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations (Notes 9 and 14)           $        -        $         -      $  366,764
--------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                                        $   693,106       $   656,537     $    776,907
      General and administrative (Notes 4, 10 and 13)                  1,552,900         1,422,586        3,288,619
      Research and development                                                 -             3,942          141,220
--------------------------------------------------------------------------------------------------------------------
                                                                     $ 2,246,006       $ 2,083,065     $  4,206,746
--------------------------------------------------------------------------------------------------------------------
            Operating income (loss)                                  $  (864,398)      $  195,496      $ (1,586,140)
--------------------------------------------------------------------------------------------------------------------

Net interest income (expense):
      Interest income                                                $         -       $     7,771     $      9,025
      Interest expense (Note 9)                                         (195,962)         (186,665)        (669,157)
--------------------------------------------------------------------------------------------------------------------
                                                                     $  (195,962)      $  (178,894)    $   (660,132)
--------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                    $(1,060,360)      $    16,602     $ (2,246,272)

Federal and state income taxes (benefit) (Note 7)                              -           (28,829)          97,891
--------------------------------------------------------------------------------------------------------------------
           Net income (loss)                                        $ (1,060,360)         $ 45,431     $ (2,344,163)
====================================================================================================================

Average shares outstanding:
      Primary                                                          3,453,451         3,453,451        2,904,322
      Assuming full dilution                                           3,453,451         3,453,451        2,904,322
====================================================================================================================

Primary earnings per common and
    common equivalent shares                                        $       (.31)      $       .01     $       (.81)
====================================================================================================================

Earnings per common share-
    assuming full dilution                                          $       (.31)      $       .01     $       (.81)
====================================================================================================================

Dividends per common share                                          $          -       $        -      $          -
====================================================================================================================

See Notes to Financial Statements







                       STATEMENTS OF STOCKHOLDERS' EQUITY

====================================================================================================================================
                                                                                             Years Ended November 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                   1997                          1996                       1995
                                                  Amount         Shares         Amount       Shares        Amount          Shares
Common Stock:
        Balance, beginning                       $ 34,534     3,453,451        $ 34,534     3,453,451       $ 29,024      2,902,514
        Stock options exercised (Note 12)               -             -               -             -             10            937
        Issuance of common stock (Note 11)              -             -               -             -          5,500        550,000
====================================================================================================================================
        Balance, ending                          $ 34,534     3,453,451        $ 34,534     3,453,451       $ 34,534      3,453,451
====================================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                     $ 4,211,566                   $ 4,211,566                  $ 3,666,335
       Stock options exercised (Note 12)                -                             -                          731
       Issuance of common stock (Note 11)               -                             -                      544,500
====================================================================================================================================
       Balance, ending                        $ 4,211,566                   $ 4,211,566                  $ 4,211,566
====================================================================================================================================

Accumulated Deficit:
       Beginning deficit                      $(2,528,159)                 $ (2,573,590)                  $ (229,427)
       Net income (loss)                       (1,060,360)                       45,431                   (2,344,163)
====================================================================================================================================
       Ending deficit                         $(3,588,519)                 $ (2,528,159)                $ (2,573,590)
====================================================================================================================================


Cumulative Currency Translation Adjustment:
       Balance, beginning                             $ -                           $ -                     $ 10,446
       Adjustment for period                            -                             -                      (10,446)
====================================================================================================================================
       Balance, ending                                $ -                           $ -                          $ -
====================================================================================================================================

====================================================================================================================================
Stockholders' Equity at November 30             $ 657,581     3,453,451     $ 1,717,941     3,453,451    $ 1,672,510      3,453,451
====================================================================================================================================

See Notes to Financial Statements





                                                     STATEMENTS OF CASH FLOWS

==================================================================================================================================

                                                                                          Years ended November 30,
                                                                                  1997             1996                  1995
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                   $ (1,060,360)       $ 45,431            $ (2,344,163)
         Adjustments to reconcile net income (loss) to net
             cash provided by operating activities:
            Depreciation                                                          114,564         149,107                 403,996
            Amortization                                                           89,818         103,364                 221,481
            Amortization of unearned discount                                           -               -                  (1,588)
            Increase (decrease) in provision for doubtful accounts                 26,281         (42,500)               (149,332)
            Currency translation (gain)                                                 -               -                 (24,745)
            Loss  on sale of property and equipment                                26,027          20,630                   3,634
            Write-off of intangibles                                               52,394               -                       -
            Loss (gain) on foreign currency exchange rate                           3,652          (3,103)                  5,123
            Net restructuring gain                                                      -               -                (366,764)
            Deferred income taxes                                                       -         (28,829)                 98,502
        Change in assets and liabilities:
            (Increase) decrease in accounts receivable                            829,620        (280,753)              1,890,787
            Decrease in licence fee receivable                                          -               -                  38,412
            (Increase) decrease in inventories                                    312,533         803,251                (267,030)
            Decrease in income tax receivable                                           -               -                 542,900
            Decrease in costs and estimated earnings in
                excess of billings on uncompleted contracts                        25,871          73,983               4,407,306
            (Increase) decrease in prepaid expenses
                and other assets                                                    4,109         (20,602)                   (879)
            (Increase) decrease in other assets                                    21,281          (5,000)                (10,519)
            Decrease in accounts payable
                and accrued expenses                                             (167,104)       (300,269)             (2,159,168)
            Decrease in billings in excess of costs and
               estimated earnings on uncompleted contracts                        (88,819)       (158,870)               (950,271)
            Decrease in income taxes payable                                            -               -                 (55,828)
----------------------------------------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY
                OPERATING ACTIVITIES                                            $ 189,867       $ 355,840             $ 1,281,854
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment                          $ 6,535         $ 1,941                $ 12,503
        Proceeds from  the sales of  subsidiaries and related assets                    -               -               1,000,000
        Purchase of property and equipment                                        (36,703)        (41,045)                (66,418)
----------------------------------------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY (USED IN)
                 INVESTING ACTIVITIES                                           $ (30,168)      $ (39,104)              $ 946,085
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements





                            STATEMENTS OF CASH FLOWS

==================================================================================================================================

                                                                                          Years ended November 30,
                                                                                   1997            1996                   1995
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement               $ (419,583)      $ 202,842            $ (2,934,404)
        Principle payments on long-term borrowings,
            including capital lease obligations                                   (63,597)       (287,961)               (130,409)
        Proceeds from current and long-term borrowings                                  -               -                 200,000
        Net proceeds from exercise of stock options
             and common stock issued                                                    -               -                 550,741
----------------------------------------------------------------------------------------------------------------------------------

            NET CASH  USED IN
                 FINANCING ACTIVITIES                                          $ (483,180)      $ (85,119)           $ (2,314,072)
----------------------------------------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                                           $ (3,652)        $ 3,103                $ (5,123)
----------------------------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                        $ (327,133)      $ 234,720               $ (91,256)

      Cash and cash equivalents:

           Beginning                                                              399,501         164,781                 256,037
----------------------------------------------------------------------------------------------------------------------------------
           Ending                                                                $ 72,368       $ 399,501               $ 164,781
==================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Cash payments (receipts) for:
           Interest                                                             $ 204,684       $ 187,614               $ 669,157
           Income taxes                                                               $ -             $ -              $ (489,423)

                                           NOTES TO  FINANCIAL STATEMENTS

================================================================================

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

Principles of consolidation:

The consolidated financial statements for the years ended November 30, 1995 include the accounts of the Company and its wholly-owned subsidiaries, NDCTA and NDC Laser. All material intercompany balances and transactions were eliminated in consolidation. The financial statements for 1997 and 1996 are not consolidated as both NDCTA and NDC Laser were sold on November 30,1995.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

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


When certain property and equipment are fully depreciated, amortized or idle, it is the Company's practice to write off the cost against accumulated depreciation, or amortization, so that only costs not fully depreciated or idle, are carried on the balance sheet. For the years ended November 30, 1997 and 1996, the Company has written off $102,650 and $908 of software, $105,143 and $221,543 of machinery and equipment, and $82,862 and $193,955 of furniture and office equipment, respectively.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

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

The Company annually assesses the remaining unamortized amounts of such intangible assets to determine if impairment has occurred. The Company has written off the remaining unamortized goodwill related to NDCTA as the subsidiary was sold November 30, 1995. The intangibles related to Statec were fully amortized during 1995 except for the patent, marketing and manufacturing rights; however, such rights, were written-off during 1996 as the Company and Statec entered into an agreement which reassigned all the rights back to the manufacturer in March of 1996 ( see Note 13 ).


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


Advertising:

The company follows the policy of charging the production costs of advertising to expense as incurred. Advertising expenses for the years ending November 30, 1997, 1996, and 1995 were $91,340, $4,562 and $5,467 respectively.











                          NOTES TO FINANCIAL STATEMENTS

=====================================================================================================================

Note 2. Accounts Receivable

Accounts receivable consist of the following at November 30, 1997 and 1996, respectively:

                                                                                      1997               1996

------------------------------------------------------------------------------ ------------------- ------------------
Trade and contract                                                               $        721,506    $     1,550,632

Less: Allowance for doubtful accounts                                                    (55,000)           (65,000)
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                 $        666,506    $     1,485,632
Other                                                                                           -             36,515
Officers and employees                                                                      3,983              4,243
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                 $        670,489   $      1,526,390
============================================================================== =================== ==================






Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 1997 and 1996, respectively:

                                                                                      1997               1996

------------------------------------------------------------------------------ ------------------- ------------------
Costs incurred on uncompleted contracts                                           $       613,760  $         280,606
Estimated earnings                                                                        145,166            155,075
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                  $       758,926  $         435,681
Less billings to date                                                             $      (765,358) $        (505,061)
============================================================================== =================== ==================
                                                                                  $       (6,432)  $         (69,380)
============================================================================== =================== ==================

Included in the accompanying balance sheets under the following captions:

                                                                                      1997               1996

------------------------------------------------------------------------------ ------------------- ------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                     $       23,406   $          49,277
     Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                            (29,838)           (118,657)
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                  $       (6,432)  $         (69,380)

============================================================================== =================== ==================


                                            NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 4.  Intangible Assets

The Company has adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company is required to review certain identifiable intangibles and goodwill for possible impairment. Under the guidelines of the standard, the Company is required to review long-lived assets and certain identifiable intangibles to be held for impairment whenever events or changes in circumstances, as outlined in Statement No. 121, indicate that the carrying amount of an asset may not be recoverable. If these events or changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, the Company shall estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company shall recognize an impairment loss in accordance with the Statement.

Product rights were purchased from Netzler & Dahlgren Co AB in 1993 to compliment the technology acquired by the Company from Autonavigator AB. The NDC Laser rights were sold to Netzler and Dahlgren on November 30, 1995 (see Notes 9 and 14) as part of restructuring the Company. During 1997, the Company determined that the prospective cash flows from these rights became uncertain and wrote-off the remaining unamortized balance of $52,394. Intangible assets at November 30, 1997 and 1996, respectively, consisted of the following:

                                                                                         1997             1996

--------------------------------------------------------- ------------------------- ---------------- ----------------
Netzler & Dahlgren navigator card products rights                                    $      449,092   $      449,092
--------------------------------------------------------- ------------------------- ---------------- ----------------
Less write-off                                                                               52,394               --
Less accumulated amortization                                                               396,698          306,879
--------------------------------------------------------- ------------------------- ---------------- ----------------
                                                                                     $            -   $      142,213
========================================================= ========================= ================ ================

Note 5.  Pledged Assets, Note Payable, Bank and Long-Term Debt                           1997             1996
------------------------------------------------------------------------------------  -------------- ---------------

Note Payable Agreement that allows the Company to borrow up to
$1,250,000 and bears interest at the lender's prime rate plus 1.50% per annum for the first $450,000 outstanding and prime plus 2.75% per annum for amounts in excess of $450,000. The Company's loan outstanding shall not exceed the lesser of (a) U.S. $1,250,000 or (b) 80% of qualified accounts receivable plus 50% of all Eligible Inventory (as defined in the loan agreement) with a $400,000 cap on loans based on Eligible
Inventory. The loan agreement is further secured by 1) an Inventory
Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish Bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the
Letter of Credit. The Company is ultimately responsible to repay to
NDCab any amounts it pays in reimbursing the Letter of Credit Bank . The
Repurchase Agreement guarantees that NDCab will repurchase on certain conditions up to $400,000 worth of inventory, thereby providing funds to pay lender should the Company be in default on its loan obligations. The
Loan Agreement terminates upon demand by the Bank or April 1, 1998. (1)(2)               $  427,634      $        --

Line of credit for $750,000 is with interest at prime plus 3.25%.  The line is additionally secured by an irrevocable standby letter of credit of $450,000.  (1)(2)  In December 1996 the Company obtained a commitment
from a new lender to replace the existing line to a maximum of $1,250,000.               $       --      $   847,217
------------------------------------------------------------------------------------     ----------      -----------
                                                                                         $  427,634      $   847,217
====================================================================================     ==========      ===========





                                           NOTES TO FINANCIAL STATEMENTS
=====================================================================================================================

=====================================================================================================================

Note 5.  Pledged Assets, Note Payable, Bank and Long-Term Debt (continued)

Long-term debt consists of the following:                                               1997                1996
----------------------------------------------------------------------------------  ----------------  ----------------
Mortgage note payable to a bank, based on a 9.5% fixed rate. Original principal balance to be repaid in twenty-three (23) consecutive monthly principal and interest payments of $13,912, with one final payment of approximately $1,007,403 due on May 16, 1999(3). The note is collaterized by the Company's land and building with a carrying value of $1,020,244 The loan also contains certain financial covenants to which the Company must adhere. As of November 30, 1997, the Company obtained waivers for certain financial covenants as specified by the
Mortgage note agreement.                                                             $   1,107,077     $   1,170,674

Less current maturities:                                                                    65,022            68,410
---------------------------------------------------------------------------------- ---------------- -----------------
                                                                                     $   1,042,055     $   1,107,264
================================================================================== ================ =================

(1) The prime rate at November 30, 1997 was 8.50% and 8.25% at November 30,
1996.
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.
(3) This note was refinanced with the same bank.

Maturities of long-term debt at November 30, 1997 are as follows:

Year Ending
November 30
---------------------------------------------------------------------------------------------------- ----------------
1998                                                                                                  $       65,022
1999                                                                                                       1,042,055
==================================================================================================== ================
                                                                                                      $    1,107,077
==================================================================================================== ================





                          NOTES TO FINANCIAL STATEMENTS

=====================================================================================================================

Note 6.  Major Customers

Net revenues and accounts receivable as of and for the years ended November 30, 1997, 1996, and 1995, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                                                                                 Amount of Net Revenues
                                                                                 Year Ended November 30,

Customer                                                                  1997             1996            1995
-------------------------------------------------------------------- ---------------- --------------- ---------------


A                                                                          $       *       $       *       1,033,991
B                                                                                  *               *       1,007,997
C                                                                                  *               *         903,210
D                                                                                  *         666,457               *
E                                                                            612,226               *               *
F                                                                            590,588               *               *

                                                                                   Accounts Receivable
                                                                                      November 30,

                                                                          1997             1996            1995
-------------------------------------------------------------------- ---------------- --------------- ---------------


A                                                                          $       *       $       *          75,847
B                                                                                  *               *               -
C                                                                                  *               *         143,710
D                                                                                  *          76,448               *
E                                                                             61,075               *               *
F                                                                            295,363               *               *


*Not a major customer.

Because of the nature of the Company's business, the major customers vary between years. Company B is NDC, Netzler & Dahlgren Co. AB (see Note 9)





                                           NOTES TO FINANCIAL STATEMENTS

=====================================================================================================================

Note 7.   Income Taxes

Income taxes (benefit) consist of the following components for the years ended
November 30, 1997, 1996, and 1995, respectively:
                                                                  1997               1996                1995
----------------------------------------------------------- ------------------ ------------------ -------------------

Current                                                      $          -       $      -           $           (611)
Deferred                                                                -       $(28,829)                    98,502
----------------------------------------------------------- ------------------ ------------------ -------------------
                                                             $          -       $(28,829)          $         97,891
=========================================================== ================== ================== ===================

Net deferred tax assets consist of the following components as of November 30, 1997 and 1996, respectively:

Deferred tax assets:

   Allowance for doubtful accounts                                              $          21,513        $    25,425
   Inventory valuation reserves                                                            46,938             43,524
   Capitalized cost in ending inventory                                                    10,428             11,479
   Net operating loss carryforward                                                      1,349,438            803,195
   General business credit carryforwards                                                   45,367            206,547
   Depreciation                                                                            10,600                162
   Other reserves                                                                          20,254              6,063
   Unrealized losses or foreign currency exchange                                             403              1,637
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                  $     1,504,941   $      1,098,032

   Less valuation allowance                                                             1,504,941          1,098,032
------------------------------------------------------------------------------ ------------------- ------------------

   Net deferred taxes                                                             $            -      $           -
============================================================================== =================== ==================

The changes in the valuation allowance for the years ended November 30, 1997, 1996 and 1995 were $406,909, $(49,886) and $845,970, respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit) included in the Statements of Operations is as follows:


                                                               Years Ended November 30,
                                             1997                        1996                        1995
---------------------------------- -------------------------- ---------------------------- --------------------------
                                                 % of                        % of                       % of
                                   Dollar        Pre-tax       Dollar        Pre-tax      Dollar        Pre-tax
                                   Amount        Income        Amount        Income       Amount        Income
---------------------------------- ------------- ------------- ------------- ------------ ------------- -------------
Statutory federal income
  tax (benefit)                    $   (360,522)        (34.0)   $    5,645        34.0  $   (763,427)        (34.0)

Increase (decrease) in
taxes resulting from:
State income taxes                      (53,018)         (5.0)        1,873         11.3      (61,423)         (2.7)
Changes in valuation allowance          406,909          38.0       (49,886)      (300.5)     845,970          37.7
Other                                     6,631           1.0        13,539         81.6       76,771           3.4
================================== ============= ============= ============= ============ ============= =============
                                    $         -    $        -   $   (28,829)      (173.6)     $97,891           4.4
================================== ============= ============= ============= ============ ============= =============


                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 8.   401(k) Profit Sharing Plan

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 1997, 1996 and 1995 amounted to $17,340, $18,550, and $0, respectively.


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

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. The net effect of the sale caused the Company to immediately increase working capital and realize a restructuring gain on the transaction (see Note 14). As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the years ending 1996, 1997 and 1998. For the year ending November 30, 1996 and 1997 the Company earned and netted against trade payables $174,750 and $109,750, respectively, in laser fees from Netzler & Dahlgren.

The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 1997, 1996, and 1995, respectively:

                                                                  1997               1996                1995
----------------------------------------------------------- ------------------ ------------------ -------------------
Sales                                                               $ 153,176    $       261,199    $      1,007,997
=========================================================== ================== ================== ===================
Purchases of hardware, software & engineering services              $  689,059   $     1,049,324    $        737,375

=========================================================== ================== ================== ===================
Interest expense                                                    $   17,968   $            -     $        279,540
=========================================================== ================== ================== ===================

For the years ended November 30, 1997, 1996, and 1995, royalties expense was $0, $0, and $500, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10.  Commitments

At November 30, 1997, the Company had $200,000 in outstanding forward exchange contracts. These contracts are purchased as needed to hedge identifiable foreign currency commitments.

The Company leases property and equipment under long-term operating leases expiring on various dates through August, 2001. In addition, the Company has rental expenses for facilities rented on a short term basis and on a month-to-month basis, such expenses were $16,103, $38,514, and $201,183 for the years ended November 30, 1997, 1996, and 1995, respectively.

Minimum rental commitments under long-term operating leases at November 30, 1997 were as follows:

1998                        $ 72,960
1999                          59,634
2000                          19,927
2001                           6,613
2002                               -
                    =================
                            $159,134
                    =================



The Company has an employment contract with the President dated March 1, 1996, which provides for a minimum annual base salary of $120,000 plus $12,000 being contributed to a retirement plan. The base salary is subject to annual reviews. The contract expires on March 1, 1999.

Note 11.  Issuance of Common Stock

On November 30, 1995, the Company issued 550,000 shares of its common stock, par value $.01 per share by converting $550,000 of debt payable to Netzler & Dahlgren (see Note 9) to equity shares. The price for the shares sold was $1.00 per share and the shares are restricted pursuant to Rule section 144 promulgated under the Securities Act of 1933.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 12. STOCK OPTION PLANS

ACCOUNTING CHANGE

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. FASB Statement No. 123, requires that the Company account for its stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995. The Statement allows and the Company has elected to continue to use APB Opinion No. 25 Accounting for Stock Issued to Employees to measure compensation cost, but is required to disclose the pro forma effect on net income and earnings per share to reflect the difference between the compensation cost from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the statement for all awards granted in years beginning after December 15, 1994. The Statement did not change the reporting required for the Plans discussed below.

1990 AND 1993 STOCK OPTION PLANS:

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

Options to purchase 174,375 shares of common stock were granted pursuant to the 90 Plan and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. The options will be exercisable for a term of ten years, commencing on the date of the grant at an exercise price of $.7917 to $1.56 for new employees. The 93 Plan authorized 100,000 options to purchase common stock, of which 100,000 were granted and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. On October 24, 1994, the 93 Plan options were repriced with approval by the Compensation Committee at an exercise price of $1.56. On November 30, 1995 as part of his termination package, 30,000 options were issued to Mr. Lofgren at a price of $1.4419. These options with a price in excess of fair value were approved by the Board of Directors and are not part of any formal Stock Option Plan. Such options are exercisable without restriction.

Of the 274,375 total shares of common stock granted, the Compensation
Committee granted to the Company's current and former executive officers options to purchase 120,375 shares of common stock at an exercise price of $.7917 for the 90 Plan, and 18,000 shares of common stock for the 93 Plan at an exercise price of $1.56. The exercise price of the options granted is based on the average fair market value of the common stock for the five business days preceding the date of the grant.

1997 STOCK OPTION PLAN:

On December 7, 1996, the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held April 25, 1997. The 97 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 210,000 were granted in January 1997 and are available for exercise, at an exercise price of $0.50 per share upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. No pro forma compensation expense has been disclosed due to financial performance targets not being obtained in 1997 and due to uncertainty of financial performance targets being obtained prospectively.

                         NOTES TO FINANCIAL STATEMENTS

Transactions involving these plans for the years ended November 30, 1997, 1996 and 1995 respectively, are summarized as follows:



STOCK OPTIONS                           1997*                        1996*                  1995*
-----------------------  --------------------------------  -----------------------  ------------------------
                           90      93      97   Total       90      93     Total     90     93       Total
                          Plan    Plan    Plan             Plan    Plan             Plan   Plan
                         ------  ------  -------  ------   ------  ------  -------  ------  -------  -------
Outstanding, December 1  63,233  84,100           147,333  67,929  93,000  160,929  76,209  100,000  176,209
Granted                    -       -     210,000  210,000     -      -        -       -      30,000   30,000
Canceled                   -       (500) (10,500) (11,000) (4,696) (8,900) (13,596) (7,343) (37,000) (44,343)
Exercised                  -       -        -        -        -      -        -       (937)     -       (937)
----------------------------------------------------------  ----------------------  -------------------------

Outstanding, November 30  63,233  83,600  199,500  346,333  63,233  84,100 147,333  67,929   93,000  160,929
==========================================================  ======================  ========================

Exercisable, November 30   63,233  83,600    -     146,833  63,233  84,100  147,333 67,929   30,000   97,929
==========================================================  ======================= ========================


* The weighted average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan is $0.7917, for the 93 Plan is $1.56 and for the 97 Plan is $0.50.

                          NOTES TO FINANCIAL STATEMENTS


================================================================================

Note 13.  Reassign back Statec exclusive distribution agreement

On February 21, 1996 the Company and Statec entered into a letter of understanding under which the Company reassigned to Statec the exclusive distribution and manufacturing rights for North America effective March 1, 1996. The assignment was contingent upon Statec making the following payments for a total of $183,000, excluding inventory. The payments required were as follows:

     o    A down payment of $15,000 was due March 1, 1996

     o Twenty-eight (28) monthly installments of $6,000 each, commenced March 1, 1996 for a total of $168,000.

     o Statec was to repurchase all NDCA inventory related to Statec products at the Company's net book value plus $15,000. All the inventory was to be repurchased on or before November 30, 1996.

The transfer permitted the Company to reduce associated fixed overhead expenses with the sale of such products and allowed the Company to focus solely on its AGVS product line.

Statec was in default under the agreement by not paying or repurchasing the inventory with a cost of $71,272 and had not paid the agreed installments of $6,000 monthly since December 1996. There remained a total number of 19 unpaid installment equaling $114,000. In February of 1997, the Company was notified that Statec became subject to a court ordered liquidation proceeding under French law. On March 27, 1997 the Company received $47,884 for the repurchase of all NDCA inventory related to Statec products and $20,000 per the Supplemental Agreement between the Company and Statec. The amounts paid were approved by the French court and terminate all obligations from Statec to the Company per the Supplemental Agreement.

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

             Gain on sale of NDC Laser rights                 $    595,941
             Gain on sale of NDC Laser stock                         4,317
             Loss on sale of NDCTA stock                           (99,996)
             Write-off of the remaining unamortized
               portion of goodwill related to the
               business acquisition of NDCTA                       (41,273)
             Write-off of the remaining carrying
               value of CIMTEX software                            (92,225)
                                                              ------------
                                                              $    366,764
                                                              ============

There were no restructuring activities for the years ended November 30, 1997 and 1996.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 16.  FASB Statements And Proposed Regulations

The FASB has issued SFAS No 128, Earnings Per Share, which the Company has not been required to adopt as of November 30, 1997. The Statement, which is effective for the Company's interim period ending February 28, 1998, specifies the computation, presentation and disclosure requirements for earnings per share. The Company has determined that there will be no material impact for SFAS No. 128 on the earnings per share disclosure in Financial Statements.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of November 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Note 17.  Year 2000

At the turn of the century, computer-based information systems will be faced with the problems potentially affecting hardware, software, networks, processing platforms, as well as customer and vendor interdependencies. The Company is in the process of assessing the effect of Year 2000 on the Company's operating plans and systems. The Company is developing a plan for identifying, renovating, testing and implementing its systems for Year 2000 processing and internal control requirements. The cost of becoming Year 2000 compliant has not been determined, however, management feels it will not be material to the Company's financial statements.

Note 18.  Continued operations

The Company has suffered a significant loss from operations in 1997. Should such losses continue its total liabilities will exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern.

Management has made plans in regards to these matters to develop an operating plan that will increase revenues and minimize losses. This plan includes a reorganization of present resources to support the following :

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Develop a strong market position in the industrial truck market
o Expand the aftermarket sales business

The Company is also pursuing raising additional equity to assist in reaching its goals.

Although the Company believes that its strategic plans will permit it to meet its 1998 working capital needs, there can be no assurance that the Company can successfully meet the objectives of such plans.





                             SHAREHOLDER INFORMATION

====================================================================================================================================

ANNUAL MEETING                                                                          DIRECTORS
      The annual meeting will be held at 10:00 am, Friday,
      May 8, 1998, at NDC Automation's Corporate offices                                Goran P.R. Netzler
      in Charlotte, North Carolina.                                                     Chairman of the Board of Directors,
                                                                                        NDC Automation, Inc.
                                                                                        President
                                                                                        Netzler and Dahlgren Co. AB
SHAREHOLDER RELATIONS
      A copy of NDC's Annual Report                                                     Ralph Dollander
      and form 10-KSB, which is filed with the Securiries and Exchange                  President
      Commission, will be sent to any shareholder upon
      written request to Manager-Investor Relations                                     NDC Automation, Inc.
      NDC Automation, Inc.,
      3101 Latrobe Drive                                                                Jan H.L. Jutander
      Charlotte, North Carolina 28211-4849                                              Vice President, Operation
                                                                                        Netzler and Dahlgren Co. AB
CORPORATE OFFICES
      NDC Automation, Inc.                                                              Richard D. Schofield
      3101 Latrobe Drive                                                                Director
      Charlotte, North Carolina 28211-4849

       (704) 362-1115 Telephone
       (704) 364-4039 Facsimile

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

AUDITORS
      McGladrey & Pullen, LLP
      Charlotte, North Carolina

====================================================================================================================================

COMMON STOCK DATA
                                                                             Market Price Per Share
                                       ---------------------------------------------------------------------------------------------
                                                          1997                                              1996
                                       ---------------------------------------------      ------------------------------------------
Quarter Ended                                   High                  Low                         High                 Low
                                          Bid         Ask       Bid         Ask              Bid        Ask      Bid        Ask
------------------------------------------------------------------------------------------------------------------------------------
 February 28                             11/16       13/16      9/32       11/32             5/8        7/8      3/8       15/32
 May 31                                  13/32       17/32      9/32        3/8             1 1/16     1 5/16    3/8        1/2
 August 31                               31/32      1 1/32      5/16        3/8              5/8        7/8      1/4        1/2
 November 30                             13/16       15/16      1/4         3/8              5/8        3/4      1/4        3/8
====================================================================================================================================