Form 10KSB, Exhibit 13
period 1998-11-30
NDC AUTOMATION INC
filed 1999-02-25
CIK 859621

ANNUAL REPORT 1998




                                  COVER PAGE

                                 INSIDE COVER


                                FINANCIAL SUMMARY

==============================================================================================================
                                                                                          97 TO 98   96 TO 97
At or For Year Ended November 30                     1998         1997         1996       % CHANGE   % CHANGE
--------------------------------------------------------------------------------------------------------------

OPERATIONS
--------------------------------------------------------------------------------------------------------------
Net revenues                                      $ 4,015,698  $ 4,076,897   $ 6,142,954      (1.5)     (33.6)
Operating income (loss)                           $   (31,418) $  (864,398)  $   195,496     (96.4)         *
Income (loss) before income taxes (benefit)       $  (276,283) $(1,060,360)  $    16,602     (73.9)         *
Net income (loss)                                 $  (276,283) $(1,060,360)  $    45,431     (73.9)         *
Weighted average common shares outstanding          3,453,451    3,453,451     3,453,451        --         --
--------------------------------------------------------------------------------------------------------------

PER SHARE DATA^
--------------------------------------------------------------------------------------------------------------

Net income (loss)                                 $      (.08) $      (.31)  $        .01    (74.2)         *
Cash dividends                                    $        --  $        --   $         --       NA         NA
Stockholders' equity                              $       .11  $        .19  $        .50    (42.1)       4.2

--------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------

Assets                                            $ 2,706,650  $ 2,757,331   $ 4,556,794      (1.8)     (39.5)
Working capital (deficit)                         $  (563,725) $   570,259   $ 1,416,912         *      (59.8)
Property and equipment                            $ 1,059,912  $ 1,129,377   $ 1,239,799      (6.2)      (8.9)
Long-term debt, less current maturities           $   114,889  $ 1,042,055   $ 1,102,264     (89.0)      (5.5)
Stockholders' equity                              $   381,298  $   657,581   $ 1,717,941     (42.0)     (61.7)

--------------------------------------------------------------------------------------------------------------

Number of employees                                   22            25            28
Number of stockholders                           approx. 800   approx. 1200  approx. 1200

--------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are
 equivalent to earnings (loss) per common share.

==============================================================================================================

                                                    INDEX
Financial Summary                                                        1
Letter to Shareholders                                                   2
Selected Financial Data                                                  3
Management's Discussion and Analysis                                     4
Independent Auditor's Report                                            11
Balance Sheets                                                          12
Statements of Operations                                                14
Statements of Stockholders' Equity                                      15
Statements of Cash Flows                                                16
Notes to the Financial Statements                                       18
Shareholder Information                                                 32
Directors and Officers                                                  32

                             DEAR FELLOW SHAREHOLDER:

================================================================================

On October 7, 1998, "Elaborate Lives - The Legend of Aida" had its world premiere at the Alliance Theatre in Atlanta. This new musical is the first stage production by Disney that is not based on a Disney movie production. All of the 19 new songs were composed by Elton John with lyrics by Tim Rice ("Evita", "The Lion King "). The musical is scheduled to open in Chicago in the summer of 1999 and later on Broadway.

What does this have to do with NDC Automation and AGV systems?

This year we provided the guidance system for the very sophisticated mechanical pyramid, which played a vital role and formed an integral part of the stage set in this musical. The elaborate moving pattern of the pyramid was possible only due to the flexibility and free-ranging capability of our LazerWay navigation technology. This application, together with other theme park projects we are involved in, are good examples of our new direction and strategy, namely to identify and pursue new markets and new customers for our technology.

Another example of this is the recently announced cooperation agreement with Harcon Engineering in Michigan, a long time supplier of material handling equipment to DaimlerChrysler and other automobile manufacturers. The cooperation with Harcon has already resulted in an order for the design phase of a large AGV system at a new DaimlerChrysler facility in Detroit. The automotive industry has historically been a major market for AGV systems, and through the cooperation with Harcon we have positioned the Company to become a significant supplier in this market.

Our strategy of providing turnkey AGV systems solutions to system integrators and end-users is slowly but surely starting to turn the company around in a positive direction. Although we did not manage to return to profitability in 1998, the profitable third and fourth quarters helped us to improve the financial results substantially over 1997.

All of us at NDC Automation are looking forward to the last year of this millennium with optimism and confidence and I hope you will share that feeling and join our journey towards a brighter future.

Sincerely,



Ralph Dollander
President and CEO



                                         SELECTED FINANCIAL DATA

===========================================================================================================

                                                          At or For Year Ended November 30
                                          -----------------------------------------------------------------

                                              1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                           $ 4,015,698  $ 4,076,897  $ 6,142,954  $ 7,851,147  $ 9,472,585
    Cost of goods sold                       2,387,342    2,695,289    3,864,393    5,597,305    6,214,318
-----------------------------------------------------------------------------------------------------------
       Gross profit                        $ 1,628,356  $ 1,381,608  $ 2,278,561  $ 2,253,842  $ 3,258,267
-----------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations  $        --  $        --  $        --  $   366,764  $        --
-----------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                $   662,780  $   693,106  $   656,537  $   776,907  $   517,884
    General and administrative                 996,994    1,552,900    1,422,586    3,288,619    4,014,174
    Research and development                         -            -        3,942      141,220      113,356
-----------------------------------------------------------------------------------------------------------
                                           $ 1,659,774  $ 2,246,006  $ 2,083,065  $ 4,206,746  $ 4,645,414
-----------------------------------------------------------------------------------------------------------
       Operating income (loss)             $   (31,418) $  (864,398) $   195,496  $(1,586,140) $(1,387,147)
-----------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                        $        --  $        --  $     7,771  $     9,025  $    32,417
    Interest expense                          (244,865)    (195,962)    (186,665)    (669,157)    (868,435)
-----------------------------------------------------------------------------------------------------------
                                           $  (244,865) $  (195,962) $  (178,894) $  (660,132) $  (836,018)
-----------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)$  (276,283) $(1,060,360) $    16,602  $(2,246,272) $(2,223,165)
Federal and state income taxes (benefit)            --           --      (28,829)      97,891     (598,971)
-----------------------------------------------------------------------------------------------------------
       Net income (loss)                   $  (276,283) $(1,060,360) $    45,431  $(2,344,163) $(1,624,194)
===========================================================================================================

Weighted average number of
   common shares outstanding
  (primary and fully diluted)                3,453,451    3,453,451    3,453,451    2,904,322    2,829,691
===========================================================================================================

Basic and diluted earnings (loss) per share $     (.08) $      (.31) $       .01   $     (.81) $      (.57)
===========================================================================================================

Cash dividend declared per common share    $        --  $        --  $        --   $       --  $        --
===========================================================================================================

Balance Sheets Data:
Working capital (deficit)                  $  (563,725) $   570,259  $ 1,416,912   $1,227,144  $ 1,935,720
Total assets                               $ 2,706,650  $ 2,757,331  $ 4,556,794   $5,084,450  $13,188,231
Long-term debt, less current maturities    $   114,889  $ 1,042,055  $ 1,102,264   $1,170,311  $ 1,258,855
Total liabilities                          $ 2,325,352  $ 2,099,750  $ 2,838,853   $3,411,940  $ 9,711,853
Stockholders' equity                       $   381,298  $   657,581  $ 1,717,941   $1,672,510  $ 3,476,378

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

   The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

OVERVIEW
    The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been derived from other industries, e.g. automotive, CD manufacturing, food, paper. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. During 1996 and for the first three quarters of 1997, the Company refocused its sales efforts to existing original equipment manufacturers (OEMs) and system integrators in the AGV systems industry. Such OEMs and system integrators have historically sold products to end users to whom the Company occasionally had direct sales. The Company reduced its sales effort to such end users to avoid competing with its intended OEM customers. In September of 1997, however, the Company began to again pursue AGV system sales directly to end users in selected market niches to supplement revenues obtained from sales to OEMs and system integrators.

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

    Revenues from standard item sales are recognized upon shipment, while revenues from project sales are recognized under the "percentage of completion" method. Under this method, with respect to any particular customer contract, revenues are recognized as costs are incurred relative to each major component of the project. Although the percentage of completion method will ordinarily smooth out over time the net revenue and profitability effects of large projects, such method nevertheless subjects the Company's results of operations to substantial fluctuations dependent upon the progress of work on project components. Such components can differ markedly from one another in amount and in gross profit margin.

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

    Notwithstanding the receipt by the Company of cash advances and periodic payments upon reaching project milestones, the Company requires external financing for its costs and estimated earnings in excess of billings on uncompleted contracts, inventories, receivable and other assets.

    The Company's backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

    STRATEGY DIVERSIFICATION: The Company will have to convert several OEM customers away from their own in-house AGV technology to the Company's technology to increase its present market share. Such technology conversions, if they take place at all, can take one to several years to complete. Such customers must also replace in volume and margin what the Company could otherwise obtain systems selling direct to end-users or via system integrators to end-users. The Company's OEM strategy contributed greatly to the losses incurred by the Company during 1997. The Company changed its sales approach and began soliciting its products directly to end-users during the fourth quarter of 1997 to ensure that its technology is available to such end-users. The Company will not be selling directly to end users in situations in which a qualified OEM or OEMs are specifying NDC controls in their system solution to the potential end-users. There can be no assurances that such a strategy will be successful in the short or long term.

        DISTRIBUTION OF PRODUCTS AND TECHNOLOGY: The Company also intends to pursue other related product lines that can be distributed to its targeted customers to supplement its existing AGV business. This should allow the Company to grow, while making the Company less dependent on its present product line. There can be no assurance, however that this strategy will meet management's objectives for growth. During 1997 and 1998 the Company realized minimal revenues from such activities.

       MUNCK AGREEMENT: On October 6, 1997, the Company executed a Strategic Alliance Agreement with Munck Automation Technology. Inc. ("Munck") of Newport News, Virginia. Munck is a major supplier of automated material handling systems including AGVS vehicles and systems and automatic storage and retrieval systems ("AS/RS") to end users. The initial term of the agreement was three years, subject to Munck reaching certain sale targets on an annual basis. The Agreement was to extend, thereafter, in one year increments subject to the approval of both companies.

       Pursuant to the Agreement, Munck agreed to promote solely NDC AGVS technology in its sales efforts of new AGV systems to end users. Munck also committed to use its best efforts to meet a target which would provide purchase orders to NDCA for a minimum of $9,400,000 for hardware, software and engineering services over the initial three year term of the Agreement. During 1998 revenues from the agreement were well below the targets and there can be no assurances that Munck will meet such targets. Under the Agreement, NDCA agreed to promote Munck products to end users.

       Munck was acquired by Swisslog Management Ltd ("Swisslog"), headquarters in Aurau, Switzerland in August of 1998. Swisslog is a major international supplier of material handling automation including various types of conveying technology, Warehouse Management Systems, AS/RS, AGVS, and robotic handling systems. The ramifications of the Swisslog acquisition of Munck are not yet known. The strategic alliance agreement was terminated by the Company
December 16, 1998 in order to facilitate negotiations of a new agreement more consistent with the future direction of both companies. There can be no assurance that a new agreement will be reached between the companies.

      HARCON AGREEMENT: On January 27, 1999 the Company signed an agreement with Harcon Engineering, Inc. ("Harcon") of Roseville, Michigan with the objective of jointly pursuing material handling systems projects, primarily in the automotive industry. The Company received in January 1999 an order from Harcon for the design phase of a major laser guided AGV system to be installed at a new Daimler Chrysler facility in the Detroit area. The design phase order with anticipated manufacturing orders related to the project could generate revenues for the Company in excess of one million dollars.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

    RISK ASSOCIATED WITH YEAR 2000: The Company, in its day to day operations relies upon various computer software and hardware that may be adversely affected by a change in the millennium, from 1999 to 2000. In general, information systems experts have predicted that a wide variety of problems, from system failures to data entry and transfer errors, will result from the turn of the century. Repeated system failures, data entry and transfer errors and similar computer problems would result in a material adverse effect on the Company and its operations. However, the Company has examined most of its computer hardware and software and, based on such examination, does not reasonably anticipate any significant internal problems as a result of the change in millennium. The Company may, however, be adversely affected by external systems problems, problems which the Company has minimal control.

    FORWARD-LOOKING STATEMENTS: This report (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company.

    These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

a) Revenues from end user systems sales and new OEMs may be lower than expected.
b) New product lines from Thrige and Netzler & Dahlgren (Teach-in) may not be well received in the North American industrial truck market, thereby restricting growth opportunities for the Company.
c) Manufacturing orders related to the Harcon project may not be received.
d) The Company's existing bank relationships may not be extended which would cause the Company to default on its current obligations.
e) The Company might be unable to raise the additional working capital needed to finance the current business strategy which may have a serious impact on the Company's ability to sell its current and future products, as well as satisfy existing banking relationships.
f) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

    The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 1998, 1997 and 1996, respectively.

                                                              Percentage of Change
                                                                Period to Period
                             Percentage of net Revenues        Increase (Decrease)
-------------------------------------------------------------------------------------
                                                           Year Ended    Year Ended
                                   For year Ended          November 30,  November 30,
                             1998       1997       1996    1997 to 1998  1996 to 1997
--------------------------------------------------------------------------------------

Net Revenues                100.0 %    100.0 %    100.0 %      (1.5) %       (33.6) %
Cost of  goods sold          59.5       66.1       62.9       (11.4)         (30.3)
--------------------------------------------------------------------------------------

Gross profit                 40.5       33.9       37.1        17.9          (39.4)

Operating expenses:
  Selling                    16.5       17.0       10.7        (4.4)           5.6
  General and administrative 24.8       38.1       23.1       (35.8)           9.2
  Research and development     --         --        0.1          --         (100.0)
--------------------------------------------------------------------------------------

                             41.3       55.1      (26.1)        7.8           33.9
--------------------------------------------------------------------------------------

Operating income (loss)      (0.8)     (21.2)       3.2       (96.4)             *
Net interest expense          6.1        4.8        2.9        25.0            9.5
--------------------------------------------------------------------------------------

Income (loss) before income
  taxes (benefit)             (6.9)    (26.0)       0.3       (73.9)             *
Income Tax (benefit)            --        --       (0.4)         --         (100.0)
--------------------------------------------------------------------------------------

Net income (loss)             (6.9)%   (26.0) %     0.7  %    (73.9) %           *  %
======================================================================================

* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

FISCAL YEAR ENDED NOVEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1997.

     Net revenues in 1998 did not change significantly compared to the prior year. Revenues decreased by $61,199 or 1.5%, from $4,076,897 for the fiscal year ended November 30, 1997 to $4,015,698 for the fiscal year ended November 30, 1998. The Company's strategy to increase revenues by selectively selling turnkey systems to end users and system integrators in September of 1997 did not generate significant revenues in 1998, but resulted in an expansion of its customer base and markets. Orders were received in 1998 from such industries as entertainment, automotive, postal service and airport security. Some of these industries are new to the Company and may offer good future opportunities. The Company's strategy to align itself with Munck Automation, Inc. ("Munck") did not generate the projected business volume from Munck. Munck was recently acquired by Swisslog Management Ltd., headquartered in Aurau, Switzerland, a world leader in material handling equipment and solutions. In December 1998 the Company terminated its strategic alliance agreement with Munck in order to facilitate negotiations of a new agreement more consistent with the future direction of both companies. The Company also aggressively pursued distribution of new products and technology in 1998 to the AGVS market to increase revenues. The primary products were motors for industrial truck manufacturers, batteries and chargers for the AGV market. Such new products did produce interest in the marketplace but did not result in significant revenues for the Company in 1998. The Company will continue to focus on increasing revenues in 1999 by providing more turnkey systems when appropriate and expand its existing product line.

   Cost of goods sold decreased from $2,695,289 to $2,387,342, or 11.4%, due primarily to the lower engineering cost. As a percentage of net revenues, cost of goods sold decreased to 59.5% compared to 66.1% the prior year. The primary reason for the decrease is the Company experienced higher margins on revenues related to its aftermarket and engineering revenues. Gross profit increased by $246,748, or 17.9%, from $1,381,608 to $1,628,356 due to the same factors.


   Selling expenses decreased from $693,106 to $662,780, or 4.4% due primarily to lower advertising and marketing expenses. General and administrative expenses decreased from $1,552,900 to $996,994, or 35.8% primarily due to lower cost related to depreciation, amortization of intangibles in 1998 compared to 1997. The Company also did not write down any intangibles in 1998 compared to a write down of $52,394 in 1997. Lower equipment leases cost, and general cost reduction relating to a cutback in personnel in May of 1998 contributed to lower general and administrative expenses compared to the prior year.

   Primarily as a result of the foregoing, the operating loss decreased by $832,980 or 96.4%, from $864,398 to an operating loss of $31,418 for the current year.

   Net interest expense increased from $195,962 to $244,865, an increase of 25.0%. The increase is primarily due to increased borrowings relating to a new two year term loan from Netzler and Dahlgren.

   Primarily as a result of the foregoing, the net loss decreased by $784,077 or 73.9%, from $1,060,360 to a net loss of $276,283.

BACKLOG

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 1998, the Company had a backlog of approximately $780,000 compared to approximately $415,000 one year earlier.

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

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

LIQUIDITY AND CAPITAL RESOURCES
The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, as well as long-term debt and capital leases and proceeds of its public offerings, and private offerings, to satisfy its external financing needs.

During the year ended November 30, 1998 net cash used in operating activities was $171,744. The current loss of $276,283 was the primary reason for the use of cash from operating activities. To offset such uses the Company obtained a two year loan from Netzler & Dahlgren for approximately $400,000 as described below.

The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement allows the Company to borrow up to a maximum of $1,250,000.

Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of
(a) U.S $1,250,000 or (b) 80% of qualified accounts receivable ( as defined in the Loan Agreement) plus 50% of all eligible inventory ( as defined in the Loan Agreement) with a $300,000 cap on loans based on eligible inventory. The borrowed funds will bear interest at the Lender's prime rate plus 1.5% per annum for the first $450,000 outstanding and prime plus 2.75% per annum for amounts outstanding in excess of $450,000. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date of the Agreement was April 1, 1998 and has been extended to April 30, 1999, or upon demand by the Bank. The extension was conditional upon Netzler & Dahlgren extending its $450,000 irrevocable Letter of Credit to the Bank through May 1, 1999. To further secure Netzler & Dahlgren for providing the Letter of Credit the Company entered into a Reimbursement Agreement under which the Company granted to Netzler and Dahlgren a security interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender, security interest.

During May 1997, the mortgage loan maturity date was extended from February 10, 1998 to May 16, 1999. The interest rate on the note was increased to 9.5% from 7.75% . The combined principle and interest monthly payment was changed to $13,912 compared to $13,057 per the prior agreement.

During the second quarter of 1998 the Company had been delaying payments of approximately $400,000 to its affiliate Netzler and Dahlgren so not to exceed current borrowing maximums from the demand promissory note. On June 30, 1998 the Company signed a promissory note to repay such debt over the next two years. The note is to be repaid in 24 equal principal payments plus accrued interest at the rate of 16% annually beginning July 31, 1998.

There are no assurances that the deficiency in the cash flow will not worsen if the Company does not generate enough new business. The Company is exploring the possibility of raising additional equity capital or subordinated debt in order to improve its financial position. There can be no assurance that the Company will be successful in raising the additional capital or subordinated debt to improve its financial position. The Company's ability to continue as a going concern would be adversely affected if such equity and/or debt financing is not obtained in the near future or revenues did not increase to consistently provide earnings for the Company.

                                    Independent Auditor's  Report


To the Board of Directors
NDC Automation, Inc.
Charlotte, North Carolina


We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered a significant losses from operations in 1998 and 1997. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             McGLADREY & PULLEN, LLP

 Charlotte, North Carolina
 January 15, 1999, except for the last
    sentence of the second paragraph of
    Note 5, as to which the date is
    February 24, 1999

                                 BALANCE SHEETS

================================================================================================

                                                                      November 30,
                                                                   1998          1997
------------------------------------------------------------------------------------------------

      ASSETS (Note 5)

CURRENT ASSETS
     Cash and cash equivalents (Note 13)                         $    62,923   $    72,368
     Accounts receivable, net (Notes 2 and 6)                        805,891       670,489
     Inventories (Note 9)                                            593,794       813,865
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)               136,547        23,406
     Prepaid expenses and other assets                                47,583        47,826
------------------------------------------------------------------------------------------------
            Total current assets                                 $ 1,646,738   $ 1,627,954
------------------------------------------------------------------------------------------------



PROPERTY AND EQUIPMENT
      Land                                                       $   300,000   $   300,000
      Building and improvements                                    1,126,623     1,126,623
      Furniture, fixtures, and office equipment                      138,746       152,016
      Machinery and equipment                                         59,325        76,814
------------------------------------------------------------------------------------------------
                                                                 $ 1,624,694   $ 1,655,453
       Less accumulated depreciation                                 564,782       526,076

------------------------------------------------------------------------------------------------
                                                                 $ 1,059,912   $ 1,129,377

------------------------------------------------------------------------------------------------
                                                                 $ 2,706,650   $ 2,757,331
================================================================================================

See Notes to Financial Statements





                                 BALANCE SHEETS

================================================================================================

                                                                      November 30,
                                                                   1998          1997
------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 5)                                 $   346,657   $   427,634
     Current maturities of long- term debt (Note 5)                1,239,472        65,022
     Accounts payable and accrued expenses;
             including affiliates $169,837 at 1998
             and $307,815 at 1997 (Note 9)                           508,002       535,201
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)             116,332        29,838

------------------------------------------------------------------------------------------------
            Total current liabilities                            $ 2,210,463   $ 1,057,695
------------------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 5)                                          $   114,889   $ 1,042,055
------------------------------------------------------------------------------------------------



COMMITMENTS AND CONTINGENCIES (Note 10 )

STOCKHOLDERS' EQUITY (Note 11)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued       $       --    $       --
       Common stock, par value $.01 per share;
                11,000,000 shares authorized at 1998 and 1997;
                3,453,451 shares were issued at 1998
                and 1997                                              34,534        34,534
       Additional paid-in capital                                  4,211,566     4,211,566
       Accumulated deficit                                        (3,864,802)   (3,588,519)
------------------------------------------------------------------------------------------------
                                                                 $   381,298   $   657,581

================================================================================================
                                                                 $ 2,706,650   $ 2,757,331
================================================================================================



                            STATEMENTS OF OPERATIONS

=================================================================================================

                                                               Years ended November 30,
                                                          1998           1997          1996
-------------------------------------------------------------------------------------------------

Net revenues (Notes 6 and 9)                            $ 4,015,698    $ 4,076,897   $ 6,142,954
Cost of goods sold (Note 9)                               2,387,342      2,695,289     3,864,393
-------------------------------------------------------------------------------------------------
    Gross profit                                        $ 1,628,356    $ 1,381,608   $ 2,278,561
-------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                           $   662,780    $   693,106   $   656,537
      General and administrative (Notes 4, 10)              996,994      1,552,900     1,422,586
      Research and development                                   --             --         3,942
-------------------------------------------------------------------------------------------------
                                                        $ 1,659,774    $ 2,246,006   $ 2,083,065
-------------------------------------------------------------------------------------------------
            Operating income (loss)                     $   (31,418)   $  (864,398)  $   195,496
-------------------------------------------------------------------------------------------------

Net interest income (expense):
      Interest income                                   $        --    $        --   $     7,771
      Interest expense (Note 9)                            (244,865)      (195,962)     (186,665)
-------------------------------------------------------------------------------------------------
                                                        $  (244,865)   $  (195,962)  $  (178,894)
-------------------------------------------------------------------------------------------------

Income (loss) before income taxes                       $  (276,283)   $(1,060,360)  $    16,602

Federal and state income taxes (benefit) (Note 7)                --             --       (28,829)
-------------------------------------------------------------------------------------------------
           Net income (loss)                            $  (276,283)   $(1,060,360)  $    45,431
=================================================================================================

Basic and diluted earnings (loss) per share             $      (.08)   $      (.31)  $       .01
=================================================================================================

Weighted average common shares outstanding                3,453,451      3,453,451     3,453,451
=================================================================================================

Dividends per common share                              $        --    $        --   $        --
=================================================================================================

See Notes to Financial Statements


                       STATEMENTS OF STOCKHOLDERS' EQUITY

==================================================================================================================================


                                                                           Years Ended November 30,
----------------------------------------------------------------------------------------------------------------------------------
                                                             1998                       1997                         1996
                                                      Amount      Shares         Amount        Shares         Amount       Shares
                                                      ------      ------         ------        ------         ------       ------
COMMON STOCK:
        Balance, beginning                        $    34,534    3,453,451   $     34,534    3,453,451    $    34,534   3,453,451
        Stock options exercised (Note 11)                  --           --             --           --             --          --
==================================================================================================================================
        Balance, ending                           $    34,534    3,453,451   $     34,534    3,453,451    $    34,534   3,453,451
==================================================================================================================================

ADDITIONAL PAID-IN CAPITAL:
       Balance, beginning                         $ 4,211,566                $  4,211,566                 $ 4,211,566
       Stock options exercised (Note 11)                   --                          --                          --
==================================================================================================================================
       Balance, ending                            $ 4,211,566                $  4,211,566                 $ 4,211,566
==================================================================================================================================

ACCUMULATED DEFICIT:
       Beginning deficit                          $(3,588,519)               $ (2,528,159)                $(2,573,590)
       Net income (loss)                             (276,283)                 (1,060,360)                     45,431
==================================================================================================================================
       Ending deficit                             $(3,864,802)               $ (3,588,519)                $(2,528,159)
==================================================================================================================================


==================================================================================================================================
Stockholders' Equity at November 30               $   381,298    3,453,451   $    657,581    3,453,451    $ 1,717,941   3,453,451
==================================================================================================================================

See Notes to Financial Statements


                                      STATEMENTS OF CASH FLOWS

=====================================================================================================

                                                                     Years ended November 30,
                                                                     1998       1997          1996
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                      $ (276,283)$ (1,060,360)  $   45,431
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
          Depreciation                                              82,825      114,564      149,107
          Amortization                                                  --       89,818      103,364
          Increase (decrease) in provision for doubtful accounts    (5,000)      26,281      (42,500)
          (Gain) loss  on sale of property and equipment            (1,637)      26,027       20,630
          Write-off of intangibles                                      --       52,394           --
          Loss (gain) on foreign currency exchange rate             (7,715)       3,652       (3,103)
          Deferred income taxes                                         --           --      (28,829)
        Change in assets and liabilities:
          (Increase) decrease in accounts receivable              (130,402)     829,620     (280,753)
          Decrease in inventories                                  220,071      312,533      803,251
          (Increase) decrease in costs and estimated earnings in
              excess of billings on uncompleted contracts         (113,141)      25,871       73,983
          (Increase) decrease in prepaid expenses
              and other assets                                         243        4,109      (20,602)
          (Increase) decrease in other assets                           --       21,281       (5,000)
          Decrease in accounts payable
              and accrued expenses                                 (27,199)    (167,104)    (300,269)
          Increase (decrease) in billings in excess of costs and
             estimated earnings on uncompleted contracts            86,494      (88,819)    (158,870)
-----------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY (USED IN)
              OPERATING ACTIVITIES                              $ (171,744)$    189,867    $ 355,840
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment        $    2,142 $      6,535    $   1,941
        Purchase of property and equipment                         (13,865)     (36,703)     (41,045)
-----------------------------------------------------------------------------------------------------
          NET CASH  USED IN
               INVESTING ACTIVITIES                             $  (11,723)$    (30,168)   $ (39,104)
-----------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

=====================================================================================================

                                                                       Years ended November 30,
                                                                     1998        1997         1996
-----------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement $ (80,977)  $ (419,583)   $ 202,842
        Proceeds from current and long-term borrowings             402,183           --           --
        Principle payments on long-term borrowings                (154,899)     (63,597)    (287,961)
-----------------------------------------------------------------------------------------------------

          NET CASH  PROVIDED BY (USED IN)
               FINANCING ACTIVITIES                              $ 166,307   $ (483,180)   $ (85,119)
-----------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                           $   7,715   $   (3,652)   $   3,103
-----------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents          $  (9,445)  $ (327,133)   $ 234,720

      Cash and cash equivalents:

           Beginning                                                72,368      399,501      164,781
-----------------------------------------------------------------------------------------------------
           Ending                                                $  62,923   $   72,368    $ 399,501
=====================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                              $ 244,828   $  204,684    $ 187,614


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

A summary of the Company's significant accounting policies follows:


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

CASH AND CASH EQUIVALENTS:

For purposes of reporting the statements of cash flows, the Company considers all cash accounts (see Note 13), and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains demand deposits with a financial institution which are in excess of the federally insured amount.

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

================================================================================

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


PROPERTY AND EQUIPMENT:

Property and equipment is stated at cost. Depreciation and amortization are primarily computed using the straight-line method over the following useful lives:
                                                        Years
                                                        -----
       Building and improvements                        21-28
       Furniture, fixtures and office equipment           4-7
       Machinery and equipment                            3-5
       Vehicles                                           3-5


When certain property and equipment are fully depreciated, amortized or idle, it is the Company's practice to write off the cost against accumulated depreciation, or amortization, so that only costs not fully depreciated or idle, are carried on the balance sheet. For the years ended November 30, 1998 and 1997, the Company has written off $0 and $102,650 of software, $21,886 and $105,143 of machinery and equipment, and $22,739 and $82,862 of furniture and office equipment, respectively.

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

The Company annually assesses the remaining unamortized amounts of such intangible assets to determine if impairment has occurred. The intangibles related to Statec were fully amortized during 1995 except for the patent, marketing and manufacturing rights; however, such rights, were written-off during 1996 as the Company and Statec entered into an agreement which reassigned all the rights back to the manufacturer in March of 1996 ( see Note 12 ).


RESEARCH AND DEVELOPMENT COSTS:

Research and development costs are charged to expense when incurred and are included in the statements of operations. However, certain qualifying expenses after the research and development phase was completed were capitalized in accordance with Financial Accounting Standard No. 86, "Computer Software to be Sold, Leased or Otherwise Marketed".


EARNINGS (LOSSES) PER COMMON SHARE:

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) Earnings Per Share, which supercedes APS Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securites, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. The Company initially applied Statement No. 128 for the year ended November 30, 1998, and as required by the statement, has restated the per share information for the two prior years to conform to the statement. As described in Note 11, at November 30, 1998, 1997, and 1996 the Company had options outstanding to purchase a total of 86,777, 146,833 and 107,333 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in 1998, 1997 and 1996.


ADVERTISING:

The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 1998, 1997 and 1996 were $15,649, $91,340, and $4,562 respectively.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 2.  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at November 30, 1998 and 1997, respectively:

                                                             1998         1997

--------------------------------------------------------------------------------
Trade and contract                                       $  850,336   $  721,506


Less: Allowance for doubtful accounts                      (50,000)     (55,000)
--------------------------------------------------------------------------------
                                                         $  800,336   $  666,506
Other                                                         1,847           --
Officers and employees                                        3,708        3,983
--------------------------------------------------------------------------------
                                                         $  805,891   $  670,489
================================================================================







NOTE 3.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 1998 and 1997, respectively:

                                                           1998         1997

--------------------------------------------------------------------------------
Costs incurred on uncompleted contracts                 $  591,370   $  613,760
Estimated earnings                                         232,273      145,166
--------------------------------------------------------------------------------
                                                        $  823,643   $  758,926
Less billings to date                                     (803,428)    (765,358)
================================================================================

                                                        $   20,215   $   (6,432)
================================================================================

Included in the accompanying balance sheets under the following captions:

                                                             1998         1997

--------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                            $ 136,547   $   23,406
Billings in excess of costs and estimated earnings
     on uncompleted contracts                             (116,332)     (29,838)
--------------------------------------------------------------------------------

                                                         $  20,215   $   (6,432)
================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 4.  INTANGIBLE ASSETS

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company is required to review, certain identifiable intangibles, and goodwill for possible impairment. Under the guidelines of the standard, the Company is required to review long-lived assets and certain identifiable intangibles to be held for impairment whenever events or changes in circumstances, as outlined in Statement No. 121, indicate that the carrying amount of an asset may not be recoverable. If these events or changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, the Company shall estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company shall recognize an impairment loss in accordance with the Statement.

Product rights were purchased from Netzler & Dahlgren Co AB in 1993 to compliment the technology acquired by the Company from Autonavigator AB. During 1997, the Company determined that the prospective cash flows from these rights became uncertain and wrote-off the remaining unamortized balance of $52,394. Intangible assets at November 30, 1998 and 1997, respectively, consisted of the following:

                                                              1998        1997

--------------------------------------------------------------------------------
Netzler  &   Dahlgren   navigator   card                      $   --  $  449,092
products rights
--------------------------------------------------------------------------------
Less write-off                                                    --      52,394
Less accumulated amortization                                     --     396,698
--------------------------------------------------------------------------------

                                                              $   --  $       --

================================================================================


NOTE 5.  PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT

                                                                1998       1997
--------------------------------------------------------------------------------
Note Payable Agreement that allows the Company to borrow up
to $1,250,000 and bears interest at the lender's prime rate
plus 1.50% per annum for the first $450,000 outstanding and
prime plus 2.75% per annum for amounts in excess of
$450,000. The Company's loan outstanding shall not exceed
the lesser of (a) U.S. $1,250,000 or (b) 80% of qualified
accounts receivable plus 50% of all Eligible Inventory (as
defined in the loan agreement) with a $300,000 cap on loans
based on Eligible Inventory. The loan agreement is further
secured by 1) an Inventory Repurchase Agreement and 2) a
$450,000 irrevocable Letter of Credit issued by a Swedish
Bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to
repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible
to repay to NDCab any amounts $ 346,657 $ 427,634 it pays in reimbursing the Letter of Credit Bank . The Repurchase
Agreement guarantees that NDCab will repurchase on certain
conditions up to $300,000 worth of inventory, thereby
providing funds to pay lender should the Company be in
default on its loan obligations. The Loan Agreement
terminates upon demand by the Bank or April 30, 1999.(1)(2)  $346,657   $427,634
================================================================================

                        NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 5.  PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT (CONTINUED)

Long-term debt consists of the following :                  1998        1997
--------------------------------------------------------------------------------

Mortgage note payable to a bank,
based on a 9.5% fixed rate. Original
principal balance to be repaid in twenty-three
(23) consecutive monthly principal and
interest payments of $13,912, with one
final payment of approximately $1,007,403
due on May 16, 1999.  The note is
collaterized by the Company's land and
building with a carrying value of $978,932
The loan also contains certain financial
covenants to which the Company must adhere.
As of November 30, 1998, the Company obtained
waivers for certain financial covenants as
specified by the Mortgage note agreement.
                                                        $1,042,520   $1,107,077

Note payable to Netzler & Dahlgren Co AB,
based on a 16.0% fixed rate. Original
principal balance to be repaid in
twenty-four (24) consecutive monthly
principal payments of 133,529 Swedih
Krona, or approximately US$16,757 depending
on the exchange rate at time of payment,
plus interest. The note is collaterized
by the Company's land and building with a
carrying value of $978,932.                             $  311,841           --
--------------------------------------------------------------------------------

Less current maturities:                                 1,239,472       65,022
--------------------------------------------------------------------------------
                                                        $  114,889   $1,042,055

================================================================================

(1) The prime rate at November 30, 1998 was 7.75% and 8.50% at November 30,
1997.

(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.

Maturities of long-term debt at November 30, 1998 are as follows:

Year Ending
November 30
--------------------------------------------------------------------------------

1999                                                                 $1,239,472
2000                                                                    114,889
================================================================================
                                                                     $1,354,361
================================================================================

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 6.  MAJOR CUSTOMERS

Net revenues and accounts receivable as of and for the years ended November 30, 1998, 1997, and 1996, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                                                     Amount of Net Revenues
                                                     Year Ended November 30,

CUSTOMER                                           1998       1997       1996
--------------------------------------------------------------------------------

A                                               $  488,603   $      *    $     *
B                                                  482,826          *          *
C                                                  457,365          *          *
D                                                        *          *    666,457
E                                                        *    612,226          *
F                                                        *    590,588          *


                                                      Accounts Receivable
                                                          November 30,

                                                   1998       1997       1996
--------------------------------------------------------------------------------

A                                                 $  51,711   $     *    $     *
B                                                    63,108         *          *
C                                                   162,899         *          *
D                                                         *         *     76,448
E                                                         *    61,075          *
F                                                         *   295,363          *


*Not a major customer.

                         NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 7.   INCOME TAXES

Income taxes (benefit) consist of the following components for the years ended November 30, 1998, 1997, and 1996, respectively:
                                             1998          1997         1996
--------------------------------------------------------------------------------

Current                                   $    --        $   --       $     --
Deferred
                                               --            --         (28,829)
--------------------------------------------------------------------------------
                                          $    --        $   --       $ (28,829)

================================================================================

Net deferred tax assets consist of the following components as of November 30, 1998 and 1997, respectively:

Deferred tax assets:
   Allowance for doubtful accounts                      $    19,558   $   21,513
   Inventory valuation reserves                              15,646       46,938
   Capitalized cost in ending inventory                       8,757       10,428
   Net operating loss carryforward                        1,479,799    1,349,438
   General business credit carryforwards                     45,367       45,367
   Depreciation                                              13,847       10,600
   Other reserves                                            17,236       20,254
   Unrealized losses or foreign currency exchange                --          403
--------------------------------------------------------------------------------
                                                        $ 1,600,210   $1,504,941

 Less valuation allowance                                 1,600,210    1,504,941

--------------------------------------------------------------------------------

   Net deferred taxes                                   $        --    $      --
================================================================================

The changes in the valuation allowance for the years ended November 30, 1998, 1997 and 1996 were $95,299, $406,909 and $(49,886), respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit) included in the Statements of Operations is as follows:


                                        Years Ended November 30,
                               1998               1997               1996
--------------------------------------------------------------------------------
                                  % OF               % of               % of
                         DOLLAR   PRE-TAX   Dollar   Pre-tax  Dollar    Pre-tax
                         AMOUNT   INCOME    Amount   Income   Amount    Income
--------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)          $(93,936) (34.0)  $(360,522) (34.0)  $ 5,645      34.0

Increase (decrease) in

taxes resulting from:
State income taxes        (13,814)  (5.0)    (53,018)  (5.0)    1,873      11.3
Changes in valuation       95,299   34.0     406,909   38.0   (49,886)   (300.5)
allowance
Other                      12,451    5.0       6,631    1.0    13,539      81.6
================================================================================
                          $    --     --   $      --     --   $(28,829)  (173.6)
================================================================================

                        NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 8.   401(K) PROFIT SHARING PLAN

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 1998, 1997 and 1996 amounted to $13,587, $17,340, and $18550, respectively.


NOTE 9.   RELATED PARTY TRANSACTIONS

The Company is related to NDC, Netzler & Dahlgren Co. AB (Netzler & Dahlgren) through common ownership .

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

On November 30, 1995, the Company signed a ten (10) year master license agreement with Netzler & Dahlgren to purchase certain products at prices stipulated. The master license agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 1995.

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the years ending 1996, 1997 and 1998. For the year ending November 30, 1998, 1997 and 1996 the Company earned and netted against trade payables $59,250, $109,750 and $174,750 respectively, in laser fees from Netzler & Dahlgren.

The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 1998, 1997, and 1996, respectively:

                                             1998          1997         1996
--------------------------------------------------------------------------------
Revenues                                   $   252,621   $  153,176  $   261,199

================================================================================
Purchases of hardware, software &          $   490,656   $  689,059  $ 1,049,324
engineering services
================================================================================
Interest expense                           $    76,499   $   17,968  $        --

================================================================================


There was no royalty expense for the three years ended November 30, 1998.

                               NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 10.  COMMITMENTS

At November 30, 1998, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

The Company leases property and equipment under long-term operating leases expiring on various dates through August, 2001. In addition, the Company has rental expenses for facilities rented on a short term basis and on a month-to-month basis, such expenses were $15,187, $16,103, and $38,514 for the years ended November 30, 1998, 1997, and 1996, respectively.

Minimum rental commitments under long-term operating leases at November 30, 1998 were as follows:

1999          $    50,948
2000               17,013
2001                6,613
              ============
              $    74,574
              ============



The Company has an employment contract with the President which provides for a minimum annual base salary of $120,000 plus $12,000 being contributed to a retirement plan. The base salary is subject to annual reviews. The contract expires on March 1, 1999.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 11.  STOCK OPTION PLANS

The Company has adopted Statement of Financial Accounting Standards (`SFAS') No. 123, Accounting for Stock-Based Compensation. FASB Statement No.123, requires that the Company account for its stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995. The Statement allows and the Company has elected to continue to use APB Opinion No. 25 Accounting for Stock Issued to Employees to measure compensation cost, but is required to disclose the pro forma effect on net income and earnings per share to reflect the difference between the compensation cost from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the statement for all awards granted in years beginning after December 15, 1994. The Statement did not change the reporting required for the Plans discussed below. The FASB has issued for public comment certain interpretations of APB 25, which could have a significant effect on the Company's future financial statements.

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

1997 STOCK OPTION PLAN:

On December 7, 1996 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held April 25, 1997. The 97 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 210,000 were granted in January 1997 at an exercise price of $0.50 per share upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. No pro forma compensation expense has been disclosed due to financial performance targets not being obtained in 1998 or 1997 and due to uncertainty of financial performance targets being obtained prospectively.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 11.  STOCK OPTION PLANS ( CONTINUED)


Transactions involving these plans for the years ended November 30, 1998, 1997 and 1996 respectively, are summarized as follows:


STOCK OPTIONS             1998*                                         1997*                               1996*
---------------------------------------------------------------------------------------------------------------------------------
                 90 PLAN   93 PLAN   97 PLAN  TOTAL     90 PLAN   93 PLAN   97 PLAN   Total      90 PLAN    93 PLAN   Total
                 -----------------------------------    ------------------------------------     --------------------------------

Outstanding,     63,233    83,600    199,520  346,333   63,233    84,100              147,333    67,929     93,000    160,929
December 1
Granted              --        --         --       --      --         --    210,000   210,000        --         --         --
Canceled         (33,556) (31,500)   (32,250) (97,306)     --       (500)   (10,500)  (11,000)   (4,696)    (8,900)   (13,596)
Exercised            --        --         --       --      --         --         --        --        --         --         --
-----------------------------------------------------   -------------------------------------  ----------------------------------

Outstanding,      29,677   52,100    167,250  249,027   63,233    83,600    199,500   346,333    63,233     84,100    147,333
November 30
=====================================================   =====================================  ==================================

Exercisable,      29,677   52,100         --   81,777   63,233    83,600         --   146,833    63,233     84,100    147,333
November 30
=====================================================   =====================================  ==================================

* The weighted average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan is $0.7917, for the 93 Plan is $1.56 and for the 97 Plan is $0.50.


                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 12.  REASSIGN BACK STATEC EXCLUSIVE DISTRIBUTION AGREEMENT

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

NOTE 13.  RESTRICTED CASH AND CREDIT RISK

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

NOTE 14.  FASB STATEMENTS AND PROPOSED REGULATIONS

The FASB has issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which the Company has not been required to adopt as of November 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 14.  FASB STATEMENTS AND PROPOSED REGULATIONS (CONTINUED)

The FASB has issued SFAS No.131, Disclosures About Segments of an Enterprise and Related Information, which the Company has not been required to adopt as of November 30, 1998. This statement which is effective for Fiscal years beginning after December 15, 1997 establishes standards for the manner in which a publicly held enterprise reports certain information about operating segments of their business. The information required to be disclosed for an entity's operating segments not only consist of financial information, but also certain related disclosures of the segment's products and services, geographic areas, and major customers. The impact on disclosures is not anticipated to be significant.


NOTE 15.  CONTINUED OPERATIONS

The Company has suffered a significant loss from operations in 1998 and 1997. Should such losses continue its total liabilities will exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern.

Management has made plans in regards to these matters to develop an operating plan that will increase revenues and minimize losses. This plan includes a reorganization of present resources to support the following :

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Expand the aftermarket sales business

The Company is also pursuing raising additional equity to assist in reaching its goals.

Although the Company believes that its strategic plans will permit it to meet its 1999 working capital needs, there can be no assurance that the Company can successfully meet the objectives of such plans.



                             SHAREHOLDER INFORMATION

====================================================================================================================================

ANNUAL MEETING                                                                         DIRECTORS
      The annual meeting will be held at 10:00 am, Friday,
      May 7, 1999, at NDC Automation's Corporate offices                               Goran P.R. Netzler
      in Charlotte, North Carolina.                                                    Chairman of the Board of Directors, NDC
                                                                                       Automation, Inc.
                                                                                       President
                                                                                       Netzler and Dahlgren Co. AB

SHAREHOLDER RELATIONS
      A COPY OF NDC'S ANNUAL REPORT                                                    Ralph Dollander
      AND FORM 10-KSB, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE                 President
      COMMISSION, WILL BE SENT TO ANY SHAREHOLDER UPON WRITTEN REQUEST                 NDC Automation, Inc.
      TO MANAGER-INVESTOR RELATIONS
      NDC AUTOMATION, INC.,
      3101 LATROBE DRIVE                                                               Jan H.L. Jutander
      CHARLOTTE, NORTH CAROLINA 28211-4849                                             Vice President, Operation
                                                                                       Netzler and Dahlgren Co. AB
CORPORATE OFFICES
      NDC Automation, Inc.                                                             Richard D. Schofield
      3101 Latrobe Drive                                                               Director
      Charlotte, North Carolina 28211-4849
                                                                                       Raymond O. Gibson
       (704) 362-1115 Telephone                                                        VP Operations
       (704) 364-4039 Facsimile                                                        Terion, Inc.

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

AUDITORS
      McGladrey & Pullen, LLP
      Charlotte, North Carolina

==========================================================================================================================

COMMON STOCK DATA
                                                                      Market Price Per Share
                                       ----------------------------------------------------------------------------------
                                                      1998                     -                     1997
                                       -------------------------------------         ------------------------------------
Quarter Ended                                High               Low                        High               Low
                                         Bid      Ask       Bid      Ask               Bid      Ask      Bid      Ask
-------------------------------------------------------------------------------------------------------------------------
 February 28                             9/32     13/32    5/32       3/16            11/16     13/16   9/32     11/32
 May 31                                 11/32     7/16     9/32     11/32             13/32    17/32    9/32      3/8
 August 31                               .32      7/16     3/16      .24              31/32    1 1/32   5/16      3/8
 November 30                             .22      .28      .125      .14              13/16    15/16     1/4      3/8
=========================================================================================================================

                                       32