Form 10KSB, Exhibit 13
period 1999-11-30
NDC AUTOMATION INC
filed 2000-02-23
CIK 859621

ANNUAL REPORT 1999


                                   COVER PAGE

                                FINANCIAL SUMMARY

===================================================================================================================
                                                                                              98 TO 99     97 TO 98
At or For Year Ended November 30                1999            1998             1997         % CHANGE     % CHANGE
-------------------------------------------------------------------------------------------------------------------
OPERATIONS
-------------------------------------------------------------------------------------------------------------------
Net revenues                                $ 5,818,222     $ 4,015,698      $ 4,076,897         44.9         (1.5)
Operating income (loss)                     $   257,662     $   (31,418)     $  (864,398)           *        (96.4)
Income (loss) before income taxes (benefit) $    19,753     $  (276,283)     $(1,060,360)           *        (73.9)
Net income (loss)                           $    19,753     $  (276,283)     $(1,060,360)           *        (73.9)
Weighted average common shares outstanding    3,458,552       3,453,451        3,453,451          0.1            -
-------------------------------------------------------------------------------------------------------------------
PER SHARE DATA^
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                 $ .01          $ (.08)          $ (.31)           *        (74.2)
Cash dividends                                      $ -             $ -              $ -           NA           NA
Stockholders' equity                              $ .13           $ .11            $ .19         18.2        (42.1)
-------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
-------------------------------------------------------------------------------------------------------------------
Assets                                       $3,392,190      $2,706,650      $ 2,757,331         25.3         (1.8)
Working capital (deficit)                    $ (560,625)     $ (563,725)     $   570,259          0.5            *
Property and equipment                       $1,011,676      $1,059,912      $ 1,129,377         (4.6)        (6.2)
Long-term debt, less current maturities      $        -      $  114,889      $ 1,042,055       (100.0)       (89.0)
Stockholders' equity                         $  451,051      $  381,297      $   657,581         18.3        (42.0)
-------------------------------------------------------------------------------------------------------------------
Number of employees                              25              22               25
Number of stockholders                      approx. 800     approx. 800     approx. 1200
-------------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings
   (loss) per share.
===================================================================================================================
                                                 INDEX
Financial Summary                                                              1
Letter to Shareholders                                                         2
Selected Financial Data                                                        4
Management's Discussion and Analysis                                           5
Independent Auditor's Report                                                  13
Balance Sheets                                                                14
Statements of Operations                                                      16
Statements of Stockholders' Equity                                            17
Statements of Cash Flows                                                      18
Notes to the Financial Statements                                             20
Shareholder Information                                                       32
Directors and Officers                                                        32

                            DEAR FELLOW SHAREHOLDER:

================================================================================

The results in 1999 have indeed confirmed that our strategy of diversification that was introduced in the fall of 1997 has allowed the Company to grow. Most aspects of our business improved compared with 1998. Bookings and revenues have increased approximately 50%, our backlog at the end of 1999 was twice as large as that at the end of 1998, and we have returned the Company to profitability. The major contributors to our improved performance in 1999 have been our AGV system business and our product distribution business.

Other items in 1999 that contributed to the improved performance are the introduction of an improved and even more user-friendly generation of the Lazerway (TM) technology and the hiring of highly qualified people for our engineering department. The Company implemented a re-organization effective December 1, 1999 to focus its resources on future growth areas.

On September 13, 1999 the Company signed a merger agreement with Portec, Inc., which was later mutually terminated on November 15. Although the termination of the merger was seen as a setback at the time, the improved performance of the Company in 1999 should allow the Company to continue to grow from a stronger platform.

The Company has invested considerable time and resources to develop a number of strategic market segments for our AGV system solutions and technology during the last two years. Our efforts have generated several new business opportunities. We are very hopeful that we will see these opportunities come to fruition in the next couple of years.

Some notable events in 1999:

         o Through our partner, Harcon Engineering, we were awarded a large order from DaimlerChrysler for a turnkey AGV system to be installed and commence operation in the year 2000 at a new facility in Detroit.

         o The Company received an order for a turnkey AGV system from one of the largest commercial printing companies in North America.

         o The Company completed registration of its new trademark PowerWay(TM) under which it will market and sell batteries, chargers and other AGV-related products.

         o A distribution agreement was signed with Micropower, a Swedish manufacturer of smart battery chargers, giving NDCA exclusive marketing rights for the AGV market in North America for an initial period of three years.

================================================================================

o A distribution agreement was signed with a world leader in batteries, giving the Company exclusive marketing rights for the AGV market in North America for a new line of highly advanced batteries.

o Several orders were received from the entertainment industry for the Company's line of drive motors and its new PowerWay product line of batteries and battery chargers.

o Negotiations with the Raymond Corporation, a leading manufacturer of industrial "forklift" trucks, were concluded in December 1999 for a cooperation agreement between the two companies, in which NDCA assumes the responsibility for the service and support of Raymond's installed base of AGV systems in North America. This agreement offers NDCA valuable access to a large number of Fortune 500 companies and to Raymond's prominent dealer organization.

I want to take this opportunity to give a special thanks to Mr. Ralph Dollander for all the hard work he performed while being President of the Company. He was instrumental in turning the Company around in 1999 and we are now well positioned to carry this positive trend into the new year. I also need to thank the employees as well as the shareholders of NDC Automation for all your support and loyalty during the past year as we continue our quest for a successful future.


 February 2000


Sincerely yours,



Claude Imbleau
Chief Operating Officer

                             SELECTED FINANCIAL DATA

==================================================================================================================================

                                                                          At or For Year Ended November 30
                                                   -------------------------------------------------------------------------------

                                                        1999           1998            1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                                      $ 5,818,222     $ 4,015,698     $ 4,076,897     $ 6,142,954     $ 7,851,147
    Cost of goods sold                                  3,614,922       2,387,342       2,695,289       3,864,393       5,597,305
----------------------------------------------------------------------------------------------------------------------------------
       Gross profit                                   $ 2,203,300     $ 1,628,356     $ 1,381,608     $ 2,278,561     $ 2,253,842
----------------------------------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations                     $ -             $ -             $ -             $ -       $ 366,764
----------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                             $ 723,162       $ 662,780       $ 693,106       $ 656,537       $ 776,907
    General and administrative                          1,222,476         996,994       1,552,900       1,422,586       3,288,619
    Research and development                                    -               -               -           3,942         141,220
----------------------------------------------------------------------------------------------------------------------------------
                                                      $ 1,945,638     $ 1,659,774     $ 2,246,006     $ 2,083,065     $ 4,206,746
----------------------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                          $ 257,662       $ (31,418)     $ (864,398)      $ 195,496    $ (1,586,140)
----------------------------------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                                           $ -             $ -             $ -         $ 7,771         $ 9,025
    Interest expense                                     (237,909)       (244,865)       (195,962)       (186,665)       (669,157)
----------------------------------------------------------------------------------------------------------------------------------
                                                       $ (237,909)     $ (244,865)     $ (195,962)     $ (178,894)     $ (660,132)
----------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)              $ 19,753      $ (276,283)   $ (1,060,360)       $ 16,602    $ (2,246,272)
Federal and state income taxes (benefit)                        -               -               -         (28,829)         97,891
----------------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                                 $ 19,753      $ (276,283)   $ (1,060,360)       $ 45,431    $ (2,344,163)
==================================================================================================================================

Weighted average number of
   common shares outstanding
  (Basic and fully diluted)                             3,458,552       3,453,451       3,453,451       3,453,451       2,904,322
==================================================================================================================================

Basic and diluted earnings (loss) per share                 $ .01          $ (.08)         $ (.31)          $ .01          $ (.81)
==================================================================================================================================

Cash dividend declared per common share                       $ -             $ -             $ -             $ -             $ -
==================================================================================================================================

Balance Sheets Data:
Working capital (deficit)                              $ (560,625)     $ (563,725)      $ 570,259     $ 1,416,912     $ 1,227,144
Total assets                                          $ 3,392,190     $ 2,706,650     $ 2,757,331     $ 4,556,794     $ 5,084,450
Long-term debt, less current maturities                       $ -       $ 114,889     $ 1,042,055     $ 1,102,264     $ 1,170,311
Total liabilities                                     $ 2,941,139     $ 2,325,353     $ 2,099,750     $ 2,838,853     $ 3,411,940
Stockholders' equity                                    $ 451,051       $ 381,297       $ 657,581     $ 1,717,941     $ 1,672,510

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

OVERVIEW
     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been derived from other industries, e.g. automotive, CD manufacturing, food, paper. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. During 1996 and for the first three quarters of 1997, the Company refocused its sales efforts to existing original equipment manufacturers (OEMs) and system integrators in the AGV systems industry. Such OEMs and system integrators have historically sold products to end users to whom the Company occasionally had direct sales. In September of 1997, however, the Company began to again pursue AGV system sales in selected market niches to supplement revenues obtained from sales to OEMs and system integrators.

     Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount a typical project usually bears to the Company's historical and current quarterly and annual net revenues, the Company has experienced, and can be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

     The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. Another way is to sell hardware, software and services as standard items, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

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

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 to 90 days to its customers. It typically receives a cash advance ranging from 10% to 30% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     TERMINATED ACQUISITION OF NDCA BY PORTEC: On September 13, 1999 the Company entered into a definitive agreement to merge with a subsidiary of Portec, Inc. Portec, Inc. is a subsidiary of J Richard Industries (See Company's 8-K filing dated September 17, 1999). The transaction was structured as a merger in which a newly-formed subsidiary of Portec would merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Portec. In the merger, stockholders of the Company were to receive $0.75 per share in cash for a total stock transaction value in excess of $2.5 million. In addition, as part of the merger closing, the Company's bank debt (line of credit and mortgage) was to be paid in full as well as the Netzler & Dahlgren note payable. It was estimated that such debt would be in excess of $1.3 million at closing. The transaction was subject to customary conditions including approval by the Company's shareholders.

     The Company retained Willamette Management Associates as its financial advisor. Willamette had rendered its opinion to the Board of Directors that the consideration to be paid in the merger was fair to the stockholders from a financial point of view.

      J Richard Industries, L.P. is a Toledo, Ohio-based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Portec is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in the material handling and sorting of recycled materials.

     The merger was expected to provide financial support for NDCA to pursue its strategic business plan while providing a cash return to the Company's shareholders.

        On November 15, 1999 the Company and Portec jointly announced the termination of the Agreement and Plan of Merger dated as of September 13, 1999. As a result of this termination, NDCA continued as a public company and was not acquired by Portec.

         As part of the termination agreement, Portec reimbursed NDCA for $75,000 in merger related expenses and J Richard Industries LP, provided $50,000 in equity in return for 133,000 newly issued common shares of NDCA. The $50,000 increased NDCA's working capital for general corporate purposes. The new shares were restricted shares, meaning that they cannot be resold unless registered under applicable securities laws or pursuant to an exemption from registration.

         NDCA will continue to actively pursue new business combinations and financing to improve its working capital. Additional working capital, which was one of the objectives of the merger, is primarily needed to secure proper financing from banks to allow the Company to actively pursue its identified strategic markets. Under present borrowing arrangements with NDCA's primary bank, Netzler & Dahlgren Co AB has provided an irrevocable Letter of Credit of $450,000, in order for the Company to retain its line of credit. Netzler & Dahlgren subsequent to year end extended the irrevocable Letter of Credit to the end of February 2001.

STRATEGY DIVERSIFICATION: The Company is continuing to pursue a strategy of diversification to explore various ways to increase revenues and minimize losses. These approaches include the following :

o   Establish and develop strategic alliances with selected customers

o   Pursue AGV system business in selected market niches

o   Grow the distribution business by adding supplementary products

o   Expand the aftermarket sales business

      Positive results from this diversification in terms of new business and increased bookings and backlog have been noted, and the Company intends to continue this strategy actively. However, there can be no assurance that these approaches will continue to be successful.

     HARCON AGREEMENT AND NEW ORDERS: On January 27, 1999 the Company signed an agreement with Harcon Engineering, Inc. ("Harcon") of Roseville, Michigan with the objective of jointly pursuing material handling systems projects, primarily in the automotive industry. The Company received in January 1999 an order from Harcon for the design phase of a major laser guided AGV system to be installed at a new DaimlerChrysler facility in the Detroit area. The design phase order together with manufacturing orders received in May of 1999 in connection with the project significantly increased the Company's revenues in 1999.


       ENTERTAINMENT INDUSTRY AND POWERWAY PRODUCTS: The Company received during the second quarter an order of approximately $130,000 for its Powerway products from a major entertainment customer. The order was important to the Company because it was the first significant order for the Powerway product line. The Powerway line was introduced as part of the Company's strategy to expand its distribution revenues and profitability. This same major entertainment customer ordered a pilot project involving the Company's AGV technology for a site outside North America . As part of this project the Company received an order in excess of $500,000 for Schabmuler drives and Powerway products. Although the Company does not generate revenues from NDC products utilized from projects outside its territory (such sales per the Master License Agreement are handled by Netzler & Dahlgren or their licensees) these projects may provide significant opportunities for the Company should similar projects be pursued in North America.

       RAYMOND CORPORATION: In December, 1999, negotiations were finalized with the Raymond Corporation, a leading manufacturer of industrial trucks ( "forklift trucks"), with regard to a co-operation agreement whereby the Company assumes the responsibility for Raymond's installed base of AGV systems in North America. The Agreement will be implemented during the first quarter of Fiscal year 2000.

      YEAR 2000: The Company successfully installed new hardware and software for its operations during 1999 and incurred no problems relating to the date change in the new millennium. The Company also experienced no Y2K related problems with its products supplied to customers.

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

      These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

a) Revenues from end user systems sales, new OEMs and new niches may be lower than expected or delayed.

b) New product lines of the Company (Thrige, Netzler & Dahlgren (Teach-in), Powerway) may not be well received in the North American industrial truck market or AGV market, thereby restricting growth opportunities for the Company.

c) The Company might be unable to raise the additional working capital needed, directly or through a business combination, to finance the current business strategy, which would have a serious impact on the Company's ability to sell its current and future products, as well as to satisfy existing banking requirements.

d) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 1999, 1998 and 1997, respectively.

                                                                                           Percentage of Change
                                                                                             Period to Period
                                                  Percentage of net Revenues                Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended       Year Ended
                                                        For year Ended                 November 30,    November 30,
                                                 1999        1998        1997         1998 to 1999     1997 to 1998
----------------------------------------------------------------------------------------------------------------------
Net Revenues                                     100.0  %    100.0  %     100.0 %        44.9   %        (1.5) %
Cost of  goods sold                               62.1        59.5         66.1          51.4           (11.4)
----------------------------------------------------------------------------------------------------------------------

Gross profit                                      37.9        40.5         33.9          35.3            17.9

Operating expenses:
   Selling                                        12.4        16.5         17.0           9.1            (4.4)
   General and administrative                     21.0        24.8         38.1          22.6           (35.8)
----------------------------------------------------------------------------------------------------------------------

                                                  33.4        41.3         55.1          17.2           (26.1)
----------------------------------------------------------------------------------------------------------------------

Operating income (loss)                            4.4        (0.8)       (21.2)            *           (96.4)
Net interest expense                              (4.1)        6.1          4.8          (2.8)           25.0
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income
taxes (benefit)                                     .3        (6.9)       (26.0)            *           (73.9)
Income Tax (benefit)                                 -           -            -             -               -
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                                   .3 %      (6.9) %     (26.0) %          *           (73.9) %
======================================================================================================================
*   Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

FISCAL YEAR ENDED NOVEMBER 30, 1999 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1998.

     Net revenues in 1999 increased significantly compared to the prior year. Revenues increased by $1,802,524 or 44.9%, from $4,015,698 for the fiscal year ended November 30, 1998 to $5,818,222 for the fiscal year ended November 30, 1999. The Company's strategy to increase revenues by selectively selling turnkey systems to end users and system integrators in September of 1997 accounted for the majority of the increase in revenues in 1999. The large order received from the automotive market through Harcon was the primary reason for the increased systems revenues. The Company also continued to aggressively pursue distribution of new products and technology in 1999 to the AGVS market to increase its revenues. The Company received two major orders from the entertainment industry for its Motor-In-Wheel-Drive units, batteries and chargers which represented approximately $450,000 in revenues in 1999. The Company will continue to focus on increasing revenues in 2000 by providing more turnkey systems when appropriate and expanding its existing product line.

     Cost of goods sold increased from $2,387,342 to $3,614,922, or 51.4%, due primarily to the increased revenues. As a percentage of net revenues, cost of goods sold increased to 62.1% compared to 59.5% the prior year. The primary reason for the increase is the Company experienced lower margins on engineering revenues. Margins on turnkey systems are generally lower than distribution revenues. Gross profit increased by $574,944, or 35.3%, from $1,628,356 to $2,203,300.

     Selling expenses increased from $662,780 to $723,162, or 9.1% due primarily to increased travel, advertising and marketing expenses. General and administrative expenses increased by $225,482 from $996,994 to $1,222,476, or 22.6%. The increase compared to the prior year was primarily due to the following 1) an unusual expense of $67,000 relating to the terminated merger with Portec 2) increased incentive to the officers of approximately $40,000, 3) rent cost increases due to a new test facility of approximately $25,000 4) Y2K related expense of approximately $20,000 and 5) increased expenses in recruiting, training, personnel and other general expenses.

     Primarily as a result of the foregoing, the operating results improved by $289,080 from an operating loss of $31,418 to an operating income of $257,662 for the current year.

     Net interest expense decreased from $244,865 to $237,909, a decrease of 2.8%.

     Primarily as a result of the foregoing, the net results improved by $296,036 from a net loss of $276,283 to a net income of $19,753.

BACKLOG

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 1999, the Company had a backlog of approximately $1,650,000 compared to approximately $780,000 one year earlier.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

FISCAL YEAR ENDED NOVEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1997.

     Net revenues in 1998 did not change significantly compared to the prior year. Revenues decreased by $61,199 or 1.5%, from $4,076,897 for the fiscal year ended November 30, 1997 to $4,015,698 for the fiscal year ended November 30, 1998. The Company's strategy to increase revenues by selectively selling turnkey systems to end users and system integrators in September of 1997 did not generate significant revenues in 1998, but resulted in an expansion of its customer base and markets. Orders were received in 1998 from such industries as entertainment, automotive, postal service and airport security, some of which were new to the Company. The Company's strategy to align itself with Munck Automation, Inc. ("Munck") did not generate the projected business volume from Munck. Munck was acquired by Swisslog Management Ltd. headquartered in Aurau, Switzerland, a world leader in material handling equipment and solutions. In December 1998 the Company terminated its strategic alliance agreement with Munck in order to facilitate negotiations of a new agreement more consistent with the future direction of both companies. The Company also aggressively pursued distribution of new products and technology in 1998 to the AGVS market to increase revenues. The primary products were motors for industrial truck manufacturers and batteries and chargers for the AGV market. Such new products did produce interest in the marketplace but did not result in significant revenues for the Company in 1998.

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

     Primarily as a result of the foregoing, the operating loss decreased by $832,980 or 96.4%, from $864,398 in 1997 to an operating loss of $31,418 for
1998.

     Net interest expense increased from $195,962 to $244,865, an increase of 25.0%. The increase is primarily due to increased borrowings relating to a two year term loan from Netzler and Dahlgren.

     Primarily as a result of the foregoing, the net loss decreased by $784,077 or 73.9%, from $1,060,360 in 1997 to a net loss of $276,283 in 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

LIQUIDITY AND CAPITAL RESOURCES

The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, long-term debt, capital leases and proceeds of its public and private offerings, to satisfy its external financing needs.

During the year ended November 30, 1999 net cash provided from operating activities was $395,332. However, as of November 30, 1999 the Company had been delaying payments of approximately $200,000 in trade payables to Netzler & Dahlgren due to cash not being available under the current line of credit.

During the third quarter the Company's working capital decreased by $1,070,046 to a deficit of $904,987 on August 31, 1999 compared to a working capital of $165,059 on May 31,1999. The large decline in the Company's working capital was the result of the Company's mortgage becoming a current liability in June of 1999 (see Note 4 of the Company's Financial Statements). The Company's working capital deficit at year end was $560,625 compared to $563,725 in 1999.

The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") on February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement was amended and restated on April 30, 1999 and allows the Company to borrow up to a maximum of $1,250,000. Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by the Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of (a) U.S $1,250,000 or (b) 80% of i) Qualified Accounts receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project Qualified Accounts plus 50% of all eligible inventory ( as defined in the Loan Agreement) , but in no event shall (A) Inventory Value be in excess of $300,000 and (B) Inventory Value and Qualified Accounts that are project Qualified Accounts be in excess of $450,000. The borrowed funds will bear interest at the Lender's prime rate plus 2.75% per annum. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date has been extended to January 31, 2001, or upon demand by the Bank. The extension was approved when Netzler & Dahlgren extended its $450,000 irrevocable Letter of Credit to the Bank through February 28, 2001. To further secure Netzler & Dahlgren for providing the Letter of Credit the Company entered into a Reimbursement Agreement under which the Company granted to Netzler and Dahlgren a security interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender's security interest.

The Company's strategy depends heavily on securing project business to grow. Such business is traditionally not financed by the banking community due to perceived risk associated with such jobs. In addition, in 1999 the Company was informed by the lender that unless the Company's assets or equity were significantly higher and the Company could show consistent earnings that such project receivable financing would not be readily available. Under the present banking relationship the Company can realistically only borrow approximately $250,000 for such project receivables when the availability needed for inventory is taken into account. At the end of November 1999 the Company had approximately $1,100,000 of such project receivables which could not be fully utilized by the present borrowing formulae. By not being able to fully utilize its project assets for the line of credit, the Company experiences negative cash flows until such cash is received from the customer. Due to the above factors the Company delayed payments of approximately $200,000 to its affiliate Netzler & Dahlgren so not to exceed current borrowing maximums from the demand promissory note. Such past due payable is accruing interest at 16% per annum. The Company was current at November 30, 1999 on the Note payable to Netzler & Dahlgren.

The Company had difficulty obtaining an adequate line of credit to meet its operating needs due to the poor results of the 1997 and 1998 and the Company's low equity position. Bank relations have improved especially since the new bookings received during the second quarter, and the positive results of 1999, but the banks are still very cautious. This was evidenced by short extensions of credits, increased interest rates and the continued requirement to have guarantees from Netzler & Dahlgren. One of the primary reasons for the merger with Portec was to provide adequate financing for the continued operations of the Company. When the merger was terminated, Netzler & Dahlgren extended its letter of credit to the bank to February 2001. The last quarter results considerably improved the financial condition compared to the end of the third quarter, Netzler & Dahlgren , however, must continue to accept delayed payments from the Company. Netzler & Dahlgren presently does not have the financial resources to properly finance the growth of the Company under the current strategy.

The Company had been exploring the possibility of raising additional equity capital, or subordinated debt, either directly or possibly through a business combination, in order to improve its financial position, its independence and have the working capital to address potential growth opportunities. Management currently believes that its present working capital needs are close to or greater than $1.5 million. The Company will continue to pursue equity and/or debt financing, unless revenues that can be financed by the banking community increase substantially to consistently provide earnings for the Company. There can be no assurance that the Company will be successful in raising the additional capital or subordinated debt to improve its financial position

During May 1999, the mortgage loan maturity date was extended for thirteen months from May 16, 1999 to June 16, 2000. The interest rate on the note remained at 9.5%, and the combined principal and interest monthly payment of $13,912 was also unchanged. The Company has made all payments on a timely basis on the mortgage.

                                                    Independent Auditor's Report


To the Board of Directors
NDC Automation, Inc.

Charlotte, North Carolina

We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                         McGLADREY & PULLEN, LLP

Charlotte, North Carolina
January 14, 2000, except for the last
sentence of the second paragraph of
Note 4, as to which the date is February 22, 2000

                                 BALANCE SHEETS

=====================================================================================================================

                                                                                      November 30,
                                                                                 1999              1998
---------------------------------------------------------------------------------------------------------------------

      ASSETS (Note 4)

CURRENT ASSETS
     Cash and cash equivalents (Note 12)                                            $ 45,240          $ 62,923
     Accounts receivable, net (Notes 2 and 5)                                      1,882,293           805,891
     Inventories (Note 8)                                                            366,365           593,794
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)                                35,024           136,547
     Prepaid expenses and other assets                                                51,592            47,583
---------------------------------------------------------------------------------------------------------------------
              Total current assets                                               $ 2,380,514       $ 1,646,738
---------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
      Land                                                                         $ 300,000         $ 300,000
      Building and improvements                                                    1,126,623         1,126,623
      Furniture, fixtures, and office equipment                                      168,505           138,746
      Machinery and equipment                                                         63,415            59,325
---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 1,658,543       $ 1,624,694
       Less accumulated depreciation                                                 646,867           564,782

---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 1,011,676       $ 1,059,912

---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 3,392,190       $ 2,706,650
=====================================================================================================================

See Notes to Financial Statements

                                 BALANCE SHEETS

=====================================================================================================================

                                                                                      November 30,
                                                                                  1999              1998
---------------------------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 4)                                                    $ 168,153        $ 346,657
     Current maturities of long- term debt (Note 4)                                 1,087,740        1,239,472
     Accounts payable and accrued expenses;
             including affiliates $416,581 at 1999
             and $169,837 at 1998 (Note 8)                                          1,475,974          508,002
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)                              209,272          116,332

---------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                           $ 2,941,139      $ 2,210,463
---------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 4)                                                                   $ -        $ 114,889
---------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note  9 )

STOCKHOLDERS' EQUITY (Notes 10 and 11)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued                                $ -              $ -
       Common stock, par value $.01 per share;
                11,000,000 shares authorized
                at 1999 and 1998; 3,586,451 shares
                and 3,453,551 were issued at 1999
                and 1998, respectively                                                 35,864           34,534
       Additional paid-in capital                                                   4,260,236        4,211,566
       Accumulated deficit                                                         (3,845,049)      (3,864,803)
---------------------------------------------------------------------------------------------------------------------
                                                                                    $ 451,051        $ 381,297

---------------------------------------------------------------------------------------------------------------------
                                                                                  $ 3,392,190      $ 2,706,649
=====================================================================================================================

                            STATEMENTS OF OPERATIONS

======================================================================================================================

                                                                               Years ended November 30,
                                                                       1999              1998              1997
----------------------------------------------------------------------------------------------------------------------
Net revenues (Notes 5 and 8)                                           $ 5,818,222       $ 4,015,698      $ 4,076,897
Cost of goods sold (Note 8)                                              3,614,922         2,387,342        2,695,289
----------------------------------------------------------------------------------------------------------------------
    Gross profit                                                       $ 2,203,300       $ 1,628,356      $ 1,381,608
----------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                                            $ 723,162         $ 662,780        $ 693,106
      General and administrative (Note 9)                                1,222,476           996,994        1,552,900
----------------------------------------------------------------------------------------------------------------------
                                                                       $ 1,945,638       $ 1,659,774      $ 2,246,006
----------------------------------------------------------------------------------------------------------------------
            Operating income (loss)                                      $ 257,662         $ (31,418)      $ (864,398)
----------------------------------------------------------------------------------------------------------------------

Net interest expense (Note 8):                                          $ (237,909)       $ (244,865)      $ (195,962)
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                         $ 19,753        $ (276,283)    $ (1,060,360)

Federal and state income taxes (benefit) (Note 6)                                -                 -                -
----------------------------------------------------------------------------------------------------------------------
           Net income (loss)                                              $ 19,753        $ (276,283)    $ (1,060,360)
======================================================================================================================

Basic and diluted earnings (loss) per share                                  $ .01            $ (.08)          $ (.31)
======================================================================================================================

Weighted average common shares outstanding                               3,458,552         3,453,451        3,453,451
======================================================================================================================

Dividends per common share                                                     $ -               $ -              $ -
======================================================================================================================

See Notes to Financial Statements

                       STATEMENTS OF STOCKHOLDERS' EQUITY

====================================================================================================================================

                                                                                 Years Ended November 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                           1999                          1998                         1997
                                                  AMOUNT         SHARES          Amount       Shares         Amount          Shares
                                                  ------         ------          ------       ------         ------          ------
COMMON STOCK:
        Balance, beginning                       $ 34,534     3,453,451         $ 34,534      3,453,451       $ 34,534     3,453,451
        Stock options exercised (Note 11)               -             -                -              -              -             -
        Issuance of common stock (Note 10)          1,330       133,000                -              -              -             -
------------------------------------------------------------------------------------------------------------------------------------
        Balance, ending                            35,864     3,586,451         $ 34,534      3,453,451       $ 34,534     3,453,451
====================================================================================================================================

ADDITIONAL PAID-IN CAPITAL:
       Balance, beginning                      $4,211,566                    $ 4,211,566                   $ 4,211,566
       Stock options exercised (Note 11)                -                              -                             -
       Issuance of common stock (Note 10)        $ 48,670                              -                             -
------------------------------------------------------------------------------------------------------------------------------------
       Balance, ending                         $4,260,236                    $ 4,211,566                   $ 4,211,566
====================================================================================================================================

ACCUMULATED DEFICIT:
       Beginning deficit                     $ (3,864,802)                   $(3,588,519)                 $ (2,528,159)
       Net income (loss)                           19,753                       (276,283)                   (1,060,360)
------------------------------------------------------------------------------------------------------------------------------------
       Ending deficit                        $ (3,845,049)                   $(3,864,802)                 $ (3,588,519)
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity at November 30             $ 451,051     3,586,451        $ 381,298      3,453,451      $ 657,581     3,453,451
====================================================================================================================================

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

======================================================================================================================

                                                                                      Years ended November 30,
                                                                                1999            1998            1997
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                    $ 19,753      $ (276,283)  $ (1,060,360)
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
            Depreciation                                                        82,085          82,825        114,564
            Amortization                                                             -               -         89,818
            Increase (decrease) in provision for doubtful accounts                   -          (5,000)        26,281
            (Gain) loss  on sale of property and equipment                           -          (1,637)        26,027
            Write-off of intangibles                                                 -               -         52,394
            Loss (gain) on foreign currency exchange rate                      (15,959)         (7,715)         3,652
        Change in assets and liabilities:
            (Increase) decrease in accounts receivable                      (1,076,402)       (130,402)       829,620
            Decrease in inventories                                            227,429         220,071        312,533
            (Increase) decrease in costs and estimated earnings in
                excess of billings on uncompleted contracts                    101,523        (113,141)        25,871
            (Increase) decrease in prepaid expenses
                and other assets                                                (4,009)            243          4,109
            (Increase) decrease in other assets                                      -               -         21,281
            Decrease (increase) in accounts payable
                and accrued expenses                                           967,972         (27,199)      (167,104)
            Increase (decrease) in billings in excess of costs and
               estimated earnings on uncompleted contracts                      92,940          86,494        (88,819)
----------------------------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY (USED IN)
                OPERATING ACTIVITIES                                         $ 395,332      $ (171,744)     $ 189,867
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment                           $ -         $ 2,142        $ 6,535
        Purchase of property and equipment                                     (33,849)        (13,865)       (36,703)
----------------------------------------------------------------------------------------------------------------------
            NET CASH  USED IN
                 INVESTING ACTIVITIES                                        $ (33,849)      $ (11,723)     $ (30,168)
----------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

======================================================================================================================

                                                                                      Years ended November 30,
                                                                                1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement             $ (178,504)      $ (80,977)    $ (419,583)
        Proceeds from current and long-term borrowings                                -         402,183              -
        Principle payments on long-term borrowings                             (266,621)       (154,899)       (63,597)
        Net proceeds  from common stock issued                                   50,000               -              -
-----------------------------------------------------------------------------------------------------------------------

            NET CASH  PROVIDED BY (USED IN)
                 FINANCING ACTIVITIES                                        $ (395,125)      $ 166,307     $ (483,180)
-----------------------------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                                         $ 15,959         $ 7,715       $ (3,652)
-----------------------------------------------------------------------------------------------------------------------
       Decrease in cash and cash equivalents                                  $ (17,683)       $ (9,445)    $ (327,133)

      Cash and cash equivalents:

           Beginning                                                             62,923          72,368        399,501
-----------------------------------------------------------------------------------------------------------------------
           Ending                                                              $ 45,240        $ 62,923       $ 72,368
=======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                           $ 233,533       $ 244,828      $ 204,684

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

CASH AND CASH EQUIVALENTS:

For purposes of reporting the statements of cash flows, the Company considers all cash accounts (see Note 12), and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains demand deposits with a financial institution which are in excess of the federally insured amount.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


EARNINGS (LOSSES) PER COMMON SHARE:

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No.128) Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. The Company initially applied Statement No. 128 for the year ended November 30, 1998, and as required by the statement, has restated the per share information for the the prior years to conform to the statement. As described in Note 11, at November 30, 1999, 1998 and 1997 the Company had options outstanding to purchase a total of 134,092, 81,777 and 146,833 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in 1999, 1998 and 1997.


ADVERTISING:

The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 1999, 1998 and 1997 were $21,759, $15,640, and $91,340 respectively.

                          NOTES TO FINANCIAL STATEMENTS

====================================================================================================================

NOTE 2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at November 30, 1999 and 1998, respectively:

                                                                                         1999               1998

----------------------------------------------------------------------------------------------------------------------
Trade and contract                                                                    $  1,926,825         $  850,336

Less: Allowance for doubtful accounts                                                      (50,000)           (50,000)
----------------------------------------------------------------------------------------------------------------------
                                                                                      $  1,876,825         $  800,336
Other                                                                                          364              1,847

Officers and employees                                                                       5,104              3,708
----------------------------------------------------------------------------------------------------------------------
                                                                                      $  1,882,293         $  805,891
======================================================================================================================

NOTE 3.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 1999 and 1998, respectively:
                                                                                         1999               1998

----------------------------------------------------------------------------------------------------------------------
Costs incurred on uncompleted contracts                                               $  1,524,468        $   591,370
Estimated earnings                                                                         699,610            232,273
----------------------------------------------------------------------------------------------------------------------
                                                                                      $  2,224,708        $   823,643
Less billings to date                                                                   (2,398,326)          (803,428)
----------------------------------------------------------------------------------------------------------------------

                                                                                     $  ( 174,148)         $   20,215
======================================================================================================================

Included in the accompanying balance sheets under the following captions:
                                                                                         1999               1998

----------------------------------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                           $   35,024        $   136,547
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                             (209,272)          (116,332)
----------------------------------------------------------------------------------------------------------------------

                                                                                      $  (174 ,148)        $   20,215
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

===================================================================================================================
NOTE 4.  PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT

                                                                                         1999              1998
----------------------------------------------------------------------------------------------------------------------

Note Payable Agreement that allows the Company to borrow up to $1,250,000 and bears interest at the lender's prime rate plus 2.75% per annum . The Company's loan outstanding shall not exceed the lesser of (a) U.S. $1,250,000 or (b) 80%
of i) Qualified Accounts receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project
Qualified Accounts (as defined in the Loan Agreement) plus 50% of all eligible inventory, but in no event shall (A) Inventory Value be in excess of $300,000 and (B) Inventory Value and Qualified Accounts that are project Qualified
Accounts be in excess of $450,000. The loan agreement is further secured by 1)
an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish Bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of
Credit. The Company is ultimately responsible to repay to NDCab any amounts it pays in reimbursing the Letter of Credit Bank . The Repurchase Agreement
guarantees that NDCab will repurchase on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay lender should the Company be in default on its loan obligations. The Loan Agreement terminates upon demand by
the Bank or January 31, 2001. (1)(2)                                                      $  168,153      $   346,657
======================================================================================================================
Long-term debt consists of the following :
----------------------------------------------------------------------------------------------------------------------

Mortgage note payable to a bank, based on a 9.5% fixed rate. Original principal balance of $1,013,484 to be repaid in twelve (12) consecutive monthly principal and interest payments of $13,912, with one final payment of Approximately
$939,666 due on June 16, 2000 . The note is collaterized by the Company's land and building with a carrying value of $937,621. The loan also contains certain financial covenants to which the Company must adhere. As of November 20, 1999, the Company obtained waivers for certain financial covenants as specified by the
Mortgage note agreement.
                                                                                          $  977,846       $ 1,042,520

Note payable to Netzler & Dahlgren Co AB, based on a 16.0% fixed rate. Original principal balance to be repaid in twenty-four (24) consecutive monthly principal payments of 133,529 Swedih Krona, or approximately US$16,757 depending on the exchange rate at time of payment, plus interest. The note is collaterized by the
Company's land and building with a carrying value of $937,621.
                                                                                             109,894          311,841
----------------------------------------------------------------------------------------------------------------------
Less current maturities:                                                                   1,087,740        1,239,472
----------------------------------------------------------------------------------------------------------------------
                                                                                            $      -        $  114,889
======================================================================================================================
(1) The prime rate at November 30, 1999 was 8.50% and 7.75% at November 30,
1998.
(2) The line of credit is secured by a first priority security interest in the
Company's accounts receivable, inventory, software and intangibles.

Maturities of long-term debt at November 30, 1999 are as follows:

Year Ending
November 30
----------------------------------------------------------------------------------------------------------------------
2000                                                                                                        $1,087,740
2001                                                                                                                -
----------------------------------------------------------------------------------------------------------------------
                                                                                                            $1,087,740
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 5.  MAJOR CUSTOMERS

Net revenues and accounts receivable as of and for the years ended November 30, 1999, 1998, and 1997, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                                            Amount of Net Revenues
                                           Year Ended November 30,

CUSTOMER                             1999            1998            1997
-------------------------------------------------------------------------------

A                                   $ 1,410,915        $     *         $     *
B                                            *         482,826               *
C                                            *         457,365               *
D                                            *         488,603               *
E                                            *               *         612,226
F                                            *               *         590,588

                                             Accounts Receivable
                                                 November 30,

                                     1999            1998            1997
-------------------------------------------------------------------------------

A                                     $ 629,890        $     *         $     *
B                                            *          63,108               *
C                                            *         162,899               *
D                                            *           51,711              *
E                                            *               *          61,075
F                                            *               *         295,363

*Not a major customer.

                          NOTES TO FINANCIAL STATEMENTS

===================================================================================================================

NOTE 6.   INCOME TAXES

Income taxes (benefit) consist of the following components for the years ended
November 30, 1999, 1998, and 1997, respectively:
                                                                   1999                1998               1997
----------------------------------------------------------------------------------------------------------------------
Current                                                       $        -         $         -          $        -
Deferred                                                               -                   -                   -
----------------------------------------------------------------------------------------------------------------------
                                                              $        -         $         -          $        -
======================================================================================================================

Net deferred tax assets consist of the following components as of November 30, 1999 and 1998, respectively:

Deferred tax assets:
   Allowance for doubtful accounts                                                $   19,558              $     19,558
   Inventory valuation reserves                                                       27,381                    15,646
   Capitalized cost in ending inventory                                                3,857                     8,757
   Net operating loss carryforward                                                 1,480,171                 1,479,799
   General business credit carryforwards                                              45,367                    45,367
   Depreciation                                                                       20,257                    13,847
   Other reserves                                                                     12,838                    17,236
                                                                                           -                         -
----------------------------------------------------------------------------------------------------------------------
                                                                                  $1,609,429              $  1,600,210

   Less valuation allowance                                                        1,609,429                 1,600,210
----------------------------------------------------------------------------------------------------------------------

   Net deferred taxes                                                             $        -              $          -
======================================================================================================================

The changes in the valuation allowance for the years ended November 30, 1999, 1998 and 1997 were $9,219, $95,299 and $406,909, respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit)
included in the Statements of Operations is as follows:
                                                                 Years Ended November 30,
                                               1999                        1998                       1997
----------------------------------------------------------------------------------------------------------------------
                                                  % OF                        % of                        % of
                                     DOLLAR       PRE-TAX       Dollar        Pre-tax       Dollar        Pre-tax
                                     AMOUNT       INCOME        Amount        Income        Amount        Income
----------------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                     6,716   $      34.0       $(93,936)      (34.0)        $(360,522)      (34.0)
Increase (decrease) in
taxes resulting from:
State income taxes                    988            5.0       (13,814)       (5.0)         (53,018)        (5.0)
Changes in valuation allowance     (9,219)         (46.7)       95,299        34.0          406,909         38.0
Other                               1,515            7.7        12,451         5.0            6,631          1.0
----------------------------------------------------------------------------------------------------------------------
                                  $     -              -       $     -           -          $     -            -
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 7.   401(K) PROFIT SHARING PLAN

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 1999, 1998 and 1997 amounted to $15,225, $13,587, and $17,340, respectively.

NOTE 8.   RELATED PARTY TRANSACTIONS

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

On November 30, 1995, the Company signed a ten (10) year master license agreement with Netzler & Dahlgren to purchase certain products at stipulated prices. The Master License Agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 1995.

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the years ending 1997 and 1998. For the year ending November 30, 1998 and 1997 the Company earned and netted against trade payables $59,250 and $109,750 respectively, in laser fees from Netzler & Dahlgren.

The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 1999, 1998, and 1997, respectively:

                                                                   1999                1998               1997
----------------------------------------------------------------------------------------------------------------------
Revenues                                                            $   77,986         $   252,621        $   153,176
======================================================================================================================
Purchases of hardware, software & engineering services              $  844,414         $   490,656        $   689,059
======================================================================================================================
Interest expense                                                    $   70,178         $    76,499        $    17,968
======================================================================================================================

There was no royalty expense for the three years ended November 30, 1999.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 9.  COMMITMENTS

At November 30, 1999, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

The Company leases property and equipment under long-term operating leases expiring on various dates through August, 2001. In addition, the Company has rental expenses for facilities rented on a short term basis and on a month-to-month basis, such expenses were $38,610, $15,187, and $16,103 for the years ended November 30, 1999, 1998, and 1997, respectively.

Minimum rental commitments under long-term operating leases at November 30, 1999 were as follows:

2000                        $  39,574
2001                           29,174
2002                           13,142
2003                              951
                     -----------------
                            $   82,841
                     =================


The Company has an employment contract with the Chief Operating Officer which provides for a minimum annual base salary of $110,000. The base salary is subject to annual reviews. The contract expires on March 1, 2002.

NOTE 10.  ISSUANCE OF COMMON STOCK

On November 15, 1999, the Company sold 113,000 shares of common stock, par value $.01 per share in a private placement . The net proceeds to the Company from the sale of the shares was $50,000. The Company applied the proceeds to working capital needs and other general corporate needs.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 11.  STOCK OPTION PLANS ( CONTINUED)


Transactions involving these plans for the years ended November 30, 1999, 1998 and 1997 respectively, are summarized as follows:

STOCK OPTIONS                          1999*                                  1998*
---------------------------------------------------------------------------------------------------
                         90 PLAN  93 PLAN  97 PLAN    TOTAL      90 Plan  93 Plan   97 Plan  Total
                         -----------------------------------    ----------------------------------
Outstanding, December 1  29,677   52,100   167,250 249,027       63,233    83,600 199,520  346,333
Granted                       -        -         -        -           -        -        -       -
Canceled                  (135)    (300)   (9,000)  (9,435)     (33,556) (31,500) (32,250) (97,306)
Exercised                     -        -         -        -           -        -        -       -
------------------------------------------------------------    ----------------------------------

Outstanding, November    29,542   51,800   158,250  239,592      29,677    52,100  167,250 249,027
30
============================================================    ==================================

Exercisable, November    29,542   51,800    52,750  134,092      29,677    52,100       -   81,777
30
============================================================    ==================================
STOCK OPTIONS                          1997*
------------------------------------------------------------
                         90 Plan  93 Plan  97 Plan    Total
                         -----------------------------------
Outstanding, December 1  63,233   84,100            147,333
Granted                       -        -   210,000  210,000
Canceled                      -    (500)  (10,500)  (11,000)
Exercised                     -        -         -        -
------------------------------------------------------------

Outstanding, November    63,233   83,600   199,500  346,333
30
============================================================

Exercisable, November    63,233   83,600         -  146,833
30
============================================================

* The weighted average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan is $0.7917, for the 93 Plan is $1.56 and for the 97 Plan is $0.50.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 12.  RESTRICTED CASH AND CREDIT RISK

Under the Company's line of credit agreement, the Company's cash disbursements are controlled and approved by the bank. Cash received by the Company is deposited into bank-monitored cash collateral accounts where cash funds are used to pay down the bank line of credit. Daily cash operating requirements of the Company are then funded through advances under the borrowing base formula of the line of credit (see Note 4).


NOTE 13.  FASB AND PROPOSAL REGULATIONS

The FASB has issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which the Company has not been required to adopt as of November 30, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure of variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. The statement is not expected to have a significant impact on the Company.

NOTE 14.  CONTINUED OPERATIONS

The Company has historically suffered operating losses with a small net income in 1999. This has left the Company with limited equity and negative working capital. The Company is also not in compliance with convenants of certain debt agreements. These issues raise substantial doubt about the Company's ability to continue as a going concern.

Management has made plans in regards to these matters to develop an operating plan that will increase revenues and minimize losses. This plan includes a reorganization of present resources to support the following:

o  Establish and develop strategic alliances with selected customers
o  Pursue AGV system business in selected market niches
o  Grow the distribution business by adding new supplementary products
o  Expand the aftermarket sales business

The Company is also pursuing raising additional equity to assist in reaching its goals.

Although the Company believes that its strategic plans will permit it to meet its 2000 working capital needs, there can be no assurance that the Company can successfully meet the objectives of such plans.

                             SHAREHOLDER INFORMATION

====================================================================================================================================
ANNUAL MEETING                                                 DIRECTORS
       The annual meeting will be held at 10:00 am, Friday,
       May 5, 2000, at NDC Automation's Corporate offices      Goran P.R. Netzler
       in Charlotte, North Carolina.                           Chairman of the Board of Directors, NDC Automation, Inc.
                                                               President
SHAREHOLDER RELATIONS                                          Netzler and Dahlgren Co. AB
       A COPY OF NDC'S ANNUAL REPORT AND FORM 10-KSB,
       WHICH IS FILED WITH THE SECURITIES AND EXCHANGE         Jan H.L. Jutander
       COMMISSION, WILL BE SENT TO ANY SHAREHOLDER UPON        Vice President, Operation
       WRITTEN REQUEST TO MANAGER-INVESTOR RELATIONS           Netzler and Dahlgren Co. AB
       NDC AUTOMATION, INC.,
       3101 LATROBE DRIVE                                      Richard D. Schofield
       CHARLOTTE, NORTH CAROLINA 28211-4849                    Director

CORPORATE OFFICES                                              Raymond O. Gibson
       NDC Automation, Inc.                                    VP Operations
       3101 Latrobe Drive                                      Terion, Inc.
       Charlotte, North Carolina 28211-4849

        (704) 362-1115 Telephone
        (704) 364-4039 Facsimile

STOCK EXCHANGE LISTINGS                                        OFFICERS
       Over the Counter: OTC Bulletin Board
       OTC Symbol: "AGVS"                                      Ralph Dollander
                                                               President and
TRANSFER AGENT                                                 Chief Executive Officer (prior to March 1, 2000)
       First Citizens bank
       Raleigh, North Carolina                                 Claude Imbleau
                                                               Chief Operating Officer
LEGAL COUNSEL                                                  Chief Financial Officer
       Parker, Poe, Adams and Bernstein, LLP
       Charlotte, North Carolina                               E. Thomas Watson
                                                               Secretary, NDC Automation, Inc.
       Shumaker, Loop and Kendrick, LLP                        Partner
       Charlotte, North Carolina                               Parker, Poe, Adams and Bernstein LLP

AUDITORS
       McGladrey & Pullen, LLP
       Charlotte, North Carolina
====================================================================================================================================

COMMON STOCK DATA
                                                                           Market Price Per Share
                                       ---------------------------------------------------------------------------------------------
                                          1999                                        -        1998
                                       -------------------------------------------           ---------------------------------------
Quarter Ended                                  High                 Low                         High                 Low
                                          Bid        Ask     Bid         Ask               Bid       Ask        Bid        Ask
------------------------------------------------------------------------------------------------------------------------------------
 February 28                             0.40       0.65     0.15        0.15              9/32       13/32      5/32        3/16
 May 31                                  0.79       0.90     0.31        0.53              11/32      7/16       9/32      11/32
 August 31                               0.72       0.88     0.22        0.38               .32       7/16       3/16       .24
 November 30                             0.63       0.88     0.26        0.34               .22       .28        .125       .14
====================================================================================================================================