Form 10KSB, Exhibit 13
period 2000-11-30
NDC AUTOMATION INC
filed 2001-03-09
CIK 859621

ANNUAL REPORT 2000




                                   COVER PAGE

                                  INSIDE COVER

                                FINANCIAL SUMMARY

====================================================================================================================================
                                                                                                             99 to 00    98 to 99
At or For Year Ended November 30                               2000            1999             1998         % Change    % Change
------------------------------------------------------------------------------------------------------------------------------------

Operations
------------------------------------------------------------------------------------------------------------------------------------

Net revenues                                                   $4,849,528      $5,818,222      $ 4,015,698        (16.6)       44.9
Operating income (loss)                                        $ (552,513)     $  257,662      $   (31,418)           *           *
Income (loss) before income taxes (benefit)                    $ (744,965)     $   19,753      $  (276,283)           *           *
Net income (loss)                                              $ (744,965)     $   19,753      $  (276,283)           *           *
Weighted average common shares outstanding                      3,586,451       3,458,552        3,453,451          3.7         0.1

------------------------------------------------------------------------------------------------------------------------------------

Per Share Data^
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                  $ (.21)          $ .01           $ (.08)           *           *
Cash dividends                                                     $    -           $   -           $    -           NA          NA
Stockholders' equity (Deficit)                                     $ (.08)          $ .13           $  .11       (161.5)       18.2

------------------------------------------------------------------------------------------------------------------------------------

Financial Position
------------------------------------------------------------------------------------------------------------------------------------

Assets                                                         $2,304,110      $3,392,190      $ 2,706,650        (32.1)       25.3
Working capital (deficit)                                      $ (318,275)     $ (560,625)     $  (563,725)        43.2        (0.5)
Property and equipment                                         $1,013,063      $1,011,676      $ 1,059,912          0.1        (4.6)
Long-term debt, less current maturities                        $  988,702      $        -      $   114,889           NA      (100.0)
Stockholders' equity (deficit)                                 $ (293,914)     $  451,051      $   381,298            *        18.3

------------------------------------------------------------------------------------------------------------------------------------

Number of employees                                                 25              25               22
Number of stockholders                                          approx. 800     approx. 800     approx. 800

------------------------------------------------------------------------------------------------------------------------------------

 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings
 (loss) per share.


================================================================================

                                      INDEX
Financial Summary                                                         1
Letter to Shareholders                                                    2
Selected Financial Data                                                   4
Management's Discussion and Analysis                                      5
Independent Auditor's Report                                             13
Balance Sheets                                                           14
Statements of Operations                                                 16
Statements of Stockholders' Equity (Deficit)                             17
Statements of Cash Flows                                                 18
Notes to the Financial Statements                                        20
Shareholder Information                                                  32
Directors and Officers                                                   32

                            DEAR FELLOW SHAREHOLDER:
==============================================================================

As you can see from the net loss this year, 2000 was a very demanding year for the Company. We continued to pursue changing our Company from being mainly a technology provider and consultant to more of a system supplier of AGVs to the industry. The Company's financial condition continues to be weak and still remains a major obstacle that the Company must overcome to grow. Despite this challenge, the Company continues to have a very positive outlook due to (i) our staff who have many years of experience at providing solutions, (ii) our Laser Way technology and precision guidance, and not to forget, (iii) our very important customers.

On November 30, 2000, the Company renegotiated its license agreement with Netzler & Dahlgren. The new agreement should prove to be a significant factor in how we can address the market for our growth. The agreement broadens our sales opportunities and gives management freedoms we have never had before. Under the terms of the new agreement, we have received orders in excess of $2.6 million. One significant order was from the automotive industry, which confirms our strategy to address this key industry for AGVs. Proud of this effort, we believe our new sales and marketing plan, coupled with the new license agreement from Sweden provides the stimulus we need. Another recent success story was in the aviation industry for a specialty type vehicle. These types of collaborations, in certain industry niches, contribute to the strategy of being able to sell more turnkey AGV systems. Our scope of services continues to cover a broad range from providing controls, hardware, and software products to engineering services.

Across the market, we continue to maintain strong relationships with recognized vendors we represent. During the year 2000, we introduced a new line of asynchronous (A/C) motors from Schabmuller that should generate good revenues for us in the future. These advanced products which we refer to as "best-of-breed components" complement our existing product line. We are delighted with developments made in the entertainment industry, and we continue to remain optimistic of opportunities for our unique products in this area.

Our customers have changed their material handling needs as a result of the technological advancements of recent years and corresponding reductions in the labor force. In light of this, we had to think about reorganizing our business to better react. To generate funds to assist in these changes, the Company intends to sell the headquarters building in the near future; this transaction will raise much needed cash for our Company to stabilize its balance sheet and will create an opportunity for us to relocate in space that will more efficiently suit our needs. We must continue to pursue much needed capital to refinance our operations if we are to meet our goals, whether by participating in a favorable business combination or by raising additional equity.

As a supplier of leading edge products, we remain optimistic about the Company's future and on behalf of the Board of Directors and our employees, I wish to thank you for your interest and continued support.

February 2001


Sincerely yours,


/s/ Claude Imbleau
Claude Imbleau
Chief Operating Officer

                                                        SELECTED FINANCIAL DATA

================================================================================================================================
                                                                       At or For Year Ended November 30
                                                --------------------------------------------------------------------------------
                                                      2000             1999          1998             1997             1996
-------------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                                 $ 4,849,528       $ 5,818,222     $ 4,015,698      $ 4,076,897      $ 6,142,954
    Cost of goods sold                             3,320,829         3,614,922       2,387,342        2,695,289        3,864,393
--------------------------------------------------------------------------------------------------------------------------------
       Gross profit                              $ 1,528,699       $ 2,203,300     $ 1,628,356      $ 1,381,608      $ 2,278,561
--------------------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                      $   710,944       $   723,162     $   662,780      $   693,106      $   656,537
    General and administrative                     1,317,182         1,222,476         996,994        1,552,900        1,422,586
    Research and development                          53,086               -               -                -              3,942
--------------------------------------------------------------------------------------------------------------------------------
                                                 $ 2,081,212       $ 1,945,638     $ 1,659,774      $ 2,246,006      $ 2,083,065
--------------------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                   $  (552,513)      $   257,662     $   (31,418)     $  (864,398)     $   195,496
--------------------------------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                              $       -         $       -       $       -        $       -        $     7,771
    Interest expense                                (192,452)         (237,909)       (244,865)        (195,962)        (186,665)
--------------------------------------------------------------------------------------------------------------------------------
                                                 $  (192,452)      $  (237,909)    $  (244,865)     $  (195,962)     $  (178,894)
--------------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)      $  (744,965)      $    19,753     $  (276,283)     $(1,060,360)     $    16,602
Federal and state income taxes (benefit)                 -                 -               -                -            (28,829)
--------------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                         $  (744,965)      $    19,753     $  (276,283)     $(1,060,360)     $    45,431
================================================================================================================================

Weighted average number of
   common shares outstanding
  (Basic and fully diluted)                        3,586,451         3,458,552       3,453,451        3,453,451        3,453,451
================================================================================================================================

Basic and diluted earnings (loss) per share      $      (.21)      $       .01     $      (.08)     $      (.31)     $       .01
================================================================================================================================

Cash dividend declared per common share          $        -        $        -      $        -       $        -       $        -
================================================================================================================================

Balance Sheets Data:
Working capital (Deficit)                        $  (318,275)      $  (560,625)    $  (563,725)     $   570,259      $ 1,416,912
Total assets                                     $ 2,304,110       $ 3,392,190     $ 2,706,650      $ 2,757,331      $ 4,556,794
Long-term debt, less current maturities          $   988,702       $       -       $   114,889      $ 1,042,055      $ 1,102,264
Total liabilities                                $ 2,598,024       $ 2,941,139     $ 2,325,352      $ 2,099,750      $ 2,838,853
Stockholders' equity (Deficit)                   $  (293,914)      $   451,051     $   381,298      $   657,581      $ 1,717,941

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
==============================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving limited number of industries - automotive, food and paper, textiles and newspaper publishing. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter.

     Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount a typical project usually bears to the Company's historical and current quarterly and annual net revenues, the Company has experienced, and can be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

     The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. The other way is to sell hardware, software and services as standard items, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
==============================================================================

Strategy diversification: Management has made the following actions in an attempt to increase revenues and minimize losses; to date such actions have not been successful. These approaches include the following :

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding supplementary products
o Expand the aftermarket sales business

The Company is also exploring a sale of the Company (or its assets) to a third party or increasing its working capital. There can be no assurances that the Company can successfully meet the objectives of any such activities.

Vendor/Customer Developments:
       Raymond Corporation: In December, 1999, negotiations were finalized with the Raymond Corporation, a leading manufacturer of industrial trucks commonly known as "forklift trucks", with regard to a co-operation agreement whereby the Company assumes the responsibility for spare part distribution to dealers for existing AGV systems customers in North America. The Agreement was implemented during the first quarter of fiscal year 2000.

      Thrige Agreement: During the third quarter of 2000, the Company and Thrige terminated their agreement as sales of motors to the industrial truck market were not successful. The company will continue to sell motors under the Schabmuller distribution agreement. Schabmuller is a wholly owned subsidiary of Thrige Motors. The Company will market Schabmuller A/C motors in North America.

     Harcon Agreement : On January 27, 1999 the Company signed an agreement with Harcon Engineering, Inc. ("Harcon") of Roseville, Michigan with the objective of jointly pursuing material handling systems projects, primarily in the automotive industry. The Company received in January 1999 an order from Harcon for the design phase of a major laser guided AGV system to be installed at a new DaimlerChrysler facility in the Detroit area. The order was successfully installed and accepted.

      Entertainment industry and Powerway products: The Powerway line was introduced as part of the Company's strategy to expand its distribution and system revenues and profitability. A major entertainment customer ordered a pilot project involving the Company's AGV technology for a site outside North America. As part of this project the Company received an order in excess of $500,000 for Schabmuler drives and Powerway products in 1999. During the year ending 2000, the Company pursued other opportunities within the entertainment industry which could result in development of new products or marketing relationships within this new market for the Company.

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

b) The Company might be unable to raise the additional working capital needed, directly or through a business combination, to finance the current business strategy, which would have a serious impact on the Company's ability to sell its current and future products, as well as to satisfy existing banking requirements.

c) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2000, 1999 and 1998, respectively.

                                                                                      Percentage of Change
                                                                                        Period to Period
                                                Percentage of net Revenues             Increase (Decrease)
---------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended       Year Ended
                                                      For year Ended               November 30,    November 30,
                                               2000        1999        1998       1999 to 2000     1998 to 1999
---------------------------------------------------------------------------------------------------------------
Net Revenues                                   100.0%      100.0%     100.0%         (16.7)%           44.9%

Cost of  goods sold                             68.5        62.1       59.5           (8.1)            51.4
---------------------------------------------------------------------------------------------------------------

Gross profit                                    31.5        37.9       40.5          (30.6)            35.3

Operating expenses:
   Selling                                      14.7        12.4       16.5           (1.7)             9.1
   General and administrative                   27.1        21.0       24.8            7.7             22.6
   Research and development                      1.1           -          -              -                -
---------------------------------------------------------------------------------------------------------------
                                                42.9        33.4       41.3            7.0             17.2
---------------------------------------------------------------------------------------------------------------

Operating income (loss)                        (11.4)        4.4       (0.8)             *                *
Net interest expense                            (4.0)       (4.1)      (6.1)         (19.1)            (2.8)
---------------------------------------------------------------------------------------------------------------

Income   (loss)  before  income
  taxes (benefit)                              (15.4)         .3       (6.9)             *                *
Income Tax (benefit)                               -           -          -              -                -
---------------------------------------------------------------------------------------------------------------

Net income (loss)                              (15.4)%        .3%      (6.9)%            *%               *%
===============================================================================================================


* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
==============================================================================

Fiscal Year Ended November 30, 2000 Compared To Fiscal Year Ended November 30, 1999.

     Net revenues in 2000 decreased compared to the prior year. Revenues decreased by $968,694 or 16.7%, from $5,818,222 for the fiscal year ended November 30, 1999 to $4,849,528 for the fiscal year ended November 30, 2000. The Company's strategy to increase revenues by selectively selling turnkey systems to end users and system integrators adopted in September of 1997 was less successful in 2000 compared to 1999. The large order received from the automotive market through Harcon was the primary reason for the increased systems revenues in 1999. The Company will continue to focus on increasing revenues in 2001 by providing more turnkey systems when appropriate.

     Cost of goods sold decreased from $3,614,922 to $3,320,829, or 8.1%, due primarily to the decreased revenues. As a percentage of net revenues, cost of goods sold increased to 68.5% compared to 62.1% the prior year. The primary reason for the increase is the Company experienced lower margins on turnkey systems revenues. Gross profit decreased by $674,601, or 30.6%, from $2,203,300 to $1,528,699.

     Selling expenses decreased from $723,162 to $710,944, or 1.7%. General and administrative expenses increased by $94,706 from $1,222,476 to $1,317,182, or 7.7%. The increase compared to the prior year was primarily due to the following
1) rent cost increases due to a new test facility of approximately $35,000 2) increased office equipment maintenance expense of approximately $25,000 and 3) increased expenses in telephone, taxes, insurance and other general expenses.

     Primarily as a result of the foregoing, the operating results decreased by $810,175 from an operating income of $257,662 to an operating loss of $552,513 for the current year.

     Net interest expense decreased from $237,909 to $192,452, a decrease of 19.1%.

     Primarily as a result of the foregoing, the net results decreased by $764,718 from a net income of $19,753 to a net loss of $744,965.

Backlog

      Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2000, the Company had a backlog of approximately $940,000 compared to $1,650,000 total backlog one year earlier. During the first two months of 2001, the Company booked in excess of $2,600,000 of new business. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts. Substantial fluctuations in the industry makeup of the Company's backlog also are considered normal.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================

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

     Cost of goods sold increased from $2,387,342 to $3,614,922, or 51.4%, due primarily to the increased revenues. As a percentage of net revenues, cost of goods sold increased to 62.1% compared to 59.5% the prior year. The primary reason for the increase is the Company experienced lower margins on engineering revenues. Margins on turnkey systems are generally lower than standard product revenues. Gross profit increased by $574,944, or 35.3%, from $1,628,356 to $2,203,300.

     Selling expenses increased from $662,780 to $723,162, or 9.1% due primarily to increased travel, advertising and marketing expenses. General and administrative expenses increased by $225,482 from $996,994 to $1,222,476, or 22.6%. The increase compared to the prior year was primarily due to the following 1) an usual expense of $67,000 relating to the terminated merger with Portec 2) increased incentive to the officers of approximately $40,000, 3) rent cost increases due to a new test facility of approximately $25,000 4) Y2K related expense of approximately $20,000 and 5) increased expenses in recruiting, training, personnel and other general expenses.

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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================

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

During the year ended November 30, 2000 net cash provided from operating activities was $251,012. However, as of November 30, 2000 the net cash used from operating activities would have been greater had the Company not been delaying payments of approximately $300,000 in trade payables to Netzler & Dahlgren and other vendors due to cash not being available under the current line of credit.

During May 1999, the mortgage loan maturity date was extended for thirteen months from May 16, 1999 to June 16, 2000. The interest rate on the note remained at 9.5%, and the combined principal and interest monthly payment of $13,912 was also unchanged. The Company has made all payments on a timely basis on the mortgage. In June of 2000 the Mortgage loan was extended to May 31, 2002 with similar terms.

The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") on February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement was amended and restated on January 12, 2001 and allows the Company to borrow up to a maximum of $450,000 compared to maximum of $1,250,000 prior to the amendment. Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by the Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of (a) U.S $450,000 or (b) 80% of i) Qualified Accounts Receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project Qualified Accounts plus 50% of all eligible inventory (as defined in the Loan Agreement), but in no event shall (A) Inventory Value be in excess of $300,000 and (B) Inventory Value and Qualified Accounts that are project Qualified Accounts be in excess of $450,000. The borrowed funds will bear interest at the Lender's prime rate plus 2.75% per annum. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date has been extended to April 30, 2001, or upon demand by the Bank. The extension was approved when Netzler & Dahlgren extended its $450,000 irrevocable Letter of Credit to the Bank through April 30, 2001. To further secure Netzler & Dahlgren for providing the Letter of Credit the Company entered into a Reimbursement Agreement under which the Company granted to Netzler and Dahlgren a mortgage interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender's security interest.

The Company's strategy depends heavily on securing project business to grow. Such business is traditionally not financed by the banking community due to perceived risk associated with such jobs. In addition, in 1999 the Company was informed by the Line of Credit lender that unless the Company's assets or equity were significantly higher and the Company could show consistent earnings that such project receivable financing would not be readily available. Under the present banking relationship the Company can realistically only borrow approximately $250,000 for such project receivables when the availability needed for inventory is taken into account. At the end of November 2000 the Company had approximately $550,000 of such project receivables which could not be fully utilized by the present

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
===============================================================================

borrowing formula. By not being able to fully utilize its project assets for the line of credit, the Company experiences negative cash flows until such cash is received from the customer. Due to the above factors the Company continued to delay payments to its affiliate Netzler & Dahlgren and other vendors so not to exceed current borrowing maximums related to the demand promissory note. Such past due payable to Netzler & Dahlgren is accruing interest at 16% per annum.

During the third quarter of 2000, the Company continued to delay payments in trade payables to Netzler & Dahlgren due to cash not being available under the current line of credit. Netzler & Dahlgren during the third quarter converted trade payables into a two year note with a principal amount of $606,046 to partially offset the net cash used for the third quarter (see Note 4 of the financial statements).

As a result of its poor financial condition, during the fourth quarter the Company renegotiated its license agreement with Netzler & Dalgren. The new agreement, dated November 30, 2000, expands the Company's territory to sell to end-users worldwide and to continue to sub-license the technology in North America on a non-exclusive basis. In addition, the note payable to Netzler & Dahlgren of $606,046 has been restructured, the interest was lowered from 16% to 9%. Under the new agreement, Netzler & Dahlgren extended its existing Letter of Credit to NDCA's bank until May 30, 2001; The bank extended the Company's line of credit of $450,000 to April 30, 2001.

 Netzler & Dahlgren has also indicated to the Company that Netzler & Dahlgren's financial exposure to the Company must be reduced. To do this within the timeframe required by Netzler & Dahlgren, the Company must either increase its working capital, participate in a favorable business combination or sell substantially all of its assets. Netzler & Dahlgren has a second priority (after the primary mortgage holder) lien on the building, and it may demand all the proceeds once the mortgage has been paid. In November 2000 the Company entered into an agreement to sell its building. The Company expects to close sometime in March 2001 and should realize a gain of approximately $600,000 to improve its net proceeds. Proceeds from the sale of the building are to be used to retire the debt from the mortgage and the Company's bank credit line. The pay off of the credit line will permit the termination of Netzler & Dahlgren Letter of credit to the bank. NDCA also committed to pay approximately $80,000 the sale proceeds against current payables to Netzler & Dahlgren. Further, the Company receivables will be pledged to Netzler and Dahlgren to secure its note receivable from the Company in exchange for security it had in the building until its note is paid in full.

There are no assurances that the deficiency in the cash flow will not worsen if the Company does not generate enough new business. The Company had been exploring the possibility of raising additional equity capital, or subordinated debt, either directly or possibly through a business combination, in order to improve its financial position, its independence and have the working capital to address potential growth opportunities. Management currently believes that its present working capital needs are close to or greater than $1.0 million. The Company will continue to explore the sale of the Company or its assets unless revenues that can be financed by the banking community increase substantially to consistently provide working capital for the Company. There can be no assurance that the Company will be successful in selling the Company or raising the additional capital or subordinated debt to improve its financial position. The Company's ability to continue as a going concern would be adversely affected if such equity and/or debt financing is not obtained in the near future or if revenues do not increase to consistently provide earnings for the Company.

                          Independent Auditor's Report


To the Board of Directors
NDC Automation, Inc.

Charlotte, North Carolina

We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2000 in conformity with generally accepted accounting principles.

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

                                                       McGLADREY & PULLEN, LLP

Charlotte, North Carolina
February 24, 2001

                                 BALANCE SHEETS

=================================================================================================
                                                                              November 30,
                                                                        2000             1999
-------------------------------------------------------------------------------------------------
      ASSETS (Note 4)

CURRENT ASSETS
     Cash and cash equivalents (Note 12)                           $     4,767      $     45,240
     Accounts receivable, net (Notes 2 and 5)                          833,481         1,882,293
     Inventories (Note 8)                                              371,723           366,365
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)                  39,968            35,024
     Prepaid expenses and other assets                                  41,108            51,592
-------------------------------------------------------------------------------------------------
             Total current assets                                  $ 1,291,047       $ 2,380,514
-------------------------------------------------------------------------------------------------



PROPERTY AND EQUIPMENT
      Land                                                         $   300,000       $   300,000
      Building and improvements                                      1,126,623         1,126,623
      Furniture, fixtures, and office equipment                        148,143           168,505
      Machinery and equipment                                           79,021            63,415
-------------------------------------------------------------------------------------------------
                                                                   $ 1,653,787       $ 1,658,543
       Less accumulated depreciation                                   640,724           646,867

-------------------------------------------------------------------------------------------------
                                                                   $ 1,013,063       $ 1,011,676

-------------------------------------------------------------------------------------------------
                                                                   $ 2,304,110       $ 3,392,190
=================================================================================================

See Notes to Financial Statements

                                 BALANCE SHEETS

=============================================================================================
                                                                         November 30,
                                                                    2000              1999
---------------------------------------------------------------------------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
     Note payable, bank (Note 4)                                $   293,082       $   168,153
     Current maturities of long- term debt (Note 4)                 369,858         1,087,740
     Accounts payable and accrued expenses;
             including affiliates $121,075 at 2000
             and $416,837 at 1999 (Note 8)                          763,772         1,475,974
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)            182,610           209,272

---------------------------------------------------------------------------------------------
             Total current liabilities                          $ 1,609,322       $ 2,941,139
---------------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 4)                                         $   988,702       $        -
---------------------------------------------------------------------------------------------



COMMITMENTS (Note 9)

STOCKHOLDERS' EQUITY (DEFICIT) (Notes 10 and 11)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued       $       -        $        -
       Common stock, par value $.01 per share;
                11,000,000 shares authorized
                at 2000 and 1999; 3,586,451 shares
                 were issued and outstanding at 2000
                and 1999, respectively                               35,864            35,864
       Additional paid-in capital                                 4,260,236         4,260,236
       Accumulated deficit                                       (4,590,014)       (3,845,049)
---------------------------------------------------------------------------------------------
                                                                $  (293,914)      $   451,051
---------------------------------------------------------------------------------------------
                                                                $ 2,304,110       $ 3,392,190
=============================================================================================

                            STATEMENTS OF OPERATIONS

======================================================================================================
                                                                 Years ended November 30,
                                                           2000              1999             1998
------------------------------------------------------------------------------------------------------
Net revenues (Notes 5 and 8)                           $ 4,849,528       $ 5,818,222       $ 4,015,698
Cost of goods sold (Note 8)                              3,320,829         3,614,922         2,387,342
------------------------------------------------------------------------------------------------------
    Gross profit                                       $ 1,528,699       $ 2,203,300       $ 1,628,356
------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                          $   710,944       $   723,162       $   662,780
      General and administrative (Note 9)                1,317,182         1,222,476           996,994
      Research and development                              53,086               -                 -
------------------------------------------------------------------------------------------------------
                                                       $ 2,081,212       $ 1,945,638       $ 1,659,774
------------------------------------------------------------------------------------------------------
            Operating income (loss)                    $  (552,513)      $   257,662       $   (31,418)
------------------------------------------------------------------------------------------------------

Net interest expense (Note 8):                         $  (192,452)      $  (237,909)      $  (244,865)
------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                      $  (744,965)      $    19,753       $  (276,283)

Federal and state income taxes (benefit) (Note 6)              -                 -                 -
------------------------------------------------------------------------------------------------------
           Net income (loss)                           $  (744,965)      $    19,753       $  (276,283)
======================================================================================================

Basic and diluted earnings (loss) per share            $      (.21)      $       .01       $      (.08)
======================================================================================================

Weighted average common shares outstanding               3,586,451         3,458,552         3,453,451
======================================================================================================

Dividends per common share                             $       -         $       -         $      -
======================================================================================================

See Notes to Financial Statements

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

====================================================================================================================================
                                                                                 Years Ended November 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                               2000                       1999                        1998
                                                       Amount       Shares        Amount        Shares        Amount        Shares
                                                       ------       ------        ------        ------        ------        ------
Common Stock:
        Balance, beginning                         $    35,864    3,586,451    $    34,534     3,453,451   $     34,534    3,453,451
        Issuance of common stock (Note 10)                  -            -           1,330       133,000             -            -
------------------------------------------------------------------------------------------------------------------------------------
        Balance, ending                            $    35,864    3,586,451    $    35,864     3,586,451   $     34,534    3,453,451
====================================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                          $ 4,260,236                 $ 4,211,566                  $ 4,211,566
       Issuance of common stock (Note 10)                   -                       48,670                           -
------------------------------------------------------------------------------------------------------------------------------------
       Balance, ending                             $ 4,260,236                 $ 4,260,236                  $ 4,211,566
====================================================================================================================================

Accumulated Deficit:
       Beginning deficit                           $(3,845,049)                $(3,864,802)                 $(3,588,519)
       Net income (loss)                              (744,965)                     19,753                     (276,283)
------------------------------------------------------------------------------------------------------------------------------------
       Ending deficit                              $(4,590,014)                $(3,845,049)                 $(3,864,802)
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Deficit) at November 30      $  (293,914)   3,586,451    $   451,051     3,586,451    $   381,298    3,453,451
====================================================================================================================================

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

=========================================================================================================================
                                                                                     Years ended November 30,
                                                                             2000             1999              1998
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                              $  (744,965)      $    19,753       $  (276,283)
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
            Depreciation                                                     82,327            82,085            82,825
            Increase (decrease) in provision for doubtful accounts          (12,275)              -              (5,000)
            (Gain) loss  on sale of property and equipment                    9,454               -              (1,637)
            Gain on foreign currency exchange rate                          (11,980)          (15,959)           (7,715)
        Change in assets and liabilities:
            (Increase) decrease in accounts receivable                    1,061,087        (1,076,402)         (130,402)
            (Increase) decrease in inventories                               (5,358)          227,429           220,071
            (Increase) decrease in costs and estimated earnings in
                excess of billings on uncompleted contracts                  (4,944)          101,523          (113,141)
            (Increase) decrease in prepaid expenses
                and other assets                                             10,484            (4,009)              243
            Decrease (increase) in accounts payable
                and accrued expenses                                       (106,156)          967,972           (27,199)
            Increase (decrease) in billings in excess of costs and
               estimated earnings on uncompleted contracts                  (26,662)           92,940            86,494
-----------------------------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY (USED IN)
                OPERATING ACTIVITIES                                    $   251,012       $   395,332       $  (171,744)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment                $       -         $       -         $     2,142
        Purchase of property and equipment                                  (93,168)          (33,849)          (13,865)
-----------------------------------------------------------------------------------------------------------------------
            NET CASH  USED IN
                 INVESTING ACTIVITIES                                   $   (93,168)      $   (33,849)      $   (11,723)
-----------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

================================================================================================================
                                                                              Years ended November 30,
                                                                         2000            1999           1998
----------------------------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement      $ 124,929       $(178,504)      $ (80,977)
        Proceeds from current and long-term borrowings                      -               -           402,183
        Principle payments on long-term borrowings                     (328,696)       (266,621)       (154,899)
        Net proceeds  from common stock issued                              -            50,000             -
---------------------------------------------------------------------------------------------------------------

            NET CASH  PROVIDED BY (USED IN)
                 FINANCING ACTIVITIES                                 $(203,767)      $(395,125)      $ 166,307
---------------------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                                $   5,450       $  15,959       $   7,715
---------------------------------------------------------------------------------------------------------------
       Decrease in cash and cash equivalents                          $ (40,473)      $ (17,683)      $  (9,445)

      Cash and cash equivalents:

           Beginning                                                     45,240          62,923          72,368
---------------------------------------------------------------------------------------------------------------
           Ending                                                     $   4,767       $  45,240       $  62,923
===============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                   $ 191,956       $ 233,533       $ 244,828

SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING ACTIVITIES
       Conversion of trade payables to long term debt                 $ 606,046       $     -         $     -


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

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)


Earnings (losses) per common share:

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No.128) Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. The Company initially applied Statement No. 128 for the year ended November 30, 1998. As described in Note 11, at November 30, 2000, 1999 and 1998 the Company had options outstanding to purchase a total of 90,617, 134,092 and 81,777 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in 2000, 1999 and 1998.

Advertising:

The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 2000, 1999 and 1998 were $25,645, $21,759, and $15,640 respectively.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 2. Accounts Receivable

Accounts receivable consist of the following at November 30, 2000 and 1999, respectively:

                                                     2000               1999

--------------------------------------------------------------------------------
Trade and contract                               $  868,101        $ 1,926,825

Less: Allowance for doubtful accounts               (37,725)           (50,000)
--------------------------------------------------------------------------------
                                                 $  830,376        $ 1,876,825
Other                                                 1,380                364
Officers and employees                                1,725              5,104
--------------------------------------------------------------------------------
                                                 $  833,481        $ 1,882,293
================================================================================




Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2000 and 1999, respectively:

                                                                                      2000               1999

--------------------------------------------------------------------------------------------------------------------
Costs incurred on uncompleted contracts                                          $  2,618,568       $   1,524,468
Estimated earnings                                                                    937,584             699,610
--------------------------------------------------------------------------------------------------------------------
                                                                                 $  3,556,152       $   2,224,708
Less billings to date                                                              (3,698,794)         (2,398,326)
--------------------------------------------------------------------------------------------------------------------
                                                                                 $   (142,642)      $    (174,148)
====================================================================================================================


Included in the accompanying balance sheets under the following captions:

                                                                                       2000               1999

--------------------------------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                       $   39,968          $  35,024
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                         (182,610)          (209,272)
--------------------------------------------------------------------------------------------------------------------
                                                                                    $ (142,642)         $(174,248)
====================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS
================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt


                                                                                         2000              1999
--------------------------------------------------------------------------------------------------------------------
Note Payable Agreement that allows the Company to borrow up to $450,000 and bears interest at the lender's prime rate plus 2.75% per annum . The Company's loan outstanding shall not exceed the lesser of (a) U.S. $450,000 or (b) 80% of
i) Qualified Accounts Receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project
Qualified Accounts (as defined in the Loan Agreement) plus 50% of all eligible inventory, but in no event shall (A) Inventory Value be in excess of $300,000 and (B) Inventory Value and Qualified Accounts that are project Qualified
Accounts be in excess of $450,000. The loan agreement is further secured by 1)
an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish Bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the Letter of Credit Bank any funds it disburses under the Letter of
Credit. The Company is ultimately responsible to repay to NDCab any amounts it pays in reimbursing the Letter of Credit Bank . The Repurchase Agreement
guarantees that NDCab will repurchase on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay lender should the Company be in default on its loan obligations. The Loan Agreement terminates upon demand by
the Bank or April 30, 2001. (1)(2)                                                    $  293,082      $   168,153
====================================================================================================================

Long-term debt consists of the following:
--------------------------------------------------------------------------------------------------------------------

Mortgage note payable to a bank, based on a 9.5% fixed rate. Original principal balance of $1,013,484 to be repaid in twelve (12) consecutive monthly principal and interest payments of $13,912, with one final payment of approximately
$777,084 due on May 31, 2002 . The note is collaterized
by the Company's land and building with a carrying value of $896,309.                 $  907,112      $   977,846

Note payable to Netzler & Dahlgren Co AB, based on a 4.50% fixed rate from
November 30, 2000 until March 31, 2001 and then 9.0% fixed rate from April 1,
2001 thru June 30, 2002. Original principal balance to be repaid in one payment of 952,412 Swedish Krona or approximately US$95,042 depending on the exchange rate at time of payment on April 1, 2001 and then fifteen (15) consecutive monthly principal payments of 238,103 Swedish Krona starting April 1, 2001, or approximately US$23,760 depending on the exchange rate at time of payment, plus interest. The note is collaterized by the Company's land and building with a
carrying value of $896,309.                                                              451,448          109,894
--------------------------------------------------------------------------------------------------------------------
                                                                                      $1,358,560      $ 1,087,740

Less current maturities:                                                                 369,858        1,087,740
--------------------------------------------------------------------------------------------------------------------
                                                                                      $  988,702      $         -
====================================================================================================================


(1)  The prime rate at November 30, 2000 was 9.50% and 8.50% at November 30,
     1999.
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.

Maturities of long-term debt at November 30, 2000 are as follows:

Year Ending
November 30
--------------------------------------------------------------------
2001                                                      $ 369,858
2002                                                        988,702
--------------------------------------------------------------------
                                                         $1,358,560
====================================================================

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 5.  Major Customers

Net revenues and accounts receivable as of and for the years ended November 30, 2000, 1999, and 1998, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                                       Amount of Net Revenues
                                      Year Ended November 30,

Customer                          2000          1999          1998
------------------------------------------------------------------------

A                                $ 1,057,382  $ 1,410,915       $     *
B                                         *            *        482,826
C                                         *            *        457,365
D                                         *            *        488,603


                                       Accounts Receivable
                                          November 30,

                                  2000          1999          1998
------------------------------------------------------------------------

A                              $  225,574    $  629,890     $     *
B                                       *             *      63,108
C                                       *             *     162,899
D                                       *             *      51,711


*Not a major customer.

                          NOTES TO FINANCIAL STATEMENTS
==============================================================================

Note 6.   Income Taxes

Income taxes (benefit) consist of the following components for the years ended November 30, 2000, 1999, and 1998, respectively:

                                 2000           1999          1998
-----------------------------------------------------------------------

Current                     $       -       $        -    $          -
Deferred                            -                -               -
-----------------------------------------------------------------------
                            $       -       $        -    $          -
=======================================================================

Net deferred tax assets consist of the following components as of November 30, 2000 and 1999, respectively:

Deferred tax assets:
   Allowance for doubtful accounts           $    14,663     $    19,558
   Inventory valuation reserves                   27,202          27,381
   Capitalized cost in ending inventory            3,910           3,837
   Net operating loss carryforward             1,766,165       1,480,171
   General business credit carryforwards          45,367          45,367
   Depreciation                                   21,510          20,257
   Other reserves                                    -            12,838
------------------------------------------------------------------------
                                             $ 1,878,817     $ 1,609,429

   Less valuation allowance                    1,878,817       1,609,429
------------------------------------------------------------------------

   Net deferred taxes                        $       -       $       -
========================================================================

The changes in the valuation allowance for the years ended November 30, 2000, 1999 and 1998 were $269,388, $9,219 and $95,299, respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit) included in the Statements of Operations is as follows:


                                                               Years Ended November 30,
                                            2000                        1999                       1998
----------------------------------------------------------------------------------------------------------------
                                                  % of                        % of                        % of
                                     Dollar       Pre-tax       Dollar        Pre-tax       Dollar        Pre-tax
                                     Amount       Income        Amount        Income        Amount        Income
----------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                      $(253,288)     (34.0)     $   6,716       (34.0)     $ (93,936)       (34.0)

Increase (decrease) in
taxes resulting from:
State income taxes                     (37,248)      (5.0)           988         5.0        (13,814)        (5.0)
Changes in valuation allowance         269,388       36.2         (9,219)      (46.7)        95,299         34.0
Other                                   21,148        2.8          1,515         7.7         12,451          5.0
----------------------------------------------------------------------------------------------------------------
                                     $    -          -         $      -           -       $     -            -
================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 7.   401(k) Profit Sharing Plan

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 2000, 1999 and 1998 amounted to $14,525, $15,225, and $13,587 respectively.


Note 8.   Related Party Transactions

The Company is related to NDC, Netzler & Dahlgren Co. AB (Netzler & Dahlgren) through common ownership. Netzler & Dahlgren is the Company's largest supplier of AGVS control technology. Accordingly, the Company's success is dependent upon its ability to obtain such products on a timely basis. Although the Company has entered into a written agreement with Netzler & Dahlgren for the supply of such products, there can be no assurance that this Company will continue to fulfill its obligations under the agreement.

During the third quarter of 2000 the Company continued to delay payments on trade payables to Netzler & Dahlgren due to cash not being available under the current line of credit. During the third quarter Netzler & Dahlgren converted trade payables into a two year note with a principal amount of $606,046 to partially offset the net cash used for the third quarter (see Note 4 of the financial statements).

On November 30, 1995, the Company signed a ten (10) year Master License Agreement with Netzler & Dahlgren to purchase certain products at stipulated prices. During the fourth quarter of 2000 the Company renegotiated its license agreement with Netzler & Dahlgren. The new agreement, dated November 30, 2000, is for ten years and expands the Charlotte based Company's territory to sell to end-users worldwide and to continue to sub-license the technology in North America but on a non-exclusive basis. In addition, the note payable to Netzler & Dahlgren of $606,046 has been restructured, the interest was lowered from 16% to 9%. Under the new agreement, Netzler & Dahlgren extended its existing Letter of Credit to NDCA's bank and the bank extended the Company's line of credit of $450,000 to April 30, 2001. The License Agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 2000.

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the year ending 1998 of which the Company earned and netted against trade payables an amount equaling $59,250.

Netzler & Dahlgren has indicated to the Company that Netzler & Dahlgren's financial exposure to the Company must be reduced. To do this within the time frame required by Netzler & Dahlgren, the Company must either increase its working capital, participate in a favorable business combination or sell substantially all of its assets. The Company has entered into a contract to sell its building. Netzler & Dahlgren has a second priority (after the primary mortgage holder) lien on the building, and it may demand all of the sale proceeds after the debt secured by the mortgage has been paid in partial satisfaction of the Company's total indebtedness to it. The Company expects to close sometime in March 2001 and should realize a gain of approximately $600,000 to improve its liquidity. Proceeds from the sale of the building are to be used to retire the debt from the mortgage and the Company's bank credit line. The pay off of the credit line will permit the termination of the Netzler & Dahlgren Letter of Credit to the bank. NDCA also committed to pay approximately $80,000 from the proceeds against current payables to Netzler & Dahlgren. Further, the Company receivables will be pledged to Netzler and Dahlgren to secure its note receivable from the Company in exchange for security it had in the building until its note is paid in full. There can be no assurances that the Company can continue to operate as a going concern if Netzler & Dahlgren withdraws its financial support.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================


Note 8.  Related Party Transactions (Continued)

The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 2000, 1999, and 1998, respectively:

                                                               2000           1999           1998
-----------------------------------------------------------------------------------------------------
Revenues                                                    $   27,538     $   77,986    $   252,621
=====================================================================================================
Purchases of hardware, software & engineering services      $  551,901     $  844,414    $   490,656
=====================================================================================================
Interest expense                                            $   48,137     $   70,178    $    76,499
=====================================================================================================

There was no royalty expense for the three years ended November 30, 2000.

Note 9.  Commitments

At November 30, 2000, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

The Company leases property and equipment under long-term operating leases expiring on various dates through August, 2001. In addition, the Company has rental expenses for facilities rented on a short term basis and on a month-to-month basis, such expenses were $68,598, $38,610, and $15,187 for the years ended November 30, 2000, 1999, and 1998 respectively.

Minimum rental commitments under long-term operating leases at November 30, 2000 were as follows:

2001                 $    66,398
2002                      50,366
2003                      12,342
2004                       2,248
                     -----------
                     $   131,354
                     ===========

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

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 11.  Stock Option Plans ( continued)

Transactions involving these plans for the years ended November 30, 2000, 1999 and 1998 respectively, are summarized as follows:


STOCK OPTIONS                                     2000*                                        1999*
------------------------------------------------------------------------------------------------------------------------
                              90 Plan     93 Plan     97 Plan      Total     90 Plan     93 Plan    97 Plan     Total
                            ----------------------------------------------  --------------------------------------------
Outstanding, December 1       29,542      51,800      158,250     239,592     29,677     52,100     167,250     249,027

Granted                            -           -            -           -          -          -           -           -
Canceled                     (15,975)     (2,000)     (76,500)    (94,475)      (135)      (300)     (9,000)     (9,435)

Exercised                          -           -            -           -          -          -           -           -
------------------------------------------------------------------------------------------------------------------------
Outstanding, November 30      13,567      49,800       81,750     145,117     29,542     51,800     158,250     239,592
========================================================================================================================
Exercisable, November 30      13,567      49,800       27,250      90,617     29,542     51,800      52,750     134,092
========================================================================================================================


STOCK OPTIONS                                    1998*
------------------------------------------------------------------------
                               90 Plan    93 Plan    97 Plan      Total
                               -----------------------------------------
Outstanding, December 1         63,233    83,600     199,520    346,333
Granted                             -          -           -          -
Canceled                       (33,556)  (31,500)   (32,250)    (97,306)

Exercised                           -          -           -          -
------------------------------------------------------------------------
Outstanding, November 30       29,677     52,100     167,250    249,027
========================================================================
Exercisable, November 30       29,677     52,100           -     81,777
========================================================================

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

Note 13.  FASB Statements And Proposed Regulations

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of November 30, 2000. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. The statement is not expected to have a significant impact on the Company.

Note 14.  Continued operations

In recent years including the current year the Company has suffered operating losses. This has left the Company with a deficit and negative working capital. The Company is also not in compliance with covenants of certain debt arrangements. Due to the losses Netzler & Dahlgren (see Note 8) has indicated that it would withdraw its financial support of the Company. This raises substantial doubt about the Company's ability to continue as a going concern.

Management has made the following actions in an attempt to increase revenues and minimize losses.

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Expand the aftermarket sales business

The Company has been successful during the first two months of the 2001 year with bookings in excess of $2.6 million. The Company continues to explore raising additional equity or the sale of the Company (or its assets) to a third party to ensure the viability of its operations.

There can be no assurance that the Company can successfully meet the objectives of any such activities.

                             SHAREHOLDER INFORMATION

================================================================================

ANNUAL MEETING
       The annual meeting will be held at 10:00 am, Thursday, May 10, 2001, at NDC Automation's Corporate offices in Charlotte, North Carolina.

SHAREHOLDER RELATIONS
       A copy of NDC's Annual Report and form 10-KSB, which is filed with the Securities and Exchange
       Commission, will be sent to any shareholder upon written request to Manager-Investor Relations
       NDC Automation, Inc.,
       3400 Latrobe Drive
       Charlotte, North Carolina 28211

CORPORATE OFFICES
       NDC Automation, Inc.
       3400 Latrobe Drive
       Charlotte, North Carolina 28211

        (704) 362-1115 Telephone
        (704) 364-4039 Facsimile

STOCK EXCHANGE LISTINGS
       Over the Counter: OTC Bulletin Board
       OTC Symbol: "AGVS.OB"

TRANSFER AGENT
       First Citizens Bank
       Raleigh, North Carolina

LEGAL COUNSEL
       Parker, Poe, Adams and Bernstein, LLP
       Charlotte, North Carolina

       Shumaker, Loop and Kendrick, LLP
       Charlotte, North Carolina

AUDITORS
       McGladrey & Pullen, LLP
       Charlotte, North Carolina


DIRECTORS

Goran P.R. Netzler
Chairman of the Board of Directors, NDC Automation, Inc.
President
Netzler and Dahlgren Co. AB

Richard D. Schofield
Director

Raymond O. Gibson
Director


OFFICERS

Claude Imbleau
Chief Operating Officer
Chief Financial Officer


Beverly C. Love
Chief Accounting Officer


E. Thomas Watson
Secretary, NDC Automation, Inc.
Partner
Parker, Poe, Adams and Bernstein LLP

=============================================================================

COMMON STOCK DATA

                                            Market Price Per Share
                      -----------------------------------------------------------------
                                   2000                             1999
                      ------------------------------    ------------------------------
Quarter Ended               High            Low              High             Low
                        Bid    Ask      Bid     Ask       Bid    Ask      Bid     Ask
---------------------------------------------------------------------------------------
 February 29           0.72    0.97     0.26    0.33     0.40    0.65     0.15    0.15
 May 31                1.19    1.22     0.38    0.53     0.79    0.90     0.31    0.53
 August 31             0.50    0.75     0.26    0.28     0.72    0.88     0.22    0.38
 November 30           0.32    0.47     0.19    0.20     0.63    0.88     0.26    0.34
=======================================================================================

                                       32