Form 10KSB, Exhibit 13
period 2002-11-30
TRANSBOTICS CORP
filed 2003-03-12
CIK 859621

Exhibit 13








                               ANNUAL REPORT 2002





                                   COVER PAGE

                                  INSIDE COVER

                                          FINANCIAL SUMMARY

======================================================================================================

                                                                                   01 to 02  00 to 01
At or For Year Ended November 30                   2002        2001          2000  % Change  % Change
------------------------------------------------------------------------------------------------------

Operations
------------------------------------------------------------------------------------------------------

Net revenues                                 $4,317,258  $6,015,214    $4,849,528     (28.2)     24.0
Net gain on sale of real                                                                            NA
 property                                            $-    $581,023            $-    (100.0)
Operating income (loss)                       $(262,359)   $656,437     $(552,513)   (140.0)         *
Income (loss) before income taxes (benefit)   $(276,112)   $583,871     $(744,965)   (147.3)         *
Net income (loss)                             $(276,112)   $580,818     $(744,965)   (147.5)         *
Weighted average common shares outstanding    3,586,451   3,586,451     3,586,451         -         -

------------------------------------------------------------------------------------------------------

Per Share Data^
------------------------------------------------------------------------------------------------------

Net income (loss)                                 $(.08)       $.16         $(.21)   (147.5)         *
Cash dividends                                       $-          $-            $-         -         -
Stockholders' equity                                                                                 *
 (deficit)                                         $.00        $.08         $(.08)   (100.0)

------------------------------------------------------------------------------------------------------

Financial Position
------------------------------------------------------------------------------------------------------

Assets                                       $1,160,746  $1,984,837    $2,304,110     (41.5)    (13.9)
Working capital (deficit)                     $(126,195)   $124,511     $(340,372)   (201.4)         *
Property and equipment                         $104,227    $133,539    $1,013,063     (22.0)    (86.8)
Long-term debt, less current maturities              $-          $-      $988,702         -    (100.0)
Stockholders' equity                                                                                 *
 (Deficit)                                      $10,792    $286,904     $(293,914)    (96.2)

------------------------------------------------------------------------------------------------------

Number of employees                                  24          33            25
Number of stockholders                      approx. 660 approx. 800 approx. 800

------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings
   (loss) per share.




=============================================================================

                                    INDEX
Financial Summary                                                          1
Letter to Shareholders                                                     2
Selected Financial Data                                                    4
Management's Discussion and Analysis                                       5
Independent Auditor's Report                                              11
Balance Sheets                                                            12
Statements of Operations                                                  14
Statements of Stockholders' Equity ( Deficit)                             15
Statements of Cash Flows                                                  16
Notes to the Financial Statements                                         18
Shareholder Information                                                   28
Directors and Officers                                                    28

                            DEAR FELLOW SHAREHOLDER:

================================================================================


Celebrating our 20th year of business providing Automatic Guided Vehicles system and equipment brings many fond memories despite the current poor economic conditions. The technology that we provide has continued to be a major force behind our success. We started with wire and tape guidance and today we are on our fourth generation of Laser guidance and are looking at other new exciting guidance systems and applications. The 90's brought on a computer revolution-the new millennium will continue to take advantage of such technologies and technologies similar to ours to improve business operations.

We have seen many highs and lows over the years in the AGV market, but the last several years seem very positive for our market. I believe we are positioning the Company to take advantage of future automation needs . Despite our poor working capital situation we were able to continue investing in research and development of our vehicle manufacturing capabilities. We changed our name from NDC Automation, Inc. to Transbotics Corporation and at the same time significantly changed our message and marketing to the AGV market. In 2002 we were able to expand our service and sales by opening an office in Detroit to meet the automotive and northeast market needs.

The first quarter of 2002 was very slow for us after the events of September 11, 2001 and we realized a significant loss in that quarter. During the last three quarters of 2002 we restructured our operations and we were able to bring the Company back to an operating profit for the fourth quarter of 2002. These realized operating efficiencies should position us well for the coming year especially when the economy returns to normal.

I started my career with the Company 18 years ago and, over those years, have worked with many of my existing colleagues. Our energy today remains as high or higher as the first day we started working, for that we are thankful as we continue to look forward to the future.

On behalf of the Board of Directors and our employees, I wish to thank you for your interest and continued support.

February 2003


Sincerely yours,



Claude Imbleau
CEO & President


                                        SELECTED FINANCIAL DATA

========================================================================================================

                                                        At or For Year Ended November 30
                                        ----------------------------------------------------------------

                                               2002         2001         2000        1999          1998
--------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                         $4,317,258   $6,015,214   $4,849,528  $5,818,222    $4,015,698
    Cost of goods sold                    2,844,282    3,959,246    3,320,829   3,614,922     2,387,342
--------------------------------------------------------------------------------------------------------
       Gross profit                      $1,472,976   $2,055,968   $1,528,699  $2,203,300    $1,628,356
--------------------------------------------------------------------------------------------------------

Net gain on sale of real
 property                                        $-     $581,023           $-          $-            $-
--------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                $527,450     $673,671     $710,944    $723,162      $662,780
    General and administrative            1,074,520    1,226,321    1,317,182   1,222,476       996,994
    Research and development                133,365       80,562       53,086           -             -
--------------------------------------------------------------------------------------------------------
                                         $1,735,335   $1,980,554   $2,081,212  $1,945,638    $1,659,774
--------------------------------------------------------------------------------------------------------
       Operating income (loss)            $(262,359)    $656,437    $(552,513)   $257,662      $(31,418)
--------------------------------------------------------------------------------------------------------

Net interest expense                       $(13,753)    $(72,566)   $(192,452)  $(237,909)    $(244,865)
--------------------------------------------------------------------------------------------------------

Income (loss) before income taxes
 (benefit)                                $(276,112)    $583,871    $(744,965)    $19,753     $(276,283)
Federal and state income taxes                    -        3,053            -           -             -
--------------------------------------------------------------------------------------------------------
       Net income (loss)                  $(276,112)    $580,818    $(744,965)    $19,753     $(276,283)
========================================================================================================

Weighted average number of
   common shares outstanding
  (Basic and fully diluted)               3,586,451    3,586,451    3,586,451   3,458,552     3,453,451
========================================================================================================

Basic and diluted earnings (loss) per
 share                                        $(.08)        $.16        $(.21)       $.01         $(.08)
========================================================================================================

Cash dividend declared per common share          $-           $-           $-          $-            $-
========================================================================================================

Balance Sheets Data:
Working capital (Deficit)                 $(126,195)    $124,511    $(340,372)  $(560,625)    $(563,725)
Total assets                             $1,160,746   $1,984,837   $2,304,110  $3,392,190    $2,706,650
Long-term debt, less current maturities          $-           $-     $988,702          $-      $114,889
Total liabilities                        $1,149,954   $1,697,933   $2,598,024  $2,941,139    $2,325,352
Stockholders' equity (Deficit)              $10,792     $286,904    $(293,914)   $451,051      $381,298

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving a limited number of industries
- automotive, food and paper, textiles and newspaper publishing. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter.

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

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 days to its customers. It typically receives a cash advance ranging from 10% to 30% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

        Strategy diversification: Management has taken the following actions in an attempt to increase revenues and minimize losses. To date such actions other than reducing operating expenses have not been successful. These approaches include the following:

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding supplementary products
o Expand the aftermarket sales business
o Reduce operating expenses including the possibility of a taking the Company private.

    The Company is exploring various actions to overcome the urgent need for capital. The Company is also reviewing the possibility or feasibility of taking the Company private to reduce expenses if capital is not available through the existing market. (See Liquidity and Capital Resources for further information).

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

      These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

o Revenues from end user systems sales, new OEMs and new niches may be lower than expected or delayed.
o The Company might be unable to raise the additional working capital needed to finance the current business strategy, either directly or through a business combination.
o General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2002, 2001 and 2000, respectively.

                                                                                           Percentage of Change
                                                                                             Period to Period
                                                  Percentage of Net Revenues                Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended       Year Ended
                                                        For year Ended                 November 30,    November 30,
                                                 2002        2001        2000         2001 to 2002     2000 to 2001
----------------------------------------------------------------------------------------------------------------------

Net Revenues                                     100.0 %     100.0 %    100.0  %         (28.2)              24.0   %
Cost of goods sold                                65.9        65.8       68.5            (28.2)              19.2
----------------------------------------------------------------------------------------------------------------------

Gross profit                                     34.1         34.2       31.5            (28.4)              34.5

Net gain on sale of property                        -          9.6          -          (100.00)                NA

Operating expenses:
   Selling                                       12.2         11.2       14.7            (21.7)              (5.2)
   General and administrative                    24.9         20.4       27.1            (12.4)              (6.9)
   Research and development                       3.1          1.3        1.1             65.5               51.8
----------------------------------------------------------------------------------------------------------------------

                                                 40.2         32.9       42.9            (12.4)              (4.8)
----------------------------------------------------------------------------------------------------------------------

Operating income (loss)                          (6.1)        10.9      (11.4)               *                  *
Net interest expense                             (0.3)        (1.2)      (4.0)           (81.1)             (62.3)
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income
  taxes (benefit)                                (6.4)         9.7      (15.4)               *                  *
Income Tax Expense                                  -           .1          -           (100.0)                 -
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                                (6.4) %       9.6 %    (15.4) %             *   %              * %
======================================================================================================================
*   Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2002 Compared To Fiscal Year Ended
November 30, 2001.

     Net revenues decreased by $1,697,956 or 28.2% from $6,015,214 for the fiscal year ended November 30, 2001 to $4,317,258 for the fiscal year ended November 30, 2002. The decrease is primarily due to a slow economy which resulted in decreased project AGV system sales and aftermarket revenues for the Company compared to the prior year. The Company revenues during 2002 were primarily derived from the automotive, packaging, food and beverage Industries.

     Cost of goods sold decreased from $3,959,246 to $2,844,282, or 28.2%, due primarily to the lower revenues. As a percentage of net revenues, cost of goods sold remained unchanged compared to the prior year. Gross profit decreased by $582,992, or 28.4%, from $2,055,968 to $1,472,976.

     The Company closed on the sale of its land and building in March 2001 for $1,600,000 and realized a gain of $581,023 after deducting moving expenses of approximately $30,000 (see Note 11). In the new location, the Company combined all its operations for testing, development, manufacturing and distribution to improve its operating efficiencies. The Company had no such sale in 2002.

    Selling expenses decreased from $673,671 to $527,450, or 21.7% primarily due to lower personnel and travel costs compared to the prior year. General and administrative expenses decreased by $151,801 from $1,226,321 to $1,1,074,520, or 12.4%. The decrease compared to the prior year was primarily due to the reductions in personnel cost, bad debt expense and professional fees. The Company continued to invest in the development of new AGV products and increased its expenditures by 65.5% or $52,803 in the 2002 compared to 2001 expenditures.

     Primarily as a result of the foregoing, the operating income decreased by $918,796 from an operating income of $656,437 to an operating loss of $262,359 for the current year.

    Net interest expense decreased from $72,566 to $13,753, a decrease of 81.1%. The repayment of the mortgage loan and line of credit in March 2001 significantly lowered the Company's 2002 borrowing costs compared to the prior year.

     Primarily due to the income from the sale of the land and building in 2001 and lower revenues in 2002, offset in part by lower general and administrative expenses as described above, the Company's net income decreased by $856,930 from a net income of $580,818 in the year ended 2001 to a net loss of $276,112 in the year ended 2002.

Backlog

       Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2002, the Company had a backlog of approximately $1,040,000 compared to $1,450,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2001 Compared To Fiscal Year Ended
November 30, 2000.

     Net revenues increased by $1,165,686 or 24.0% from $4,849,528 for the fiscal year ended November 30, 2000 to $6,015,214 for the fiscal year ended November 30, 2001. The increase is primarily due to the increased turnkey project AGV system sales compared to the prior year. The company revenues during 2001 were derived from industries such as special niche aviation, automotive, printing, food and beverage. The Company realized lower revenues in 2001 from the entertainment industry compared to the prior year, and no new systems were released in 2001. The Company will continue to focus on increasing revenues in 2002 by providing more AGV turnkey systems.

     Cost of goods sold increased from $3,320,829 to $3,959,246, or 19.2%, due primarily to the increased revenues. As a percentage of net revenues, cost of goods sold decreased to 65.8% compared to 68.5% the prior year. The primary reason for the decrease in percentage is the Company experienced higher margins on its turnkey AGV systems revenues in the current year compared to the prior year. The Company also experienced lower cost for goods that were imported due to a strong U.S. dollar. Gross profit increased by $527,269, or 34.5%, from $1,528,699 to $2,055,968.

    The Company closed on the sale of its land and building in March 2001 for a sale price of $1,600,000 and realized a gain of $581,023 after deducting moving expenses of approximately $30,000. The sale significantly improved the Company's liquidity (see Note 11). The new location is 3400 Latrobe Drive, Charlotte, NC, 28211. In the new location, the Company is combining all its operations for testing, development, manufacturing and distribution to improve its operating efficiencies.

    Selling expenses decreased from $710,944 to $673,671, or 5.2% primarily due to lower travel expenses compared to the prior year. General and administrative expenses decreased by $90,861 from $1,317,182 to $1,226,321, or 6.9%. The decrease compared to the prior year was primarily due to the following: 1) lower office equipment lease and maintenance expense of approximately $40,000 and 2) decreased expenses in telephone, taxes, insurance and other general expenses of approximately $50,000. As a percentage of net revenues, general and administrative expenses decreased from 27.1% to 20.4% primarily due to the increase in revenues in 2001. The Company continued to invest in the development of new AGV products and increased its expenditures by 51.8% or $27,476 in the current year compared to the prior year.

     Primarily as a result of the foregoing, the operating income increased by $1,208,950 from an operating loss of $552,513 to an operating income of $656,437 for the current year.

    Net interest expense decreased from $192,452 to $72,566, a decrease of 62.3%. The repayment of the mortgage loan and line of credit in March 2001 significantly lowered the borrowing costs compared to the prior year resulting in the decline.

     Income tax expense of $3,053 is due to limitations on the utilization of the net operating loss carryforward. The Company continues to have loss carryforwards that are not assured to be realized.

     Primarily due to the sale of the land and building, higher gross profit and lower general and administrative expenses as described above, the Company's net income increased by $1,325,783 from a net loss of $744,965 to a net income of $580,818.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Liquidity and Capital Resources

     The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, long-term debt, capital leases and proceeds of its public and private offerings to satisfy its external financing needs.

      During the year ended November 30, 2002 net cash used in operating activities was $221,068. The Company continues to experience deficiency in its cash flow. At November 30, 2002 approximately $320,000 of payables were not being paid according to the vendor terms.

     The Company has been operating under adverse liquidity conditions due to an equity deficit and negative working capital as described in note 13. The accounts payable balance to Netzler & Dahlgren (its major supplier of technology) at November 30, 2002 was approximately $199,375. In 2001, the Company's receivables were pledged to Netzler & Dahlgren to secure a note receivable from the Company, such note having a principal balance of $27,051 at November 30, 2002 ("the N & D note"), in exchange for the security interest previously held by Netzler & Dahlgren in the office property. The note was paid in full December 2002 and the pledge on the Company's receivables released as of such date.

     Netzler & Dahlgren has indicated to the Company that Netzler & Dahlgren's financial exposure to the Company must be reduced by timely payment of its payables. To ensure prompt payments, the Company must remain profitable or raise additional equity and/or debt to improve its working capital. In the first quarter of 2002, the Company began paying vendors on a deferred basis to meet its obligation to Netzler & Dahlgren on the note payable and retain its license agreement. Notwithstanding the pay off of the Netzler and Dahlgren note, the Company continues to be unable to satisfy the payment terms with Netzler & Dahlgren for its current payables, the Company risks termination of its license agreement with Netzler & Dahlgren if it can not meet the payable terms.

     There are no assurances that the deficiency in the cash flow will not continue. The Company continues exploring the possibility of raising additional equity capital or subordinated debt, either directly or possibly through a business combination, in order to improve its financial position and have the working capital to address potential growth opportunities. The Company is also reviewing the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being public are approximately $175,000 annually. There can be no assurances that the Company will be successful in regaining its profitability or raising the additional capital or subordinated debt that may be necessary for the Company's operations. There is substantial doubt about the Company's ability to continue as a going concern if the Company is not able to improve its working capital and liquidity.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Transbotics Corporation
Charlotte, North Carolina

We have audited the accompanying balance sheets of Transbotics Corporation as of November 30, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                     McGLADREY & PULLEN, LLP

Charlotte, North Carolina
February 21, 2003

                                    BALANCE SHEETS

=======================================================================================
                                                                    November 30,
                                                                2002         2001
---------------------------------------------------------------------------------------

      ASSETS (Note 4)

CURRENT ASSETS
     Cash and cash equivalents (Note 1)                            $8,365    $427,288
     Accounts receivable, net (Notes 2, 4, 5 and 8)               713,874     858,985
     Inventories                                                  268,402     262,542
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)             18,271     248,074
     Prepaid expenses and other assets                             14,847      25,555
---------------------------------------------------------------------------------------
          Total current assets                                 $1,023,759  $1,822,444
---------------------------------------------------------------------------------------

NONCURRENT DEPOSITS                                               $32,760     $28,854
---------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
      Furniture, fixtures, and office equipment                  $155,410    $140,378
      Machinery and equipment                                      95,732      89,805
---------------------------------------------------------------------------------------
                                                                 $251,142    $230,183
       Less accumulated depreciation                              146,915      96,644

---------------------------------------------------------------------------------------
                                                                 $104,227    $133,539

---------------------------------------------------------------------------------------
                                                               $1,160,746  $1,984,837
=======================================================================================

See Notes to Financial Statements



                                    BALANCE SHEETS

=======================================================================================

                                                                   November 30,
                                                                2002         2001
---------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current maturities of long- term debt (Note 4 and 8)         $27,051    $178,739
     Accounts payable and accrued expenses;                       698,083   1,160,072
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)          424,820     356,069
     Income tax payable                                                 -       3,053
---------------------------------------------------------------------------------------
          Total current liabilities                            $1,149,954  $1,697,933
---------------------------------------------------------------------------------------



COMMITMENTS  (Note  9 )

STOCKHOLDERS' EQUITY  (Notes 10 and 11)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued
       Common stock, par value $.01 per share;
                11,000,000 shares authorized
                at 2002 and 2001; 3,586,451 shares
                 were issued and outstanding at 2002                   $-          $-
                and 2001, respectively                             35,864      35,864
       Additional paid-in capital                               4,260,236   4,260,236
       Accumulated deficit                                     (4,285,308) (4,009,196)
---------------------------------------------------------------------------------------
                                                                  $10,792    $286,904
---------------------------------------------------------------------------------------
                                                               $1,160,746  $1,984,837
=======================================================================================

                                   STATEMENTS OF OPERATIONS

==============================================================================================

                                                            Years ended November 30,
                                                       2002          2001           2000
----------------------------------------------------------------------------------------------

Net revenues (Notes 5 and 8)                          $4,317,258    $6,015,214     $4,849,528
Cost of goods sold (Note 8)                            2,844,282     3,959,246      3,320,829
----------------------------------------------------------------------------------------------
    Gross profit                                      $1,472,976    $2,055,968     $1,528,699
----------------------------------------------------------------------------------------------

Net gain on sale of real
 property                                                     $-      $581,023             $-
----------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                           $527,450      $673,671       $710,944
      General and administrative (Note 9)              1,074,520     1,226,321      1,317,182
      Research and development                           133,365        80,562         53,086
----------------------------------------------------------------------------------------------
                                                      $1,735,335    $1,980,554     $2,081,212
----------------------------------------------------------------------------------------------
            Operating income (loss)                    $(262,359)     $656,437      $(552,513)
----------------------------------------------------------------------------------------------

Net interest expense (Note 8):                          $(13,753)     $(72,566)     $(192,452)
----------------------------------------------------------------------------------------------

Income (loss) before income taxes                      $(276,112)     $583,871      $(744,965)

Federal and state income taxes  (Note 6)                       -         3,053              -
----------------------------------------------------------------------------------------------
           Net income (loss)                           $(276,112)     $580,818      $(744,965)
==============================================================================================

Basic and diluted earnings (loss) per share                $(.08)         $.16          $(.21)
==============================================================================================

Weighted average common shares outstanding             3,586,451     3,586,451      3,586,451
==============================================================================================

Dividends per common share                                    $-            $-             $-
==============================================================================================

See Notes to Financial Statements


                                    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

=====================================================================================================================


                                                                     Years Ended November 30,
---------------------------------------------------------------------------------------------------------------------
                                                           2002                   2001                   2000
                                                    Amount     Shares       Amount    Shares      Amount     Shares
                                             ------------------------------------------------------------------------
Common Stock:
        Balance, beginning                          $35,864  3,586,451     $35,864  3,586,451     $35,864  3,586,451
---------------------------------------------------------------------------------------------------------------------
        Balance, ending                             $35,864  3,586,451     $35,864  3,586,451     $35,864  3,586,451
=====================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                        $4,260,236             $4,260,236             $4,260,236
---------------------------------------------------------------------------------------------------------------------
       Balance, ending                           $4,260,236             $4,260,236             $4,260,236
=====================================================================================================================

Accumulated Deficit:
       Beginning deficit                        $(4,009,196)           $(4,590,014)           $(3,845,049)
       Net income (loss)                           (276,112)               580,818               (744,965)
---------------------------------------------------------------------------------------------------------------------
       Ending deficit                           $(4,285,308)           $(4,009,196)           $(4,590,014)
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Deficit) at November 30       $10,792  3,586,451    $286,904  3,586,451   $(293,914) 3,586,451
=====================================================================================================================

See Notes to Financial Statements


                                     STATEMENTS OF CASH FLOWS

==================================================================================================

                                                                  Years ended November 30,
                                                                   2002       2001          2000
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                    $(276,112)   $580,818     $(744,965)
         Adjustments to reconcile net income (loss) to net
           cash provided by (used in) operating activities:
              Depreciation                                       50,268      52,494        82,327
              Increase (decrease) in provision for doubtful
                accounts                                        (64,000)     46,275       (12,275)
              (Gain) loss  on sale of property and equipment       (450)   (584,232)        9,454
              Gain (loss) on foreign currency exchange rate      25,661      (7,203)      (11,980)
        Change in assets and liabilities:
              (Increase) decrease in accounts receivable        209,111     (71,779)    1,061,087
              (Increase) decrease in inventories                 (5,860)    109,181        (5,358)
              (Increase) decrease in costs and estimated
                earnings in excess of billings on
                uncompleted contracts                           229,803    (208,106)       (4,944)
              (Increase) decrease in prepaid expenses
                and other assets                                  6,802     (13,301)       10,484
              Increase (decrease) in accounts payable
                and accrued expenses                           (461,989)    396,300      (106,156)
              Increase (decrease) in income tax payable          (3,053)      3,053             -
              Increase (decrease) in billings in excess of
                costs and estimated earnings on
                uncompleted contracts                            68,751     173,459       (26,662)
--------------------------------------------------------------------------------------------------
              NET CASH PROVIDED BY (USED IN)
                OPERATING ACTIVITIES                          $(221,068)   $476,959      $251,012
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment           $450  $1,471,507            $-
        Purchase of equipment                                   (20,956)    (60,245)      (93,168)
--------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY (USED IN)
              INVESTING ACTIVITIES                             $(20,506) $1,411,262      $(93,168)
--------------------------------------------------------------------------------------------------

See Notes to Financial Statements


                                          STATEMENTS OF CASH FLOWS

=============================================================================================================

                                                                            Years ended November 30,
                                                                       2002          2001          2000
-------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement              $-     $(293,082)     $124,929
        Principle payments on long-term borrowings                     $(151,688)   (1,179,821)     (328,696)
-------------------------------------------------------------------------------------------------------------

              NET CASH  USED IN
                   FINANCING ACTIVITIES                                $(151,688)  $(1,472,903)    $(203,767)
-------------------------------------------------------------------------------------------------------------
       Effect of foreign currency exchange rate changes
          on cash and cash equivalents                                  $(25,661)       $7,203        $5,450
-------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                $(418,923)     $422,521      $(40,473)

      Cash and cash equivalents:

           Beginning                                                     427,288         4,767        45,240
-------------------------------------------------------------------------------------------------------------
           Ending                                                         $8,365      $427,288        $4,767
=============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                      $13,753       $72,566      $191,956
SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING ACTIVITIES
      Conversion of trade payables to long term debt                          $-            $-      $606,046

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

    The Company recognizes revenues under long-term contracts on the percentage of completion method, measured by the percentage of each component cost incurred to date to estimated total component contract costs for each component in the contract. Component costs include material, direct labor, subcontracts, engineering, overhead, and miscellaneous costs. Provisions for estimated losses are made in the period in which they first become determinable.

    "Costs and estimated earnings in excess of billings on uncompleted contracts" represent revenue recognized in excess of amounts billed. "Billings in excess of costs and estimated earnings on uncompleted contracts" represent billings in excess of revenues recognized.

Estimates:

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents:

    For purposes of reporting the statements of cash flows, the Company considers all cash accounts, and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains demand deposits with a financial institution which are in excess of the federally insured amount.

Inventories:

    The inventories are priced at the lower of cost or market, with cost being determined by the weighted average method. Inventories consist primarily of parts for computerized material handling systems purchased from Danaher formerly Netzler & Dahlgren and motor-in-wheel drive units purchased from Sauer Danfoss formerly Schabmuller GMBH.


Property and equipment:

    Property and equipment is stated at cost. Depreciation and amortization are primarily computed using the straight-line method over the following useful lives:
                                                                  Years
                                                                  -----
          Furniture, fixtures and office equipment                 4-7
          Machinery and equipment                                  3-5

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


Earnings (losses) per common share:

     The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No.128) Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. As described in Note 10, at November 30, 2002, 2001 and 2000 the Company had options outstanding to purchase a total of 310,000, 93,500 and 90,617 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in 2002, 2001 and 2000.

Advertising:

    The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 2002, 2001 and 2000 were $20,755, $14,860, and $25,645 respectively.

Stock Options:

Grants to employees under the stock option plans are accounted for following the provisions of APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for these outstanding grants under the stock option plans since the exercise price was equal to the market value of the stock at the date of the grant. Grants under the stock option plans are accounted for following provisions of Statement No. 123, Accounting for Stock-Based Compensation, and amended by Statement No. 148.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 2. Accounts Receivable

    Accounts receivable consist of the following at November 30, 2002 and 2001, respectively:

                                             2002               2001

----------------------------------------------------------------------------
Trade and contract                           $  733,825          $  939,413

Less: Allowance for doubtful accounts           (20,000)            (84,000)
----------------------------------------------------------------------------
                                             $  713,815          $  855,413
Other
                                                      -                   -
Employees                                            59               3,572
----------------------------------------------------------------------------
                                             $  714,874          $  858,985
============================================================================

      Accounts receivables are recognized at either the sales or contract price. Accounts receivable are considered past due or delinquent when payment is not received within the credit terms extended to the customer. An allowance for loss on accounts receivables is provided based on a review of the accounts along with an analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible.



Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

       Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2002 and 2001, respectively:

                                                2002               2001

-------------------------------------------------------------------------------
Costs incurred on uncompleted contracts   $     536,350        $ 2,173,777
Estimated earnings                              328,578          1,143,233
-------------------------------------------------------------------------------
                                          $     864,928        $ 3,317,010
Less billings to date                        (1,271,477)        (3,425,005)
-------------------------------------------------------------------------------
                                          $    (406,549)       $  (107,995)
===============================================================================

       Included in the accompanying balance sheets under the following captions:

                                                      2002          2001

--------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                          $   18,271   $   248,074
Billings in excess of costs and estimated earnings
     on uncompleted contracts                            (424,820)     (356,069)
--------------------------------------------------------------------------------
                                                       $ (406,549)  $  (107,995)
================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt

Long-term debt consists of the following :
--------------------------------------------------------------------------------


Note payable to Netzler & Dahlgren Co AB, based on a 4.50% fixed rate from November 30, 2000 until March 31, 2001 and then 9.0% fixed rate from April 1, 2001 thru June 30, 2002. Original principal balance to be repaid in one payment of 952,412 Swedish Krona or approximately US$95,042 depending on the exchange rate at time of payment on April 1, 2001 and then fifteen (15) consecutive monthly principal payments of 238,103 Swedish Krona starting April 1, 2001, or approximately US$23,760 depending on the exchange rate at time of payment, plus interest. The note was collaterized by the Company's land and building until the sale as per Note 11; the Note was collaterized solely by the Company's accounts receivable. The note was paid in full in December 2002.

                                                 $  27,051       $  178,739

Less current maturities:                            27,051          178,739
----------------------------------------------------------------------------
                                                 $       -       $        -
============================================================================

Note 5.  Major Customers

       Net revenues and accounts receivable as of and for the years ended November 30, 2002, 2001, and 2000, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):

                                           Amount of Net Revenues
                                          Year Ended November 30,

Customer                            2002            2001            2000
------------------------------------------------------------------------------

A                                     $     *          $    *     $ 1,057,382
B                                           *         951,603               *
C                                           *         675,944               *
D                                           *         622,392               *
E                                     427,131               *               *

                                            Accounts Receivable
                                                November 30,

                                    2002            2001            2000
------------------------------------------------------------------------------

A                                      $    *          $    *      $  225,574
B                                           *          71,453               *
C                                           *               -               *
D                                           *               -               *
E                                      31,217               *               *


*Not a major customer.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 6.   Income Taxes

    Income taxes consist of the following components for the years ended November 30, 2002, 2001, and 2000, respectively:

                               2002                2001               2000
----------------------- ------------------ ------------------- -----------------

Current                  $          -       $     3,053         $          -
Deferred                            -                 -                    -
----------------------- ------------------ ------------------- -----------------
                         $          -       $     3,053         $          -
======================= ================== =================== =================

    Net deferred tax assets consist of the following components as of November 30, 2002 and 2001, respectively:

Deferred tax assets:
   Allowance for doubtful accounts                $     7,711    $   32,385
   Inventory valuation reserves                        18,891        31,614
   Net operating loss carryforward                  1,865,039     1,506,143
   General business credit carryforwards               45,367        48,420
   Other                                               11,939         2,208
Deferred tax liabilities:
   Depreciation                                       (13,839)      (11,079)
   Other                                               (3,855)         (612)
----------------------------------------------------------------------------
                                                  $ 1,931,253    $1,609,079

   Less valuation allowance                         1,931,253     1,609,079
----------------------------------------------------------------------------

   Net deferred taxes                             $         -    $        -
============================================================================

The changes in the valuation allowance for the years ended November 30, 2002, 2001 and 2000 were $322,174, $(269,738) and $269,388, respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

    A reconciliation of the statutory income tax to the income tax expense included in the Statements of Operations is as follows:


                                                                 Years Ended November 30,
                                               2002                        2001                       2000
----------------------------------------------------------------------------------------------------------------------
                                                     % of                        % of                        % of
                                        Dollar       Pre-tax       Dollar        Pre-tax       Dollar        Pre-tax
                                        Amount       Income        Amount        Income        Amount        Income
----------------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                      $  (93,878)     (34.0)     $ 198,516       34.0        $  (253,288)       (34.0)
Increase (decrease) in
taxes resulting from:
State income taxes                      (13,806)     ( 5.0)        29,194        5.0            (37,248)        (5.0)
Changes in valuation allowance          322,174      116.6       (269,738)     (46.2)           269,388         36.2
Other                                  (214,490)     (77.6)        45,081        7.7             21,148          2.8
----------------------------------------------------------------------------------------------------------------------
                                     $        -          -      $   3,053         .5        $         -            -
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 7.   401(k) Profit Sharing Plan

    The Company has a profit sharing plan through a human resource firm which administers the Company's employees benefits, the contributions to which are discretionary.

    The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2002, 2001 and 2000 amounted to $14,749, $23,742, and $14,525 respectively.

Note 8.   Related Party Transactions

    Until June 6, 2001, the Company was related to NDC, Netzler & Dahlgren Co. AB (Netzler & Dahlgren) through common ownership. Netzler & Dahlgren is the Company's largest supplier of AGVS control technology. Netzler & dahlgren sold its Company shares to two of the Company's officers in 2001.

       On November 30, 1995, the Company signed a ten (10) year Master License Agreement with Netzler & Dahlgren to purchase certain products at stipulated prices. During the fourth quarter of 2000 the Company renegotiated its license agreement with Netzler & Dahlgren now owed by Danaher corporation. The new agreement, dated November 30, 2000, is for ten years and expands the Charlotte based Company's territory to sell to end-users worldwide and to continue to sub-license the technology in North America but on a non-exclusive basis. In addition, a note payable to Netzler & Dahlgren of $606,046 ( see Note 4) was restructured with the interest lowered from 16% to 9%. Under the new agreement, Netzler & Dahlgren extended its existing Letter of Credit to NDCA's bank and the bank extended the Company's line of credit of $450,000 to April 30, 2001. The License Agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 2000.

       Netzler & Dahlgren indicated to the Company that Netzler & Dahlgren's financial exposure to the Company had to be reduced. To do this within the time frame required by Netzler & Dahlgren, the Company entered into a contract to sell its building (see Note 11). Proceeds from the sale of the building were used to retire the debt from the mortgage and the Company's bank credit line. The pay off of the credit line permitted the termination of the Netzler & Dahlgren Letter of Credit to the bank. The Company also paid approximately $80,000 from the proceeds against current payables to Netzler & Dahlgren. Further, the Company's receivables were pledged to Netzler and Dahlgren to secure its note receivable from the Company in exchange for security it had in the building until its note was paid in full in December 2002. There can be no assurances that the Company can continue to operate as a going concern if it does not meet its remaining financial obligations to Netzler & Dahlgren .

      The Company's Executive Vice President, Tommy Hessler, owns 50% of NDC Technologies Australia PTY Ltd ("NDCTA") which is the Netzler & Dahlgren representative for Australia. In 2001 revenues from sales to NDCTA were $2,654 and purchases from NDCTA were $252,378. Prior to June 6, 2001, NDCTA was not related to the Company. In 2002 no business was transacted with NDCTA.

    The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 2002, 2001, and 2000, respectively:

                                                          2002             2001            2000
-------------------------------------------------------------------------------------------------------
Revenues                                                            *       $   89,899     $    27,538
=======================================================================================================
Purchases of hardware, software & engineering services              *      $   599,119     $   551,901
=======================================================================================================
Interest expense                                                    *       $   22,177     $    48,137
=======================================================================================================
* not related

There was no royalty expense for the three years ended November 30, 2002.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 9.  Commitments

    At November 30, 2002, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

    The Company leases property and equipment under long-term operating leases expiring on various dates through March, 2006 and on a month-to-month basis. Rental expense was $167,998, $206,226, and $137,383 for the years ended November 30, 2002, 2001, and 2000 respectively.

    Minimum rental commitments under long-term operating leases at November 30, 2002 were as follows:

2004                  $       159,830
2005                          158,534
2006                          147,302
2006                           62,375
                      ---------------
                      $       528,041
                      ===============

    The Company has an employment contract with the President which provides for a minimum annual base salary of $115,000. The base salary is subject to annual reviews. The contract renews on March 1, 2003 for a one year extensions unless terminated in advance.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10.  Stock Option Plans

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

    Of the 274,375 total shares of common stock options granted, the Compensation Committee granted to the Company's current and former executive officers options to purchase 120,375 shares of common stock at an exercise price of $.7917 for the 90 Plan, and 18,000 shares of common stock for the 93 Plan at an exercise price of $1.56. The exercise price of the options granted is based on the average fair market value of the common stock for the five business days preceding the date of the grant.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10.  Stock Option Plans ( continued)

2001 Stock Option Plan:

    On May 10, 2001 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 2001 Stock Option Plan ("the 01 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held May 10, 2002. The 01 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 225,000 were granted in May 2001 at an exercise price of $0.195 per share upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. The performance target for 2001 was that the Company had to be profitable.

    Transactions involving these plans for the years ended November 30, 2002, 2001 and 2000 respectively, are summarized as follows:


STOCK OPTIONS                          2002*                                         2001*
------------------------ ------- ------------------ ----------------------------------------------
                         93 Plan 97 Plan   01 Plan    Total     90 Plan  93 Plan  97 Plan  Total
                         ------- -------- --------- --------    -------- -------- -------- -------

Outstanding, December 1  49,000   44,500         -   93,500      13,567   49,800   81,750  145,117

Granted                       -        -   225,000  225,000           -        -        -
Canceled                   (500)  (8,000)            (8,500)    (13,567)    (800) (37,250) (51,617)
Exercised                     -        -         -        -           -        -        -        -
------------------------ ------- -------- --------- --------    -------- -------- -------- -------

Outstanding, November 30 48,500   36,500   225,000  310,000           -   49,000   44,500   93,500
======================== ======= ======== ========= ========    ======== ======== ======== =======
Exercisable, November 30 48,500   36,500    33,500  118,500           -   49,000   44,500   93,500
======================== ======= ======== ========= ========    ======== ======== ======== =======


STOCK OPTIONS                          2000*
------------------------ ------- ------------------ --------
                         90 Plan 93 Plan  97 Plan    Total
                         ------- -------- --------- --------

Outstanding, December 1  29,542   51,800   158,250  239,592

Granted                       -        -         -        -
Canceled                (15,975)  (2,000)  (76,500) (94,475)
Exercised                     -        -         -        -
------------------------ ------- -------- --------- --------
Outstanding, November 30 13,567   49,800    81,750  145,117
======================== ======= ======== ========= ========
Exercisable, November 30 13,567   49,800    27,250   90,617
======================== ======= ======== ========= ========

* The weighted average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan was $0.7917, for the 93 Plan is $1.56 , for the 97 Plan is $0.50 and for the 01 Plan is $0.195.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 11.  Sale of land and building

     The Company closed on the sale of the land and building in March 2001 for $1,600,000 and realized a gain of $581,023 after deducting approximately $100,000 of closing costs and moving expenses of approximately $30,000. Proceeds from the sale were used to retire the the mortgage debt and the Company's bank credit line. The pay off of the credit line permitted the termination of Netzler & Dahlgren Letter of Credit to the bank. The Company also applied approximately $80,000 from the sale proceeds against current payables to Netzler & Dahlgren. Further, the Company receivables were pledged to Netzler and Dahlgren to secure its note receivable from the Company until its note is paid in full in December 2002.



Note 12.  FASB Statements And Proposed Regulations

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), and amended by Statement of Financial Accounting Standards 138 (FAS 138). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. FAS 138 does not leave any accounting or reporting implications to the Company.

    The Company purchases foreign-currency exchange contracts to settle their international debts. The Company will purchase and settle these contracts on the same day. Any gains and losses on the foreign-currency-denominated debts are recorded as transaction adjustments in current earnings. The Company had a gain ( loss) on foreign currency transactions of $(53,197), $(11,151), and $60,564 for the three years ended November 30, 2002.


Note 13.  Continued operations

    In the past years the Company has suffered operating losses. This has left the Company with a poor equity position and negative working capital. Due to the losses, lender contacts have indicated that the Company will need to show consistent profitability for a year to reestablish a line of credit. This issue raises substantial doubt about the Company's ability to continue as a going concern. The Company's cash flow during the year ending 2002 did not improve compared to prior years. Therefore the Company continues to pay vendors slower than their normal terms. In the event Netzler & Dahlgren stops shipping to the Company due to late payments, there would be even further doubt about the Company's ability to continue as a going concern.

    Management has taken the following actions in an attempt to increase revenues and minimize losses.

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Expand the aftermarket sales business
o Reduce operating expenses

The Company continues to explore raising additional equity and/or debt as well as possible business combinations to ensure the viability of its operations and potential growth opportunities. The Company is also reviewing the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being public are approximately $175,000 annually.

There can be no assurance that the Company can successfully meet the objectives of any such activities.


                                                SHAREHOLDER INFORMATION

========================================================================================================================

ANNUAL MEETING                                              DIRECTORS
   The annual meeting will be held at 10:00 am, Friday,
   May 9, 2003, at Transbotics Corporate offices            D.Bruce Wise
   in Charlotte, North Carolina.                            Chairman of the Board of Directors, Transbotics Corporation
                                                            Chief Executive Officer, Integrated Technologies Group
SHAREHOLDER RELATIONS
   A copy of Transbotics Annual Report and form 10-KSB,
   which is filed with the Securities and Exchange          Claude Imbleau
   Commission, will be sent to any shareholder upon         Director
   written request to Manager-Investor Relations
    Transbotics Corporation                                 Raymond O. Gibson
   3400 Latrobe Drive                                       Director
   Charlotte, North Carolina 28211
                                                            Richard D. Schofield
CORPORATE OFFICES                                           Director
   Transbotics Corporation
   3400 Latrobe Drive
   Charlotte, North Carolina 28211-4849

    (704) 362-1115 Telephone
    (704) 364-4039 Facsimile

STOCK EXCHANGE LISTINGS                                     OFFICERS
   Over the Counter: OTC Bulletin Board
   OTC Symbol: "TNSB"                                       Claude Imbleau
                                                            President
TRANSFER AGENT                                              Chief Financial Officer
   First Citizens Bank
   Raleigh, North Carolina
                                                            Tommy Hessler
LEGAL COUNSEL                                               Executive Vice President, Secretary
   Parker, Poe, Adams and Bernstein, LLP
   Charlotte, North Carolina

   Shumaker, Loop and Kendrick, LLP
   Charlotte, North Carolina

AUDITORS
   McGladrey & Pullen, LLP
   Charlotte, North Carolina

========================================================================================================================



COMMON STOCK DATA
                                                              Market Price Per Share
                                       ---------------------------------------------------------------------
                                                    2002                     -             2001
                                       --------------------------------        -----------------------------
Quarter Ended                                High            Low                    High           Low
                                         Bid     Ask      Bid     Ask            Bid     Ask   Bid    Ask
------------------------------------------------------------------------------------------------------------
 February 28                              0.32    0.55     0.21   0.33            0.81   0.91  0.13    0.16
 May 31                                   0.30    0.52     0.20   0.24            0.47   0.63  0.15    0.20
 August 31                                0.21    0.35     0.10   0.12            0.37   0.45  0.21    0.30
 November 30                              0.21    0.30     0.04   0.05            0.34   0.51  0.21    0.25
============================================================================================================