Form 10KSB, Exhibit 13
period 2003-11-30
TRANSBOTICS CORP
filed 2004-02-26
CIK 859621

Exhibit 13








                               ANNUAL REPORT 2003










                                   COVER PAGE

                                  INSIDE COVER


                                                         FINANCIAL SUMMARY

=============================================================================================================================

                                                                                                     02 to 03     01 to 02
As of or For Year Ended November 30                     2003            2002             2001        % Change     % Change
-----------------------------------------------------------------------------------------------------------------------------

Operations
-----------------------------------------------------------------------------------------------------------------------------

Net revenues                                           $ 4,215,957     $ 4,317,258      $ 6,015,214        (2.3)       (28.2)
Net gain on sale of real property                              $ -             $ -        $ 581,023           -       (100.0)
Operating income (loss)                                  $ 126,588      $ (262,359)       $ 656,437           *            *
Income (loss) before income taxes (benefit)              $ 116,129      $ (276,112)       $ 583,871           *            *
Net income (loss)                                        $ 116,129      $ (276,112)       $ 580,818           *            *
Weighted average common shares outstanding               3,810,013       3,586,451        3,586,451         6.2            -

-----------------------------------------------------------------------------------------------------------------------------

Per Share Data^
-----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                            $ .03          $ (.08)           $ .16           *            *
Cash dividends                                                 $ -             $ -              $ -           -            -
Stockholders' equity                                         $ .09           $ .00            $ .08           *       (100.0)

-----------------------------------------------------------------------------------------------------------------------------

Financial Position
-----------------------------------------------------------------------------------------------------------------------------

Assets                                                 $ 1,689,531     $ 1,160,746      $ 1,984,837        45.6        (41.5)
Working capital (deficit)                                $ 593,907      $ (126,195)       $ 124,511           *            *
Property and equipment                                    $ 97,991       $ 104,227        $ 133,539        (6.0)       (22.0)
Long-term debt, less current maturities                  $ 300,000             $ -              $ -           *          -
Stockholders' equity                                     $ 424,658        $ 10,792        $ 286,904     3,834.9        (96.2)

-----------------------------------------------------------------------------------------------------------------------------

Number of employees                                      25              24               33
Number of stockholders                               approx. 641     approx. 660     approx. 800

-----------------------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings (loss) per share.


====================================================================================================================================

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

                            DEAR FELLOW SHAREHOLDER:

================================================================================


Although 2003 showed improvement in the stock markets and certain growth indicators, it remained a tough economic year for many manufacturing companies in the United States including Transbotics. During challenging economic times, pressure to increase profitability and performance can be magnified considerably. In 2003, Transbotics responded well to these pressures and continued to invest and develop in its product lines to help customers better achieve material handling efficiency goals with measurable results through new innovative technology, preventative maintenance and responsive support systems.

We were very focused not only on making our customers more efficient but found ways for our Company to do more with less. This resulted in a significant decrease in our expenses and made the Company profitable despite revenues not increasing from the prior year.

Our working capital also increased significantly, not only from our earnings, but also from raising additional equity and long-term debt at the end of our fourth quarter of 2003. This new working capital was needed to stabilize the financial condition of the Company and meet its current obligations and financial needs. This new working capital will also allow us to focus on growth and other opportunities the Company may have in 2004.

Going forward in 2004, we will continue our mission to improving our response to customer needs for automation and to seek new customers where such solutions can be applied.

On behalf of the Board of Directors and our employees, I thank you for your valued interest and continued support.

January 2004


Sincerely yours,



Claude Imbleau
CEO & President

                                                     SELECTED FINANCIAL DATA

============================================================================================================================

                                                                  As of or For Year Ended November 30
                                              ------------------------------------------------------------------------------

                                                  2003           2002            2001            2000            1999
----------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                                $ 4,215,957     $ 4,317,258     $ 6,015,214     $ 4,849,528     $ 5,818,222
    Cost of goods sold                            2,578,840       2,844,282       3,959,246       3,320,829       3,614,922
----------------------------------------------------------------------------------------------------------------------------
       Gross profit                             $ 1,637,117     $ 1,472,976     $ 2,055,968     $ 1,528,699     $ 2,203,300
----------------------------------------------------------------------------------------------------------------------------

Net gain on sale of real property                       $ -             $ -       $ 581,023             $ -             $ -
----------------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                       $ 451,668       $ 527,450       $ 673,671       $ 710,944       $ 723,162
    General and administrative                      817,686       1,074,520       1,226,321       1,317,182       1,222,476
    Research and development                        241,175         133,365          80,562          53,086               -
----------------------------------------------------------------------------------------------------------------------------
                                                $ 1,510,529     $ 1,735,335     $ 1,980,554     $ 2,081,212     $ 1,945,638
----------------------------------------------------------------------------------------------------------------------------
--------------------------------------
       Operating income (loss)                    $ 126,588      $ (262,359)      $ 656,437      $ (552,513)      $ 257,662
----------------------------------------------------------------------------------------------------------------------------

Net interest expense                              $ (10,459)      $ (13,753)      $ (72,566)     $ (192,452)     $ (237,909)
----------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)       $ 116,129      $ (276,112)      $ 583,871      $ (744,965)       $ 19,753
Federal and state income taxes                            -               -           3,053               -               -
----------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                          $ 116,129      $ (276,112)      $ 580,818      $ (744,965)       $ 19,753
============================================================================================================================

Weighted average number of
   common shares outstanding
  (Basic )                                        3,810,013       3,586,451       3,586,451       3,586,451       3,458,552
============================================================================================================================
  (Diluted )                                      3,984,138       3,586,451       3,586,451       3,586,451       3,458,552
============================================================================================================================

Basic earnings (loss) per share                       $ .03          $ (.08)          $ .16          $ (.21)          $ .01
============================================================================================================================
Diluted earnings (loss) per share                     $ .03          $ (.08)          $ .16          $ (.21)          $ .01
============================================================================================================================

Cash dividend declared per common share                 $ -             $ -             $ -             $ -             $ -
============================================================================================================================

Balance Sheet Data:
Working capital (Deficit)                         $ 593,907      $ (126,195)      $ 124,511      $ (340,372)     $ (560,625)
Total assets                                    $ 1,689,531     $ 1,160,746     $ 1,984,837     $ 2,304,110     $ 3,392,190
Long-term debt, less current maturities           $ 300,000             $ -             $ -       $ 988,702             $ -
Total liabilities                               $ 1,264,873     $ 1,149,954     $ 1,697,933     $ 2,598,024     $ 2,941,139
Stockholders' equity (Deficit)                    $ 424,658        $ 10,792       $ 286,904      $ (293,914)      $ 451,051


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION
================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving a limited number of industries
- automotive, food and paper, textiles and newspaper publishing. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that the Company may enter.

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

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     Strategy diversification: Management has taken the following actions in an attempt to increase revenues and minimize losses. To date such actions other than reducing operating expenses have not been significantly successful. These approaches include the following:

o    Establish and develop strategic alliances with selected customers
o    Pursue AGV system business in selected market niches
o    Expand its material handling services for full system integration
o    Expand the aftermarket sales business
o    Reduce operating expenses



     Forward-looking statements: This report (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company.

     These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

o Revenues from end user systems sales, new OEMs and new niches may be lower than expected or delayed.
o General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.






                                                 MANAGEMENT'S DISCUSSION AND ANALYSIS
=======================================================================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2003, 2002 and 2001, respectively.
                                                                               Percentage of Change
                                                                               Period to Period
                                     Percentage of Net Revenues                Increase (Decrease)
-------------------------------- ------------ ------------------------------------ -- --------------------------------
                                                                       Year Ended       Year Ended
                                         For year Ended                 November 30,    November 30,
                                   2003        2002        2001         2002 to 2003     2001 to 2002
-------------------------------- ------------ ----------- ----------- ----------- -- ---------------- ----------------
Net revenues                         100.0%   100.0%   100.0%          (2.3) %     (28.2)%
Cost of  goods sold                   61.2     65.9     65.8           (9.3)       (28.2)
-----------------------------------------------------------------------------------------

Gross profit                          38.8     34.1     34.2           11.1        (28.4)

Net gain on sale of
 property                                -        -      9.6              -      (100.00)

Operating expenses:
   Selling                            10.7     12.2     11.2          (14.4)       (21.7)
   General and
    administrative                    19.4     24.9     20.4          (23.9)       (12.4)
   Research and
    development                        5.7      3.1      1.3           80.8         65.5
-----------------------------------------------------------------------------------------

                                      35.8     40.2     32.9          (12.9)       (12.4)
-----------------------------------------------------------------------------------------

Operating income (loss)                3.0     (6.1)    10.9         *            *
Net interest expense                  (0.2)    (0.3)    (1.2)         (24.0)       (81.1)
-----------------------------------------------------------------------------------------

Income (loss) before
 income   taxes (benefit)              2.8     (6.4)     9.7         *            *
Income tax expense                       -        -       .1              -       (100.0)
-----------------------------------------------------------------------------------------

Net income (loss)                     2.8 %  (6.4) %     9.6%       *      %     *      %
=========================================================================================


* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2003 Compared To Fiscal Year Ended November 30, 2002.

     Net revenues decreased by $101,301 or 2.3% from $4,317,258 for the fiscal year ended November 30, 2002 to $4,215,957 for the fiscal year ended November 30, 2003. The decrease is primarily due to a continued slow economy which resulted in decreased project AGV system sales and aftermarket revenues for the Company compared to the prior year. The Company's revenues during 2003 were primarily derived from the automotive, packaging, food and beverage and aviation industries.

     Cost of goods sold decreased from $2,844,282 to $2,578,840, or 9.3%, due primarily to the lower engineering cost in the current year compared to the prior year. As a percentage of net revenues, cost of goods sold decreased from 65.9% to 61.2% primarily due to better margins in engineering revenues compared to the prior year. Gross profit increased by $164,141, or 11.1%, from $1,472,976 to $1,637,117.

     Selling expenses decreased from $527,450 to $451,668, or 14.4%, primarily due to lower travel costs, marketing and show expenses compared to the prior year. General and administrative expenses decreased by $256,834 from $1,074,520 to $817,686, or 23.9%. The decrease compared to the prior year was primarily due to the reductions in personnel cost as well as other across the board reductions. The Company incurred in the fourth quarter of 2003, a $38,893 noncash stock option compensation expense as part of its general and administrative expense due to the Company's stock price rising in 2003. No such expenses were incurred in 2002 (see note 12). The Company continued to invest in the development of new AGV products and increased its research and development expenditures by 80.8% or $107,810 in the 2003 compared to 2002 expenditures.

     Primarily as a result of the foregoing, the Company's operating income increased by $388,947 from an operating loss of $262,359 to an operating income of $126,588 for the current year.

     Net interest expense decreased from $13,753 to $10,459, a decrease of 24.0% due to lower banking costs compared to the prior year.

     The Company did not recognize any tax benefits in 2002 for its current losses or any income tax expense in 2003 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future are not assured to be realized.

     Primarily due to the higher gross profit and lower expense in 2003, as described above, the Company's net income increased by $392,241 from a net loss of $276,112 in the year ended 2002 to net income of $116,129 in the same period of 2003.

Backlog

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2003, the Company had a backlog of approximately $1,550,000 compared to $1,040,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2002 Compared To Fiscal Year Ended November 30, 2001.

     Net revenues decreased by $1,697,956 or 28.2% from $6,015,214 for the fiscal year ended November 30, 2001 to $4,317,258 for the fiscal year ended November 30, 2002. The decrease was primarily due to a slow economy which resulted in decreased project AGV system sales and aftermarket revenues for the Company compared to the prior year. The Company's revenues during 2002 were primarily derived from the automotive, packaging, food and beverage industries.

     Cost of goods sold decreased from $3,959,246 to $2,844,282, or 28.2%, due primarily to the lower revenues. As a percentage of net revenues, cost of goods sold remained unchanged compared to the prior year. Gross profit decreased by $582,992, or 28.4%, from $2,055,968 to $1,472,976.

     The Company closed on the sale of its land and building in March 2001 for $1,600,000 and realized a gain of $581,023 after deducting moving expenses of approximately $30,000 (see Note 13). In the new location, the Company combined all its operations for testing, development, manufacturing and distribution to improve its operating efficiencies. The Company had no such sale in 2002.

     Selling expenses decreased from $673,671 to $527,450, or 21.7%, primarily due to lower personnel and travel costs compared to the prior year. General and administrative expenses decreased by $151,801 from $1,226,321 to $1,074,520, or 12.4%. The decrease compared to the prior year was primarily due to the reductions in personnel cost, bad debt expense and professional fees. The Company continued to invest in the development of new AGV products and increased its research and development expenditures by 65.5% or $52,803 in the 2002 compared to 2001 expenditures.

     Primarily as a result of the foregoing, the operating income decreased by $918,796, from an operating income of $656,437 in 2001 to an operating loss of $262,359 for 2002.

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

     During the year ended November 30, 2003, net cash provided by operating activities was $45,765.

     Danaher Motion had indicated to the Company that Danaher Motion's financial exposure to the Company must be reduced by timely payment of its payables. To ensure prompt payments, the Company had to remain profitable or raise additional equity and/or debt to improve its working capital. In the first quarter of 2002, the Company began paying vendors on a deferred basis to meet its obligation to Danaher Motion on the note payable and retain its license agreement. The Company satisfied its obligation under the Danaher Note in the first quarter of fiscal 2003. During the fourth quarter the Company raised additional capital thru new equity and debt as described below. The new working capital allowed the Company to pay its vendors in a timely manner and addressed Danaher's concerns.

     On September 23, 2003, the Company issued 1,200,000 shares of its common stock, par value $.01 per share (the "Private Offering shares") for cash. The price for the Private Offering shares was $0.25 per share resulting in gross proceeds of $300,000. The shares are subject initially to the restrictions set forth under Rule 144 promulgated under the Securities Act of 1933. The Company has agreed to register the Private Offering shares for resale pursuant to an Investor Rights Agreement dated September 23, 2003. Under the Agreement, the Company has agreed to file a registration statement for the Private Offering shares (as well as shares held by two Company officers and/or affiliates of such officers) within 180 days of September 23, 2003.

     On September 23, 2003, in conjunction with the new equity the Company issued $300,000 worth of convertible subordinated promissory notes. The notes bear interest at 6.0% with interest payable quarterly. The notes mature September 30, 2013 and are callable by the Company after September 30, 2008. The Notes can be converted to common shares at any time at an exercise price of $0.40 a share.

     The Company applied the proceeds from the stock offering and notes to working capital and other general corporate needs.

     The Company had been operating under adverse liquidity conditions due to a negative working capital position prior to raising the additional funds described above. The accounts payable balance to Danaher Motion, a division of Danaher Corporation (formerly Netzler & Dahlgren, its major supplier of technology), at November 30, 2003 was current.

     The Company obtained a new $150,000 line of credit from a bank on November 13, 2003 as further described in note 4. As of January 15, 2004 there were no outstanding borrowings. The line expires November 11, 2004.

     The Company believes that its working capital of $593,907 at November 30, 2003 is adequate for its current operations.

     The Company will, from time to time, reexamine the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being publicly held are approximately $200,000 annually.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Critical Accounting Policies:

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

     Due to the length of the projects, the large dollar amount of each project, and inherent difficulties in estimating the total component costs, the use of different estimates and assumptions could have provided materially different results.

Stock options:


     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for the performance-based plans of $38,893 for the year ended November 30, 2003. No compensation cost was recognized for the years ended November 30, 2002 and 2001 as the market price did not exceed the exercise price of the awards.

     The Company has disclosed that there is no impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation since the compensation expense using the fair value based method was lower than the compensation expense computed in accordance with the provisions of APB 25.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Transbotics Corporation
Charlotte, North Carolina

We have audited the accompanying balance sheets of Transbotics Corporation as of November 30, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                     McGLADREY & PULLEN, LLP

Charlotte, North Carolina
January 9, 2004


                                                   BALANCE SHEETS

=====================================================================================================================

                                                                                      November 30,
                                                                                 2003              2002
---------------------------------------------------------------------------------------------------------------------

      ASSETS (Note 4)

CURRENT ASSETS
     Cash                                                                          $ 545,193           $ 8,365
     Accounts receivable, net (Notes 2, 4, 5 and 9)                                  683,654           713,874
     Inventories                                                                     301,038           268,402
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)                                12,916            18,271
     Prepaid expenses and other assets                                                15,979            14,847
---------------------------------------------------------------------------------------------------------------------
              Total current assets                                               $ 1,558,780       $ 1,023,759
---------------------------------------------------------------------------------------------------------------------

NONCURRENT DEPOSITS                                                                 $ 32,760          $ 32,760
---------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT (Note 4)
      Furniture, fixtures, and office equipment                                    $ 172,824         $ 155,410
      Machinery and equipment                                                         61,307            95,732
---------------------------------------------------------------------------------------------------------------------
                                                                                   $ 234,131         $ 251,142
       Less accumulated depreciation                                                 136,140           146,915

---------------------------------------------------------------------------------------------------------------------
                                                                                    $ 97,991         $ 104,227

---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 1,689,531       $ 1,160,746
=====================================================================================================================


See Notes to Financial Statements


                                               BALANCE SHEETS

=====================================================================================================================

                                                                                      November 30,
                                                                                  2003              2002
---------------------------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current maturities of long- term debt (Notes 4, 9 and 11)                            $ -         $ 27,051
     Accounts payable and accrued expenses                                            446,093          698,083
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)                              518,780          424,820
---------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                             $ 964,873      $ 1,149,954
---------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT (Notes 4, 9 and 11)                                                  $ 300,000              $ -
---------------------------------------------------------------------------------------------------------------------

COMMITMENTS  (Note 10)

STOCKHOLDERS' EQUITY  (Notes 11 and 12)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued                                $ -              $ -
       Common stock, par value $.01 per share;
                11,000,000 shares authorized
                at  2003 and 2002; 4,786,451 shares and 3,586,451 shares
                were issued and outstanding at 2003
                and 2002, respectively                                                 47,864           35,864
       Additional paid-in capital                                                   4,545,973        4,260,236
       Accumulated deficit                                                         (4,169,179)      (4,285,308)
---------------------------------------------------------------------------------------------------------------------
                                                                                    $ 424,658         $ 10,792
                                                                                                               ------
---------------------------------------------------------------------------------------------------------------
                                                                                  $ 1,689,531      $ 1,160,746
=====================================================================================================================



                                              STATEMENTS OF OPERATIONS

======================================================================================================================

                                                                               Years ended November 30,
                                                                       2003              2002              2001
----------------------------------------------------------------------------------------------------------------------

Net revenues (Notes 5 and 9)                                           $ 4,215,957       $ 4,317,258      $ 6,015,214
Cost of goods sold (Note 9)                                              2,578,840         2,844,282        3,959,246
----------------------------------------------------------------------------------------------------------------------
    Gross profit                                                       $ 1,637,117       $ 1,472,976      $ 2,055,968
----------------------------------------------------------------------------------------------------------------------

Net gain on sale of real property                                              $ -               $ -        $ 581,023
----------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                                            $ 451,668         $ 527,450        $ 673,671
      General and administrative (Notes 9, 10 and 12)                      817,686         1,074,520        1,226,321
      Research and development                                             241,175           133,365           80,562
----------------------------------------------------------------------------------------------------------------------
                                                                       $ 1,510,529       $ 1,735,335      $ 1,980,554
----------------------------------------------------------------------------------------------------------------------
            Operating income (loss)                                      $ 126,588        $ (262,359)       $ 656,437
----------------------------------------------------------------------------------------------------------------------

Net interest expense (Note 9):                                           $ (10,459)        $ (13,753)       $ (72,566)
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                        $ 116,129        $ (276,112)       $ 583,871

Federal and state income taxes  (Note 6)                                         -                 -            3,053
----------------------------------------------------------------------------------------------------------------------
           Net income (loss)                                             $ 116,129        $ (276,112)       $ 580,818
======================================================================================================================


Basic earnings (loss) per share (Note 7)                                     $ .03            $ (.08)           $ .16
======================================================================================================================

Diluted earnings (loss) per share ( Note 7)                                  $ .03            $ (.08)           $ .16
======================================================================================================================

Weighted average common shares outstanding (basic)                       3,810,013         3,586,451        3,586,451
======================================================================================================================
Weighted average common shares outstanding (diluted)                     3,984,139         3,586,451        3,586,451
======================================================================================================================


Dividends per common share                                                     $ -               $ -              $ -
======================================================================================================================


See Notes to Financial Statements




                                          STATEMENTS OF STOCKHOLDERS' EQUITY

=======================================================================================================================


                                                                          Years Ended November 30,
-----------------------------------------------------------------------------------------------------------------------
                                                            2003                  2002                  2001
                                                        Amount     Shares     Amount     Shares     Amount     Shares
                                                     ------------------------------------------------------------------
Common Stock:
        Balance, beginning                               $35,864 3,586,451     $35,864 3,586,451     $35,864 3,586,451
        Issuance of common stock (Note 11 )               12,000 1,200,000           -         -           -         -
-----------------------------------------------------------------------------------------------------------------------
        Balance, ending                                  $47,864 4,786,451     $35,864 3,586,451     $35,864 3,586,451
=======================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                             $4,260,236            $4,260,236            $4,260,236
        Stock options-compensation (Note 12)              38,893                     -                     -
        Issuance of common stock (Note 11 )              246,844                     -                     -
-----------------------------------------------------------------------------------------------------------------------
       Balance, ending                                $4,545,973            $4,260,236            $4,260,236
=======================================================================================================================

Accumulated Deficit:
       Beginning deficit                             $(4,285,308)          $(4,009,196)          $(4,590,014)
       Net income (loss)                                 116,129              (276,112)              580,818
-----------------------------------------------------------------------------------------------------------------------
       Ending deficit                                $(4,169,179)          $(4,285,308)          $(4,009,196)
=======================================================================================================================


-----------------------------------------------------------------------------------------------------------------------
Stockholders' Equity  at November 30                    $424,658 4,786,451     $10,792 3,586,451    $286,904 3,586,451
=======================================================================================================================

See Notes to Financial Statements


                                                 STATEMENTS OF CASH FLOWS

============================================================================================================================

                                                                                       Years ended November 30,
                                                                                 2003            2002            2001
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                                        $ 116,129      $ (276,112)      $ 580,818
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
            Depreciation                                                             50,821          50,268          52,494
            Increase (decrease) in provision for doubtful accounts                   (5,000)        (64,000)         46,275
            Gain on sale of property and equipment                                     (400)           (450)       (584,232)
            Gain (loss) on foreign currency exchange rate                            (3,455)         25,661          (7,203)
            Stock Option noncash compensation                                        38,893               -               -
        Change in assets and liabilities:
            (Increase) decrease in accounts receivable                               35,220         209,111         (71,779)
            (Increase) decrease in inventories                                      (32,636)         (5,860)        109,181
            (Increase) decrease in costs and estimated earnings in
                excess of billings on uncompleted contracts                           5,355         229,803        (208,106)
            (Increase) decrease in prepaid expenses
                and other assets                                                     (1,132)          6,802         (13,301)
            Increase (decrease) in accounts payable
                and accrued expenses                                               (251,990)       (461,989)        396,300
            Increase (decrease) in income tax payable                                     -          (3,053)          3,053
            Increase  in billings in excess of costs and
               estimated earnings on uncompleted contracts                           93,960          68,751         173,459
----------------------------------------------------------------------------------------------------------------------------
            NET CASH PROVIDED BY (USED IN)
                OPERATING ACTIVITIES                                               $ 45,765      $ (221,068)      $ 476,959
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment                              $ 400           $ 450     $ 1,471,507
        Purchase of  equipment                                                      (44,585)        (20,956)        (60,245)
----------------------------------------------------------------------------------------------------------------------------
            NET CASH  PROVIDED BY (USED IN)
                 INVESTING ACTIVITIES                                             $ (44,185)      $ (20,506)    $ 1,411,262
----------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements



                                             STATEMENTS OF CASH FLOWS

===================================================================================================================

                                                                               Years ended November 30,
                                                                          2003            2002           2001
-------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement                 $ -            $ -     $ (293,082)
        Proceeds from  long-term borrowings                                  300,000              -              -
        Net proceeds from common stock issued                                258,844
        Principal payments on long-term borrowings                           (27,051)      (151,688)    (1,179,821)
-------------------------------------------------------------------------------------------------------------------

              NET CASH PROVIDED BY (USED IN)
                   FINANCING ACTIVITIES                                    $ 531,793     $ (151,688)   $(1,472,903)
-------------------------------------------------------------------------------------------------------------------
       Effect of foreign currency exchange rate changes
          on cash                                                            $ 3,455      $ (25,661)       $ 7,203
-------------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash                                         $ 536,828     $ (418,923)     $ 422,521

      Cash:

           Beginning                                                           8,365        427,288          4,767
-------------------------------------------------------------------------------------------------------------------
           Ending                                                          $ 545,193        $ 8,365      $ 427,288
===================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                         $ 10,459       $ 13,753       $ 72,566


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

Inventories:

     The inventories are priced at the lower of cost or market, with cost being determined by the weighted-average method. Inventories consist primarily of parts for computerized material handling systems purchased from Danaher formerly Netzler & Dahlgren and motor-in-wheel drive units purchased from Sauer Danfoss formerly Schabmuller GMBH.


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


Income taxes:

     Provisions for income taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


Earnings (losses) per common share:

     Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive. As described in Note 12, at November 30, 2003, 2002 and 2001 the Company had options outstanding to purchase a total of 227,500, 279,000, and 93,500 shares of common stock, respectively, at weighted-average exercise prices of varying amounts.

Advertising:

     The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 2003, 2002 and 2001 were $20,755, $14,860, and $25,645 respectively.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Stock options:

     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for performance-based plans of $38,893 for the year ended November 30, 2003. No compensation cost was recognized for the years ended November 30, 2002 and 2001 as the market price did not exceed the exercise price of the awards.

     Due to the fact the pro forma effects of determining compensation expense result in lower expense using the fair value based method than the compensation expense determined following the variable-plan accounting prescribed by APB 25, no impact of following SFAS 123 is disclosed.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 2. Accounts Receivable

     Accounts receivable consist of the following at November 30, 2003 and 2002, respectively:

                                                                                         2003               2002
-------------------------------------------------------------------------------- ----------------- -------------------
Trade and contract                                                                     $  698,404          $  733,815

Less: Allowance for doubtful accounts                                                    (15,000)            (20,000)
-------------------------------------------------------------------------------- ----------------- -------------------
                                                                                         $683,404          $  713,815
Employees
                                                                                              250                  59
-------------------------------------------------------------------------------- ----------------- -------------------

                                                                                       $  683,654          $  713,874
================================================================================ ================= ===================

     Accounts receivable are recognized at either the sales or contract price. Accounts receivable are considered past due or delinquent when payment is not received within the credit terms extended to the customer. An allowance for loss on accounts receivables is provided based on a review of the accounts along with an analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible.



Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

     Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2003 and 2002, respectively:

                                                                                       2003               2002
-------------------------------------------------------------------------------- ------------------ ------------------
Total contracts in process                                                       $  2,384,511         $1,725,300
-------------------------------------------------------------------------------- ------------------ ------------------
Costs incurred on uncompleted contracts                                          $    783,354         $  536,350

Estimated earnings
                                                                                      414,518            328,578
-------------------------------------------------------------------------------- ------------------ ------------------
                                                                                 $   1,197,872        $  864,928

Less billings to date
                                                                                    (1,703,736)       (1,271,477)
-------------------------------------------------------------------------------- ------------------ ------------------

                                                                                 $    (505,864)       $ (406,549)
================================================================================ ================== ==================

     Included in the accompanying balance sheets under the following captions:

                                                                                       2003               2002
-------------------------------------------------------------------------------- ------------------ ------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                    $      12,916        $    18,271
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                         (518,780)          (424,820)
-------------------------------------------------------------------------------- ------------------ ------------------

                                                                                 $    (505,864)       $  (406,549)
================================================================================ ================== ==================

     Due to the length of the projects, the large dollar amount of each project, and inherent difficulties in estimating the total component costs, the use of different estimates and assumptions could have provided different results.



                          NOTES TO FINANCIAL STATEMENTS
================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt

Note that allows the Company to borrow up to  $150,000 and bears interest at the lender's prime rate plus 1.50% per annum. The loan agreement is further secured
by the Company's assets and expires November 11, 2004. (1)(2)                           $       -         $       -
----------------------------------------------------------------------------------- ----------------- ----------------

Long-term debt consists of the following :
----------------------------------------------------------------------------------- ----------------- ----------------

In September 2003, the Company issued $300,000 principal amount of 6% convertible subordinated notes due September 2013.  Interest on the 6% convertible notes is payable quarterly on February 28th, May 31st, August 31st and November 30th.  The
6% convertible notes were issued at 100% principal value, and are convertible into 750,000 shares of common stock at the option of the holder at any time at a price of $0.40 per share.  The 6% convertible notes may be redeemed, in whole or in part, at the Company's option on or after September 30, 2006 at 100% of the principal amount.
                                                                                        $  300,000        $       -

Note payable to Netzler & Dahlgren Co AB, based on a 4.50% fixed rate from
November 30, 2000 until March 31, 2001 and then 9.0% fixed rate from April 1,
2001 thru June 30, 2002. Original principal balance to be repaid in one payment of 952,412 Swedish Krona or approximately US$95,042 depending on the exchange rate at time of payment on April 1, 2001 and then fifteen (15) consecutive monthly principal payments of 238,103 Swedish Krona starting April 1, 2001, or approximately US$23,760 depending on the exchange rate at time of payment, plus interest. The note was collaterized by the Company's land and building until the sale as per Note 13; the Note was collaterized  solely by the Company's accounts receivable. The note was paid in full in December 2002.
                                                                                        $        -          $  27,051

Less current maturities:                                                                         -             27,051
----------------------------------------------------------------------------------- ----------------- ----------------
                                                                                        $  300,000          $       -
=================================================================================== ================= ================

(1)  The prime rate at November 30, 2003 was 4.0% .
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================


Note 5.  Major Customers

     Net revenues and accounts receivable as of and for the years ended November 30, 2003, 2002, and 2001, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):

                                                                                   Amount of Net Revenues
                                                                                  Year Ended November 30,

Customer                                                                    2003            2002            2001
---------------------------------------------------------------------- --------------- --------------- ---------------
A                                                                           $ 754,481       $ 427,131      $        *
B                                                                             412,799               *         951,603
C                                                                                   *               *         675,944
D                                                                                   *               *         622,392


                                                                                    Accounts Receivable
                                                                                        November 30,

                                                                            2003            2002            2001
---------------------------------------------------------------------- --------------- --------------- ---------------

A                                                                              $    -       $  31,217      $        *
B                                                                                   -               *          71,453


*Not a major customer.




                                           NOTES TO FINANCIAL STATEMENTS
=====================================================================================================================

Note 6.   Income Taxes

    Income taxes consist of the following components for the years ended November 30, 2003, 2002, and 2001, respectively:

                                                                   2003                2002               2001
------------------------------------------------------------ ------------------ ------------------- ------------------
Current                                                       $          -       $          -        $     3,053
Deferred                                                                 -                  -                  -
------------------------------------------------------------ ------------------ ------------------- ------------------
                                                              $          -       $          -        $     3,053
============================================================ ================== =================== ==================


     Net deferred tax assets consist of the following components as of November 30, 2003 and 2002, respectively:

Deferred tax assets:
   Allowance for doubtful accounts                                              $    5,783         $    7,711
   Inventory valuation reserves                                                      7,325             18,891
   Net operating loss carryforward                                               1,612,698          1,676,471
   General business credit carryforwards                                            45,367             45,367
   Other                                                                             4,181             11,939
Deferred tax liabilities:
   Depreciation                                                                     (4,158)           (13,839)
   Other                                                                            (1,332)            (3,855)
-------------------------------------------------------------------------------- ------------------ ------------------
                                                                                $ 1,669,864        $ 1,742,635


   Less valuation allowance                                                       1,669,864           1,742,635
-------------------------------------------------------------------------------- ------------------ ------------------
   Net deferred taxes                                                           $         -        $         -
================================================================================ ================== ==================

The changes in the valuation allowance for the years ended November 30, 2003, 2002 and 2001 were $72,771, $133,556 and $(269,738), respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

     A reconciliation of the statutory income tax to the income tax expense included in the statements of operations is as follows:


                                                                 Years Ended November 30,
                                               2003                        2002                       2001
------------------------------------ -------------------------- --------------------------- --------------------------
                                                  % of                        % of                        % of
                                     Dollar       Pre-tax       Dollar        Pre-tax       Dollar        Pre-tax
                                     Amount       Income        Amount        Income        Amount        Income
------------------------------------ ------------ ------------- ------------- -----------   ------------- ------------
Statutory federal income
  tax (benefit)                        $ 39,484      34.0    $ (93,878)      (34.0)       198,516          $ 34.0
Increase (decrease) in
taxes resulting from:
State income taxes                       11,476       9.9      (13,806)       (5.0)        29,194             5.0
Changes in valuation allowance          (72,771)    (62.7)     133,556        48.4       (269,738)          (46.2)
Other                                    21,811     (18.8)     (25,872)       (9.4)        45,081             7.7

------------------------------------ ------------ ------------- ------------- -----------  -------------- ------------
                                       $      -          -    $       -          -         $ 3,053             .5
==================================== ============ ============= ============= ===========  ============== ============



                                           NOTES TO FINANCIAL STATEMENTS
====================================================================================================================

Note 7. Earnings (Losses) per Common Share

The following table sets forth the computation of basic and diluted earnings (loss) per share:

                                                                          2003           2002            2001
                                                                    ------------------------------------------------
BASIC INCOME (LOSS) PER SHARE:
  Net income (loss)                                                       $  116,129    $ (276,112)     $   580,818
  Weighted -average shares                                                 3,810,013      3,586,451       3,586,451
                                                                    ------------------------------------------------

  Basic earnings (loss) per share                                         $     0.03    $    (0.08)     $      0.16
                                                                    ================================================

DILUTED INCOME (LOSS) PER SHARE:
  Net income (loss)                                                       $  116,129    $ (276,112)     $   580,818
  Plus impact of assumed conversions:
    Interest on 6% convertible notes, net of related tax effect                3,450              -               -
                                                                    ------------------------------------------------
                                                                          $  119,579    $ (276,112)     $   580,818
                                                                    ------------------------------------------------
Weighted average shares                                                    3,810,013      3,586,451       3,586,451
  Plus effect of dilutive potential shares:
    Stock options                                                             34,016              -               -
    Convertible notes                                                        140,110              -               -
                                                                    ------------------------------------------------
                                                                           3,984,139      3,586,451       3,586,451
                                                                    ------------------------------------------------
Diluted earnings (loss) per share                                         $     0.03    $    (0.08)     $      0.16
                                                                    ================================================





Common stock options outstanding excluded from the computation of diluted earnings (loss) per share because the effect would have been antidilutive were 36,500, 279,000 and 93,500 for the years ended November 30, 2003, 2002 and 2001, respectively.

                          NOTES TO FINANCIAL STATEMENTS
===============================================================================

Note 8.   401(k) Profit Sharing Plan

     The Company has a profit sharing plan through a human resource firm which administers the Company's employees benefits, the contributions to which are discretionary.

     The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2003, 2002 and 2001 amounted to $0, $14,749, and $23,742 respectively.

Note 9.   Related Party Transactions

     Until June 6, 2001, the Company was related to Danaher Motion (formerly Netzler & Dahlgren Co. AB), a division of Danaher Corporation (Danaher), through common ownership. Danaher is the Company's largest supplier of AGVS control technology. Netzler & Dahlgren sold its Company shares to two of the Company's officers in 2001.

     On November 30, 1995, the Company signed a ten (10) year Master License Agreement with Netzler & Dahlgren to purchase certain products at stipulated prices. During the fourth quarter of 2000 the Company renegotiated its license agreement with Netzler & Dahlgren now owed by Danaher corporation. The new agreement, dated November 30, 2000, is for ten years and expands the Charlotte based Company's territory to sell to end-users worldwide and to continue to sub-license the technology in North America but on a non-exclusive basis. In addition, a note payable to Netzler & Dahlgren of $606,046 (see Note 4) was restructured with the interest note lowered from 16% to 9%. Under the new agreement, Netzler & Dahlgren extended its existing Letter of Credit to Transbotics' bank and the bank extended the Company's line of credit of $450,000 to April 30, 2001. The License Agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 2000. There was no royalty expense for the three years ended November 30, 2003.

     Netzler & Dahlgren indicated to the Company that Netzler & Dahlgren's financial exposure to the Company had to be reduced. To do this within the time frame required by Netzler & Dahlgren, the Company entered into a contract to sell its building (see Note 13). Proceeds from the sale of the building were used to retire the debt from the mortgage and the Company's bank credit line. The pay off of the credit line permitted the termination of the Netzler & Dahlgren Letter of Credit to the bank. The Company also paid approximately $80,000 against current payables to Netzler & Dahlgren. Further, the Company's receivables were pledged to Netzler and Dahlgren to secure its note receivable from the Company in exchange for security it had in the building until its note was paid in full in December 2002.

     The Company's Executive Vice President, Tommy Hessler, owns 50% of NDC Technologies Australia PTY Ltd ("NDCTA") which is the Netzler & Dahlgren representative for Australia. In 2001 revenues from sales to NDCTA were $2,654 and purchases from NDCTA were $252,378. Prior to June 6, 2001, NDCTA was not related to the Company. In 2002 and 2003 no business was transacted with NDCTA.

     The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 2003, 2002, and 2001, respectively:

                                                                   2003                2002               2001
------------------------------------------------------------ ------------------ ------------------- ------------------
Revenues                                                                     *                   *        $    89,899
============================================================ ================== =================== ==================
Purchases of hardware, software & engineering services                       *                   *        $   599,119
============================================================ ================== =================== ==================
Interest expense                                                             *                   *        $    22,177
============================================================ ================== =================== ==================
* not related


     In 2003 the Company's landlord, Curt Kennington, became a related party when he invested in the Company by acquiring shares and convertible debt (see note 11). During 2003 the Company expenses to Mr. Kennington were $24,205 for rent and $862 in interest expense.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 10.  Commitments

     At November 30, 2003, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

     The Company leases property and equipment under long-term operating leases expiring on various dates through March 2006 and on a month-to-month basis. Rental expense was $152,572, $167,998, and $206,226 for the years ended November 30, 2003, 2002, and 2001 respectively.

     Minimum rental commitments under long-term operating leases at November 30, 2003 were as follows:

2004               $ 158,534
2005                 147,302
2006                  62,375
                   ---------
                   $ 368,211
                   =========



     The Company has an employment contract with the President which provides for a minimum annual base salary of $130,000. The base salary is subject to annual reviews. The contract renews on March 1, 2004 for a one year extension unless terminated in advance.

Note 11.  Issuance of Common Stock and Convertible Debt

On September 23, 2003, in a private placement pursuant to Regulation D promulgated by the Securities and Exchange Commission, 1) the Company sold 1,200,000 shares of its common stock, par value $0.01 per share ("common stock") at $0.25 a share, and 2) issued $300,000 of Convertible Subordinated Notes. The interest rate on the Notes is 6% per annum and is payable quarterly beginning November 30, 2003. Principal and unpaid interest shall be payable on September 30, 2013. For as long as these Notes are outstanding, any of these Notes may be converted in whole, but not in part, at the option of the holder into shares of common stock of the Company at a conversion price of $0.40 per share. The Notes are subject to redemption in whole or in part, by the Company at any time after September 30, 2006. The Company has agreed to register the shares of common stock and any new shares issued upon conversion of the notes for resale under the Securities act of 1933, as amended, pursuant to an investor rights agreement dated September 23, 2003. Under the agreement, the Company has agreed to file a registration statement for these shares, as well as 1,208,214 shares held by two Company officers and/or affiliates of such officers by March 23, 2004.

The net proceeds to the Company from the sale of these shares and Notes is approximately $559,000 (deducting related offering expenses). The Company intends to apply such proceeds to bring payables to vendors current and apply the remainder of such proceeds to working capital needs and other general corporate purposes.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 12.  Stock Option Plans


     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Due to the fact the plans provided for performance conditions in order for employees to be able to exercise their awards, the stock options are accounted for as variable awards. In 2003, noncash compensation expense of $38,893 was recognized with a corresponding credit to additional paid-in capital to record the difference between market price of the stock at November 30, 2003 less the amounts the employees are required to pay to exercise the options. In 2002 and 2001, due to the fact the market price of the stock did not exceed the exercise price, no compensation cost was recorded.

     Statement of Financial Accounting Standards (`SFAS') No. 123, Accounting for Stock-Based Compensation requires proforma disclosures for options grants when accounting for stock-based compensation plans in accordance with APB 25. The proforma effects are determined as if the compensation costs are recognized using a fair value based method which measures compensation cost at the grant date based upon the value of the awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995. Due to the fact the pro forma effects of determining compensation expense result in lower expense using the fair value based method than the compensation expense determined following the variable-plan accounting prescribed by APB 25, no impact of following SFAS 123 is disclosed.

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

     Options to purchase 174,375 shares of common stock were granted pursuant to the 90 Plan and were available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. The options were exercisable for a term of ten years, commencing on the date of the grant at an exercise price of $.7917 to $1.56 for new employees. The 93 Plan authorized 100,000 options to purchase common stock, of which 100,000 were granted and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. On October 24, 1994, the 93 Plan options were repriced with approval by the Compensation Committee at an exercise price of $1.56.

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

     As of November 30, 2003, all unexercised options expired.

1997 Stock Option Plan:

     On December 7, 1996 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held April 25, 1997. The 97 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 210,000 were granted in January 1997 at an exercise price of $0.50 per share. Upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis, the shares vested.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================

Note 12.  Stock Option Plans (continued)

2001 Stock Option Plan:

     On May 10, 2001, the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 2001 Stock Option Plan ("the 01 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held May 10, 2002. The 01 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 194,000 were granted in May 2001 and June 2002 at an exercise price of $0.195 per share. Upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis, the shares vest. Forfeited options for terminated employees are reissued to other employees with exercise prices not less than fair market value at the date of reissuance.

     Transactions involving these plans for the years ended November 30, 2003, 2002 and 2001 respectively, are summarized as follows:


STOCK OPTIONS                          2003*
------------------------ ------- ------------------ --------------------

                                                              Weighted-average
                                                              exercise
                         93 Plan  97 Plan  01 Plan    Total   price
                         ------- -------- --------- --------- ----------

Outstanding, December 1  48,500   36,500   194,000   279,000      $0.47
Granted                       -        -         -         -          -
Expired                  (48,500)      -         -  (48,500)       1.56
Forfeited                     -        -   (28,000)  (28,000)      0.20
Reissued                      -        -    25,000    25,000       0.20
Exercised                     -        -         -         -          -
------------------------ ------- -------- --------- --------- ----------

Outstanding, November 30      -   36,500   191,000   227,500       0.24
======================== ======= ======== ========= ========= ==========

Exercisable, November 30      -   36,500   191,000   227,500      $0.24
======================== ======= ======== ========= ========= ==========

STOCK OPTIONS                          2002*
------------------------ ------- ------------------ -------- ----------
                                                              Weighted-average
                                                              exercise
                         93 Plan  97 Plan  01 Plan   Total    price
                         ------- -------- --------- -------- ----------

Outstanding, December 1  49,000   44,500         -   93,500     $ 1.06
Granted                       -        -   194,000  194,000       0.20
Forfeited                  (500)  (8,000)  (41,500) (50,000)      0.26
Reissued                      -        -    41,500   41,500       0.20
Exercised                     -        -         -        -          -
------------------------ ------- -------- --------- --------- ----------

Outstanding, November 30 48,500   36,500   194,000  279,000     $ 0.47
======================== ======= ======== ========= ======== ==========

Exercisable, November 30 48,500   36,500    33,500  118,500     $ 0.85
======================== ======= ======== ========= ======== ==========




STOCK OPTIONS                          2001*
------------------------ ------- ------------------ -------- ----------
                         90 Plan  93 Plan  97 Plan   Total   Weighted-average
                                                             exercise
                                                             price
                         ------- -------- --------- -------- ----------

Outstanding, December 1  13,567   49,800    81,750  145,117     $ 0.89
Granted                       -        -         -        -          -
Expired                 (13,567)       -         -  (13,567)      0.79
Forfeited                     -     (800)  (37,250) (38,050)      0.20
Exercised                     -        -         -        -          -
------------------------ ------- -------- --------- -------- ----------

Outstanding, November 30      -   49,000    44,500   93,500     $ 1.06
======================== ======= ======== ========= ======== ==========

Exercisable, November 30      -   49,000    44,500   93,500     $ 1.06
======================== ======= ======== ========= ======== ==========


* The weighted-average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan was $0.7917, for the 93 Plan is $1.56 , for the 97 Plan is $0.50 and for the 01 Plan is $0.195.

                          NOTES TO FINANCIAL STATEMENTS
===============================================================================

Note 13.  Sale of  Land and Building

     The Company closed on the sale of the land and building in March 2001 for $1,600,000 and realized a gain of $581,023 after deducting approximately $100,000 of closing costs and moving expenses of approximately $30,000. Proceeds from the sale were used to retire the mortgage debt and the Company's bank credit line. The pay off of the credit line permitted the termination of Netzler & Dahlgren Letter of Credit to the bank. The Company also applied approximately $80,000 from the sale proceeds against current payables to Netzler & Dahlgren. Further, the Company receivables were pledged to Netzler and Dahlgren to secure its note receivable from the Company until its note was paid in full in December 2002.


Note 14.  Foreign Currency Contracts

     The Company purchases foreign-currency exchange contracts to settle their international debts. The Company will purchase and settle these contracts on the same day. Any gains and losses on the foreign-currency-denominated debts are recorded as transaction adjustments in current earnings. The Company had a loss on foreign currency transactions of $(48,701), $(53,197), and $(11,151), for the three years ended November 30, 2003, 2002, and 2001, respectively.

                          NOTES TO FINANCIAL STATEMENTS
================================================================================



Note 15.  Continued Operations

     Prior to 2003 the Company suffered operating losses. This left the Company with a poor equity position and negative working capital prior to raising additional equity and debt in 2003 (see notes 4 and 11). Due to the prior losses, financing options are limited. This issue raises substantial doubt about the Company's ability to continue as a going concern. In September of 2003, the Company sold common stock and issued subordinated convertible notes which increased available resources (see Note 11). In addition, in January 2004, the Company entered into a contract for approximately $2,000,000 with a new customer. These factors, combined with increased profitability in 2003 and the support of the additional investors, help mitigate but do not remove the doubt about the Company's ability to continue as a going concern.

     Management has taken and continues the following actions in an attempt to increase revenues and minimize losses.

o    Establish and develop strategic alliances with selected customers
o    Pursue AGV system business in selected market niches
o    Grow the distribution business by adding new supplementary products
o    Expand the aftermarket sales business
o    Reduce operating expenses

The Company is also reviewing the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being public are approximately $200,000 annually.

There can be no assurance that the Company can successfully meet the objectives of any such activities.

Note 16.  Subsequent Event

On January 12, 2004 the Company entered into an agreement with a new customer for delivery of an automation system in the food and beverage industry. The order totaling approximately $2,000,000 is to be installed over the next 12 months and will include multiple Automatic Guided Vehicles (AGVs), controls, hardware, software, engineering services and other related equipment.


                             SHAREHOLDER INFORMATION

================================================================================

ANNUAL MEETING                                                 DIRECTORS
     The annual meeting will be held at 10:00 am, Friday,
     May 7, 2004, at Transbotics Corporate offices             D.Bruce Wise
     in Charlotte, North Carolina.                             Chairman of the Board of Directors

SHAREHOLDER RELATIONS
     A copy of Transbotics Annual Report and form 10-KSB,
     which is filed with the Securities and Exchange           Claude Imbleau
     Commission, will be sent to any shareholder upon          Director
     written request to Manager-Investor Relations
      Transbotics Corporation                                  Raymond O. Gibson
     3400 Latrobe Drive                                        Director
     Charlotte, North Carolina 28211
                                                               Richard D. Schofield
CORPORATE OFFICES                                              Director
     Transbotics Corporation
     3400 Latrobe Drive                                        John H. Robison
     Charlotte, North Carolina 28211-4849                      Director

      (704) 362-1115 Telephone                                 Edward H. Gross
      (704) 364-4039 Facsimile                                 Director

STOCK EXCHANGE LISTINGS                                        OFFICERS
     Over the Counter: OTC Bulletin Board
     OTC Symbol: "TNSB"                                        Claude Imbleau
                                                               Chief Executive Officer & President
TRANSFER AGENT                                                 Chief Financial Officer
     First Citizens Bank
     Raleigh, North Carolina
                                                               Tommy Hessler
LEGAL COUNSEL                                                  Executive Vice President, Secretary
     Shumaker, Loop and Kendrick, LLP
     Charlotte, North Carolina




AUDITORS
     McGladrey & Pullen, LLP
     Charlotte, North Carolina

==========================================================================================================================

COMMON STOCK DATA
                                                                                 Market Price Per Share
                                                               -----------------------------------------------------------
                                                                          2003               -             2002
                                                               ---------------------------       -------------------------
Quarter Ended                                                      High          Low                High         Low
                                                                Bid    Ask    Bid   Ask           Bid   Ask   Bid    Ask
--------------------------------------------------------------------------------------------------------------------------
 February 28                                                    0.20   0.40  0.11   0.16          0.32  0.55   0.21  0.33
 May 31                                                         0.15   0.20  0.05   0.08          0.30  0.52   0.20  0.24
 August 31                                                      0.45   0.53  0.10   0.19          0.21  0.35   0.10  0.12
 November 30                                                    1.04   1.05  0.15   0.35          0.21  0.30   0.04  0.05
==========================================================================================================================