Form 10KSB, Exhibit 13
period 2004-11-30
TRANSBOTICS CORP
filed 2005-02-22
CIK 859621

Exhibit 13




                               ANNUAL REPORT 2004






                                   COVER PAGE

                                  INSIDE COVER


                                      FINANCIAL SUMMARY

======================================================================================================================

                                                                                                 03 to 04     02 to 03
As of or For Year Ended November 30                         2004           2003           2002   % Change     % Change
----------------------------------------------------------------------------------------------------------------------

Operations
----------------------------------------------------------------------------------------------------------------------
Net revenues                                         $ 6,634,964    $ 4,215,957    $ 4,317,258       57.4         (2.3)
Operating income (loss)                              $    85,577    $   126,588    $  (262,359)     (32.4)           *
Income (loss) before income taxes (benefit)          $    61,207    $   116,129    $  (276,112)     (47.3)           *
Net income (loss)                                    $    61,207    $   116,129    $  (276,112)     (47.3)           *
Weighted average common shares outstanding             4,806,807      3,810,013      3,586,451       26.2          6.2

----------------------------------------------------------------------------------------------------------------------

Per Share Data^
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                                    $       .01    $       .03    $      (.08)     (66.7)           *
Cash dividends                                       $         -    $         -    $         -          -            -
Stockholders' equity                                 $       .11    $       .09    $       .00       22.2            *

----------------------------------------------------------------------------------------------------------------------

Financial Position
----------------------------------------------------------------------------------------------------------------------

Assets                                               $ 2,956,478    $ 1,689,531    $ 1,160,746         75.0       45.6
Working capital (deficit)                            $   658,391    $   593,907    $  (126,195)        10.9          *
Property and equipment                               $   121,433    $    97,991    $   104,227         23.9      (6.0)
Long-term debt, less current maturities              $   300,000    $   300,000    $         -            -          *
Stockholders' equity                                 $   511,678    $   424,658    $    10,792         20.5    3,834.9

----------------------------------------------------------------------------------------------------------------------

Number of employees                                      30             25             24
Number of stockholders                               approx. 650    approx. 641    approx. 660

----------------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are equivalent to earnings (loss) per share.


======================================================================================================================

                                                          INDEX
Financial Summary                                                                                         1
Letter to Shareholders                                                                                    2
Selected Financial Data                                                                                   3
Management's Discussion and Analysis of Financial Condition and Results of Operation                      4
Report of Independent Registered Public Accounting Firm                                                  11
Balance Sheets                                                                                           12
Statements of Operations                                                                                 14
Statements of Stockholders' Equity (Deficit)                                                             15
Statements of Cash Flows                                                                                 16
Notes to the Financial Statements                                                                        18
Shareholder Information                                                                                  32
Directors and Officers                                                                                   32


                            DEAR FELLOW SHAREHOLDER:

================================================================================

The current year was successful for us despite a decrease in net income compared to 2003. The additional equity that we received in the last quarter of 2003 not only allowed us to have adequate working capital to meet our current needs, but it also allowed us to invest for 2004. We began the year by expanding our sales and research effort by hiring key individuals. We met our current customer target goals while expanding our Automatic Guided Vehicle product line with 5 new models that can readily be adapted or tailor made to meet our customer specific and unique automation needs.

While the financial results were poor in the first three quarters, the above investments were beginning to have clear long term benefits. We are steadily improving our backlog, engineering capabilities, product line and our manufacturing capabilities. I can best express some of these highlights as percentage increases compared to 2003.

               -------------------------------------------------------------
               Business area                              % Increase from
                                                            2003 to 2004
               -------------------------------------------------------------
               New sales bookings                               83%
               -------------------------------------------------------------
               Revenues                                         57%
               -------------------------------------------------------------
               Number of AGV manufactured                       84%
               -------------------------------------------------------------
               Backlog                                          115%
               -------------------------------------------------------------
               Employment                                       20%
               -------------------------------------------------------------

The fourth quarter of 2004 also requires a special mention as we recognized approximately $2.6 million of revenue and realized net income of over $400,000 on such revenues. This shows our potential for profitability should we be able to sustain such revenues and margins and control expenses.

I also want to bring your attention to the impact that the new Sarbanes-Oxley law is having on our Company. In 2004 we had to spend significant amounts of time and money to meet the new regulations. Such expenses could potentially double in 2005. In the opinion of management, prior year audit work, opinions and procedures as well as auditors review of our internal controls gave our shareholders the needed assurances that the Company's financial statements were prepared effectively and accurately.

The certification of our internal controls by management to the Company's shareholders is appropriate, but full verification and certification by our auditors of these new rules seems excessive. Sarbanes-Oxley creates an environment which causes companies to produce excessive documentation to prove they have good accounting internal controls. Small companies have very different controls and needs due to their size compared to larger corporations and the actual real benefits being brought to the Company and its shareholders are highly questionable versus the cost. These extra costs threaten our ability to stay public as they significantly impact our bottom line.

We believe that auditor's certification of Internal Controls should be dictated by the unique needs of each company. It is my opinion that a company's Board of Directors, Audit Committee and their Shareholders should make decisions on the scope and certifications required for their company before any monies are spent, rather than being forced by a law that may be more theoretical than practical at this time. We will continue our communication efforts, as modest as they might be, to modify the law to more realistically meet the needs of small public companies like ourselves. We urge all our shareholders to contact their legislative representative to request that changes be made to the law on behalf of small companies like Transbotics.

We look to forward to 2005 with optimism as we continue to release new automation solutions for our target industries.

On behalf of the Board of Directors and our employees, I thank you for your valued interest and continued support.

February 2005

Sincerely yours,



Claude Imbleau
CEO & President


                                  SELECTED FINANCIAL DATA

=======================================================================================================

                                                     As of or For Year Ended November 30
                                       ----------------------------------------------------------------
                                              2004        2003         2002        2001           2000
-------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                        $6,634,964  $4,215,957   $4,317,258  $6,015,214     $4,849,528
    Cost of goods sold                   4,399,168   2,578,840    2,844,282   3,959,246      3,320,829
-------------------------------------------------------------------------------------------------------
       Gross profit                     $2,235,796  $1,637,117   $1,472,976  $2,055,968     $1,528,699
-------------------------------------------------------------------------------------------------------

Net gain on sale of real property               $-          $-           $-    $581,023             $-
-------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                               $664,313    $451,668     $527,450    $673,671       $710,944
    General and administrative           1,186,729     817,686    1,074,520   1,226,321      1,317,182
    Research and development               299,177     241,175      133,365      80,562         53,086
-------------------------------------------------------------------------------------------------------
                                        $2,150,219  $1,510,529   $1,735,335  $1,980,554     $2,081,212
-------------------------------------------------------------------------------------------------------
       Operating income (loss)             $85,577    $126,588    $(262,359)   $656,437      $(552,513)
-------------------------------------------------------------------------------------------------------

Interest expense                          $(24,370)   $(10,459)    $(13,753)   $(72,566)     $(192,452)
-------------------------------------------------------------------------------------------------------

Income (loss) before income taxes
 (benefit)                                 $61,207    $116,129    $(276,112)   $583,871      $(744,965)
Federal and state income taxes                   -           -            -       3,053              -
-------------------------------------------------------------------------------------------------------
       Net income (loss)                   $61,207    $116,129    $(276,112)   $580,818      $(744,965)
=======================================================================================================

Weighted average number of
   common shares outstanding
  Basic                                  4,806,807   3,810,013    3,586,451   3,586,451      3,586,451
=======================================================================================================
  Diluted                                4,877,195   3,984,139    3,586,451   3,586,451      3,586,451
=======================================================================================================

Basic earnings (loss) per share               $.01        $.03        $(.08)       $.16          $(.21)
=======================================================================================================
Diluted earnings (loss) per share             $.01        $.03        $(.08)       $.16          $(.21)
=======================================================================================================

Cash dividend declared per common share         $-          $-           $-          $-             $-
=======================================================================================================

Balance Sheet Data:
Working capital (Deficit)                 $658,391    $593,907    $(126,195)   $124,511      $(340,372)
Total assets                            $2,956,478  $1,689,531   $1,160,746  $1,984,837     $2,304,110
Long-term debt, less current maturities   $300,000    $300,000           $-          $-       $988,702
Total liabilities                       $2,444,800  $1,264,873   $1,149,954  $1,697,933     $2,598,024
Stockholders' equity (Deficit)            $511,678    $424,658      $10,792    $286,904      $(293,914)


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its licensed Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving a limited number of industries - automotive, food and paper, textiles and newspaper publishing. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that the Company may enter.

     Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount of a typical project, the Company has experienced, and can be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

     The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. The other way is to sell hardware, software and services as standard items or spare parts for existing systems, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

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

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 days to its customers. It typically receives a cash advance ranging from 20% to 30% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2004, 2003 and 2002, respectively.


                                                                                           Percentage of Change
                                                                                             Period to Period
                                                  Percentage of Net Revenues                Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended       Year Ended
                                                        For year Ended               November 30,    November 30,
                                               2004        2003        2002         2003 to 2004     2002 to 2003
----------------------------------------------------------------------------------------------------------------------
Net revenues                                  100.0 %     100.0 %     100.0 %            57.4 %          (2.3) %
Cost of  goods sold                            66.3        61.2        65.9              70.6            (9.3)
----------------------------------------------------------------------------------------------------------------------

Gross profit                                   33.7        38.8        34.1              36.6             11.1

Operating expenses:
   Selling                                     10.0        10.7        12.2              47.1            (14.4)
   General and administrative                  17.9        19.4        24.9              45.1            (23.9)
   Research and development                     4.5         5.7         3.1              24.1             80.8
----------------------------------------------------------------------------------------------------------------------

                                               32.4        35.8        40.2              42.4            (12.9)
----------------------------------------------------------------------------------------------------------------------

Operating income (loss)                         1.3         3.0        (6.1)            (32.4)               *
Net interest expense                           (0.4)       (0.2)       (0.3)            133.0            (24.0)
----------------------------------------------------------------------------------------------------------------------

Income   (loss)  before  income
taxes (benefit)                                 0.9         2.8        (6.4)            (47.3)               *
Income tax expense                               -           -           -                 -                 -
----------------------------------------------------------------------------------------------------------------------

Net income (loss)                               0.9  %      2.8  %     (6.4) %          (47.3) %             * %
======================================================================================================================
*   Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2004 Compared To Fiscal Year Ended November 30, 2003.

     Net revenues increased by $2,419,007 or 57.4% from $4,215,957 for the fiscal year ended November 30, 2003 to $6,634,964 for the fiscal year ended November 30, 2004. The increase is primarily due to a recovering economy and the Company's increased project AGV system sales to new customers. The Company's revenues during 2004 were primarily derived from the automotive, food and beverage and printing industries.

     Cost of goods sold increased from $2,578,840 to $4,399,168, or 70.6%, due primarily to increased revenues and higher cost of AGVs and third party equipment in the current year compared to the prior year. As a percentage of net revenues, cost of goods sold increased from 61.2% to 66.3% primarily due to lower margins on equipment revenues compared to the prior year. Gross profit increased by $598,679, or 36.6%, from $1,637,117 to $2,235,796.

     Selling expenses increased from $451,668 to $664,313 or 47.1%, primarily due to increased personnel expense in the current year compared to the prior year. General and administrative expenses increased by $369,043 or 45.1% from $817,686 to $1,186,729 compared to the prior year. The increase is primarily due to increases in personnel, professional fees relating to Sarbanes-Oxley, and other expenses. The Company also incurred, in the first quarter of 2004 a $18,403 noncash stock option compensation expense as part of its general and administrative expenses due to the Company's stock price rising in 2004. The same expense in 2003 was $38,893 (see note 12). The Company continued to invest in the development of new AGV products to expand its product line in the current year. Research and development expenses were up 24.0% from $241,175 to $299,178 in the current year.

     Primarily as a result of the foregoing, the Company's operating income decreased by $41,011 from an operating income of $126,588 to an operating income of $85,577 for the current year.

     Net interest expense increased from $10,459 to $24,370, an increase of 133.0% due to higher banking and borrowing costs compared to the prior year.

     The Company did not recognize any tax expense in 2004 and 2003 for its current earnings, as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not assured.

     Primarily due to the lower gross profit and increased expense in 2004, as described above, the Company's net income decreased by $54,922 from a net income of $116,129 in the year ended 2003 to net income of $61,207 in the same period of 2004.

Backlog

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2004, the Company had a backlog of approximately $3,330,000 compared to $1,550,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size of AGV system contracts.

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

     Selling expenses decreased from $527,450 to $451,668, or 14.4%, primarily due to lower travel costs, marketing and show expenses compared to the prior year. General and administrative expenses decreased by $256,834 from $1,074,520 to $817,686, or 23.9%. The decrease compared to the prior year was primarily due to the reductions in personnel cost as well as other across the board reductions. The Company incurred, in the fourth quarter of 2003, a $38,893 noncash stock option compensation expense as part of its general and administrative expenses due to the Company's stock price rising in 2003. No such compensation expenses were incurred in 2002 (see note 12). The Company continued to invest in the development of new AGV products and increased its research and development expenditures by 80.8% or $107,810 in the 2003 compared to 2002 expenditures.

     Primarily as a result of the foregoing, the Company's operating income increased by $388,947 from an operating loss of $262,359 to an operating income of $126,588 for the current year.

     Net interest expense decreased from $13,753 to $10,459, a decrease of 24.0% due to lower banking costs compared to the prior year.

     The Company did not recognize any tax benefits in 2002 for its current losses or any income tax expense in 2003 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not assured .

     Primarily due to the higher gross profit and lower expense in 2003, as described above, the Company's net income increased by $392,241 from a net loss of $276,112 in the year ended 2002 to net income of $116,129 in the same period of 2003.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Liquidity and Capital Resources

     From time to time, the Company needs external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, long term debt, capital leases and proceeds of its public or private offerings to satisfy its external financing needs.

     During the year ended November 30, 2004, net cash used by operating activities was $386,833. The use in cash primarily occurred in the last quarter of 2004 as receivables increased significantly due to increased business volume. Such receivables created significant cash as they were collected in the first quarter of 2005 for the Company to meet its current obligations. The Company's working capital grew from $593,907 in 2003 to $658,391 in 2004.

     On September 23, 2003, the Company issued 1,200,000 shares of its common stock, par value $.01 per share (the "Private Offering shares") for cash. The price for the Private Offering shares was $0.25 per share resulting in gross proceeds of $300,000. The shares are subject initially to the restrictions set forth under Rule 144 promulgated under the Securities Act of 1933. The Company agreed to register the Private Offering shares for resale pursuant to an Investor Rights Agreement dated September 23, 2003. Under the Agreement, the Company has filed a registration statement for the Private Offering shares (as well as shares held by two Company officers and/or affiliates of such officers).

     On September 23, 2003, in conjunction with the new equity the Company issued $300,000 worth of convertible subordinated promissory notes. The notes bear interest at 6.0% with interest payable quarterly. The notes mature September 30, 2013 and are callable by the Company after September 30, 2008. The Notes can be converted to common shares at any time at an exercise price of $0.40 a share. No debt was converted in 2004 and all interest payments were made in a timely manner.

     The Company obtained its $150,000 line of credit from a bank on November 13, 2003 which was renewed until March 31,2005, as further described in note 4. As of January 15, 2004, $150,000 was outstanding.

     The Company believes that its working capital of $658,391 at November 30, 2004 is adequate for its current operations.

     The Company will is also reviewing the possibility or feasibility of going private to reduce its operating expenses relating to new Sarbanes-Oxley compliance. The Company's current expenses relating to being publicly held are approximately $250,000 annually, which is a significant expense compared to the Company's net income.

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

Stock options:

     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Compensation Cost under APB 25 was $18,403 and $38,893 for the years ended November 30, 2004 and 2003, respectively.

     The impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation was not significant for the years ended November 30, 2004 and 2003.

     At November 30, 2004 and November 30, 2003 options were outstanding to purchase a total of 220,500, and 227,500 shares of common stock of the Company, respectively, at weighted-average exercise prices of varying amounts. At November 30, 2004 all 220,500 outstanding options were vested and exercisable while 227,500 options at November 30, 2003 were vested and exercisable.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors
Transbotics Corporation

We have audited the accompanying balance sheet of Transbotics Corporation (a Delaware corporation) as of November 30, 2004, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
----------------------

Charlotte, North Carolina
January 27, 2005


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Transbotics Corporation
Charlotte, North Carolina

We have audited the accompanying balance sheets of Transbotics Corporation as of November 30, 2003 and the related statements of operations, stockholders' equity , and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2003, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the 2003 financial statements, there is substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 15 to the 2003 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                /s/McGLADREY & PULLEN, LLP

Charlotte, North Carolina
January 9, 2004


                                     BALANCE SHEETS

============================================================================================


                                                                     November 30,
                                                                   2004                2003
--------------------------------------------------------------------------------------------

      ASSETS
CURRENT ASSETS
     Cash                                                      $236,968            $545,193
     Accounts receivable, net (Notes 2,
      4, 5 and 9)                                             1,500,636             683,654
     Inventories                                                412,725             301,038
     Costs and estimated earnings in
      excess of billings on uncompleted
      contracts (Note 3)                                        610,462              12,916
     Prepaid expenses and other assets                           42,400              15,979
--------------------------------------------------------------------------------------------
         Total current assets                                $2,803,191          $1,558,780
--------------------------------------------------------------------------------------------

NONCURRENT DEPOSITS                                             $31,854             $32,760
--------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT (Note 4)
      Furniture, fixtures, and office
       equipment                                               $195,054            $172,824
      Machinery and equipment                                    78,960              61,307
--------------------------------------------------------------------------------------------
                                                               $274,014            $234,131
       Less accumulated
        depreciation                                            152,581             136,140

--------------------------------------------------------------------------------------------
                                                               $121,433             $97,991

--------------------------------------------------------------------------------------------
                                                             $2,956,478          $1,689,531
============================================================================================

See Notes to Financial Statements


                                BALANCE SHEETS

===========================================================================================

                                                                       November 30,
                                                                    2004          2003
-------------------------------------------------------------------------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 4)                                $150,000            $-
     Accounts payable                                          1,105,983       353,215
     Accrued expenses and customer deposits                      224,684        92,878
     Billings in excess of costs and estimated
       earnings on uncompleted contracts (Note 3)                664,133       518,780
-------------------------------------------------------------------------------------------
         Total current liabilities                            $2,144,800      $964,873
-------------------------------------------------------------------------------------------

LONG-TERM DEBT (Notes 4, 9 and 11)                              $300,000      $300,000
-------------------------------------------------------------------------------------------

COMMITMENTS  (Note 10)

STOCKHOLDERS' EQUITY  (Notes 11 and 12)
   Preferred stock, par value $.01 per share
        authorized 1,000,000 shares; no shares issued                 $-            $-
   Common stock, par value $.01 per share;
        11,000,000 shares authorized at 2004
        and 2003; 4,824,451 shares and 4,786,451 shares
        were issued and outstanding at 2004 and 2003,
        respectively                                              48,244        47,864
   Additional paid-in capital                                  4,571,406     4,545,973
   Accumulated deficit                                        (4,107,972)   (4,169,179)
-------------------------------------------------------------------------------------------
                                                                $511,678      $424,658
-------------------------------------------------------------------------------------------
                                                              $2,956,478    $1,689,531
==========================================================================================



                            STATEMENTS OF OPERATIONS

========================================================================================================================

                                                                                        Years ended November 30,
                                                                                    2004          2003             2002
------------------------------------------------------------------------------------------------------------------------
Net revenues (Notes 5 and 9)                                                  $6,634,964    $4,215,957       $4,317,258
Cost of goods sold (Note 9)                                                    4,399,168     2,578,840        2,844,282
------------------------------------------------------------------------------------------------------------------------
    Gross profit                                                              $2,235,796    $1,637,117       $1,472,976
------------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                                                   $664,313      $451,668         $527,450
      General and administrative (Notes 9, 10 and 12)                          1,186,729       817,686        1,074,520
      Research and development                                                   299,177       241,175          133,365
------------------------------------------------------------------------------------------------------------------------
                                                                              $2,150,219    $1,510,529       $1,735,335
------------------------------------------------------------------------------------------------------------------------
            Operating income (loss)                                              $85,577      $126,588        $(262,359)
------------------------------------------------------------------------------------------------------------------------

Interest expense (Note 9):                                                      $(24,370)     $(10,459)        $(13,753)
------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                                $61,207      $116,129        $(276,112)

Federal and state income taxes  (Note 6)                                               -             -                -
------------------------------------------------------------------------------------------------------------------------
           Net income (loss)                                                     $61,207      $116,129        $(276,112)
========================================================================================================================

Basic earnings (loss) per share (Note 7)                                            $.01          $.03            $(.08)
========================================================================================================================
Diluted earnings (loss) per share ( Note 7)                                         $.01          $.03            $(.08)
========================================================================================================================

Weighted average common shares outstanding (basic)                             4,806,807     3,810,013        3,586,451
========================================================================================================================
Weighted average common shares outstanding (diluted)                           4,877,195     3,984,139        3,586,451
========================================================================================================================

Dividends per common share                                                            $-            $-               $-
========================================================================================================================

See Notes to Financial Statements



                                           STATEMENTS OF STOCKHOLDERS' EQUITY

========================================================================================================================


                                                                          Years Ended November 30,
------------------------------------------------------------------------------------------------------------------------
                                                           2004                  2003                   2002
                                                       Amount     Shares     Amount     Shares      Amount     Shares
                                                    --------------------------------------------------------------------
Common Stock:
        Balance, beginning                              $47,864 4,786,451     $35,864  3,586,451     $35,864  3,586,451
        Stock options exercised                            $380    38,000
        Issuance of common stock (Note 11 )                   -         -     $12,000  1,200,000          $-          -
------------------------------------------------------------------------------------------------------------------------
        Balance, ending                                 $48,244 4,824,451     $47,864 $4,786,451     $35,864 $3,586,451
========================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                            $4,545,973            $4,260,236             $4,260,236
        Stock options exercised                          $7,030
        Stock options-compensation (Note 12)             18,403                38,893                      -
        Issuance of common stock (Note 11 )                   -               246,844                      -
------------------------------------------------------------------------------------------------------------------------
       Balance, ending                               $4,571,406            $4,545,973             $4,260,236
========================================================================================================================

Accumulated Deficit:
       Beginning deficit                            $(4,169,179)          $(4,285,308)           $(4,009,196)
       Net income (loss)                                 61,207               116,129               (276,112)
------------------------------------------------------------------------------------------------------------------------
       Ending deficit                               $(4,107,972)          $(4,169,179)           $(4,285,308)
========================================================================================================================

------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity  at November 30                   $511,678 4,824,451    $424,658  4,786,451     $10,792  3,586,451
========================================================================================================================

See Notes to Financial Statements



                                    STATEMENTS OF CASH FLOWS

=================================================================================================

                                                                  Years ended November 30,
                                                                   2004        2003         2002
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                          $61,207    $116,129    $(276,112)
     Adjustments to reconcile net income (loss) to  net
      cash provided by (used in) operating activities:
        Depreciation                                             55,360      50,821       50,268
        Increase (decrease) in provision for doubtful
         accounts                                               (15,000)     (5,000)     (64,000)
        Gain  on sale of property and equipment                       -        (400)        (450)
        (Gain) loss on foreign currency exchange rate            16,106      (3,455)      25,661
        Stock  option noncash compensation                       18,403      38,893            -
     Change in assets and liabilities:
        (Increase) decrease in accounts receivable             (801,982)     35,220      209,111
        (Increase) in inventories                              (111,687)    (32,636)      (5,860)
        (Increase) decrease in costs and estimated earnings
         in excess of billings on uncompleted contracts        (597,546)      5,355      229,803
        (Increase) decrease in prepaid expenses and
         other assets                                           (25,515)     (1,132)       6,802
        Increase (decrease) in accounts payable
         and accrued expenses                                   868,468    (248,535)    (490,703)
        Increase  in billings in excess of costs and
         estimated earnings on uncompleted contracts            145,353      93,960       68,751
-------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES                              $(386,833)    $49,220    $(246,729)
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment             $-        $400         $450
        Purchase of  equipment                                  (78,801)    (44,585)     (20,956)
-------------------------------------------------------------------------------------------------
        NET CASH USED IN
          INVESTING ACTIVITIES                                 $(78,801)   $(44,185)    $(20,506)
-------------------------------------------------------------------------------------------------

See Notes to Financial Statements



                                 STATEMENTS OF CASH FLOWS

==========================================================================================

                                                               Years ended November 30,
                                                              2004       2003        2002
------------------------------------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES
        Borrowings on revolving credit agreement           $150,000         $-          $-
        Proceeds from long-term borrowings                       -     300,000           -
        Net proceeds from exercise of stock options          7,410
        Net proceeds from common stock issued                    -     258,844
        Principal payments on long-term borrowings               -     (27,051)   (151,688)
------------------------------------------------------------------------------------------

           NET CASH PROVIDED BY (USED IN)
                FINANCING ACTIVITIES                      $157,410   $531,793   $(151,688)
------------------------------------------------------------------------------------------
       Increase (decrease) in cash                       $(308,224)  $536,828   $(418,923)

      Cash:
           Beginning                                       545,193      8,365     427,288
------------------------------------------------------------------------------------------
           Ending                                         $236,968   $545,193      $8,365
==========================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                        $24,370    $10,459     $13,753


                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

     The Company was formed to acquire, develop, market, and sell hardware, software and engineering services that are incorporated into and used to control automatic guided vehicle systems ("AGVS"). The Company markets its products and services to end users of automation systems, designers of integrated automation systems, and original equipment manufacturers primarily within the North American continent.

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

Inventories:

     The Inventories are priced at the lower of cost or market, with cost being determined by the weighted-average method. Inventories consist primarily of parts for computerized material handling systems purchased from Danaher, formerly Netzler & Dahlgren, and motor-in-wheel drive units purchased from Sauer Danfoss, formerly Schabmuller GMBH.

Property and equipment:

     Property and equipment is stated at cost. Depreciation is primarily computed using the straight-line method over the following useful lives:

                                                                Years
                                                                -----

          Furniture, fixtures and office equipment               4-10
          Machinery and equipment                                3-5

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Foreign currency transactions:

     Payables to foreign companies that are denominated in foreign currencies are adjusted to year-end foreign exchange rates. Resultant gains or losses are reflected in cost of goods sold. The costs of items of foreign origin which are included in inventory have been recorded at historical exchange rates prevailing at the date of acquisition.

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

Earnings (losses) per common share:

Basic per share amounts are computed, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive. As described in Note 12, at November 30, 2004, 2003 and 2002, the Company had options outstanding to purchase a total of 220,500, 227,500, and 279,000 shares of common stock, respectively, at weighted-average exercise prices of varying amounts.

Advertising:

     The Company follows the policy of charging advertising to expense as incurred. Advertising expenses for the years ending November 30, 2004, 2003 and 2002 were $24,093, $20,755 and $14,860, respectively.

Stock options:

     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Compensation cost under APB 25 was $18,403 and $38,893 for the years ended November 30, 2004 and 2003, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 2. Accounts Receivable

     Accounts receivable consist of the following at November 30, 2004 and 2003, respectively:


                                                                   2004               2003

-------------------------------------------------------------------------------------------------
Trade and contract                                               $  1,499,476          $  698,404
Less: Allowance for doubtful accounts                                       -             (15,000)
-------------------------------------------------------------------------------------------------
                                                                 $  1,499,476            $683,404
Employees                                                               1,160                 250
-------------------------------------------------------------------------------------------------
                                                                 $  1,500,636          $  683,654
=================================================================================================


     Accounts receivable are recognized when bills are rendered. Accounts receivable are considered past due or delinquent when payment is not received within the credit terms extended to the customer. An allowance for loss on accounts receivables is provided based on a review of the accounts along with an analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible.

Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

     Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2004 and 2003, respectively:


                                                                    2004              2003
-------------------------------------------------------------------------------------------------
Total contracts in process                                       $ 6,705,397           $2,384,511
=================================================================================================
Costs incurred on uncompleted contracts                          $ 2,644,223           $  783,354
Estimated earnings                                               $ 1,246,122           $  414,518
-------------------------------------------------------------------------------------------------
                                                                 $ 3,890,345           $1,197,872
Less billings to date                                             (3,944,016)          (1,703,736)
-------------------------------------------------------------------------------------------------
                                                                 $   (53,671)          $ (505,864)
=================================================================================================

    Included in the accompanying balance sheets under the following captions:

                                                                    2004              2003

-------------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                    $   610,462           $   12,916
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                       (664,133)            (518,780)
-------------------------------------------------------------------------------------------------
                                                                 $   (53,671)          $ (505,864)
=================================================================================================

The above are based on managements' best estimates.



NOTES TO FINANCIAL STATEMENTS

============================================================================================================================
Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt
                                                                                                  2004                  2003
                                                                                                  ----                  ----

Note payable, bank agreement that allows the Company to borrow up to $150,000 and bears interest at the lender's prime rate plus 1.50% per annum. The loan
agreement is further secured by the Company's assets and expires March 31, 2005.(1)(2)       $  150,000                    -
----------------------------------------------------------------------------------------------------------------------------
Long-term debt consists of the following :
----------------------------------------------------------------------------------------------------------------------------

In  September  2003,  the  Company  issued  $300,000   principal  amount  of  6%
convertible   subordinated  notes  due  September  2013.   Interest  on  the  6%
convertible  notes is payable  quarterly on February 28th, May 31st, August 31st and November 30th. The 6% convertible notes were issued at 100% principal value, and are  convertible  into  750,000  shares of common stock at the option of the holder at any time at a price of $0.40 per share.  The 6% convertible  notes may be redeemed,  in whole or in part, at the Company's option on or after September
30, 2006 at 100% of the principal amount.                                                    $  300,000            $ 300,000

Less current maturities:                                                                              -                    -
----------------------------------------------------------------------------------------------------------------------------
                                                                                             $  300,000            $ 300,000
============================================================================================================================
(1) The prime rate at November 30, 2004 was 5.0% .
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.


                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 5.  Major Customers

     Net revenues and accounts receivable as of and for the years ended November 30, 2004, 2003, and 2002, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):


                                                                       Amount of Net Revenues
                                                                       Year Ended November 30,

Customer                                             2004          %         2003         %         2002         %
----------------------------------------------------------------------------------------------------------------------
A                                                   $ 1,517,596    22.9        $     *       *         $    *       *

B                                                     1,137,955    17.1              *       *              *       *
C                                                             *       *        754,481    17.8        427,131    10.0
D                                                             *       *        412,799     9.8              *       *


                                                                         Accounts Receivable
                                                                            November 30,

                                                     2004          %         2003         %         2002         %
----------------------------------------------------------------------------------------------------------------------

A                                                     $ 456,688    30.4        $     *       *         $    *        *

B                                                        70,800     4.7              *       *              *       *
C                                                             *       *              -       -         31,217     4.4
D                                                             *       *              -       -              *       *


*Not a major customer.



                          NOTES TO FINANCIAL STATEMENTS

======================================================================================================================

Note 6.   Income Taxes

     Income  taxes  consist  of the  following  components  for the years  ended
November 30, 2004, 2003, and 2002, respectively:

                                                                   2004                2003               2002
----------------------------------------------------------------------------------------------------------------------
Current                                                       $     -           $      -                $       -
Deferred                                                            -                  -                        -
----------------------------------------------------------------------------------------------------------------------
                                                              $     -           $      -                $       -
======================================================================================================================

    Net deferred tax assets consist of the following components as of November
30, 2004 and 2003, respectively:
                                                                                       2004               2003
                                                                                 -------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                                                $     -               $       5,783
   Inventory valuation reserves                                                     11,566                      7,325
   Net operating loss carryforward                                               1,573,830                  1,612,698
   General business credit carryforwards                                            45,367                     45,367
   Other                                                                             2,038                      4,181
Deferred tax liabilities:
   Depreciation                                                                       (150)                    (4,158)
   Other                                                                             6,210                     (1,332)
----------------------------------------------------------------------------------------------------------------------
                                                                               $ 1,638,861                  1,669,864
   Less valuation allowance                                                      1,638,861                  1,669,864
----------------------------------------------------------------------------------------------------------------------
   Net deferred taxes                                                             $     -               $           -
======================================================================================================================


The changes in the valuation allowance for the years ended November 30, 2004, 2003 and 2002 were $(31,003), $(72,771) and $133,556, respectively. The deferred tax asset has been offset by a valuation allowance due to the uncertainty of realizing future benefit. The Company's net operating loss begins to expire November 30, 2015.

     A reconciliation of the statutory income tax to the income tax expense included in the statements of operations is as follows:


                                                                 Years Ended November 30,
                                               2004                        2003                       2002
----------------------------------------------------------------------------------------------------------------------
                                                      % of                        % of                       % of
                                       Dollar       Pre-tax        Dollar       Pre-tax        Dollar       Pre-tax
                                       Amount        Income        Amount        Income        Amount       Income
----------------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                        $ 20,814       34.0        $ 39,484        34.0       $(93,878)      (34.0)
Increase (decrease) in
taxes resulting from:
State income taxes                         7,481      12.2          11,476         9.9        (13,806)      ( 5.0)
Changes in valuation allowance          (31,003)     (50.6)        (72,771)      (62.7)       133,556        48.4
Other                                     2,708       4.4           21,811        18.8        (25,872)       (9.4)
----------------------------------------------------------------------------------------------------------------------
                                          $   -        -          $  -             -          $  -             -
======================================================================================================================



                          NOTES TO FINANCIAL STATEMENTS

===================================================================================================================


Note 7. Earnings (losses) per common share

The following table sets forth the comparison of basic and diluted earnings
(loss) per share:

                                                                     2004            2003           2002
                                                               ------------------------------------------------
BASIC INCOME (LOSS) PER SHARE:
  Net income (loss)                                                    $  61,207     $  116,129    $ (276,112)
  Weighted -average shares                                             4,806,807      3,810,013     3,586,451
                                                               ------------------------------------------------

  Basic earnings (loss) per share                                       $   0.01      $    0.03    $    (0.08)
                                                               ================================================

DILUTED INCOME (LOSS) PER SHARE:
  Net income (loss)                                                    $  61,207     $  116,129    $ (276,112)
  Plus impact of assumed conversions:
    Interest on 6% convertible notes, net of related tax effect                -          3,450             -
                                                               ------------------------------------------------
                                                                        $ 61,207      $ 119,579    $ (276,112)
                                                               ------------------------------------------------
Weighted average shares                                                4,806,807      3,810,013     3,586,451
  Plus effect of dilutive potential shares:
     Stock options                                                        70,388         34,016             -
     Convertible notes                                                         -        140,110             -
                                                               ------------------------------------------------
                                                                       4,877,195      3,984,139     3,586,451
                                                               ------------------------------------------------
Diluted earnings (loss) per share                                      $    0.01      $    0.03     $   (0.08)
                                                               ================================================


Common stock options outstanding excluded from the computation of diluted earnings (loss) per share because the effect would have been antidilutive were 78,500, 36,500 and 279,000 for the years ended November 30, 2004, 2003 and 2002, respectively.

Convertible notes outstanding  excluded from the computation of diluted earnings
(loss) per share because the effect would have been antidilutive were 750,000 and 0 for the years ended November 30, 2004 and 2003, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 8.   401(k) Profit Sharing Plan

     The Company has a profit sharing plan through a human resource firm which administers the Company's employees benefits, the contributions to which are discretionary.

     The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2004, 2003 and 2002 amounted to $20,908, $0, and $14,749 respectively.

Note 9.   Related Party Transactions

     In 2003, the Company's landlord, Curt Kennington, became a related party when he invested in the Company by acquiring shares and convertible debt (see note 11). The Company's rent expense for the years ended November 30, 2004 and 2003 amounted to $153,785, and $24,205 respectively. Mr. Kennington received interest payments from the Company of $4,500 and $862 on the convertible debt for the years ended November 30, 2004 and 2003, respectively.

     In 2003, Mr. John Robison became a Director and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Robison received interest payments from the Company of $9,000 and $1,724 on the convertible debt for the years ended November 30, 2004 and 2003, respectively.

     In 2003, Mr. Anthony Packer became a shareholder and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Packer received interest payments from the Company of $4,500 and $862 on the convertible debt for the years ended November 30, 2004 and 2003, respectively.

     The Company's Executive Vice President, Tommy Hessler, owns 50% of NDC Technologies Australia PTY Ltd ("NDCTA") which is an AGV supplier for Australia. Revenues from sales to NDCTA were $2,559, $0 and $0 for years ending November 30, 2004, 2003 and 2002, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10.  Commitments

     At November 30, 2004, the Company had outstanding forward exchange contracts to purchase the equivalent approximately US$180,000 in Swedish Krona. The fair value of these contracts as of November 30, 2004 totaled approximately $18,000. These contracts are purchased as needed from time to time to hedge various foreign currency payable inventory purchase commitments. No contracts were outstanding in 2003 and 2002.

     The Company leases property and equipment under long-term operating leases expiring on various dates through March 2006 and on a month-to-month basis. Rental expense was $185,861, $152,572, and $167,998 for the years ended November 30, 2004, 2003, and 2002 respectively.

     Minimum rental commitments under long-term operating leases at November 30, 2004 were as follows:

2005                  $       183,302
2006                           71,375
                     -----------------
                      $       254,677
                     =================


     The Company has an employment contract with the President which provides for a minimum annual base salary of $130,000. The base salary is subject to annual reviews. The contract renews on March 1, 2005 for a one year extension unless terminated in advance.

     On July 23, 2004 the Company entered into an Equipment Purchase and Installation Contract with a major customer for approximately $1,450,000 for two AGV systems. The first system's contract amount is approximately $450,000 and was delivered and accepted in the fourth quarter of 2004. The second system's contract amount is approximately $1,000,000 and was delivered in the fourth quarter of 2004 and is scheduled for acceptance towards the end of the first quarter of 2005. Customer acceptance of these systems is determined by the Company meeting the agreed functional specifications of each specific system as specified by the contract. The contract has a performance guarantee clause which grants the customer the right to cancel the contract should acceptance of the system not occur within six (6) months after delivery, due to no fault of the customer. The customer may elect to have the equipment removed at no expense to the customer, and all monies paid to date refunded.

Note 11.  Issuance of Common Stock and Convertible Debt

On September 23, 2003, in a private placement pursuant to Regulation D promulgated by the Securities and Exchange Commission, the Company 1) sold 1,200,000 shares of its common stock, par value $0.01 per share ("common stock") at $0.25 a share, and 2) issued $300,000 of Convertible Subordinated Notes. The interest rate on the Notes is 6% per annum and is payable quarterly beginning November 30, 2003. Principal and unpaid interest shall be payable on September 30, 2013. For as long as these Notes are outstanding, any of these Notes may be converted in whole, but not in part, at the option of the holder into shares of common stock of the Company at a conversion price of $0.40 per share. The Notes are subject to redemption in whole or in part, by the Company at any time after September 30, 2006. The Company has agreed to register the shares of common stock and any new shares issued upon conversion of the notes for resale under the Securities Act of 1933, as amended, pursuant to an investor rights agreement dated September 23, 2003. Under the agreement, the Company has filed a registration statement for these shares, as well as 1,208,214 shares held by two Company officers and/or affiliates of such officers.

The net proceeds to the Company from the sale of these shares and Notes was approximately $559,000 (deducting related offering expenses). The Company applied such proceeds to bring payables to vendors current and apply the remainder of such proceeds to working capital needs and other general corporate purposes.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 12.  Stock Option Plans

     Grants to employees under the stock option plans are accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Due to the fact the plans provided for performance conditions in order for employees to be able to exercise their awards, the stock options are accounted for as variable awards. In 2004, noncash compensation expense of $18,403 was recognized with a corresponding credit to additional paid-in capital to record the difference between the market price of the stock when the options became exercisable less the amounts the employees are required to pay to exercise the options. In 2003 the noncash compensation expense of $38,893 was recognized.

     Statement of Financial Accounting Standards (`SFAS') No. 123, Accounting for Stock-Based Compensation requires pro forma disclosures for options grants when accounting for stock-based compensation plans in accordance with APB 25. The pro forma effects are determined as if the compensation costs are recognized using a fair value based method which measures compensation cost at the grant date based upon the value of the awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995.

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

1997 Stock Option Plan:

     On December 7, 1996 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held April 25, 1997. The 97 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 210,000 were granted in January 1997 at an exercise price of $0.50 per share. The shares vested upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 12.  Stock Option Plans ( continued)

2001 Stock Option Plan:

     On May 10, 2001, the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 2001 Stock Option Plan ("the 01 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held May 10, 2002. The 01 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 194,000 were granted in May 2001 and June 2002 at an exercise price of $0.195 per share and the final 31,000 were granted in January 2004 at an exercise price of $0.43 per share. The granted shares vest upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. As of February 19, 2004 performance targets were met and all granted shares were vested. Forfeited options for terminated employees are reissued to other employees with exercise prices not less than fair market value at the date of reissuance.

     Transactions involving these plans for the years ended November 30, 2004, 2003 and 2002 respectively, are summarized as follows:


STOCK OPTIONS                          2004*
-------------------------------------------------------------------------------
                         93 Plan 97 Plan  01 Plan    Total    Weighted-average
                                                              exercise price
                         ------- -------- --------- --------- ----------------

Outstanding, December 1       -   36,500   191,000   227,500      $0.24
Granted                       -        -    31,000    31,000       0.43
Expired                       -        -         -         -          -
Forfeited                     -        -  (11,000)  (11,000)       0.20
Reissued                                    11,000    11,000       0.43
Exercised                     -        -  (38,000)  (38,000)       0.20
-------------------------------------------------------------------------------
Outstanding, November 30,     -   36,500   184,000   220,500      $0.29
===============================================================================
Exercisable, November 30,     -   36,500   184,000   220,500      $0.29
===============================================================================


STOCK OPTIONS                          2003*
-------------------------------------------------------------------------------
                         93 Plan 97 Plan  01 Plan    Total    Weighted-average
                                                              exercise price
                         ------- -------- --------- --------- ----------------

Outstanding, December 1  48,500   36,500  194,,000  279,000      $0.47
Granted                       -        -         -        -          -
Expired                  (48,500)      -         -  (48,500)      1.56
Forfeited                     -        -  (28,000)  (28,000)      0.20
Reissued                                    25,000   25,000       0.20
Exercised                     -        -         -        -          -
------------------------ ------- -------- --------- -------- ----------
Outstanding, November 30      -   36,500   191,000  227,500      $0.24
===============================================================================
Exercisable, November 30      -   36,500   191,000  227,500      $0.24
===============================================================================


STOCK OPTIONS                          2002*
-------------------------------------------------------------------------------
                         93 Plan 97 Plan  01 Plan    Total    Weighted-average
                                                              exercise price
                         ------- -------- --------- --------- ----------------

Outstanding, December 1  49,000   44,500         -   93,500     $ 1.06
Granted                       -        -   194,000  194,000       0.20
Forfeited                 (500)  (8,000)  (41,500)  (50,000)      0.26
Reissued                      -        -    41,500   41,500       0.20
Exercised                     -        -         -        -          -
===============================================================================

Outstanding, November 30 48,500   36,500   194,000  279,000     $ 0.47
===============================================================================
Exercisable, November 30 48,500   36,500    33,500  118,500     $ 0.85
===============================================================================

* The weighted-average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 93 Plan is $1.56 , for the 97 Plan is $0.50 and for the 01 Plan is $0.245.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 13.  Foreign Currency Contracts

     The Company purchases foreign-currency exchange contracts to hedge and settle its international commitments and debts. The Company will purchase and settle these contracts on the same day or may hedge against future liabilities with forward contracts. Any gains and losses on the foreign-currency-denominated debts or forward contracts are recorded as transaction adjustments in current earnings. The Company had a loss on foreign currency transactions of $(54,662), $(48,701), and $(53,197), for the three years ended November 30, 2004, 2003, and 2002, respectively.


Note 14.  Fair Value of Financial Instruments

The carrying amounts of accounts receivables, accounts payable and the line of credit approximate fair values due to the short-term maturities of these instruments. The forward exchange contracts are valued at fair value. The carrying amount and estimated fair value of the Company's convertible subordinated notes at November 30, 2004 and 2003 are as follows:


                                          2004                           2003
                                ---------------------------------------------------------
                                Carrying        Estimated       Carrying       Estimated
                                Amount          Fair Value      Amount         Fair Value
-----------------------------------------------------------------------------------------
Convertible
 subordinated notes             $300,000        $279,595        $300,000        $300,000
-----------------------------------------------------------------------------------------

The fair value of the convertible subordinated notes was estimated by discounting the future cash flows using rates believed to be currently available for debt of similar terms and maturity.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================