Form 10KSB/A, Exhibit 13
period 2004-11-30
TRANSBOTICS CORP
filed 2005-10-21
CIK 859621

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

Revenue recognition:

     The Company recognizes revenue from the sales of distribution products and engineering services as shipments are made and/or services rendered.

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

     A summary of the Company's significant accounting policies follows:

Revenue recognition:

     The Company recognizes revenue from the sales of distribution products and engineering services as shipments are made and/or services rendered.

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