Form 10KSB, Exhibit 13
period 2005-11-30
TRANSBOTICS CORP
filed 2006-02-24
CIK 859621

Exhibit 13








                               ANNUAL REPORT 2005










                                   COVER PAGE

                                  INSIDE COVER

                                                 FINANCIAL SUMMARY

===================================================================================================================
                                                                                            04 to 05    03 to 04
As of or For Year Ended November 30                    2005          2004         2003      % Change    % Change
--------------------------------------------------- -----------  -----------  -----------  ----------- ------------
Operations
-------------------------------------------------------------------------------------------------------------------
Net revenues                                       $ 8,431,656    $ 6,634,964   $4,215,957        27.1        57.4
Operating income                                   $   165,577    $    85,577   $  126,588        93.5       (32.4)
Income  before income taxes                        $   127,654    $    61,207   $  116,129       108.6       (47.3)
Net income                                         $   127,654    $    61,207   $  116,129       108.6       (47.3)
Weighted average common shares outstanding           4,826,654      4,806,807    3,810,013         0.4        26.2
-------------------------------------------------------------------------------------------------------------------
Per Share Data
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                  $       .03    $       .01   $      .03       200.0       (66.7)
Cash dividends                                     $         -    $         -   $        -           -           -
Stockholders' equity                               $       .13    $       .11   $      .09        18.2        22.2
-------------------------------------------------------------------------------------------------------------------
Financial Position
-------------------------------------------------------------------------------------------------------------------
Assets                                             $ 3,017,929    $ 2,956,478   $1,689,531         2.1        75.0
Working capital                                    $   783,849    $   658,391   $  593,907        19.1        10.9
Property and equipment                             $   133,569    $   121,433   $   97,991        10.0        23.9
Long-term debt, less current maturities            $   309,355    $   300,000   $  300,000         3.1           -
Stockholders' equity                               $   639,917    $   511,678   $  424,658        25.1        20.5
-------------------------------------------------------------------------------------------------------------------
Number of employees                                         36             30           25
Number of stockholders                             approx. 655    approx. 650  approx. 641
-------------------------------------------------------------------------------------------------------------------


================================================================================

                                      INDEX

Financial Summary                                                              1
Letter to Shareholders                                                         2
Selected Financial Data                                                        3
Management's Discussion and Analysis of Financial
 Condition and Results of Operation                                            4
Report of Independent Registered Public Accounting Firm                       11
Balance Sheets                                                                12
Statements of Operations                                                      14
Statements of Stockholders' Equity (Deficit)                                  15
Statements of Cash Flows                                                      16
Notes to the Financial Statements                                             18
Shareholder Information                                                       32
Directors and Officers                                                        32

                            DEAR FELLOW SHAREHOLDER:

================================================================================

Two thousand and five was a year of significant growth, opportunity and challenge for our Company. We increased our revenues by over 27% compared to the prior year and our net income increased by 108.6%. The foundation for this growth lies in our expanded vision-- to grow your Company as the leading provider of "Tailor-Made" integrated material handling transportation products and solutions. Our specialty is to integrate automatic guided vehicle systems with other types of automation equipment. This new emphasis on integrating multiple, complementary, automation technologies with our traditional automatic guided vehicles has directly contributed to an expansion in our customer base and product offering. As an example, in 2005 Transbotics worked closely with KUKA Robotics Corporation and its parent, KUKA Roboter GmbH, one of the world's largest and most advanced manufacturers of industrial robots, on a novel application for a new customer. This collaboration led to the Company's announcement in the first quarter of 2006 that it has signed a distribution agreement with KUKA Robotics Corporation. This System Partner Agreement will allow the Company to expand its automation capabilities by offering unique palletizing solutions to its existing and potential customers. The KUKA agreement will bring us that much closer to fulfilling our Mission:

   Efficiently "moving your business" from receiving to production to shipping through innovative, intelligent transportation automation.

Rapid growth in opportunities and personnel also brought growing pains. Our margins decreased significantly compared to the prior year. The decrease is mostly related to higher training costs of our new engineers and cost overruns on projects that could open up new products and markets for the Company. We began to address the issues that underlay our declining margins by identifying process weaknesses and driving continuous process improvement. The cornerstone of this effort was our successful campaign to obtain ISO 9001 2000 registration, which was achieved on schedule in the first quarter of 2006. Considering the complexity of all the things we do as a small company, this was a major accomplishment. We will continue to aggressively invest in improving our methods of production and engineering in 2006. At the same time, the Company will be extremely focused on regaining its margins to more traditional levels to ensure its growth and profit objectives are met. The Company has adopted a business plan for 2006 and beyond that will enable it to implement its vision by addressing the opportunities for improvement revealed in 2005 while continuing to grow.

The cost of implementing the Sarbanes-Oxley Act has been a big concern for this Company in the past year, even to the point that we thought we might be compelled to go private. Fortunately, during 2005 the SEC delayed the implementation of Sarbanes-Oxley Section 404 for another year for small companies like ours and appointed a special committee to evaluate and recommend how this provision should be applied to small issuers. At this time we are cautiously optimistic that the Company will get relief from the law. It continues to be very important for shareholders of small companies like ours to contact their legislative representatives to request that changes be made to the law.

We look forward to 2006 with optimism as we continue to implement our business plan and release new automation solutions for our target industries.

On behalf of the Board of Directors and our employees, I thank you for your valued interest and continued support.



Sincerely yours,


Claude Imbleau
CEO & President

February 2006

                             SELECTED FINANCIAL DATA

==================================================================================================================
                                                                As of or For Year Ended November 30
                                                 -----------------------------------------------------------------
                                                    2005          2004          2003        2002           2001
------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                                $8,431,656    $6,634,964    $4,215,957  $4,317,258     $6,015,214
    Cost of goods sold                           6,231,231     4,399,168     2,578,840   2,844,282      3,959,246
------------------------------------------------------------------------------------------------------------------
       Gross profit                             $2,200,425    $2,235,796    $1,637,117  $1,472,976     $2,055,968
------------------------------------------------------------------------------------------------------------------

Net gain on sale of real property               $        -    $        -    $        -  $        -     $  581,023
------------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                     $  546,821    $  664,313    $  451,668  $  527,450     $  673,671
    General and administrative                   1,206,658     1,186,729       817,686   1,074,520      1,226,321
    Research and development                       281,369       299,177       241,175     133,365         80,562
------------------------------------------------------------------------------------------------------------------
                                                $2,034,848    $2,150,219    $1,510,529  $1,735,335     $1,980,554
------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                  $  165,577    $   85,577    $  126,588  $ (262,359)    $  656,437
------------------------------------------------------------------------------------------------------------------

Interest expense                                $  (37,923)   $  (24,370)   $  (10,459) $  (13,753)    $  (72,566)
------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)     $  127,654    $   61,207    $  116,129  $ (276,112)    $  583,871
Federal and state income taxes                           -             -             -           -          3,053
------------------------------------------------------------------------------------------------------------------
       Net income (loss)                        $  127,654    $   61,207    $  116,129  $ (276,112)    $  580,818
==================================================================================================================

Weighted average number of
 common shares outstanding:
  Basic                                          4,826,654     4,806,807     3,810,013   3,586,451      3,586,451
==================================================================================================================
  Diluted                                        5,224,715     4,877,195     3,984,139   3,586,451      3,586,451
==================================================================================================================
Basic earnings (loss) per share                 $      .03    $      .01    $      .03  $     (.08)    $      .16
==================================================================================================================
Diluted earnings (loss) per share               $      .03    $      .01    $      .03  $     (.08)    $      .16
==================================================================================================================
Cash dividend declared per common share         $        -    $        -    $        -  $        -     $        -
==================================================================================================================

Balance Sheet Data:
Working capital (Deficit)                       $  783,849    $  658,391    $  593,907  $ (126,195)    $  124,511
Total assets                                    $3,017,929    $2,956,478    $1,689,531  $1,160,746     $1,984,837
Long-term debt, less current maturities         $  309,355    $  300,000    $  300,000  $        -     $        -
Total liabilities                               $2,378,012    $2,444,800    $1,264,873  $1,149,954     $1,697,933
Stockholders' equity                            $  639,917    $  511,678    $  424,658  $   10,792     $  286,904

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

================================================================================

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

Overview

     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its licensed Automated Guided Vehicle (AGV) control technology. In the current and prior years, the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving a limited number of industries - automotive, food and paper, textiles and newspaper publishing. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that the Company may enter.

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

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 days to its customers. It typically receives a cash advance ranging from 20% to 30% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending final system acceptance.

     Notwithstanding the receipt of cash advances and periodic payments upon reaching project milestones, the Company requires external financing to finance uncompleted contracts, inventories, receivables and other assets.

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

     These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

     o    Revenues  from  end  user  systems  sales,   new  Original   Equipment
          Manufacturers ("OEMs") and new niches may be lower than expected or delayed.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2005, 2004 and 2003, respectively.

                                                                                               Percentage of Change
                                                                                                Period to Period
                                                       Percentage of Net Revenues              Increase (Decrease)
------------------------------------------------------------------------------------------------------------------------
                                                                                          Year Ended       Year Ended
                                                            For year ended                November 30,     November 30,
                                                    2005        2004          2003        2004 to 2005     2003 to 2004
------------------------------------------------------------------------------------------------------------------------

Net revenues                                       100.0 %     100.0 %       100.0 %         27.1 %             57.4 %
Cost of goods sold                                  73.9        66.3          61.2           41.7               70.6
------------------------------------------------------------------------------------------------------------------------
Gross profit                                        26.1        33.7          38.8           (1.6)              36.6

Operating expenses:
   Selling                                           6.5        10.0          10.7          (17.7)              47.1
   General and administrative                       14.3        17.9          19.4            1.7               45.1
   Research and development                          3.3         4.5           5.7           (6.0)              24.0
------------------------------------------------------------------------------------------------------------------------
                                                    24.1        32.4          35.8           (5.4)              42.3
------------------------------------------------------------------------------------------------------------------------
Operating income                                     2.0         1.3           3.0           93.5              (32.4)
Net interest expense                                (0.5)       (0.4)         (0.2)          55.6              133.0
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           1.5         0.9           2.8          108.6              (47.3)
Income tax expense                                     -           -             -              -                 -
------------------------------------------------------------------------------------------------------------------------
Net income                                           1.5 %       0.9 %         2.8 %        108.6 %            (47.3)%
========================================================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2005 Compared To Fiscal Year Ended November 30, 2004

     Net revenues increased by $1,796,692 or 27.1% from $6,634,964 for the fiscal year ended November 30, 2004 to $8,431,656 for the fiscal year ended November 30, 2005. The increase is primarily due to the Company's increased parts sales and project AGV system product sales. The Company's revenues during 2005 were primarily derived from the printing, food and beverage and automotive industries.

     Cost of goods sold increased from $4,399,168 to $6,231,231, or 41.7%, due primarily to increased revenues and higher cost of engineering, AGVs and third party equipment in the current year compared to the prior year. As a percentage of net revenues, cost of goods sold increased from 66.3% to 73.9% primarily due to lower margins on engineering and equipment revenues compared to the prior year. Gross profit decreased by $35,371, or 1.6%, from $2,235,796 to $2,200,425.

     Selling expenses decreased from $664,313 to $546,821 or 17.7%, primarily due to decreased personnel expense in the current year compared to the prior year. As a percentage of net revenues, selling expenses decreased from 10% to 6.5% primarily due to the combination of increased revenues and lower expenses compared to the prior year. General and administrative expenses increased by $19,929 or 1.7% from $1,186,729 to $1,206,658 compared to the prior year. The Company continued to invest in the development of new AGV and automation solutions to expand its product line in the current year. Research and development expenses decreased from $299,178 to $281,369 in the current year.

     Primarily as a result of the foregoing, the Company's operating income increased by $80,000 from an operating income of $85,577 to an operating income of $165,577 for the current year.

     Net interest expense increased from $24,370 to $37,923, an increase of 55.6% due to higher banking and borrowing costs compared to the prior year relating to increased borrowing needs due to expansion.

     The Company did not recognize any tax expense in 2005 and 2004 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not assured.

     Primarily due to an overall decrease in expenses in 2005, as described above, the Company's net income increased by $66,447 from a net income of $61,207 in the year ended 2004 to net income of $127,654 in the same period of 2005.

Backlog

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2005, the Company had a backlog of approximately $2,400,000 compared to $3,330,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size and volume of AGV system contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2004 Compared To Fiscal Year Ended November 30, 2003

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

     Selling expenses increased from $451,668 to $664,313 or 47.1%, primarily due to increased personnel expense in the current year compared to the prior year. General and administrative expenses increased by $369,043 or 45.1% from $817,686 to $1,186,729 compared to the prior year. The increase is primarily due to increases in personnel, professional fees relating to documenting internal controls for Sarbanes-Oxley, and other expenses. The Company also incurred, in the first quarter of 2004 a $18,403 noncash stock option compensation expense as part of its general and administrative expenses due to the Company's stock price rising in 2004. The same type of expense in 2003 was $38,893 (see note 12). The Company continued to invest in the development of new AGV products to expand its product line in the current year. Research and development expenses were up 24.0% from $241,175 to $299,177 in the current year.

     Primarily as a result of the foregoing, the Company's operating income decreased by $41,011 from an operating income of $126,588 to an operating income of $85,577 for the current year.

     Net interest expense increased from $10,459 to $24,370, an increase of 133.0% due to higher banking and borrowing costs compared to the prior year.

     The Company did not recognize any tax expense in 2004 and 2003 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not assured.

     Primarily due to the lower gross profit and increased expenses in 2004, as described above, the Company's net income decreased by $54,922 from a net income of $116,129 in the year ended 2003 to net income of $61,207 in the same period of 2004.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Liquidity and Capital Resources

     The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and upon contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, long-term debt, capital leases and proceeds of its public and private offerings to satisfy its external financing needs.

     During the year ended November 30, 2005 net cash used in operating activities was $240,044 primarily due to a large increase in accounts receivable in November. A significant portion of the Company's November 30, 2005 accounts receivable were collected in December of 2005 and January of 2006 to create positive cash flows for the Company.

     The Company renewed and increased its $150,000 bank line of credit to $400,000 on March 23, 2005 as further described in Note 4 to the financial statements. The credit line contains a demand note which is expected to be reviewed for renewal annually unless called prior to the anniversary date.

     The Company believes that its working capital of $783,849 at November 30, 2005 is adequate for its current operations.

     The Company will, from time to time, reexamine the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being publicly held are approximately $250,000 annually and are presently expected to increase significantly if full implementation of the Sarbanes-Oxley section 404 becomes effective for small public companies. Such expenses are significant expenses compared to the Company's net income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Critical Accounting Policies:

Use of Estimates in Preparation of Condensed Financial Statements:

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

Revenue recognition:

     The Company recognizes revenue from the sale of distribution products and engineering services as shipments are made and/or services rendered.

     The Company recognizes revenues under AGV system contracts on the percentage of completion method, measured by the percentage of each component cost incurred to date to estimated total component contract costs for each component in the contract. Component costs include material, direct labor, subcontracts, engineering, overhead, and miscellaneous costs. Provisions for estimated losses are made in the period in which they first become determinable.

     "Costs and estimated earnings in excess of billings on uncompleted contracts" represent revenue recognized in excess of amounts billed. "Billings in excess of costs and estimated earnings on uncompleted contracts" represent billings in excess of revenues recognized.

     Due to the average length of typical AGV system projects, the large dollar amount of each project, and inherent difficulties in estimating the total component costs, the use of different estimates and assumptions may have provided materially different results.

Stock options:

     In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company will adopt Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The Company does not expect the adoption of Statement 123(R) to have a material impact on its financial position as all options granted through November 30, 2005 are fully vested, and the Company's future compensation arrangements, at this time, do not include the use of share-based payments.

     For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Compensation cost under APB 25 was $18,403 for the period ended November 30, 2004. No such compensation cost was recognized during the year ended November 30, 2005.

     The impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation was not significant for the periods ending November 30, 2005 and 2004.

     At November 30, 2005 and November 30, 2004, options were outstanding to purchase a total of 211,500, and 220,500 shares of common stock of the Company, respectively, at weighted-average exercise prices of varying amounts. At November 30, 2005, 211,500 outstanding options were vested and exercisable while 220,500 options at November 30, 2004 were vested and exercisable.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
Transbotics Corporation

We have audited the accompanying balance sheets of Transbotics Corporation (a Delaware corporation) as of November 30, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Charlotte, North Carolina
January 20, 2006



--------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Transbotics Corporation
Charlotte, North Carolina

We have audited the accompanying statement of operations, stockholders' equity, and cash flows for the year ended November 30, 2003 of Transbotics Corporation. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Transbotics Corporation and its operations and its cash flows for the year ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the 2003 financial statements, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15 to the 2003 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
January 9, 2004

                                 BALANCE SHEETS

=====================================================================================
                                                                  November 30,
                                                             2005            2004
-------------------------------------------------------------------------------------
  ASSETS

CURRENT ASSETS
  Cash                                                    $  177,026      $  236,968
  Accounts receivable, net (Notes 2, 4, 5 and 9)           1,946,326       1,500,636
  Inventories                                                482,772         412,725
  Costs and estimated earnings in excess of
    billings on uncompleted contracts (Note 3)               223,442         610,462
  Prepaid expenses and other assets                           22,940          42,400
-------------------------------------------------------------------------------------
        Total current assets                              $2,852,506      $2,803,191
-------------------------------------------------------------------------------------
NONCURRENT DEPOSITS                                       $   31,854      $   31,854
-------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT (Note 4)
  Furniture, fixtures, and office equipment               $  254,001      $  195,054
  Machinery and equipment                                     90,031          78,960
-------------------------------------------------------------------------------------
                                                          $  344,032      $  274,014
    Less accumulated depreciation                            210,463         152,581
-------------------------------------------------------------------------------------
                                                          $  133,569      $  121,433
-------------------------------------------------------------------------------------
                                                          $3,017,929      $2,956,478
=====================================================================================

                                 BALANCE SHEETS

=====================================================================================
                                                                  November 30,
                                                             2005            2004
-------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Note payable, bank (Note 4)                               $   395,000  $   150,000
  Current maturities long-term debt (Notes 4, 9 and 11)           2,249            -
  Accounts payable                                            1,029,870    1,105,983
  Accrued expenses and customer deposits                        237,162      224,684
  Billings in excess of costs and estimated
    earnings on uncompleted contracts (Note 3)                  404,376      664,133
-------------------------------------------------------------------------------------
        Total current liabilities                           $ 2,068,657  $ 2,144,800
-------------------------------------------------------------------------------------
LONG-TERM DEBT (Notes 4, 9 and 11)                          $   309,355  $   300,000
-------------------------------------------------------------------------------------
COMMITMENTS  (Note 10)

STOCKHOLDERS' EQUITY  (Notes 11 and 12)
    Preferred stock, par value $.01 per share
     authorized 1,000,000 shares; no shares issued          $         -  $         -

    Common stock, par value $.01 per share;
     11,000,000 shares authorized at  2005 and 2004;
     4,827,451 shares and 4,824,451 shares were issued
     and outstanding at 2005 and 2004, respectively              48,274       48,244
    Additional paid-in capital                                4,571,961    4,571,406
    Accumulated deficit                                      (3,980,318)  (4,107,972)
-------------------------------------------------------------------------------------
                                                            $   639,917  $   511,678
-------------------------------------------------------------------------------------
                                                            $ 3,017,929  $ 2,956,478
=====================================================================================

                              STATEMENTS OF INCOME

=============================================================================================================

                                                                            Years ended November 30,
                                                                     2005             2004           2003
-------------------------------------------------------------------------------------------------------------
Net revenues (Notes 5 and 9)                                      $8,431,656       $6,634,964     $4,215,957
Cost of goods sold (Note 9)                                        6,231,231        4,399,168      2,578,840
-------------------------------------------------------------------------------------------------------------
    Gross profit                                                  $2,200,425       $2,235,796     $1,637,117
-------------------------------------------------------------------------------------------------------------
Operating expenses:
      Selling                                                     $  546,821       $  664,313     $  451,668
      General and administrative
       (Notes 9, 10 and 12)                                        1,206,658        1,186,729        817,686
      Research and development                                       281,369          299,177        241,175
-------------------------------------------------------------------------------------------------------------
                                                                  $2,034,848       $2,150,219     $1,510,529
-------------------------------------------------------------------------------------------------------------
            Operating income                                      $  165,577       $   85,577     $  126,588
-------------------------------------------------------------------------------------------------------------
Interest expense (Note 9):                                        $  (37,923)      $  (24,370)    $  (10,459)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                        $  127,654       $   61,207     $  116,129

Federal and state income taxes  (Note 6)                                   -                -              -
-------------------------------------------------------------------------------------------------------------
           Net income                                             $  127,654       $   61,207     $  116,129
=============================================================================================================
Basic earnings per share (Note 7)                                 $      .03       $      .01     $      .03
=============================================================================================================
Diluted earnings per share (Note 7)                               $      .03       $      .01     $      .03
=============================================================================================================
Weighted average common shares outstanding (basic)                 4,826,654        4,806,807      3,810,013
=============================================================================================================
Weighted average common shares outstanding (diluted)               5,224,715        4,877,195      3,984,139
=============================================================================================================
Dividends per common share                                        $        -       $        -     $        -
=============================================================================================================

See Notes to Financial Statements

                       STATEMENTS OF STOCKHOLDERS' EQUITY

=======================================================================================================================

                                                                        Years Ended November 30,
-----------------------------------------------------------------------------------------------------------------------
                                                           2005                    2004                   2003
                                                    Amount      Shares      Amount     Shares     Amount      Shares
                                                 ----------------------------------------------------------------------
Common Stock:
        Balance, beginning                       $    48,244   4,824,451 $    47,864 4,786,451  $    35,864  3,586,451
        Stock options exercised                           30       3,000         380    38,000            -          -
        Issuance of common stock (Note 11 )                -           -           -         -       12,000  1,200,000
-----------------------------------------------------------------------------------------------------------------------
        Balance, ending                          $    48,274   4,827,451 $    48,244 4,824,451  $    47,864  4,786,451
=======================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                        $ 4,571,406             $ 4,545,973            $ 4,260,236
       Stock options exercised                           555                   7,030                      -
       Stock option compensation (Note 12)                 -                  18,403                 38,893
       Issuance of common stock (Note 11)                  -                       -                246,844
-----------------------------------------------------------------------------------------------------------------------
       Balance, ending                           $ 4,571,961             $ 4,571,406            $ 4,545,973
=======================================================================================================================

Accumulated Deficit:
       Beginning deficit                         $(4,107,972)            $(4,169,179)           $(4,285,308)
       Net income                                    127,654                  61,207                116,129
-----------------------------------------------------------------------------------------------------------------------
       Ending deficit                            $(3,980,318)            $(4,107,972)           $(4,169,179)
=======================================================================================================================

-----------------------------------------------------------------------------------------------------------------------
Stockholders' Equity  at November 30             $   639,917   4,827,451 $   511,678 4,824,451  $   424,658  4,786,451
=======================================================================================================================

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

==================================================================================================================

                                                                                     Years ended November 30,
                                                                             2005            2004            2003
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                      $ 127,654       $  61,207       $ 116,129
        Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
           Depreciation                                                    63,819          55,359          50,821
           Increase (decrease) in provision for doubtful accounts          11,000         (15,000)         (5,000)
           (Gain) loss on sale of property and equipment                    1,132               -            (400)
           (Gain) loss on foreign currency exchange rate                    2,451          16,106          (3,455)
           Stock  option noncash compensation                                   -          18,403          38,893
        Change in assets and liabilities:
           (Increase) decrease in accounts receivable                    (456,690)       (801,982)         35,220
           (Increase) in inventories                                      (70,047)       (111,687)        (32,636)
           (Increase) decrease in costs and estimated earnings in
             excess of billings on uncompleted contracts                   387,020       (597,546)          5,355
           (Increase) decrease in prepaid expenses
             and other assets                                               19,460        (25,515)         (1,132)
           Increase (decrease) in accounts payable
             and accrued expenses                                         (66,086)        868,468        (248,535)
           Increase  (decrease) in billings in excess of costs and
             estimated earnings on uncompleted contracts                 (259,757)        145,353          93,960
------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES             $(240,044)      $(386,834)      $  49,220
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment                $       -       $       -       $     400
        Purchase of  equipment                                            (63,817)        (78,801)        (44,585)
------------------------------------------------------------------------------------------------------------------
                NET CASH USED IN INVESTING ACTIVITIES                   $ (63,817)      $ (78,801)      $ (44,185)
------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

=============================================================================================================

                                                                             Years ended November 30,
                                                                       2005             2004           2003
-------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Borrowings on revolving credit agreement,
         net of repayments                                          $245,000        $ 150,000       $      -
        Proceeds from  long-term borrowings                                -                -        300,000
        Net proceeds from exercise of stock options                      585            7,410
        Net proceeds from common stock issued                              -                -        258,844
        Principal payments on long-term borrowings,
         including capital lease obligations                          (1,666)               -        (27,051)
-------------------------------------------------------------------------------------------------------------
                NET CASH PROVIDED BY FINANCING ACTIVITIES           $243,919        $ 157,410       $531,793
-------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash                                 $(59,942)       $(308,225)      $536,828
        Cash:
           Beginning                                                 236,968          545,193          8,365
-------------------------------------------------------------------------------------------------------------
           Ending                                                   $177,026        $ 236,968       $545,193
=============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
        Cash payments for :
           Interest                                                $ 37,320        $  24,370       $ 10,459
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
        Capital lease obligations incurred for use of equipment    $ 13,270        $       -       $      -

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business:

     The Company was formed to acquire, develop, market, and sell hardware, software and engineering services that are incorporated into and used to control automatic guided vehicle systems ("AGVs") and other related automation products. The Company markets its products and services to end users of automation systems, designers of integrated automation systems, and original equipment manufacturers primarily within the North American continent.

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

Inventories:

     The Inventories are priced at the lower of cost or market, with cost being determined by the weighted-average method. Inventories consist primarily of parts to manufacture Automatic Guided Vehicles which include control components from Danaher and motors from Sauer Danfoss.


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


Earnings per common share:

     Basic per share amounts are computed, by dividing net income by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive. As described in Note 12, at November 30, 2005, 2004 and 2003, the Company had options outstanding to purchase a total of 211,500, 220,500, and 227,500 shares of common stock, respectively, at weighted-average exercise prices of varying amounts.

Advertising:

     The Company follows the policy of charging advertising to expense as incurred. Advertising expenses for the years ending November 30, 2005, 2004 and 2003 were $25,434, $24,093, and $20,755, respectively.

Stock options:

     In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company will adopt Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The Company does not expect the adoption of Statement 123(R) to have a material impact on its financial position as all options granted through November 30, 2005 are fully vested, and the Company's future compensation arrangements, at this time, do not include the use of share-based payments.

     For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Compensation cost under APB 25 were $0, $18,403 and $38,893 for the years ended November 30, 2005, 2004 and 2003, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 2. Accounts Receivable

     Accounts receivable consist of the following at November 30, 2005 and 2004, respectively:

                                                                2005             2004
--------------------------------------------------------------------------------------------

Trade and contract                                          $    1,952,897  $     1,499,476

Less: Allowance for doubtful accounts                              (11,000)               -
--------------------------------------------------------------------------------------------
                                                            $    1,941,897  $     1,499,476
Employees                                                            4,429            1,160
--------------------------------------------------------------------------------------------
                                                            $    1,946,326  $     1,500,636
============================================================================================

     Accounts receivable are recognized when bills are rendered. Accounts receivable are considered past due or delinquent when payment is not received within the credit terms extended to the customer. An allowance for loss on accounts receivable is provided based on a review of the accounts along with an analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible.

Note 3. Costs and Estimated Earnings on Uncompleted Contracts

     Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2005 and 2004, respectively:

                                                                    2005             2004
--------------------------------------------------------------------------------------------

Total contracts in process                                  $    3,918,113  $     6,705,397
============================================================================================

Costs incurred on uncompleted contracts                     $    1,556,568  $     2,644,223
Estimated earnings                                                 715,888        1,246,122
--------------------------------------------------------------------------------------------
                                                            $    2,272,456  $     3,890,345
Less billings to date                                           (2,453,390)      (3,944,016)
--------------------------------------------------------------------------------------------
                                                            $     (180,934) $       (53,671)
============================================================================================

     Included in the accompanying balance sheets under the following captions:

                                                                    2005             2004
--------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                               $      223,442  $       610,462
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                     (404,376)        (664,133)
--------------------------------------------------------------------------------------------
                                                            $     (180,934) $       (53,671)
============================================================================================


                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt

Current debt consists of the following:                                                    2005             2004
----------------------------------------------------------------------------------------------------------------------

Note payable  agreement with a financial  institution that allows the Company to borrow up to $400,000 and bears  interest at the lender's  prime rate per annum.
The loan agreement is further secured by the Company's  assets and expires March
23, 2006. Under the terms of the renegotiated agreement, the obligation includes a "payable on demand" feature.  The loan agreement  obligation is evidenced by a demand note.  (1)(2) The note payable  agreement was  renegotiated  on March 23,
2005. Prior to the renegotiation, the Company could borrow up to $150,000 at the
lender's prime rate plus 1.5%.                                                          $ 395,000         $ 150,000
----------------------------------------------------------------------------------------------------------------------

Long-term debt consists of the following :
----------------------------------------------------------------------------------------------------------------------

In  September  2003,  the  Company  issued  $300,000   principal  amount  of  6%
convertible   subordinated  notes  due  September  2013.   Interest  on  the  6%
convertible  notes is payable  quarterly on each  February 28, May 31, August 31 and  November  30 during the term of the notes.  The 6%  convertible  notes were issued at 100%  principal  value,  and are  convertible  into 750,000  shares of common  stock  at the  option  of the  holder  at any  time  while  the  note is outstanding  at a price of $0.40  per  share.  The 6%  convertible  notes may be redeemed, in whole or in part, at the Company's option on or after September 30,
2006 at 100% of the principal amount.                                                   $ 300,000         $ 300,000

Obligations under capital leases                                                           11,604                 -
----------------------------------------------------------------------------------------------------------------------
                                                                                          311,604           300,000
Less current maturities:
----------------------------------------------------------------------------------------------------------------------
         Notes                                                                                  -                 -
----------------------------------------------------------------------------------------------------------------------
         Obligations under capital leases                                                   2,249                 -
----------------------------------------------------------------------------------------------------------------------
                                                                                        $ 309,355         $ 300,000
======================================================================================================================
(1)   The prime rate at November 30, 2005 was 7.0% .
(2)   The line of credit is secured by a first priority security interest in the
      Company's accounts receivable, inventory, software and intangibles.


                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 5. Major Customers

     Net revenues and accounts receivable as of and for the years ended November 30, 2005, 2004, and 2003, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):

                                                      Amount of Net Revenues
                                                      Year Ended November 30,

Customer                                   2005       %          2004     %           2003       %
----------------------------------------------------------------------------------------------------
A                                  $  1,356,653   16.1   $          *      *    $         *      *
B                                     1,129,736   13.4              *      *        754,481   17.8
C                                     1,034,957   12.3      1,137,955   17.1              *      *
D                                       899,438   10.7              *      *              *      *
E                                             *      *      1,517,596   22.9              *      *
F                                             *      *              *      *        412,799    9.8

                                                   Amount of Accounts Receivable
                                                            November 30,

                                          2005       %           2004     %           2003       %
----------------------------------------------------------------------------------------------------
A                                  $    300,944   15.4   $          *      *    $         *
B                                       258,442   13.3              *      *              -      -
C                                       403,138   20.7         70,800    4.7              *      *
D                                       346,971   17.8              *      *              *      *
E                                             *      *        456,688   30.4              *      *
F                                             *      *              *      *              -      -

* Not a major customer.



Note 6. Income Taxes

     Income taxes consist of the following components for the years ended November 30, 2005, 2004, and 2003, respectively:

                                                  2005                2004               2003
-----------------------------------------------------------------------------------------------------
Current                                      $           -       $          -        $          -
Deferred                                                 -                  -                   -
-----------------------------------------------------------------------------------------------------
                                             $           -       $          -        $          -
=====================================================================================================

     Net deferred tax assets consist of the following components as of November 30, 2005 and 2004, respectively:


                                                                      2005            2004
                                                             ------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                          $        4,241  $            -
   Inventory valuation reserves                                      6,169          11,566
   Net operating loss carryforward                               1,540,886       1,573,830
   General business credit carryforwards                            45,367          45,367
   Other                                                             3,113           2,038
Deferred tax liabilities:
   Depreciation                                                     (3,333)           (150)
   Other                                                                 -           6,210
-------------------------------------------------------------------------------------------
                                                            $    1,596,443  $    1,638,861

   Less valuation allowance                                      1,596,443       1,638,861
-------------------------------------------------------------------------------------------

   Net deferred taxes                                       $            -  $            -
===========================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 6. Income Taxes (continued)

The changes in the valuation allowance for the years ended November 30, 2005, 2004 and 2003 were $(42,418), $(31,003) and $(72,771), respectively. The deferred tax asset has been offset by a valuation allowance due to the uncertainty of realization. The Company's net operating loss begins to expire as follows:

                                       Federal NOL         North Carolina NEL
        Year ending November 30        carryforward           carryforward
--------------------------------------------------------------------------------
                 2009                      $          -           $   1,034,990
                 2010                         1,429,156               1,891,517
                 2011                            39,630                  39,630
                 2012                           984,312                 984,312
                 2013                                 -                 334,184
                 2015                                 -                 760,907
                 2017                                 -                 374,283
                 2018                           334,184                       -
                 2020                           760,907                       -
                 2022                           374,283                       -
--------------------------------------------------------------------------------
                 Total                     $  3,922,472           $   5,419,823
================================================================================

     A reconciliation of the statutory income tax to the income tax expense included in the statements of operations is as follows:

                                                     Years Ended November 30,
                                           2005              2004              2003
-------------------------------------------------------------------------------------------
                                               % of               % of               % of
                                     Dollar   Pre-tax  Dollar    Pre-tax  Dollar    Pre-tax
                                      Amount   Income   Amount    Income   Amount    Income
-------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                    $   43,402   34.0  $   20,814   34.0  $   39,484   34.0
Increase (decrease) in
taxes resulting from:
State income taxes                      3,056    2.4       7,481   12.2      11,476    9.9
Changes in valuation allowance        (42,418) (33.2)    (31,003) (50.6)    (72,771) (62.7)
Other                                  (4,040)  (3.2)      2,708    4.4      21,811   18.8
-------------------------------------------------------------------------------------------
                                   $        -      -  $        -      -  $        -      -
===========================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 7. Earnings per common share

The following table sets forth the comparison of basic and diluted earnings per share:


                                                                           2005          2004         2003
                                                                  -----------------------------------------
BASIC INCOME  PER SHARE:
  Net income                                                     $      127,654  $     61,207  $   116,129
  Weighted-average shares                                             4,826,654     4,806,807    3,810,013
                                                                 -----------------------------------------

  Basic earnings per share                                       $         0.03  $       0.01  $      0.03
                                                                 =========================================

DILUTED INCOME PER SHARE:
  Net income                                                     $      127,654  $     61,207  $   116,129
  Plus impact of assumed conversions:
    Interest on 6% convertible notes, net of related tax effect          18,000             -        3,450
                                                                 -----------------------------------------
                                                                 $      145,654  $     61,207  $   119,579
                                                                 -----------------------------------------
Weighted average shares                                               4,826,654     4,806,807    3,810,013
  Plus effect of dilutive potential shares:
     Stock options                                                      115,593        70,388       34,016
     Convertible notes                                                  282,468             -      140,110
                                                                 -----------------------------------------
                                                                      5,224,715     4,877,195    3,984,139
                                                                 -----------------------------------------
Diluted earnings per share                                       $         0.03  $       0.01  $      0.03
                                                                 =========================================


Common stock options outstanding excluded from the computation of diluted earnings per share because the effect would have been antidilutive were 0, 78,500 and 36,500 for the years ended November 30, 2005, 2004 and 2003, respectively.

Convertible notes outstanding are excluded from the computation of diluted earnings per share because the effect would have been antidilutive were 0, 750,000 and 0 for the years ended November 30, 2005, 2004 and 2003, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 8. 401(k) Profit Sharing Plan

     The Company has a profit sharing plan through a human resource firm which administers the Company's employee benefits. Company contributions to this plan are discretionary.

     The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2005, 2004 and 2003 amounted to $35,824, $20,908, and $0 respectively.

Note 9. Related Party Transactions


     In 2003, Curt Kennington,, the general partner of Kenninton Family Limited LLC, the Company's landlord, became a related party when he invested in the Company by acquiring shares and convertible debt (see note 11). The Company's rent paid for the years ended November 30, 2005, 2004 and 2003 amounted to $158,491, $153,785, and $24,205 respectively. Mr. Kennington received interest payments from the Company of $4,500, $4,500 and $862 on the convertible debt for the years ended November 30, 2005, 2004 and 2003, respectively.

     In 2003, Mr. John Robison became a Director and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Robison received interest payments from the Company of $9,000, $9,000 and $1,724 on the convertible debt for the years ended November 30, 2005, 2004 and 2003, respectively.

     In 2003, Mr. Anthony Packer became a shareholder and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Packer received interest payments from the Company of $4,500, $4,500 and $862 on the convertible debt for the years ended November 30, 2005, 2004 and 2003, respectively.

     The Company's Executive Vice President, Tommy Hessler, owns 50% of NDC Technologies Australia PTY Ltd ("NDCTA") which is an AGV supplier for Australia. Revenues from sales to NDCTA were $0, $2,559 and $0 for years ending November 30, 2005, 2004 and 2003, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10. Commitments

     At November 30, 2005 and 2004, the Company had outstanding forward exchange contracts to purchase EURO's and Swedish Krona totaling approximately US$440,000 in 2005 and US$180,000 in 2004. The fair value of these contracts as of November 30, 2005 and 2004 totaled approximately $(17,000) and $18,000, respectively. These contracts are purchased as needed from time to time to hedge various foreign currency payable inventory purchase commitments. No contracts were outstanding in 2003.

     The Company leases property and equipment under long-term operating leases expiring on various dates through March 2006 and on a month-to-month basis. Rental expense was $189,553, $185,861, and $152,572 for the years ended November 30, 2005, 2004, and 2003 respectively.

     Minimum rental commitments under long-term operating leases at November 30, 2005 were as follows:

2006                  $        71,375
2007                                -
Thereafter                          -
                     -----------------
                      $        71,375
                     =================

     The Company has an employment contract with the President which provides for a minimum annual base salary of $130,000. The base salary is subject to annual reviews. The contract renews on March 1, 2006 for a one year extension unless terminated in advance.


Note 11. Issuance of Common Stock and Convertible Debt

     On September 23, 2003, in a private placement pursuant to Regulation D promulgated by the Securities and Exchange Commission, the Company 1) sold 1,200,000 shares of its common stock, par value $0.01 per share ("common stock") at $0.25 a share, and 2) issued $300,000 of Convertible Subordinated Notes. The interest rate on the Notes is 6% per annum and is payable quarterly beginning November 30, 2003. Principal and unpaid interest shall be payable on September 30, 2013. For as long as these Notes are outstanding, any of these Notes may be converted in whole, but not in part, at the option of the holder into shares of common stock of the Company at a conversion price of $0.40 per share. The Notes are subject to redemption in whole or in part at the option of the Company, at any time after September 30, 2006. The Company has agreed to register the shares of common stock and any new shares issued upon conversion of the notes for resale under the Securities Act of 1933, as amended, pursuant to an investor rights agreement dated September 23, 2003. Under the agreement, the Company has filed a registration statement for these shares, as well as 1,208,214 shares held by two Company officers and/or affiliates of such officers.

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 12. Stock Option Plans

     In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company will adopt Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The Company does not expect the adoption of Statement 123(R) to have a material impact on its financial position as all options granted through November 30, 2005 are fully vested, and the Company's future compensation arrangements, at this time, do not include the use of share-based payments.

     For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Due to the fact the plans provided for performance conditions in order for employees to be able to exercise their awards, the stock options are accounted for as variable awards. In 2004, noncash compensation expense of $18,403 was recognized with a corresponding credit to additional paid-in capital to record the difference between the market price of the stock when the options became exercisable less the amounts the employees are required to pay to exercise the options. In 2003 the noncash compensation expense of $38,893 was recognized.

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

     Transactions involving these plans for the years ended November 30, 2005, 2004 and 2003 respectively, are summarized as follows:



STOCK OPTIONS                                           2005*
------------------------------------------------------------------------------------------
                                                                                 Weighted-
                                                                                 average
                                                                                 exercise
                                         93 Plan   97 Plan  01 Plan     Total      price
                                        --------------------------------------------------
Outstanding, December 1                         -    36,500   184,000   220,500 $    0.29
Granted                                         -         -         -         -         -
Expired                                         -         -         -         -         -
Forfeited                                       -         -    (6,000)   (6,000)     0.31
Reissued                                                            -         -         -
Exercised                                       -         -    (3,000)   (3,000)     0.20
-------------------------------------------------------------------------------- ---------
Outstanding, November 30                        -    36,500   175,000   211,500 $    0.29
==========================================================================================
Exercisable, November 30                        -    36,500   175,000   211,500 $    0.29
==========================================================================================

STOCK OPTIONS                                            2004*
-------------------------------------------------------------------------------------------
                                                                                 Weighted-
                                                                                  average
                                                                                 exercise
                                         93 Plan   97 Plan  01 Plan     Total     price
                                        ---------------------------------------------------
Outstanding, December 1                         -    36,500   191,000   227,500 $     0.24
Granted                                         -         -    31,000    31,000       0.43
Expired                                         -         -         -         -          -
Forfeited                                       -         -   (11,000)  (11,000)      0.20
Reissued                                                       11,000    11,000       0.43
Exercised                                       -         -   (38,000)  (38,000)      0.20
-------------------------------------------------------------------------------- ----------
Outstanding, November 30                        -    36,500   184,000   220,500 $     0.29
==========================================================================================
Exercisable, November 30                        -    36,500   184,000   220,500 $     0.29
==========================================================================================


STOCK OPTIONS                                            2003*
-------------------------------------------------------------------------------------------
                                                                                 Weighted-
                                                                                  average
                                                                                 exercise
                                         93 Plan   97 Plan  01 Plan     Total     price
                                        ---------------------------------------------------
Outstanding, December 1                    48,500    36,500   194,000   279,000 $    0.47
                                        --------------------------------------------------
Granted                                         -         -         -         -         -
Expired                                   (48,500)        -         -   (48,500)     1.56
Forfeited                                       -         -   (28,000)  (28,000)     0.20
Reissued                                                       25,000    25,000      0.20
Exercised                                       -         -         -         -         -
------------------------------------------------------------------------------------------
Outstanding, November 30                        -    36,500   191,000   227,500 $    0.24
==========================================================================================
Exercisable, November 30                        -    36,500   191,000   227,500 $    0.24
==========================================================================================

* The weighted-average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 93 Plan is $1.56 , for the 97 Plan is $0.50 and for the 01 Plan is $0.245.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 13. Foreign Currency Contracts

     The Company purchases foreign currency exchange contracts to hedge and settle its international commitments and debts. The Company will purchase and settle these contracts on the same day or may hedge against future liabilities with forward contracts. Any gains and losses on the foreign-currency-denominated debts or forward contracts are recorded as transaction adjustments in current earnings. The Company had a gain (loss) on foreign currency transactions of $26,866, $(54,662), and $(48,701), for the three years ended November 30, 2005,
2004, and 2003, respectively.

Note 14. Fair Value of Financial Instruments

     The carrying amounts of accounts receivable, accounts payable and the line of credit approximate fair values due to the short-term maturities of these instruments. The forward exchange contracts are valued at fair value. The carrying amount and estimated fair value of the Company's convertible subordinated notes at November 30, 2005, 2004 and 2003 are as follows:

                                         Carrying         Estimated
                                          Amount          Fair Value
------------------------------------------------------------------------
Convertible subordinated notes:
2005                                     $300,000          $248,793
2004                                     $300,000          $279,595
2003                                     $300,000          $300,000


The fair value of the convertible subordinated notes was estimated by discounting the future cash flows using rates believed to be currently available for debt of similar terms and maturity.

(page intentionally left blank)

================================================================================

(page intentionally left blank)

================================================================================

                             SHAREHOLDER INFORMATION

=======================================================================================================

ANNUAL MEETING                                                      DIRECTORS
  The annual meeting will be held at 10:00 am, Monday,
  April 24, 2006, at Transbotics Corporate offices                  D.Bruce Wise
  in Charlotte, North Carolina.                                     Chairman of the Board of Directors

SHAREHOLDER RELATIONS                                               Claude Imbleau
  A copy of Transbotics Annual Report and form 10-KSB,              Director
  which is filed with the Securities and Exchange
  Commission, will be sent to any shareholder upon                  John H. Robison
  written request to Manager-Investor Relations                     Director
  Transbotics Corporation
  3400 Latrobe Drive                                                Charles  W. Robison
  Charlotte, North Carolina 28211                                   Director

CORPORATE OFFICES                                                   Tommy Hessler
  Transbotics Corporation                                           Director
  3400 Latrobe Drive
  Charlotte, North Carolina 28211-4849                              Edward H. Gross
                                                                    Director
  (704) 362-1115 Telephone
  (704) 364-4039 Facsimile

STOCK EXCHANGE LISTINGS                                             OFFICERS
  Over the Counter: OTC Bulletin Board
  OTC Symbol: "TNSB"                                                Claude Imbleau
                                                                    Chief Executive Officer & President
TRANSFER AGENT                                                      Chief Financial Officer
  First Citizens Bank
  Raleigh, North Carolina
                                                                    Tommy Hessler
LEGAL COUNSEL                                                       Executive Vice President
  Shumaker, Loop and Kendrick, LLP
  Charlotte, North Carolina                                         Randall E. Jennings
                                                                    Vice President
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
  Grant Thornton LLP                                                E. Thomas Watson
  Charlotte, North Carolina                                         General Counsel, Secretary

=======================================================================================================

COMMON STOCK DATA
                                                          Market Price Per Share
                                     ----------------------------------------------------------------
                                                 2005                            2004
                                     -----------------------------   --------------------------------
Quarter Ended                             High           Low              High            Low
                                       Bid    Ask    Bid     Ask       Bid    Ask     Bid      Ask
-----------------------------------------------------------------------------------------------------
 February 28                           1.01   1.10    0.31   0.50      1.05   1.25     0.40     0.45
 May 31                                1.08   1.10    0.35   0.55      0.78   1.04     0.35     0.45
 August 31                             0.80   1.01    0.25   0.58      0.51   0.90     0.31     0.40
 November 30                           0.66   0.85    0.40   0.51      0.52   0.75     0.28     0.35
=======================================================================================================