Form 10KSB, Exhibit 13
period 2006-11-30
TRANSBOTICS CORP
filed 2007-02-27
CIK 859621

Exhibit 13


                                                                      Exhibit 13








                               ANNUAL REPORT 2006










                                   COVER PAGE

                                  INSIDE COVER



                                                       FINANCIAL SUMMARY

================================================================================================================================

                                                                                                        05 to 06     04 to 05
As of or For Year Ended November 30                          2006           2005            2004        % Change     % Change
--------------------------------------------------------------------------------------------------------------------------------

Operations
--------------------------------------------------------------------------------------------------------------------------------

Net revenues                                               $ 8,468,892     $ 8,431,656     $ 6,634,964         0.4         27.1
Operating income                                           $   174,964     $   165,577     $    85,577         5.7         93.5
Income  before income taxes                                $   121,378     $   127,654     $    61,207        (4.9)       108.6
Net income                                                 $   121,378     $   127,654     $    61,207        (4.9)       108.6
Weighted average common shares outstanding                   4,844,026       4,826,654       4,806,807         0.4          0.4

--------------------------------------------------------------------------------------------------------------------------------

Per Share Data
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                       $ .03           $ .03           $ .01           -        200.0
Cash dividends                                                   $   -           $   -           $   -           -            -
Stockholders' equity                                             $ .16           $ .13           $ .11        23.1         18.2

--------------------------------------------------------------------------------------------------------------------------------

Financial Position
--------------------------------------------------------------------------------------------------------------------------------

Assets                                                     $ 2,590,991     $ 3,017,929     $ 2,956,478       (14.1)         2.1
Working capital                                            $   926,011     $   783,849     $   658,391        18.1         19.1
Property and equipment                                     $   128,654     $   133,569     $   121,433        (3.7)        10.0
Long-term debt, less current maturities                    $   306,799     $   309,355     $   300,000        (0.8)         3.1
Stockholders' equity                                       $   779,720     $   639,917     $   511,678        21.8         25.1

--------------------------------------------------------------------------------------------------------------------------------

Number of employees                                           44             36              30
Number of stockholders                                   approx. 596     approx. 655     approx. 650

--------------------------------------------------------------------------------------------------------------------------------




================================================================================================================================

                                                             INDEX
Financial Summary                                                                                                1
Letter to Shareholders                                                                                           2
Selected Financial Data                                                                                          3
Management's Discussion and Analysis of Financial Condition and Results of Operation                             4
Report of Independent Registered Public Accounting Firm                                                         11
Balance Sheets                                                                                                  12
Statements of Income                                                                                            14
Statements of Stockholders' Equity                                                                              15
Statements of Cash Flows                                                                                        16
Notes to the Financial Statements                                                                               18
Shareholder Information                                                                                         31
Directors and Officers                                                                                          31


                            DEAR FELLOW SHAREHOLDER:

===============================================================================

In 2006, our company continued to build a solid foundation for sustained future growth and profitability in our expanded business plan of factory automation integration. The company experienced good improvement in its gross profit margins from 26.1% to 30.0%. This improvement resulted primarily from intensive efforts to improve our engineering processes and methods, resulting in a decrease in the average cost to complete a project. This increase in engineering efficiency occurred in a year in which we significantly increased our engineering staff and so was a real tribute to the dedication and effectiveness of our employees. We are pleased to have achieved ISO 9001 2000 registration in the first quarter of 2006. These efforts will continue in the coming year.

The past year saw many challenges. Despite the gross margin improvements, our net income was comparable to that of 2005. Real improvements in 2007 will require improvements in sales of new, integrated systems. The process improvements we have achieved and will continue to implement will generate a better foundation for sustained sales growth.

During the past year, we were successful in expanding our customer base in the automotive, food and beverage and healthcare industries. Existing customers also rewarded us with repeat business. In January 2007 we demonstrated our new Automatic Trailer Loading System (ATLS) at the PROMAT show in Chicago. Until recently, automatic guided vehicles with this capability were a missing link to fully integrating the material flow in many distribution applications. We are now quoting this exciting solution to customers who share our excitement over this new technology. ATLS is a leading example of new technology that benefits customers by automating material handling systems from "receiving to manufacturing to shipping." Providing and integrating these technologies will drive our growth in the coming year.

I am pleased to report that the federal government has begun to recognize the burdens placed on small businesses by the Sarbanes-Oxley Act. We have not yet been forced to incur the full expense and paperwork required by the previous interpretation of this legislation, and we are hopeful the SEC ultimately will endorse realistic requirements for small businessES.

We look forward to 2007 with optimism. We will continue to implement our business plan and to release new automation solutions for our target industries.

On behalf of the Board of Directors and our employees, I thank you your valued interest and continued support.



Sincerely yours,




Claude Imbleau
CEO & President

February 2007


                                              SELECTED FINANCIAL DATA

===========================================================================================================================

                                                                 As of or For Year Ended November 30
                                              -----------------------------------------------------------------------------

                                                 2006           2005            2004            2003            2002
---------------------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                               $ 8,468,892     $ 8,431,656     $ 6,634,964     $ 4,215,957      $4,317,258
    Cost of goods sold                           5,926,691       6,231,231       4,399,168       2,578,840       2,844,282
---------------------------------------------------------------------------------------------------------------------------
       Gross profit                            $ 2,542,201     $ 2,200,425     $ 2,235,796     $ 1,637,117      $1,472,976
---------------------------------------------------------------------------------------------------------------------------
Operating expenses:
    Selling                                      $ 622,797     $   546,821       $ 664,313     $   451,668      $  527,450
    General and administrative                   1,432,268       1,206,658       1,186,729         817,686       1,074,520
    Research and development                       312,172         281,369         299,177         241,175         133,365
---------------------------------------------------------------------------------------------------------------------------
                                               $ 2,367,237     $ 2,034,848     $ 2,150,219     $ 1,510,529      $1,735,335
---------------------------------------------------------------------------------------------------------------------------
       Operating income (loss)                 $   174,964     $   165,577     $    85,577     $   126,588      $ (262,359)
---------------------------------------------------------------------------------------------------------------------------
Interest expense                               $   (53,586)    $   (37,923)    $   (24,370)    $   (10,459)     $  (13,753)
---------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)    $   121,378     $   127,654     $    61,207     $   116,129      $ (276,112)
Federal and state income taxes                           -               -               -               -               -
---------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                       $   121,378     $   127,654     $    61,207     $   116,129      $ (276,112)
===========================================================================================================================
Weighted average number of
   common shares outstanding:
  Basic                                          4,844,026       4,826,654       4,806,807       3,810,013       3,586,451
===========================================================================================================================
  Diluted                                        4,946,606       4,942,247       4,877,195       3,984,139       3,586,451
===========================================================================================================================
Basic earnings (loss) per share                      $ .03           $ .03           $ .01           $ .03          $ (.08)
===========================================================================================================================
Diluted earnings (loss) per share                    $ .03           $ .03           $ .01           $ .03          $ (.08)
===========================================================================================================================
Cash dividend declared per common share              $   -           $   -           $   -           $   -          $    -
===========================================================================================================================
Balance Sheet Data:
Working capital (Deficit)                      $   926,011     $   783,849     $   658,391     $   593,907     $  (126,195)
Total assets                                   $ 2,590,991     $ 3,017,929     $ 2,956,478     $ 1,689,531     $ 1,160,746
Long-term debt, less current maturities          $ 306,799     $   309,355     $   300,000     $   300,000     $         -
Total liabilities                              $ 1,811,271     $ 2,378,012     $ 2,444,800     $ 1,264,873     $ 1,149,954
Stockholders' equity                           $   779,720     $   639,917     $   511,678     $   424,658     $    10,792

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

===============================================================================

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

     Revenues from standard item sales are recognized upon shipment, while revenues from project sales are recognized under the "percentage of completion" method. Under this method, with respect to any particular customer contract, revenues are recognized as costs are incurred relative to each major component of the project. Although the percentage of completion method will ordinarily smooth out the net revenue and profitability effects of large projects over time, such method subjects the Company's results of operations to substantial fluctuations dependent upon the progress of work on project components. Such components can differ markedly from one another in amount and in gross profit margin.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

===============================================================================


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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

===============================================================================

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2006, 2005 and 2004, respectively.

                                                                                     Percentage of Change
                                                                                      Period to Period
                                            Percentage of Net Revenues                Increase (Decrease)
------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended       Year Ended
                                                  For year ended                   November 30,     November 30,
                                       2006            2005           2004         2005 to 2006     2004 to 2005
------------------------------------------------------------------------------------------------------------------
Net revenues                          100.0%          100.0%          100.0%            0.4%          27.1%

Cost of  goods sold                    70.0            73.9            66.3            (4.9)          41.7
------------------------------------------------------------------------------------------------------------------
Gross profit                           30.0            26.1            33.7            15.5           (1.6)

Operating expenses:
   Selling                              7.3             6.5            10.0            13.9          (17.7)
   General and administrative          16.9            14.3            17.9            18.7            1.7
   Research and development             3.7             3.3             4.5            11.0           (6.0)
------------------------------------------------------------------------------------------------------------------
                                       27.9            24.1            32.4            16.3           (5.4)

Operating income                        2.1             2.0             1.3             5.7           93.5
Net interest expense                   (0.7)           (0.5)           (0.4)           41.3           55.6
------------------------------------------------------------------------------------------------------------------
Income before income taxes              1.4             1.5             0.9            (4.9)         108.6
Income tax expense                     --              --              --              --             --
------------------------------------------------------------------------------------------------------------------
Net income                              1.4%            1.5%          0.9 %            (4.9)%        108.6%
==================================================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

===============================================================================

Fiscal Year Ended November 30, 2006 Compared To Fiscal Year Ended November 30, 2005

     Net revenues were basically flat increasing by $37,236 or 0.4% from $8,431,656 for the fiscal year ended November 30, 2005 to $8,468,892 for the fiscal year ended November 30, 2006. Engineering revenues increased over last year, but product sales decreased mainly due to the timing of orders by our customers compared to last year. The Company's revenues during 2006 were primarily derived from the printing, food and beverage and automotive industries.

     Cost of goods sold decreased from $6,231,231 to $5,926,691, or (4.9%), due primarily to better profit margins and more efficient use of engineering labor. As a percentage of net revenues, cost of goods sold decreased from 73.9% to 70.0% primarily due to better margins on engineering and lower equipment revenues compared to the prior year. Gross profit increased by $341,776, or 15.5%, from $2,200,425 to $2,542,201.

    Selling expenses increased from $546,821 to $622,797 or 13.9%, primarily due to increased personnel expense in the current year compared to the prior year. As a percentage of net revenues, selling expenses increased from 6.5% to 7.3% primarily due to an additional allocation of engineering labor to selling expense to provide more engineering input with salable customer solutions early in the bid process. General and administrative expenses increased by $225,610 or 18.7% from $1,206,658 to $1,432,268 compared to the prior year. The increase came from additional personnel costs including recruiting and moving costs. The Company continued to invest in the development of new AGV and automation solutions to expand its product line in the current year. Research and development expenses increased from $281,369 to $312,172 in the current year.

     Primarily as a result of the foregoing, the Company's operating income increased by $9,387 from an operating income of $165,577 to an operating income of $174,964 for the current year.

    Net interest expense increased from $37,923 to $53,586, an increase of 41.3% due to higher banking and borrowing costs compared to the prior year relating to an increased borrowing line utilized to handle additional business expansion.

      The Company did not recognize any tax expense in 2006 and 2005 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not assured.

     Primarily due to an overall increase in expenses in 2006, as described above, the Company's net income decreased by $6,276 from a net income of $127,654 in the year ended 2005 to net income of $121,378 in the same period of 2006.

Backlog

       Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2006, the Company had a backlog of approximately $2,900,000 compared to $2,400,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size and volume of AGV system contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

===============================================================================

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

    Selling expenses decreased from $664,313 to $546,821 or 17.7%, primarily due to decreased personnel expense in the current year compared to the prior year. As a percentage of net revenues, selling expenses decreased from 10.0% to 6.5% primarily due to the combination of increased revenues and lower expenses compared to the prior year. General and administrative expenses increased by $19,929 or 1.7% from $1,186,729 to $1,206,658 compared to the prior year. The Company continued to invest in the development of new AGV and automation solutions to expand its product line in the current year. Research and development expenses decreased from $299,178 to $281,369 in the current year.

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

During the period ended November 30, 2006 net cash used in operating activities was $30,230. The Company's accounts receivable and inventory balances decreased as receivables from previous quarters were collected. These funds, as well as additional funds from the line of credit, were used to pay amounts owed to vendors.

The Company renewed its bank line of credit (as further described in Note 4) and the bank increased availability on the line to $750,000 in March 2006. The credit line is evidenced by a demand note which is reviewed annually unless called prior to the anniversary date.

The Company believes that its working capital of $926,011 at November 30, 2006 is adequate for its current operations.

     The Company will, from time to time, reexamine the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being publicly held are approximately $250,000 annually and are presently expected to increase significantly if full implementation of the Sarbanes-Oxley section 404 becomes effective for small public companies. Such expenses are significant in relation to the Company's revenues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

===============================================================================

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

Stock options:

Statement 123(R), Share Based Payment, (Statement 123 (R)) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company adopted Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The adoption of Statement 123(R) did not have a material impact on its financial position as all options granted as of the beginning of the year ended November 30, 2006 are fully vested. The Company's future compensation arrangements, at this time, do not include the use of share-based payments.

For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. No such compensation cost was recognized during the year ended November 30, 2005.

The impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation was not significant for the period ending November 30, 2005.

At November 30, 2006 and November 30, 2005, options were outstanding to purchase a total of 211,500 shares of Common Stock of the Company at weighted-average exercise prices of varying amounts. All outstanding options were vested and exercisable at November 30, 2006 and 2005.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors
Transbotics Corporation

We have audited the accompanying balance sheets of Transbotics Corporation (a Delaware corporation) as of November 30, 2006 and 2005, and the related statements of income, stockholders' equity, and cash flows for three years in the period ended November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 of the financial statements, the Company has adopted Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, in 2006.


Charlotte, North Carolina
February 16, 2007

                                 BALANCE SHEETS
================================================================================================================
                                                                                      November 30,
                                                                                 2006              2005
----------------------------------------------------------------------------------------------------------------
      ASSETS

CURRENT ASSETS
     Cash                                                                        $   282,118       $   177,026
     Accounts receivable, net (Notes 2, 4, 5 and 9)                                1,096,421         1,946,326
     Inventories                                                                     436,857           482,772
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)                               572,091           223,442
     Prepaid expenses and other assets                                                42,996            22,940
----------------------------------------------------------------------------------------------------------------
              Total current assets                                               $ 2,430,483       $ 2,852,506
----------------------------------------------------------------------------------------------------------------

NONCURRENT DEPOSITS                                                              $    31,854       $    31,854
----------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT (Note 4)
      Furniture, fixtures, and office equipment                                  $   285,130       $   254,001
      Machinery and equipment                                                        101,047            90,031
----------------------------------------------------------------------------------------------------------------
                                                                                 $   386,177       $   344,032
       Less accumulated depreciation                                                 257,523           210,463

----------------------------------------------------------------------------------------------------------------
                                                                                 $   128,654       $   133,569

----------------------------------------------------------------------------------------------------------------
                                                                                 $ 2,590,991       $ 3,017,929
================================================================================================================

See Notes to Financial Statements



                                 BALANCE SHEETS

=================================================================================================================
                                                                                      November 30,
                                                                                  2006              2005
-----------------------------------------------------------------------------------------------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 4)                                                  $   600,000      $   395,000
     Current maturities long-term debt (Notes 4, 9 and 11)                              2,556            2,249
     Accounts payable                                                                 649,601        1,029,870
     Accrued expenses and customer deposits                                            70,503          237,162
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)                              181,812          404,376
----------------------------------------------------------------------------------------------------------------
              Total current liabilities                                           $ 1,504,472      $ 2,068,657
----------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT (Notes 4, 9 and 11)                                                $   306,799      $   309,355
----------------------------------------------------------------------------------------------------------------

COMMITMENTS  (Note 10)

STOCKHOLDERS' EQUITY  (Notes 11 and 12)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued                        $         -      $         -

       Common stock, par value $.01 per share;
                11,000,000 shares authorized at 2006 and 2005;
                4,854,951 shares and 4,827,451 shares were issued
                and outstanding at 2006 and 2005, respectively                         48,549           48,274
       Additional paid-in capital                                                   4,590,111        4,571,961
       Accumulated deficit                                                         (3,858,940)      (3,980,318)
----------------------------------------------------------------------------------------------------------------
                                                                                  $   779,720      $   639,917
----------------------------------------------------------------------------------------------------------------
                                                                                  $ 2,590,991      $ 3,017,929
================================================================================================================

                              STATEMENTS OF INCOME

======================================================================================================================

                                                                               Years ended November 30,
                                                                       2006              2005              2004
----------------------------------------------------------------------------------------------------------------------

Net revenues (Notes 5 and 9)                                           $ 8,468,892       $ 8,431,656      $ 6,634,964
Cost of goods sold (Note 9)                                              5,926,691         6,231,231        4,399,168
----------------------------------------------------------------------------------------------------------------------
    Gross profit                                                       $ 2,542,201       $ 2,200,425      $ 2,235,796
----------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                                            $ 622,797         $ 546,821        $ 664,313
      General and administrative (Notes 9, 10 and 12)                    1,432,268         1,206,658        1,186,729
      Research and development                                             312,172           281,369          299,177
----------------------------------------------------------------------------------------------------------------------
                                                                       $ 2,367,237       $ 2,034,848      $ 2,150,219
----------------------------------------------------------------------------------------------------------------------
            Operating income                                           $   174,964       $   165,577      $    85,577
----------------------------------------------------------------------------------------------------------------------

Interest expense (Note 9):                                             $   (53,586)      $   (37,923)     $   (24,370)
----------------------------------------------------------------------------------------------------------------------

Income before income taxes                                             $   121,378       $   127,654      $    61,207

Federal and state income taxes  (Note 6)                                         -                 -                -
----------------------------------------------------------------------------------------------------------------------
           Net income                                                  $   121,378       $   127,654      $    61,207
======================================================================================================================
Basic earnings per share (Note 7)                                            $ .03             $ .03            $ .01
======================================================================================================================
Diluted earnings per share ( Note 7)                                         $ .03             $ .03            $ .01
======================================================================================================================
Weighted average common shares outstanding (basic)                       4,844,026         4,826,654        4,806,807
======================================================================================================================
Weighted average common shares outstanding (diluted)                     4,946,606         4,942,247        4,877,195
======================================================================================================================
Dividends per common share                                                     $ -               $ -              $ -
======================================================================================================================

See Notes to Financial Statements


                       STATEMENTS OF STOCKHOLDERS' EQUITY

=========================================================================================================================


                                                                        Years Ended November 30,
-------------------------------------------------------------------------------------------------------------------------
                                                     2006                    2005                     2004
                                                    Amount      Shares      Amount      Shares       Amount      Shares
-------------------------------------------------------------------------------------------------------------------------
Common Stock:
        Balance, beginning                        $    48,274   4,827,451   $    48,244  4,824,451 $    47,864  4,786,451
        Stock options exercised                             -           -            30      3,000         380     38,000
        Issuance of common stock for
          services (Note 11 )                             275      27,500           -          -             -          -
-------------------------------------------------------------------------------------------------------------------------
        Balance, ending                              $ 48,549   4,854,951   $    48,274  4,827,451 $    48,244  4,824,451
=========================================================================================================================

Additional Paid-in Capital:
       Balance, beginning                         $ 4,571,961               $ 4,571,406            $ 4,545,973
        Stock options exercised                             -                       555                  7,030
        Stock option compensation (Note 12)                 -                       -                   18,403
        Issuance of common stock
          for services (Note 11)                       18,150                       -                       -
-------------------------------------------------------------------------------------------------------------------------
       Balance, ending                            $ 4,590,111               $ 4,571,961            $ 4,571,406
=========================================================================================================================

Accumulated Deficit:
       Beginning deficit                          $(3,980,318)              $(4,107,972)           $(4,169,179)
       Net income                                     121,378                   127,654                 61,207
-------------------------------------------------------------------------------------------------------------------------
       Ending deficit                             $(3,858,940)              $(3,980,318)           $(4,107,972)
=========================================================================================================================


-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity  at November 30              $   779,720   4,854,951   $   639,917  4,827,451 $   511,678  4,824,451
=========================================================================================================================

See Notes to Financial Statements



                            STATEMENTS OF CASH FLOWS

==========================================================================================================================
                                                                                      Years ended November 30,
                                                                                2006            2005            2004
--------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                              $ 121,378       $ 127,654       $ 61,207
         Adjustments to reconcile net income to net
             cash used in operating activities:
            Depreciation                                                            70,333          63,819         55,359
            (Decrease) increase in provision for doubtful accounts                  (7,880)         11,000        (15,000)
            Loss on sale of property and equipment                                   2,011           1,132              -
            Loss on foreign currency exchange rate                                  17,630           2,451         16,106
            Stock  option noncash compensation                                           -               -         18,403
            Issuance of Common Stock for services                                   18,425               -              -
        Change in assets and liabilities:
            Decrease (increase)  in accounts receivable                            857,785        (456,690)      (801,982)
            Decrease (increase) in inventories                                      45,915         (70,047)      (111,687)
            (Increase) decrease in costs and estimated earnings in
                excess of billings on uncompleted contracts                       (348,649)        387,020       (597,546)
            (Increase) decrease in prepaid expenses
                and other assets                                                   (20,056)         19,460        (25,515)
            (Decrease ) increase in accounts payable
                and accrued expenses                                              (564,558)        (66,086)       868,468
            (Decrease) increase in billings in excess of costs and
               estimated earnings on uncompleted contracts                        (222,564)       (259,757)       145,353
--------------------------------------------------------------------------------------------------------------------------
            NET CASH USED IN
                OPERATING ACTIVITIES                                             $ (30,230)     $ (240,044)    $ (386,834)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of  equipment                                                   $ (67,429)      $ (63,817)     $ (78,801)
--------------------------------------------------------------------------------------------------------------------------
            NET CASH USED IN
                 INVESTING ACTIVITIES                                            $ (67,429)      $ (63,817)     $ (78,801)
--------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

======================================================================================================================

                                                                                  Years ended November 30,
                                                                             2006            2005           2004
----------------------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Borrowings on revolving credit agreement, net of repayments           $ 205,000      $ 245,000      $ 150,000
        Net proceeds from exercise of stock options                                   -            585          7,410
        Principal payments on long-term borrowings,
           including capital lease obligations                                   (2,249)        (1,666)             -
----------------------------------------------------------------------------------------------------------------------

              NET CASH PROVIDED BY
                   FINANCING ACTIVITIES                                       $ 202,751      $ 243,919      $ 157,410
----------------------------------------------------------------------------------------------------------------------
       Increase (decrease) in cash                                            $ 105,092      $ (59,942)     $(308,225)

      Cash:

           Beginning                                                            177,026        236,968        545,193
----------------------------------------------------------------------------------------------------------------------
           Ending                                                             $ 282,118      $ 177,026      $ 236,968
======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                           $ 53,867       $ 37,320       $  24,370

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
      Capital lease obligations incurred for use of equipment                 $      -       $ 13,270       $      -
      Issuance of Common Stock for services                                   $ 18,425       $      -       $      -

                                       17

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

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

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

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

Earnings per common share:

      Basic per share amounts are computed, by dividing net income by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential Common Stock instruments unless the effect is antidilutive. As described in Note 12, at November 30, 2006 and 2005, the Company had options outstanding to purchase a total of 211,500 shares of Common Stock at weighted-average exercise prices of varying amounts.

Advertising:

    The Company follows the policy of charging advertising to expense as incurred. Advertising expenses for the years ending November 30, 2006, 2005 and 2004 were $21,400, $25,434, and $24,093, respectively.

Stock options:

      Statement 123(R), Share Based Payment, (Statement 123 (R)) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company adopted Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The adoption of Statement 123(R) did not have a material impact on its financial position as all options granted as of the beginning of the year ended November 30, 2006 are fully vested. The Company's future compensation arrangements, at this time, do not include the use of share-based payments.
 For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. No such compensation cost was recognized during the year ended November 30, 2005.

The impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation was not significant for the period ending November 30, 2005.

At November 30, 2006 and November 30, 2005, options were outstanding to purchase a total of 211,500 shares of Common Stock of the Company at weighted-average exercise prices of varying amounts. All outstanding options were vested and exercisable at November 30, 2006 and 2005.

Recent Accounting Developments:

As of November 30, 2006, the Company adopted SEC Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires the quantification of misstatements based on their impact to both the balance sheet and the income statement to determine materiality. The guidance provides for a one-time cumulative effect adjustment to correct for misstatements for errors that were not deemed material under a prior approach but are material under the SAB 108 approach. The adoption of SAB 108 did not have an effect on the Company's results of operations or financial position.

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)


In July 2006,  the  Financial  Accounting  Standards  Board  (FASB)  issued FASB
Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the interpretation will have a material impact on its results of operations or financial position.

In September 2006, the FASB issued statement No. 157, "Fair Value Measurements", (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. The Company has not yet determined the impact of this Statement on its financial condition and results of operations.

Note 2. Accounts Receivable

    Accounts receivable consist of the following at November 30, 2006 and 2005, respectively:


                                                                             2006               2005
----------------------------------------------------------------------------------------------------------
Trade and contract                                                        $ 1,097,380          $ 1,952,897

Less: Allowance for doubtful accounts                                          (3,120)             (11,000)
----------------------------------------------------------------------------------------------------------
                                                                          $ 1,094,260          $ 1,941,897
Employees
                                                                                2,161                4,429
----------------------------------------------------------------------------------------------------------
                                                                          $ 1,096,421          $ 1,946,326
==========================================================================================================

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

Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

       Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2006 and 2005, respectively:

                                                                      2006                 2005
----------------------------------------------------------------------------------------------------
Total contracts in process                                     $       6,708,046   $     3,918,113
====================================================================================================
Costs incurred on uncompleted contracts                        $       3,064,272   $     1,556,568
Estimated earnings                                                     1,632,703           715,888
----------------------------------------------------------------------------------------------------
                                                               $       4,696,975   $     2,272,456
Less billings to date                                                 (4,306,696)       (2,453,390)
----------------------------------------------------------------------------------------------------
                                                               $         390,279   $      (180,934)
====================================================================================================


                          NOTES TO FINANCIAL STATEMENTS

===============================================================================
 Included in the accompanying balance sheets under the following captions:

                                                                                            2006               2005
---------------------------------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                            $ 572,091          $ 223,442
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                             (181,812)          (404,376)
---------------------------------------------------------------------------------------------------------------------

                                                                                         $ 390,279          $(180,934)
=====================================================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt

Current debt consists of the following:                                            2006         2005

---------------------------------------------------------------------------------------------------------
Line of Credit with a financial institution that allows the Company to borrow up to $750,000 and bears interest at the lender's prime rate. The line of credit is secured by the Company's  assets and expires March 23, 2007.  Under the terms of the agreement,  the obligation includes a "payable on demand" feature.  The loan agreement obligation is evidenced by a demand note. (1)(2)
                                                                                  $ 600,000    $ 395,000
---------------------------------------------------------------------------------------------------------

Long-term debt consists of the following :
---------------------------------------------------------------------------------------------------------

In  September  2003,  the  Company  issued  $300,000   principal  amount  of  6%
convertible   subordinated  notes  due  September  2013.   Interest  on  the  6%
convertible  notes is payable  quarterly on each  February 28, May 31, August 31 and  November  30 during the term of the notes.  The 6%  convertible  notes were issued at 100% principal value, and are convertible,  in aggregate, into 750,000 shares of common  stock at the option of the  holders at any time while the note is  outstanding at a price of $0.40 per share.  The 6% convertible  notes may be redeemed,  in whole or in part, at the Company's option after September 30, 2006 at 100% of the principal  amount.  To date,  no redemption  has been made by the
Company.

                                                                                  $ 300,000    $ 300,000

Obligations under capital leases                                                      9,355        11,604
---------------------------------------------------------------------------------------------------------
                                                                                    309,355       311,604
Less current maturities:
---------------------------------------------------------------------------------------------------------
         Notes                                                                            -            -
---------------------------------------------------------------------------------------------------------
         Obligations under capital leases                                             2,556         2,249
---------------------------------------------------------------------------------------------------------
                                                                                  $ 306,799    $  309,355
=========================================================================================================
(1)   The prime rate at November 30, 2006 was 8.25%.
(2)   The line of credit is secured by a first priority security interest in the
      Company's accounts receivable, inventory, software and intangibles.


                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 5.  Major Customers

       Net revenues and accounts receivable as of and for the years ended November 30, 2006, 2005, and 2004, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):


                                                      Amount of Net Revenues
                                                      Year Ended November 30,

Customer     2006                        %                2005                     %          2004                 %
---------------------------------------------------------------------------------------------------------------------------
A               $      2,632,904            31.1                 $ 899,438            10.7              $     *          *
B                      1,179,108            13.9                         *               *                    *          *
C                              *               *                 1,356,653            16.1                    *          *
D                              *               *                         *               *            1,517,596       22.9
E                              *               *                 1,034,957            12.3            1,137,955       17.1
F                              *               *                 1,129,736            13.4                    *          *


                                                   Amount of Accounts Receivable
                                                           November 30,

             2006                        %                2005                     %          2004                 %
---------------------------------------------------------------------------------------------------------------------------
A                     $  415,146            37.8                  $ 346,971           17.8              $     *          *
B                         85,551             7.8                         *               *                    *          *
C                              *               *                   300,944            15.4                    *          *
D                              *               *                         *               *              456,688       30.4
E                              *               *                   403,138            20.7                    *          *
F                              *               *                   258,442            13.3               70,800        4.7

*Not a major customer.

 Note 6.   Income Taxes

     Income taxes consist of the following components for the years ended November 30, 2006, 2005, and 2004, respectively:

                                                   2006           2005           2004
----------------------------------------------------------------------------------------
Current                                         $     -       $      -        $     -
Deferred                                              -              -              -
----------------------------------------------------------------------------------------
                                                $     -       $      -        $     -
========================================================================================

     Net deferred tax assets consist of the following components as of November 30, 2006 and 2005, respectively:



                                                        2006            2005                   2004
                                          ---------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts               $     1,203          $     4,241          $      --
   Inventory valuation reserves                        3,084                6,169               11,566
   Net operating loss carryforward                 1,493,597            1,540,886            1,573,830
   General business credit carryforwards              45,367               45,367               45,367
   Other                                               8,594                3,113                2,038
Deferred tax liabilities:
   Depreciation                                       (4,286)              (3,333)                (150)
   Other                                                --                   --                  6,210
                                                 -----------          -----------          -----------
                                                 $ 1,547,559          $ 1,596,443          $ 1,596,443

   Less valuation allowance                        1,547,559            1,596,443            1,596,443
                                                 -----------          -----------          -----------

   Net deferred taxes                            $      --            $      --            $      --
=========================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 6.   Income Taxes (continued)

The changes in the valuation allowance for the years ended November 30, 2006, 2005 and 2004 were $(48,884), $(42,418) and $(31,003), respectively. The deferred tax asset has been offset by a valuation allowance due to the uncertainty of realization. The Company's net operating loss begins to expire as follows:

                                      Federal NOL      North Carolina NEL
        Year ending November 30       carryforward        carryforward
----------------------------------------------------------------------------
                 2009                     $          -         $    978,424
                 2010                        1,313,927            1,891,517
                 2011                           39,630               39,630
                 2012                          984,312              984,312
                 2013                                -              334,184
                 2015                                -              760,907
                 2017                                -              374,283
                 2018                          334,184                    -
                 2020                          760,907                    -
                 2022                          374,283                    -
----------------------------------------------------------------------------
                 Total                    $  3,807,243        $   5,363,257
============================================================================

    A reconciliation of the statutory income tax to the income tax expense included in the statements of operations is as follows:

                                            2006                          2005                         2004
-------------------------------------------------------------------------------------------------------------------
                                                  % of                             % of                     % of
                                 Dollar           Pre-tax        Dollar            Pre-tax       Dollar     Pre-tax
                                 Amount           Income         Amount            Income        Amount     Income
-------------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                  $ 41,269              34.0      $ 43,402              34.0      $ 20,814      34.0
Increase (decrease) in
taxes resulting from:
State income taxes                  4,391               3.6         3,056               2.4         7,481      12.2
Changes in valuation allowance    (48,884)            (40.3)      (42,418)            (33.2)      (31,003)    (50.6)
Other                               3,224               2.7        (4,040)             (3.2)        2,708       4.4
                                 ----------------------------------------------------------------------------------
                                 $     --                --      $     --                --      $     --        --
                                 ==================================================================================

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================
Note 7. Earnings per common share

The following table sets forth the comparison of basic and diluted earnings per share:

The following table sets forth the comparison of basic and diluted earnings per share:



                                        2006                2005                2004
                                      ----------------------------------------------------
BASIC INCOME  PER SHARE:
  Net income                          $  121,378         $  127,654         $   61,207
  Weighted -average shares             4,844,026          4,826,654          4,806,807
                                      ----------------------------------------------------
  Basic earnings per share            $     0.03         $     0.03         $     0.01
                                      ====================================================
DILUTED INCOME PER SHARE:
  Net income                          $  121,378         $  127,654         $   61,207
                                      ----------------------------------------------------
  Weighted -average shares             4,844,026          4,826,654          4,806,807
  Plus effect of dilutive
      potential shares:
     Stock options                       102,580            115,593             70,388
                                      ----------------------------------------------------
                                       4,946,606          4,942,247          4,877,195
                                      ----------------------------------------------------
Diluted earnings per share            $     0.03         $     0.03         $     0.01
                                      ====================================================



Common stock options outstanding excluded from the computation of diluted earnings per share because the effect would have been antidilutive were 0, 0 and 78,500 for the years ended November 30, 2006, 2005 and 2004, respectively.

Convertible notes outstanding are excluded from the computation of diluted earnings per share because the effect would have been antidilutive for the years ended November 30, 2006, 2005 and 2004, respectively.

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 8.   401(k) Profit Sharing Plan

    The Company has a profit sharing plan through an unrelated human resource firm which administers the Company's employee benefits. Company contributions to this plan are discretionary.

    The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2006, 2005 and 2004 amounted to $46,188, $35,824, and $20,908 respectively.

Note 9.   Related Party Transactions


     In 2003, Curt Kennington,, the general partner of Kenninton Family Limited LLC, the Company's landlord, became a related party when he invested in the Company by acquiring shares and convertible debt (see note 11). The Company's rent paid for the years ended November 30, 2006, 2005 and 2004 amounted to $161,850, $158,491, and $153,785 respectively. Mr. Kennington received interest payments from the Company of $4,500 on the convertible debt for each of the years ended November 30, 2006, 2005 and 2004.

    In 2003, Mr. John Robison became a Director and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Robison received interest payments from the Company of $9,000 on the convertible debt for each of the years ended November 30, 2006, 2005 and 2004, respectively.

    In 2003, Mr. Anthony Packer became a shareholder and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Packer received interest payments from the Company of $4,500 on the convertible debt for each of the years ended November 30, 2006, 2005 and 2004.

The Company's Executive Vice President, Tommy Hessler, owns 50% of NDC Technologies Australia PTY Ltd ("NDCTA") which is an AGV supplier for Australia. Revenues from sales to NDCTA were $0, $0 and $2,559 for years ending November 30, 2006, 2005 and 2004, respectively.

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 10.  Commitments

    At November 30, 2006 and 2005, the Company had outstanding forward exchange contracts to purchase EURO's and Swedish Krona totaling approximately US$49,000 in 2006 and US$440,000 in 2005. The fair value of these contracts as of November 30, 2006 and 2005 totaled approximately $2,000 and $(17,000), respectively. These contracts are purchased as needed from time to time to hedge various foreign currency payable inventory purchase commitments.

    The Company leases property and equipment under long-term operating leases expiring on various dates through March 2006 and on a month-to-month basis. Rental expense was $208,666, $189,553, and $185,861 for the years ended November 30, 2006, 2005, and 2004 respectively.

    Minimum rental commitments under long-term operating leases at November 30, 2006 were as follows:

2007                  $         38,000
2008                            12,800
Thereafter                           -
                     -----------------
                      $         50,200
                     =================



    The Company has an employment contract with the President which provides for a minimum annual base salary of $140,000. The base salary is subject to annual reviews. The contract renews on March 1, 2007 for a one year extension unless terminated in advance.


Note 11.  Issuance of Common Stock and Convertible Debt

     On September 23, 2003, in a private placement pursuant to Regulation D promulgated by the Securities and Exchange Commission, the Company 1) sold 1,200,000 shares of its common stock, par value $0.01 per share ("common stock") at $0.25 a share, and 2) issued $300,000 of Convertible Subordinated Notes. The interest rate on the Notes is 6% per annum and is payable quarterly beginning November 30, 2003. Principal and unpaid interest shall be payable on September 30, 2013. For as long as these Notes are outstanding, any of these Notes may be converted in whole, but not in part, at the option of the holder into shares of common stock of the Company, at a conversion price of $0.40 per share. The Notes are subject to redemption in whole or in part at the option of the Company at any time after September 30, 2006. The Company has agreed to register the shares of common stock and any new shares issued upon conversion of the notes for resale under the Securities Act of 1933, as amended, pursuant to an investor rights agreement dated September 23, 2003. Under the agreement, the Company has filed a registration statement for these shares, as well as 1,208,214 shares held by two Company officers and/or affiliates of such officers.

        The net proceeds to the Company from the sale of these shares and Notes was approximately $559,000 (deducting related offering expenses). The Company applied such proceeds to bring payables to vendors current and apply the remainder of such proceeds to working capital needs and other general corporate purposes.

     On April 24, 2006 during the 2006 Annual Meeting, the Board approved issuing 7,500 IRS Section 144 stock shares to the independent elected directors who own less than 5% of the Company's stock. These shares were granted based upon the directors' election to the Board. A retiring Board member was also granted 5,000 shares for his work over the years. The total ISR Section 144 shares issued for 2006 were 27,500, which were expensed in 2006 at $.67 per share or $18,425. No shares were granted in 2005 or 2004.

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================

Note 12.  Stock Option Plans


    For the year ending November 30, 2005, Grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. Due to the fact the plans provided for performance conditions in order for employees to be able to exercise their awards, the stock options are accounted for as variable awards. In 2004, non-cash compensation expense of $18,403 was recognized with a corresponding credit to additional paid-in capital to record the difference between the market price of the stock when the options became exercisable less the amounts the employees are required to pay to exercise the options.


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

    Transactions involving these plans for the years ended November 30, 2006, 2005 and 2004 respectively, are summarized as follows:

                          NOTES TO FINANCIAL STATEMENTS

===============================================================================
Note 12.  Stock Option Plans (continued)



STOCK OPTIONS                                                             2006*
----------------------------------------------------------------------------------------------- ---------------------
                                                                                                 Weighted-average
                                                                                                  exercise price

                                                  97 Plan     01 Plan                Total
                                               ---------------------------------------------------------------------

Outstanding, December 1                                36,500           175,000          211,500              $0.29
Granted                                                     -                 -                -                  -
Expired                                                     -                 -                -                  -
Forfeited                                                   -                 -                -                  -
Reissued                                                                      -                -                  -
Exercised                                                   -                 -                -                  -
--------------------------------------------------------------------------------------------------------------------

Outstanding, November 30                               36,500           175,000          211,500              $0.29
====================================================================================================================

Exercisable, November 30                               36,500           175,000          211,500              $0.29
====================================================================================================================


STOCK OPTIONS                                                             2005*
----------------------------------------------------------------------------------------------- ---------------------
                                                                                                 Weighted-average
                                                                                                  exercise price

                                                  97 Plan     01 Plan                Total
                                               ---------------------------------------------------------------------

Outstanding, December 1                                36,500           184,000          220,500              $0.29
Granted                                                     -                 -                -                  -
Expired                                                     -                 -                -                  -
Forfeited                                                   -           (6,000)          (6,000)               0.31
Reissued                                                                      -                -                  -
Exercised                                                   -           (3,000)          (3,000)               0.20
--------------------------------------------------------------------------------------------------------------------

Outstanding, November 30                               36,500           175,000          211,500              $0.29
====================================================================================================================

Exercisable, November 30                               36,500           175,000          211,500              $0.29
====================================================================================================================

STOCK OPTIONS                                                             2004*
---------------------------------------------------------------------------------------------------------------------
                                                                                                 Weighted-average
                                                                                                  exercise price
                                                  97 Plan     01 Plan                Total
                                               ---------------------------------------------------------------------

Outstanding, December 1                                36,500           191,000          227,500              $0.24
Granted                                                     -            31,000           31,000               0.43
Expired                                                     -                 -                -                  -
Forfeited                                                   -          (11,000)         (11,000)               0.20
Reissued                                                                 11,000           11,000               0.43
Exercised                                                   -          (38,000)         (38,000)               0.20
--------------------------------------------------------------------------------------------------------------------

Outstanding, November 30                               36,500           184,000          220,500              $0.29
====================================================================================================================

Exercisable, November 30                               36,500           184,000          220,500              $0.29
====================================================================================================================

* The weighted-average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 97 Plan is $0.50 and for the 01 Plan is $0.245.


                          NOTES TO FINANCIAL STATEMENTS

===============================================================================



Note 13.  Foreign Currency Contracts

    The Company purchases foreign currency exchange contracts to hedge and settle its international commitments and debts. The Company will purchase and settle these contracts on the same day or may hedge against future liabilities with forward contracts. Any gains and losses on the foreign-currency-denominated debts or forward contracts are recorded as transaction adjustments in current earnings. The Company had a gain (loss) on foreign currency transactions of $(41,678), $26,866, and $(54,662), for the three years ended November 30, 2006,
2005, and 2004, respectively.

Note 14.  Fair Value of Financial Instruments

     The carrying amounts of accounts receivable, accounts payable and the line of credit approximate fair values due to the short-term maturities of these instruments. The forward exchange contracts are valued at fair value. The carrying amount and estimated fair value of the Company's convertible subordinated notes at November 30, 2006 and 2005 are as follows:

                                         Carrying         Estimated
                                          Amount          Fair Value
------------------------------------- ---------------- -----------------
Convertible subordinated notes:
2006                                     $300,000          $236,796
2005                                     $300,000          $248,793



The  fair  value  of  the  convertible   subordinated  notes  was  estimated  by
discounting the future cash flows using rates believed to be currently available for debt of similar terms and maturity.

                        (page intentionally left blank)

===============================================================================


                             SHAREHOLDER INFORMATION

===========================================================================================================
ANNUAL MEETING                                                  DIRECTORS
        The annual meeting will be held at 10:00 am, Friday,
        April 27, 2007, at Transbotics Corporate offices        D.Bruce Wise
        in Charlotte, North Carolina.                           Chairman of the Board of Directors

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

CORPORATE OFFICES                                               Tommy Hessler
        Transbotics Corporation                                 Director
        3400 Latrobe Drive
        Charlotte, North Carolina 28211-4849                    Larrimore Wright
                                                                Director
         (704) 362-1115 Telephone
         (704) 364-4039 Facsimile

STOCK EXCHANGE LISTINGS                                         OFFICERS
        Over the Counter: OTC Bulletin Board
        OTC Symbol: "TNSB"                                      Claude Imbleau
                                                                Chief Executive Officer & President
TRANSFER AGENT                                                  Chief Financial Officer
        First Citizens Bank
        Raleigh, North Carolina
                                                                Tommy Hessler
LEGAL COUNSEL                                                   Executive Vice President
        Shumaker, Loop and Kendrick, LLP
        Charlotte, North Carolina                               Randall E. Jennings
                                                                Vice President
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
        Grant Thornton LLP                                      Robert T. Plyler
        Charlotte, North Carolina                               Chief Accounting Officer

                                                                E. Thomas Watson
                                                                General Counsel, Secretary


================================================================================================================================

COMMON STOCK DATA
                                                                   Market Price Per Share
                     -----------------------------------------------------------------------------------------------------------
                      2006                                                       2005
                     ----------------------------------------------------    ---------------------------------------------------
Quarter Ended                High                         Low                          High                       Low
                       Bid           Ask          Bid           Ask              Bid          Ask           Bid          Ask
-------------------------------------------------------------------------    ---------------------------------------------------
 February 28          0.82          1.05          0.48          0.55             1.01         1.10         0.31          0.50
 May 31               0.65          0.70          0.51          0.58             1.08         1.10         0.35          0.55
 August 31            0.58          0.70          0.51          0.55             0.80         1.01         0.25          0.58
 November 30          0.52           0.7          0.42          0.48             0.66         0.85         0.40          0.51
=========================================================================    ===================================================



                              31