Form 10KSB, Exhibit 13
period 2007-11-30
TRANSBOTICS CORP
filed 2008-02-29
CIK 859621

Exhibit 13








                               ANNUAL REPORT 2007










                                   COVER PAGE

INSIDE COVER


                                                       FINANCIAL SUMMARY

=================================================================================================================================

                                                                                                            06 to 07     05 to 06
As of or For Year Ended November 30                             2007             2006           2005        % Change     % Change
---------------------------------------------------------------------------------------------------------------------------------

Operations
---------------------------------------------------------------------------------------------------------------------------------

Net revenues                                               $  8,022,852     $ 8,468,892     $ 8,431,656        (5.3)         0.4
Operating income                                           $ (1,050,133)    $   174,964     $   165,577           *          5.7
(Loss) income  before income taxes                         $ (1,126,295)    $   121,378     $   127,654           *         (4.9)
Net (loss) income                                          $ (1,126,295)    $   121,378     $   127,654           *         (4.9)
Weighted average common shares outstanding                    4,986,293       4,844,026       4,826,654         2.9          0.4

---------------------------------------------------------------------------------------------------------------------------------

Per Share Data
---------------------------------------------------------------------------------------------------------------------------------

Net (loss) income                                          $ (.23)          $   .03         $   .03               *            -
Cash dividends                                             $    -           $     -         $     -               -            -
Stockholders' equity                                       $    -           $   .16         $   .13          (100.0)        23.1

---------------------------------------------------------------------------------------------------------------------------------

Financial Position
---------------------------------------------------------------------------------------------------------------------------------

Assets                                                     $ 2,787,620      $ 2,590,991     $ 3,017,929         7.6        (14.1)
Working capital                                            $   374,304      $   926,011     $   783,849       (59.6)        18.1
Property and equipment                                     $   211,598      $   128,654     $   133,569        64.5         (3.7)
Long-term debt, less current maturities and discount       $   623,894      $   306,799     $   309,355       103.4         (0.8)
Stockholders' equity                                       $     7,339      $   779,720     $   639,917       (99.1)        21.8

---------------------------------------------------------------------------------------------------------------------------------

Number of employees                                              42               44             36
Number of stockholders                                      approx. 543      approx. 596     approx. 655

---------------------------------------------------------------------------------------------------------------------------------
*Because the data changes from a positive to a negative, the percentage change is not meaningful



=================================================================================================================================

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


                            DEAR FELLOW SHAREHOLDER:

================================================================================

2007 proved to be a very difficult year for Transbotics. Lower than forecasted sales due to delayed order releases and softness in the economy coupled with significant investments in Research and Development to introduce new products and technology, contributed to an unprofitable year. We will continue to work aggressively to return to profitability.

In order to meet the challenges that we faced, major restructuring took place at year-end. Along with the investment in new product development of more than $527,872 we are prepared with state of the art products as we enter into 2008. In addition on November 30, 2007 significant additional investments were made by some of our accredited investors who are on our Board of Directors, which strengthened our balance sheet. This investment constituted a vote of confidence to our staff to continue their dedicated commitment to the future success of Transbotics. This should make a positive impact on our potential customers and partners as well.

In May, we purchased  AutoMotion  Systems,  a company that provides a lower cost solution for simpler material handling needs. This acquisition provides Transbotics with a fuller complement of AGV and AGC products. We are also excited about the prospects of a new sales channel that the AutoMotion System product range offers. For the first time, distributors have been signed to take a Transbotics product to market, giving Transbotics more representation and visibility in a broader market. As a result, we expect to work with a greater range of potential customers in 2008.

Although 2007 was difficult, the Company introduced several new and promising technologies. We focused on making our product offerings easier to use with the goal of a quicker payback of the customer's initial investment and achieving greater reliability and lower cost of maintenance over the product's lifetime. For example, we introduced (1) better vehicle interfaces with on board diagnostics for ease of use; (2) new designs for AGVS that can handle multiple loads at one time, thereby increasing system throughput and the customer's return on investment; (3) our Automatic Trailer Loading System "ATLS" that can be operated at a customer's docks as well as for normal facility operations, giving the customer greater flexibility to better integrate its operations; and
(4) new AC drive motor power technology that requires less maintenance and energy over the life of the system. In addition, our turnkey palletizing robot solution with integration software has reduced integration risks for customers and helped improve their productivity. We continued to invest in better communication tools and expanded our service department to lower our response time to meet customer service requirements. We at Transbotics are excited about all of the new developments that were accomplished during 2007. These improvements will continue to address the needs of our current customers and potential customers in a broader range of industries than we cover today.

Looking ahead to 2008, we will be working hard to develop new relationships with distributors and other suppliers of material handling systems in the industry. At the same time we will be constantly looking for business combination opportunities to strengthen our presence in the marketplace.

We at Transbotics recognize the uncertainties in the market place and will be cautious in our activities. We also recognize the need for more automation in industry in the United States. For our factories and distribution centers to remain competitive in today's environment, we believe that such industries must embrace automation. We are excited about our potential role in meeting this tremendous need.


/s/ Charlie Robison

Charlie Robison
President and Chief Executive Officer

                                             SELECTED FINANCIAL DATA

=================================================================================================================

                                                           As of or For Year Ended November 30
                                         ------------------------------------------------------------------------

                                              2007          2006           2005          2004            2003
-----------------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                         $  8,022,852    $8,468,892     $8,431,656    $6,634,964      $4,215,957
    Cost of goods
     sold                                   5,972,706     5,926,691      6,231,231     4,399,168       2,578,840
-----------------------------------------------------------------------------------------------------------------
       Gross profit                      $  2,050,146    $2,542,201     $2,200,425    $2,235,796      $1,637,117
-----------------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                              $    810,201    $  622,797     $  546,821    $  664,313      $  451,668
    General and administrative              1,762,206     1,432,268      1,206,658     1,186,729         817,686
    Research and development                  527,872       312,172        281,369       299,177         241,175
-----------------------------------------------------------------------------------------------------------------
                                         $  3,100,279    $2,367,237     $2,034,848    $2,150,219      $1,510,529
-----------------------------------------------------------------------------------------------------------------
       Operating (loss) income           $ (1,050,133)   $  174,964     $  165,577    $   85,577      $  126,588
-----------------------------------------------------------------------------------------------------------------

Interest expense                         $    (76,162)   $  (53,586)    $  (37,923)   $  (24,370)     $  (10,459)
-----------------------------------------------------------------------------------------------------------------

(Loss) Income before income
 taxes                                   $ (1,126,295)   $  121,378     $  127,654    $   61,207      $  116,129
Federal and state income taxes                      -             -              -             -               -
-----------------------------------------------------------------------------------------------------------------
       Net (loss)
        income                           $ (1,126,295)   $  121,378     $  127,654    $   61,207      $  116,129
=================================================================================================================

Weighted average number of
   common shares outstanding:
  Basic                                     4,986,293     4,844,026      4,826,654     4,806,807       3,810,013
=================================================================================================================
  Diluted                                   4,986,293     4,946,606      4,942,247     4,877,195       3,984,139
=================================================================================================================

Basic (loss) earnings per
 share                                   $       (.23)   $      .03     $      .03    $      .01      $      .03
=================================================================================================================
Diluted (loss) earnings per
 share                                   $       (.23)   $      .03     $      .03    $      .01      $      .03
=================================================================================================================

Cash dividend declared per common share  $          -    $        -     $        -    $        -      $        -
=================================================================================================================

Balance Sheet Data:
Working capital                          $    374,304    $  926,011     $  783,849    $  658,391      $  593,907
Total
 assets                                  $  2,787,620    $2,590,991     $3,017,929    $2,956,478      $1,689,531
Total liabilities                        $  2,780,281    $1,811,271     $2,378,012    $2,444,800      $1,264,873

Subordinated LT debt, less current
 maturities                              $    903,894    $  306,799     $  309,355    $  300,000      $  300,000
Subordinated LT debt discount            $   (280,000)   $        -     $        -    $        -      $        -
Stockholders' Equity                     $      7,339    $  779,720     $  639,917    $  511,678      $  424,658
                                         ------------------------------------------------------------------------
                                         $    631,233    $1,086,519     $  949,272    $  811,678      $  724,658
                                         ========================================================================

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

RESULTS OF OPERATIONS

     The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 2007, 2006 and 2005, respectively.

                                                                                           Percentage of Change
                                                                                             Period to Period
                                                  Percentage of Net Revenues                (Decrease) Increase
----------------------------------------------------------------------------------------------------------------------
                                                                                       Year Ended       Year Ended
                                                        For year ended                November 30,      November 30,
                                                 2007        2006        2005         2006 to 2007     2005 to 2006
----------------------------------------------------------------------------------------------------------------------

Net revenues                                    100.0 %     100.0 %      100.0 %           (5.3) %          0.4  %
Cost of  goods sold                              74.5        70.0         73.9              0.8            (4.9)
----------------------------------------------------------------------------------------------------------------------

Gross profit                                      25.5        30.0         26.1            (19.4)            15.5

Operating expenses:
   Selling                                        10.1         7.3          6.5             30.1             13.9
   General and administrative                     21.9        16.9         14.3             23.0             18.7
   Research and development                        6.6         3.7          3.3             69.1             11.0
----------------------------------------------------------------------------------------------------------------------

                                                  38.6        27.9         24.1             31.0             16.3
----------------------------------------------------------------------------------------------------------------------

Operating (loss) income                          (13.1)        2.1          2.0               *               5.7
Net interest expense                              (1.0)       (0.7)        (0.5)            42.1             41.3
----------------------------------------------------------------------------------------------------------------------

(Loss) income before income
taxes                                           (14.1)         1.4          1.5                *              (4.9)
Income tax expense                                 -            -            -                 -                -
----------------------------------------------------------------------------------------------------------------------

Net (loss) income                               (14.1) %       1.4 %        1.5 %              *              (4.9)
======================================================================================================================
*Because the data changes from a positive to a negative, the percentage change is not meaningful

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Fiscal Year Ended November 30, 2007 Compared To Fiscal Year Ended November 30, 2006

     Net revenues decreased by $446,040 or 5.3% from $8,468,892 for the fiscal year ended November 30, 2006 to $8,022,852 for the fiscal year ended November 30, 2007. Revenues decreased primarily due to product revenues decreasing over last year, while project revenues were comparable to the prior year. The Company's revenues during 2007 were primarily derived from the printing, food and beverage and automotive industries.

     Cost of goods sold increased from $5,926,691 to $5,972,706, or 0.8%, due primarily to lower profit margins on equipment sold in projects. As a percentage of net revenues, cost of goods sold increased from 70.0% to 74.5% compared to the prior year. The Company gross profit decreased by $492,055, or 19.4%, from $2,542,201 to $2,050,146. Gross profit as a percentage of revenues decreased from 30.0% to 25.5%. Gross profit also decreased due to project overruns, warranty cost and fixed engineering salary cost that could not be reduced while the backlog was low.

    Selling expenses increased from $622,797 to $810,201 or 30.1%, primarily due to increased personnel travel expense relating to the new AutoMotion product division in the current year compared to the prior year. As a percentage of net revenues, selling expenses increased from 7.3% to 10.1%. General and administrative expenses increased by $329,938 or 23% from $1,432,268 to $1,762,206 compared to the prior year. The increase was primarily due to (1) the hiring of the new CEO and related compensation equaling approximately $154,700, of which approximately $38,800 (Note 10) is a deferred expense and $7,000 is a non-cash stock compensation expense, (2) increased costs of additional administrative personnel of approximately $94,700, (3) $30,000 towards the standardization of our internal engineering training program (4) expenses relating to AutoMotion and (5) other general increases in general and administrative expenses. The Company continued to invest in the development of its products, releasing a new generation of controls in the current year, new AGV and automation solutions including its new range of products from
AutoMotion. Research and development expenses increased from $312,172 to $527,872 in the current year.

     Primarily as a result of the foregoing, the Company's operating income decreased by $1,225,097 from an operating income of $174,964 to an operating loss of $1,050,133 for the current year.

    Net interest expense increased from $53,586 to $76,162, an increase of 42.1% due to higher banking and borrowing costs compared to the prior year relating to an increase in borrowing.

      The Company did not recognize any tax benefit in 2007 or tax expense in 2006 for its losses or earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards in the future is not considered to be more likely than not.

     Primarily due to an overall a decrease in gross profit and increase in expenses in 2007, as described above, the Company's net income decreased by $1,247,673 from a net income of $121,378 in the year ended 2006 to net loss of $1,126,295 in the same period of 2007.

Backlog

       Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 2007, the Company had a backlog of approximately $1,860,000 compared to $2,900,000 total backlog one year earlier. Substantial fluctuations in backlog are considered normal due to the size and volume of AGV system contracts.

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

      The Company did not recognize any income tax benefits in 2006 for its losses or any income tax expense during 2006 for its earnings as the Company had net operating loss carryforwards. Deferred tax assets have not been recognized since utilization of operating loss carryforwards is not considered more likely than not.

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

During the period ended November 30, 2007, net cash used in operating activities was $314,683. The Company's cash balance was negatively affected by the Company's net loss of $1,126,295 which was partially offset by an decrease "in cost and estimated earnings in excess of billings on uncompleted contracts". Cash used in investing activities significantly increased in the current year compared to the prior year due to the purchase of AutoMotion assets. The Company issued $600,000 in subordinated notes to offset the net cash used in operating activities and investing activities. The Company at year end had a cash position of $615,904 but its working capital decreased to $374,304.

The Company renewed its $750,000 bank line of credit (as further described in Note 4 to the financial statements) and the bank increased availability on the line to $1,000,000 in March 2007. The credit line is evidenced by a demand note which is reviewed annually unless called prior to the anniversary date of March 23, 2008. Due to the net loss in 2007, the Company can not be assured that the bank will renew the line under the same terms.

The Company spent approximately $240,000 for assets associated with the purchase of AutoMotion Systems including $160,000 of inventory. This was paid for by using the line of credit. It is the Company's plan to reduce inventory levels going forward which should help reduce the line of credit.

As discussed above on November 30, 2007, the Company raised $600,000 of subordinated debt (the "Notes") (see Notes 4, 9 and 11) to increase the working capital which has been eroded by the current year's losses. The notes bear interest of 6% per annum and are payable quarterly in arrears beginning February 29, 2008. Principal and unpaid interest shall be payable on November 30, 2017.

Each Note is subject to prepayment in whole or in part, by the Company upon the Company's providing thirty (30) days prior written notice to the holder and its payment of the principal of and accrued interest on the Note(s). The Holders of the Notes have been granted a limited conditional right of early payment as hereafter described. The holders may, by written notice delivered to the Company at any time during the thirty (30) day period following the reporting (as shown in the Company's filing of the Form 10-KSB) of a Minimum Net Income Year (as defined below), demand a prepayment not to exceed, respectively: $87,500 for John H. Robison Irrevocable Trust, $50,000 for Curt Kennington, $50,000 for Anthony William Packer Rollover IRA and $12,500 for Stephen B. Robison Irrevocable Trust. The holders of the notes may exercise such demand right independently.

A Minimum Net Income Year shall mean, for any fiscal year of the Company's operations commencing with the Company's November 30, 2008 fiscal year, the Company's recording of at least Four Hundred Thousand Dollars ($400,000) of net income (as reported in the Company's Form 10-KSB or any successor report form for such annual period). The Holders of these Notes are entitled to only one such prepayment during any single fiscal year of the Company during the term of these Notes. The payment(s) shall be made no later than thirty (30) days after Company's receipt of a timely notice from Holder(s).

On November 30, 2007, the Company issued four (4) Warrants to purchase Common Stock of Transbotics Corporation for a total of Two (2) Million shares, as a condition for the Company issuing subordinated notes described above. The warrants issued expire November 30, 2011 and the purchase price per share under each of the warrants is $0.40.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Liquidity and Capital Resources (Continued)

The Company believes that its working capital of $374,304 at November 30, 2007 is not adequate for its current operations. This raises significant concerns about the Company's ability to continue as a going concern.
Customer orders or additional working capital are needed in the near future. Due to the low backlog at November 30, 2007, the Company expects to incur a loss in the first quarter of 2008. Further reductions of working capital would have a serious impact on our ability to operate effectively. The Company will continue to review its options to reduce expenses, raise additional working capital and to explore possible business combinations to secure its future. The Company can not assure that it will be successful in raising additional funds to meet its needs.

The following risk factors, in addition to the other information contained in this report, should be considered in your evaluation of the Company and its financial condition. Current capital requirements could increase beyond the amounts available on the line of credit, and there is no certainty that additional capital whether debt or equity is available. The Company's backlog has decreased to $1,860,000 at November 30, 2007 from $2,900,000 at November 30, 2006. Additionally, borrowings on the line of credit have increased by $400,000 when compared to November 30, 2006. The Company depends on backlog and future contracts to remain profitable and depends on its line of credit to periodically fund operations. If future contracts are not received as expected, the Company's operations may suffer.

     The Company will, from time to time, reexamine the possibility or feasibility of going private to reduce its operating expenses. The Company's current expenses relating to being publicly held are approximately $250,000 annually and are presently expected to increase significantly when full implementation of the Sarbanes-Oxley section 404 becomes effective for small public companies. Such expenses are significant expenses compared to the Company's net income.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

Critical Accounting Policies (Continued):

Share base payments:

Statement 123(R), Share Based Payment, (Statement 123 (R)) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company adopted Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The adoption of Statement 123(R) did not have a material impact on its financial position as all options granted as of the beginning of the year ended November 30, 2007 are fully vested.

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

At November 30, 2007 and November 30, 2006, options were outstanding to purchase a total of 172,500 and 211,500 shares, respectively, of Common Stock of the Company at weighted-average exercise prices of varying amounts. All outstanding options were vested and exercisable at November 30, 2007 and 2006.

During the year ending November 30, 2007 the Company issued 220,000 shares of restricted common stock for services rendered and recognized compensation cost in the financial statements of $73,914. 200,000 shares of the above shares were issued to an employee and vest monthly equally over a one year period beginning in April 2007.

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Transbotics Corporation

We have audited the accompanying balance sheets of Transbotics Corporation (a Delaware corporation) as of November 30, 2007 and 2006, and the related statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended November 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transbotics Corporation as of November 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been presented assuming that the Company will continue as a going concern. As discussed in Note 1, the Company incurred a net loss of approximately $1,126,000 during the year ended November 30, 2007, and, as of that date, its total liabilities exceeded its total assets by approximately $33,000. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Grant Thornton
GRANT THORNTON LLP

Charlotte, North Carolina
February 29, 2008

                                     BALANCE SHEETS

========================================================================================

                                                                     November 30,
                                                                2007           2006
----------------------------------------------------------------------------------------

      ASSETS

CURRENT ASSETS
     Cash                                                    $    615,904   $    282,118
     Accounts receivable, net (Notes 2, 4, 5 and 9)             1,208,068      1,096,421
     Inventories                                                  606,168        436,857
     Costs and estimated earnings in excess of
        billings on uncompleted contracts (Note 3)                 78,362        572,091
     Prepaid expenses and other assets                             22,189         42,996
----------------------------------------------------------------------------------------
         Total current assets                                $  2,530,691   $  2,430,483
----------------------------------------------------------------------------------------


NONCURRENT DEPOSITS AND OTHER ASSETS                         $     45,331   $     31,854
----------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT (Note 4)
      Amortizable assets                                     $      4,000   $          -
      Furniture, fixtures, and office equipment                   353,313        285,130
      Machinery and equipment                                     176,442        101,047
----------------------------------------------------------------------------------------
                                                             $    533,755   $    386,177
      Less accumulated depreciation and amortization              322,157        257,523

----------------------------------------------------------------------------------------
                                                             $    211,598   $    128,654

----------------------------------------------------------------------------------------
                                                             $  2,787,620   $  2,590,991
========================================================================================

See Notes to Financial Statements

                                      BALANCE SHEETS

============================================================================================

                                                                       November 30,
                                                                 2007             2006
--------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 4)                             $   1,000,000    $     600,000
     Current maturities long-term debt (Notes 4, 9 and 11)           2,905            2,556
     Accounts payable                                              648,399          649,601
     Accrued expenses and customer deposits                        207,625           70,503
     Billings in excess of costs and estimated
         earnings on uncompleted contracts (Note 3)                297,458          181,812

--------------------------------------------------------------------------------------------
         Total current
          liabilities                                        $   2,156,387    $   1,504,472
--------------------------------------------------------------------------------------------

SUBORDINATED LONG-TERM DEBT (Notes 4, 9,11 and 16)
    Subordinated long-term debt                              $     903,894    $     306,799
    Less Subordinated long-term debt discount                     (280,000)               -
--------------------------------------------------------------------------------------------
         Net Subordinated long-term debt                           623,894          306,799
--------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY (Notes 11, 12 and 16)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued   $           -    $           -

       Common stock, par value $.01 per share;
             11,000,000 shares authorized at 2007 and 2006;
             5,074,951 shares and 4,854,951 shares were
              issued and outstanding at 2007 and 2006,
              respectively                                          50,749           48,549
       Additional paid-in capital                                4,941,825        4,590,111
       Accumulated deficit                                      (4,985,235)      (3,858,940)
--------------------------------------------------------------------------------------------
                                                             $       7,339    $     779,720
--------------------------------------------------------------------------------------------
                                                             $   2,787,620    $   2,590,991
============================================================================================

                                   STATEMENTS OF OPERATIONS

================================================================================================

                                                             Years ended November 30,
                                                        2007           2006           2005
------------------------------------------------------------------------------------------------

Net revenues (Notes 5 and 9)                        $   8,022,852  $   8,468,892  $   8,431,656
Cost of goods sold (Note 9)                             5,972,706      5,926,691      6,231,231
------------------------------------------------------------------------------------------------
    Gross profit                                    $   2,050,146  $   2,542,201  $   2,200,425
------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                         $     810,201  $     622,797  $     546,821
    General and administrative (Notes 9, 10 and 12)     1,762,206      1,432,268      1,206,658
    Research and development                              527,872        312,172        281,369
------------------------------------------------------------------------------------------------
                                                    $   3,100,279  $   2,367,237  $   2,034,848
------------------------------------------------------------------------------------------------
Operating (loss) income                             $  (1,050,133) $     174,964  $     165,577
------------------------------------------------------------------------------------------------

Interest expense (Note 9):                          $     (76,162) $     (53,586) $     (37,923)
------------------------------------------------------------------------------------------------

(Loss) income before income taxes                   $  (1,126,295) $     121,378  $     127,654

Federal and state income taxes (Note 6)                         -              -              -
------------------------------------------------------------------------------------------------
    Net (loss) income                               $  (1,126,295) $     121,378  $     127,654
================================================================================================


Basic (loss) earnings per share (Note 7)            $        (.23) $         .03  $         .03
================================================================================================

Diluted (loss) earnings per share ( Note 7)         $        (.23) $         .03  $         .03
================================================================================================

Weighted average common shares outstanding (basic)      4,986,293      4,844,026      4,826,654
================================================================================================
Weighted average common shares outstanding
 (diluted)                                              4,986,293      4,946,606      4,942,247
================================================================================================


Dividends per common share                          $           -  $           -  $           -
================================================================================================

See Notes to Financial Statements

                              STATEMENTS OF STOCKHOLDERS' EQUITY

========================================================================================================


                                                           Years Ended November 30,
--------------------------------------------------------------------------------------------------------
                                               2007                  2006                  2005
                                         Amount     Shares     Amount     Shares     Amount     Shares
                                      ------------------------------------------------------------------
Common Stock:
        Balance, beginning            $    48,549  4,854,951$    48,274  4,827,451$    48,244  4,824,451
        Stock options exercised                 -          -          -          -         30      3,000
        Issuance of common stock for
         services (Note 11 )                2,200    220,000        275     27,500          -          -
--------------------------------------------------------------------------------------------------------
        Balance, ending               $    50,749  5,074,951$    48,549  4,854,951$    48,274  4,827,451
========================================================================================================

Additional Paid-in Capital:
       Balance, beginning             $ 4,590,111           $ 4,571,961           $ 4,571,406
       Warrants issued (Notes 4 and
        16)                           $   280,000                     -                     -
        Stock options exercised                 -                     -                   555
        Issuance of common stock for
         services (Note 11 )               71,714                18,150                     -
--------------------------------------------------------------------------------------------------------
       Balance, ending                $ 4,941,825           $ 4,590,111           $ 4,571,961
========================================================================================================

Accumulated Deficit:
       Beginning deficit              $(3,858,940)          $(3,980,318)          $(4,107,972)
       Net (loss) income               (1,126,295)              121,378               127,654
--------------------------------------------------------------------------------------------------------
       Ending deficit                 $(4,985,235)          $(3,858,940)          $(3,980,318)
========================================================================================================


--------------------------------------------------------------------------------------------------------
Stockholders' Equity at
 November 30                          $     7,339  5,074,951$   779,720  4,854,951$   639,917  4,827,451
========================================================================================================

See Notes to Financial Statements

                                      STATEMENTS OF CASH FLOWS

=====================================================================================================

                                                                   Years ended November 30,
                                                               2007          2006           2005
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                      $ (1,126,295) $    121,378  $     127,654
    Adjustments to reconcile net income to net cash used
     in operating activities:
        Depreciation and amortization                            84,678        70,333         63,819
        Increase (decrease) in provision for doubtful
         accounts                                                 3,709        (7,880)        11,000
        Loss on sale of property and equipment                      272         2,011          1,132
        Loss on foreign currency exchange rate                   11,510        17,630          2,451
        Issuance of Common Stock for services                    73,914        18,425              -
    Change in assets and liabilities:
        (Increase) decrease in accounts receivable             (115,356)      857,785       (456,690)
        (Increase) decrease in inventories                       (1,707)       45,915        (70,047)
        Decrease (increase) in costs and estimated
         earnings in excess of billings on uncompleted
         contracts                                              493,729      (348,649)       387,020
        Decrease (increase) in prepaid expenses and other
         assets                                                  20,807       (20,056)        19,460
        Increase (decrease ) in accounts payable and
         accrued expenses                                       124,410      (564,558)       (66,086)
        Increase (decrease) in billings in excess of costs
         and estimated earnings on uncompleted contracts        115,646      (222,564)      (259,757)
-----------------------------------------------------------------------------------------------------
        NET CASH USED IN
            OPERATING ACTIVITIES                           $   (314,683) $    (30,230) $    (240,044)
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of equipment                                  $   (109,473) $    (67,429) $     (63,817)
    Purchase of AutoMotion assets                          $   (239,502) $          -  $           -
-----------------------------------------------------------------------------------------------------
        NET CASH USED IN
            INVESTING ACTIVITIES                           $   (348,975) $    (67,429) $     (63,817)
-----------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                                        STATEMENTS OF CASH FLOWS

==============================================================    =======================================

                                                                            Years ended November 30,
                                                                         2007         2006         2005
--------------------------------------------------------------    ---------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Borrowings on revolving credit agreement, net of
         repayments                                                $  400,000   $  205,000   $  245,000
        Net proceeds from exercise of stock options                         -            -          585
        Proceeds from long-term borrowings (Notes 4, 9 and 16)        600,000            -            -
        Principal payments on long-term borrowings,
         including capital lease obligations                           (2,556)      (2,249)      (1,666)
--------------------------------------------------------------    ---------------------------------------

           NET CASH PROVIDED BY
                FINANCING ACTIVITIES                               $  997,444   $  202,751   $  243,919
--------------------------------------------------------------    ---------------------------------------
       Increase (decrease) in
        cash                                                       $  333,786   $  105,092   $  (59,942)

      Cash:

           Beginning                                                  282,118      177,026      236,968
--------------------------------------------------------------    ---------------------------------------
           Ending                                                  $  615,904   $  282,118   $  177,026
==============================================================    =======================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                                $   76,027   $   53,867   $   37,320

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
       Capital lease obligations incurred for use of equipment     $        -   $        -   $   13,270
       Issuance of Common Stock for services                       $   73,914   $   18,425   $        -

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

Going Concern

During 2007, the Company suffered significant operating losses, especially in the fourth quarter, as several anticipated orders were delayed or cancelled. Due to the low backlog at November 30, 2007 the Company anticipates losses in the first quarter of 2008. The impact of the losses on the Company's balance sheet, together with the low backlog raises substantial doubt about the Company's ability to continue as a going concern.

These problems create an urgent situation in which financing options were limited. Three accredited investors from the Board of Directors bought additional subordinated debt on November 30, 2007 (see notes 4, 9, 14 and 16) to address the immediate working capital condition. In addition, in January 2008 the Company entered into a contract for approximately $1,900,000 with a new customer. These combined developments help mitigate but do not remove the doubt about the Company's ability to continue as a going concern.

    Management has taken and continues the following actions in an attempt to increase revenues and minimize losses:

o   Reduce operating expenses
o   Establish and develop strategic alliances with selected customers
o   Explore possible business combinations
o   Pursue AGV system business in selected market niches
o   Expand the aftermarket sales business

The Company is also reviewing its options for going private to reduce its operating expenses. The Company's current expenses relating to being public are approximately $250,000 annually.

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

Inventories:

     Inventories are priced at the lower of cost or market, with cost being determined by the weighted-average method. Inventories consist primarily of parts to manufacture AGVs which include control components from Danaher and motors from Sauer Danfoss. At November 30, 2007 inventory totaled $606,168 comprised as follows: Parts: $535,429, work in process: $8,993 and finished goods: $61,746. At November 30, 2006 inventory totaled $436,857 comprised as follows: Parts: $310,947, work in process: $125,910 and finished goods: $0.


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

(Loss) earnings per common share:

    Basic per share amounts are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential Common Stock instruments unless the effect is antidilutive. As described in Note 12, at November 30, 2007 and 2006, the Company had options outstanding to purchase a total of 172,500 and 211,500 shares of Common Stock at weighted-average exercise prices of varying amounts. Additionally, the Company had 2,000,000 warrants outstanding at an exercise price of $0.40 a share at November 30, 2007.

Advertising:

    The Company follows the policy of charging advertising to expense as incurred. Advertising expenses for the years ending November 30, 2007, 2006 and 2005 were $26,400, $21,400, and $25,434, respectively.

Stock options:

      Statement 123(R), Share Based Payment, (Statement 123 (R)) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. The Company adopted Statement 123(R) on March 1, 2006, requiring compensation cost to be recognized as expense for outstanding unvested awards, based on the grant-date fair value of those awards. The adoption of Statement 123(R) did not have a material impact on its financial position as all options granted at the time of adoption.

      For the year ending November 30, 2005, grants to employees under the stock option plans were accounted for following the recognition and measurement provisions of APB Opinion No. 25 and related interpretations. No compensation cost was recognized during the year ended November 30, 2005. The impact on reported net income and earnings per share of using the fair value method of accounting for stock-based compensation was not significant for the period ending November 30, 2005.

     At November 30, 2007 and November 30, 2006, options were outstanding to purchase, respectively a total of 172,500 and 211,500 shares of Common Stock of the Company at weighted-average exercise prices of varying amounts. All outstanding options were vested and exercisable at November 30, 2007 and 2006.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Recent Accounting Developments:

    In July 2006, FASB issued interpretation No. 48, "Accounting for Uncertainty in Income taxes" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, "Accounting for Income taxes ("SFAS 109"). FIN 48 provides guidance on the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transitions. FIN 48 is being recorded as a reduction of shareholders' equity during the first quarter of our fiscal year 2008. Additionally, in May 2007, the FASB published FSP No. ("FSP FIN 48-1"), "Definition of Settlement in FASB Interpretation No. 48". FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purposes of recognizing previously unrecognized tax benefits. FSP FIN 49-1 is effective upon initial adaptation of FIN 48, and therefore is effective our first quarter of fiscal 2008. The actual impact of the adoption of FIN 48 and FSP 48-1 on our results of operations and financial condition will depend on facts and circumstances that exists on the date of adoption. The Company is currently evaluating the potential impact of FIN No. 48 and any impact on its financial position cannot be readily determined at this time.

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

    In February 2007, the FASB issued SFAS No. 159, "The Fair value Option for Financial assets and Financial liabilities" (SFAS 159"). SFAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for our fiscal year beginning December 1, 2007, and is not expected to have a material impact on our financial statements.


Note 2. Accounts Receivable

    Accounts receivable consist of the following at November 30, 2007 and 2006, respectively:

                                                                                        2007               2006

----------------------------------------------------------------------------------------------------------------------
Trade and contract                                                                   $  1,213,800        $  1,097,380

Less: Allowance for doubtful accounts                                                      (6,829)             (3,120)
----------------------------------------------------------------------------------------------------------------------
                                                                                     $  1,206,971        $  1,094,260

Employees                                                                                   1,637               2,161
----------------------------------------------------------------------------------------------------------------------

                                                                                     $  1,208,608        $  1,096,421
======================================================================================================================

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

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 3.  Costs and Estimated Earnings on Uncompleted Contracts

       Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 2007 and 2006, respectively:

                                                                                        2007                 2006

-------------------------------------------------------------------------------------------------------------------------
Total contracts in process                                                       $        3,396,498   $       6,708,046
=========================================================================================================================

Costs incurred on uncompleted contracts                                          $        1,721,498   $       3,064,272
Estimated earnings                                                                          142,507           1,632,703
-------------------------------------------------------------------------------------------------------------------------
                                                                                 $        1,864,005   $       4,696,975
Less billings to date                                                                    (2,083,101)         (4,306,696)
-------------------------------------------------------------------------------------------------------------------------

                                                                                 $         (219,096)  $         390,279
=========================================================================================================================

Included in the accompanying balance sheets under the following captions:

                                                                                        2007               2006

----------------------------------------------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                                                          $    78,362       $    572,091
Billings in excess of costs and estimated earnings
     on uncompleted contracts                                                             (297,458)          (181,812)
----------------------------------------------------------------------------------------------------------------------

                                                                                   $      (219,096)      $    390,279
======================================================================================================================


Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt

Current debt consists of the following:                                                   2007             2006

----------------------------------------------------------------------------------------------------------------------

Note payable  agreement with a financial  institution that allows the Company to borrow up to $1,000,000 and bears interest at LIBOR + 2.00%.  The line of credit agreement  (signed March 2, 2007) is further secured by the Company's assets and includes a maturity date of March 23, 2008.  Under the terms of the renegotiated agreement, the obligation includes a "payable on demand" feature. The loan
agreement obligation is evidenced by a demand note. (1)(2)                              $  1,000,000        $ 600,000
----------------------------------------------------------------------------------------------------------------------

Long-term debt consists of the following :
----------------------------------------------------------------------------------------------------------------------

In September 2003, the Company issued $300,000 of 6% convertible subordinated notes due September 2013. Interest on the 6% convertible notes is payable quarterly on each February 28, May 31, August 31 and November 30 during the term of the notes. The 6% convertible notes were issued at 100% principal value, and are convertible, in aggregate, into 750,000 shares of common stock at the option of the holders at any time while the note is outstanding at a price of $0.40 per share. The 6% convertible notes may be redeemed, in whole or in part, at the Company's option after September 30, 2006 at 100% of the principal amount. To date, no redemption has been made by the Company.

                                                                                           $ 300,000        $ 300,000
----------------------------------------------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 4.  Pledged Assets, Note Payable, Bank and Long-Term Debt (continued)

--------------------------------------------------------------------------------
On November 30, 2007, the Company issued $600,000 of 6% subordinated notes due November 30, 2017. Interest on the 6% notes is payable quarterly on each February 28, May 31, August 31 and November 30 during the term of the notes. The 6% convertible notes were issued at 100% principal value. 2,000,000 warrants to purchase common stock were issued with the notes and are exercisable at a price of $0.40 per share. (Note 16)

Each Note is subject to prepayment in whole or in part, by the Company upon the Company's providing thirty (30) days prior written notice to the holder and its payment of the principal of and accrued interest on the Note(s). The Holders of the Notes have been granted a limited conditional right of early payment as hereafter described, the holders may, by written notice delivered to the Company at any time during the thirty (30) day period following the occurrence (as evidenced by the Company's filing of the Form 10-KSB or any other successor report form) of a Minimum Net Income Year (as defined below), demand a prepayment not to exceed, respectively: $87,500 for John H. Robison Irrevocable Trust, $50,000 for Curt Kennington, $50,000 for Anthony William Packer Rollover IRA and $12,500 for Stephen B. Robison Irrevocable Trust. The holders of the notes may exercise such demand right independently.

A Minimum Net Income Year shall mean, for any fiscal year of the Company's operations commencing with the Company's November 30, 2008 fiscal year, the Company's recording of at least Four Hundred Thousand Dollars ($400,000) of net income (as reported in the Company's Form 10-KSB or any other successor report form for such annual period). The Holders of these Notes are entitled to only one such prepayment during any single fiscal year of the Company during the term of these Notes. The payment(s) shall be made no later than thirty (30) days after Company's receipt of a timely notice from Holder(s).


                                                                                      $      600,000   $           -
----------------------------------------------------------------------------------------------------------------------


Obligations under capital leases                                                               6,799            9,355
----------------------------------------------------------------------------------------------------------------------
                                                                                             906,799          309,355
Less current maturities:
----------------------------------------------------------------------------------------------------------------------
         Notes                                                                                     -                -
----------------------------------------------------------------------------------------------------------------------
         Obligations under capital leases                                                      2,905            2,556
----------------------------------------------------------------------------------------------------------------------
                                                                                      $      903,894   $      306,799
======================================================================================================================
(1) The Libor rate at November 30, 2007 was 5.23625%.
(2) The line of credit is secured by a first priority  security  interest in the Company's accounts receivable, inventory, software and intangibles.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 5.  Major Customers

       Net revenues and accounts receivable as of and for the years ended November 30, 2007, 2006, and 2005, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for the years indicated):

                                                                       Amount of Net Revenues
                                                                       Year Ended November 30,

Customer                                             2007          %         2006         %         2005         %
----------------------------------------------------------------------------------------------------------------------
A                                               $     2,052,911    25.6  $  2,632,904    31.1      $ 899,438    10.7
B                                                     1,742,530    21.7             *       *              *       *
C                                                             *       *     1,179,108    13.9              *       *
D                                                             *       *             *       *      1,356,653    16.1
E                                                             *       *             *       *      1,034,957    12.3
F                                                             *       *             *       *      1,129,736    13.4



                                                                    Amount of Accounts Receivable
                                                                            November 30,

                                                     2007          %         2006         %         2005         %
----------------------------------------------------------------------------------------------------------------------
A                                                    $  220,625    18.3  $    415,146    37.8       $ 346,971   17.8
B                                                       176,015    14.6             *       *              *       *
C                                                             *       *        85,551     7.8              *       *
D                                                             *       *             *       *        300,944    15.4
E                                                             *       *             *       *        403,138    20.7
F                                                             *       *             *       *        258,442    13.3
*Not a major customer.

 Note 6.   Income Taxes

    Income taxes consist of the following components for the years ended November 30, 2007, 2006, and 2005, respectively:

                                                                   2007                2006               2005
----------------------------------------------------------------------------------------------------------------------

Current                                                       $          -       $          -        $          -
Deferred                                                                 -                  -                   -
----------------------------------------------------------------------------------------------------------------------
                                                              $          -       $          -        $          -
======================================================================================================================

    Net deferred tax assets consist of the following components as of November 30, 2007 and 2006, respectively:

                                                                   2007               2006                2005
                                                             ---------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts                             $   2,633          $   1,203           $   4,241
   Inventory valuation reserves
                                                                   5,012              3,084               6,169
   Net operating loss carryforwards                            1,885,503          1,493,597           1,540,886
   General business credit carryforwards                          45,367             45,367              45,367
   Other                                                           9,528              8,594               3,113
Deferred tax liabilities:
   Depreciation                                                   (2,918)            (4,286)             (3,333)
   Other                                                             -                  -                   -
------------------------------------------------------------ ------------------ ------------------ -------------------
                                                                $ 1,945,125        $ 1,547,559        $ 1,596,443

   Less valuation allowance                                       1,945,125          1,547,559          1,596,443
----------------------------------------------------------------------------------------------------------------------

   Net deferred taxes                                           $    -             $    -             $     -
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 6.   Income Taxes (continued)

The changes in the valuation allowance for the years ended November 30, 2007, 2006 and 2005 were $397,566, $(48,884) and $(42,418), respectively. The deferred tax asset has been offset by a valuation allowance due to the uncertainty of realization. The Company's net operating loss begins to expire as follows:

                                             Federal NOL         North Carolina NEL
        Year ending November 30              carryforward           carryforward
--------------------------------------------------------------------------------------
                 2009                        $              -     $           920,454
                 2010                               1,183,261               1,891,517
                 2011                                  39,630                  39,630
                 2012                                 984,312                 984,312
                 2013                                       -                 334,184
                 2015                                       -                 760,907
                 2017                                       -                 374,283
                 2018                                 334,184                       -
                 2020                                 760,907                       -
                 2022                                 374,283                       -
--------------------------------------------------------------------------------------
                 Total                           $  3,676,577           $   5,305,287
======================================================================================

    A reconciliation of the statutory income tax to the income tax expense included in the statements of operations is as follows:

                                                                 Years Ended November 30,
                                               2007                        2006                       2005
----------------------------------------------------------------------------------------------------------------------
                                                      % of                        % of                       % of
                                       Dollar       Pre-tax        Dollar       Pre-tax        Dollar       Pre-tax
                                       Amount        Income        Amount        Income        Amount       Income
----------------------------------------------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)                      $ (382,940)     (34.0)      $ 41,269        34.0         $ 43,402       34.0
Increase (decrease) in
taxes resulting from:
State income taxes                      (33,532)      (3.0)         4,391        3.6             3,056        2.4
Changes in valuation allowance          397,566       35.3        (48,884)     (40.3)          (42,418)     (33.2)
Other                                    18,906        1.7          3,224        2.7            (4,040)      (3.2)
----------------------------------------------------------------------------------------------------------------------
                                     $     -            -        $    -            -          $   -            -
======================================================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 7. (Loss) earnings per common share

The following table sets forth the comparison of basic and diluted earnings per share:

                                                                     2007            2006           2005
                                                               ------------------------------------------------

BASIC (LOSS) INCOME  PER SHARE:
  Net (loss) income                                               $  (1,126,295)   $    121,378   $    127,654
  Weighted -average shares                                            4,986,293       4,844,026      4,826,654
                                                               ------------------------------------------------

                                                                  $       (0.23)   $       0.03   $      0.03
                                                               ================================================

DILUTED (LOSS) INCOME PER SHARE:
  Net (loss) income                                               $  (1,126,295)   $    121,378   $    127,654
                                                               ------------------------------------------------
  Weighted -average shares                                             4,986,293      4,844,026      4,826,654
  Plus effect of dilutive potential shares:
     Stock options                                                     -                102,580        115,593
                                                               ------------------------------------------------
                                                                       4,986,293      4,946,606      4,942,247
                                                               ------------------------------------------------
Diluted (loss) earnings per share                                 $       (0.23)   $       0.03   $       0.03
                                                               ================================================


Common stock options and warrants outstanding excluded from the computation of diluted earnings per share because the effect would have been antidilutive were 2,172,500, 0 and 0 for the years ended November 30, 2007, 2006 and 2005, respectively.

Convertible notes outstanding and warrants are excluded from the computation of diluted earnings per share because the effect would have been antidilutive for the years ended November 30, 2007, 2006 and 2005, respectively.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 8.   401(k) Profit Sharing Plan

    The Company has a profit sharing plan through an unrelated human resource firm which administers the Company's employee benefits. Company contributions to this plan are discretionary.

    The 401(k) profit sharing plan allows both the Company and eligible employees to contribute. The Company may, at its discretion, match 50% of the participant's contribution, up to a maximum of 6% of the employee's salary or the maximum allowed by the IRS. The Company's contribution for the years ended November 30, 2007, 2006 and 2005 amounted to $55,362, $46,188, and $35,824 respectively.

Note 9.   Related Party Transactions


     In 2003, Curt Kennington, the general partner of Kennington Family Limited LLC, the Company's landlord, became a related party when he invested in the Company by acquiring shares and convertible debt (see note 11). The Company's rent paid for the years ended November 30, 2007, 2006 and 2005 amounted to $161,850, $161,850, and $158,491 respectively. Mr. Kennington received interest payments from the Company of $4,500 on the convertible debt for each of the years ended November 30, 2007, 2006 and 2005. On November 30, 2007 Mr. Kennington invested $150,000 and received a subordinated note from the Company paying 6% interest annually as described in Note 4, 11 and 16. Mr. Kennington received 500,000 warrants to purchase common stock at $0.40 per share when he made the investment. Mr. Kennington was also appointed to the Board on July 24, 2007

    In 2003, Mr. John Robison became a Director and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Robison received interest payments from the Company of $9,000 on the convertible debt for each of the years ended November 30, 2007, 2006 and 2005, respectively. On November 30, 2007 Mr. John Robison affiliates (John H. Robison Irrevocable Trust and Stephen B. Robison Irrevocable Trust) invested $300,000 and received a subordinated note from the Company paying 6% interest annually as described in Note 4, 11 and 16. Mr. John Robison affiliates received 1,000,000 warrants to purchase common stock at $0.40 per share when he made the investment.

     In 2003, Mr. Anthony Packer became a shareholder and related party when he invested in the Company by acquiring shares and convertible debt (see note 11). Mr. Packer received interest payments from the Company of $4,500 on the convertible debt for each of the years ended November 30, 2007, 2006 and 2005. On November 30, 2007 Mr. Packer invested $150,000 and received a subordinated note from the Company paying 6% interest annually as described in Note 4, 11 and
16. Mr. Packer received 500,000 warrants to purchase common stock at $0.40 per share when he made the investment. Mr. Packer was also appointed to the Board on July 24, 2007.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 10.  Commitments

    At November 30, 2007 and 2006, the Company had outstanding forward exchange contracts to purchase EURO's and Swedish Krona totaling approximately $0, and $49,000. The fair value of these contracts as of November 30, 2007 and 2006 totaled approximately $0 and $2,000, respectively. These contracts are purchased as needed from time to time to hedge various foreign currency payable inventory purchase commitments.

    The Company leases property and equipment under long-term operating leases expiring on various dates through March 2008 and on a month-to-month basis. Rental expense was $235,278, $208,666, and $189,553 for the years ended November 30, 2007, 2006, and 2005 respectively.

    Minimum rental commitments under long-term operating leases at November 30, 2007 were as follows:

2008                  $       12,800
Thereafter                        -
                     -----------------
                      $       12,800
                     =================

    The Company signed a five-year lease in February 2008 for its existing building in Charlotte, NC, which also includes an additional new building of approximately 12,000 square feet on the same property. Total lease cost will approximate $245,500 for the first year of occupancy.

    The Company entered into an employment agreement with the owner of AutoMotion Systems, Inc. to become Vice President - AutoMotion Systems Division on April 26, 2007. The agreement is for a two-year period. The base salary is $70,000 with potential bonuses based upon reaching certain operational goals. The Company also granted 200,000 shares of restricted common stock, which vests over a one-year service period. Restricted stock valued at $54,314 vested during the period ending November 30, 2007 and $54,314 was charged to selling expense.

    The Company entered into an agreement with Charles W. Robison, its new CEO, on July 24, 2007. He began providing services to the Company April 9, 2007. The agreement provides for compensation of $208,000 annually of which $60,000 is deferred until the expiration or termination of the agreement. At that time, the CEO will receive $2,500 bi-monthly of the deferred cash compensation until it is fully paid out. The new CEO is entitled to receive restricted stock on an annual basis. Each year over the next five years, the CEO will receive 50,000 shares of stock for a maximum of 250,000 shares over the period. If the employee identifies and the Board of Directors approves and engages his replacement prior to the effective date of termination of his employment all remaining shares will be 100% earned and vested upon termination of employment and will be issued at the same rate and upon the same schedule as before the effective date of termination, 20% (50,000 shares per year). Shares valued at $7,000 were earned through November 30, 2007 and were charged to general and administrative expense.

    The Company has a one-year, renewable employment contract with the former CEO (now CFO) which provides for a minimum annual base salary of $140,000. The base salary is subject to minimum annual reviews. The Contract renews on March 1, 2009 for a one year extension unless terminated in advance.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================


Note 11.  Issuance of Common Stock and Subordinated Convertible Debt

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

     During 2007 and 2006 the Company issued 20,000 and 27,500 shares, respectively, of restricted IRS Section 144 stock shares to the independent directors who own less than 5% of the Company's stock. Expenses of $12,600 and $18,425 were recognized in 2007 and 2006 respectively.

     As discussed in Note 15, the Company issued 200,000 shares of restricted common stock on April 26, 2007 to the previous owner of AutoMotion Systems, Inc. as part of his employment contract. The shares vest on a monthly basis over the first 12 months of his employment. The total cost of the issuance is $93,110 and is being amortized on a monthly basis.

     The Company granted 250,000 shares of restricted common stock to the new CEO based upon his compensation agreement as described under Note 10. The shares vest over 5 years at 20% (50,000) per year starting on July 24, 2008. As of November 30, 2007, $7,000 of the restricted stock cost was expensed.

Note 12.  Stock Option Plans

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

2001 Stock Option Plan:

    On May 10, 2001, the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 2001 Stock Option Plan ("the 01 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held May 10, 2002. The 01 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 194,000 were granted in May 2001 and June 2002 at an exercise price of $0.195 per share and the final 31,000 were granted in January 2004 at an exercise price of $0.43 per share. The granted shares vested upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 12.  Stock Option Plans (Continued)

    Transactions involving these plans for the years ended November 30, 2007, 2006 and 2005 respectively, are summarized as follows:

STOCK OPTIONS                          2007*
------------------------------------------------------------------------
                                                      Weighted-
                                                       average
                                                       exercise
                         97 Plan  01 Plan    Total      price
                          --------------------------------------

Outstanding, December 1  36,500   175,000   211,500      $0.29
Granted                       -         -         -          -
Expired                  (33,000)       -  (33,000)       0.50
Forfeited                (3,500)  (2,500)   (6,000)       0.37
Reissued                      -         -         -          -
Exercised                     -         -         -          -
----------------------------------------------------------------

Outstanding, November 30      -   172,500   172,500      $0.25
===============================================================

Exercisable, November 30      -   172,500   172,500      $0.25
===============================================================

STOCK OPTIONS                          2006*
------------------------------------------------------------------------
                                                      Weighted-
                                                       average
                                                       exercise
                         97 Plan  01 Plan    Total      price
                          --------------------------------------

Outstanding, December 1   36,500  175,000   211,500      $0.29
Granted                        -        -         -          -
Expired                        -        -         -          -
Forfeited                      -        -         -          -
Reissued                                -         -          -
Exercised                      -        -         -          -
----------------------------------------------------------------

Outstanding, November 30  36,500   175,000   211,500      $0.29
===============================================================

Exercisable, November 30  36,500   175,000   211,500      $0.29
===============================================================


STOCK OPTIONS                          2005*
------------------------------------------------------------------------
                                                      Weighted-
                                                       average
                                                       exercise
                         97 Plan  01 Plan    Total      price
                          --------------------------------------

Outstanding, December 1   36,500   184,000   220,500      $0.29
Granted                        -         -         -          -
Expired                        -         -         -          -
Forfeited                      -   (6,000)   (6,000)       0.31
Reissued                       -         -         -          -
Exercised                      -   (3,000)   (3,000)       0.20
----------------------------------------------------------------

Outstanding, November 30  36,500   175,000   211,500      $0.29
===============================================================

Exercisable, November 30  36,500   175,000   211,500      $0.29
===============================================================

* The weighted-average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 97 Plan is $0.50 and for the 01 Plan is $0.245.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 13.  Foreign Currency Contracts

    The Company purchases foreign currency exchange contracts to hedge and settle its international commitments and debts. The Company will purchase and settle these contracts on the same day or may hedge against future liabilities with forward contracts. Any gains and losses on the foreign-currency-denominated debts or forward contracts are recorded as transaction adjustments in current earnings. The Company had a (loss) gain on foreign currency transactions of $(29,655), $(41,678), and $26,866, for the three years ended November 30, 2007,
2006, and 2005, respectively.

Note 14.  Fair Value of Financial Instruments

     The carrying amounts of accounts receivable, accounts payable and the line of credit approximate fair values due to the short-term maturities of these instruments. The forward exchange contracts are valued at fair value. The carrying amount and estimated fair value of the Company's convertible subordinated notes and subordinated notes at November 30, 2007, 2006 and 2005 are as follows:

                                         Carrying          Estimated
                                         Amount            Fair Value
------------------------------------------------------------------------
Convertible subordinated notes
and subordinated notes:
2007                                     $900,000          $566,665
2006                                     $300,000          $236,796
2005                                     $300,000          $248,793



The fair value of the convertible subordinated notes and subordinated notes were estimated by discounting the future cash flows using rates believed to be currently available for debt of similar terms and maturity.

Note 15. Acquisition

The Company entered into an asset purchase agreement with AutoMotion Systems, Inc. to buy all of its outstanding assets on April 26, 2007. Transbotics acquired $167,604 of current assets, including inventory and work in process and $71,898 of property and equipment for a total purchase price of $239,502. The purchase price was paid in full on April 26, 2007 using the Company's line of credit.

Note 16.  Issuance of Subordinated Debt and Warrants

On November 30, 2007, the Company issued $600,000 of Subordinated Notes to four accredited investors. The Principal amounts and holders of the particular Notes are as follows: John H. Robison Irrevocable Trust $262,500, Curt Kennington $150,000, Anthony William Packer Rollover IRA $150,000 and Stephen B. Robison Irrevocable Trust $37,500. The Notes bear 6% per annum and payable quarterly in arrears beginning February 29, 2008. Principal and unpaid interest shall be payable on November 30, 2017.

Each Note is subject to prepayment in whole or in part, by the Company upon the Company's providing thirty (30) days prior written notice to the holder and its payment of the principal of and accrued interest on the Note(s). The Holders of the Notes have been granted a limited conditional right of early payment as hereafter described, the holders may, by written notice delivered to the Company at any time during the thirty (30) day period following the occurrence (as evidenced by the Company's filing of the Form 10-KSB or any successor report form) of a Minimum Net Income Year (as defined below), demand a prepayment not to exceed, respectively: $87,500.00 for John H. Robison Irrevocable Trust, $50,000 for Curt Kennington, $50,000 for Anthony William Packer Rollover IRA and $12,500 for Stephen B. Robison Irrevocable Trust. The holders of the notes may exercise such demand right independently.

A Minimum Net Income Year shall mean, for any fiscal year of the Company's operations commencing with the Company's November 30, 2008 fiscal year, the Company's recording of at least Four Hundred Thousand Dollars ($400,000) of net income (as reported in the Company's Form 10-KSB or any successor report form for such annual

                                           NOTES TO FINANCIAL STATEMENTS

================================================================================

Note 16.  Issuance of Subordinated Debt and Warrants (Continued)

period). The Holders of these Notes are entitled to only one such prepayment during any single fiscal year of the Company during the term of these Notes. The payment(s) shall be made no later than thirty (30) days after Company's receipt of a timely notice from Holder(s).

The net proceeds to the Company from the sale of these Notes is approximately $587,000 (after deducting related offering expenses). The Company intends to apply such proceeds against its bank line of credit and apply the remainder of such proceeds to working capital needs and other general corporate purposes.

On November 30, 2007, the Company issued four (4) Warrants to purchase Common Stock of Transbotics Corporation for a total of Two (2) Million shares, as a condition for the Company issuing $600,000 of Subordinated Notes to four accredited investors on November 30, 2007. The warrants issued expire November 30, 2011 and the purchase price per share under each of the warrants is $0.40. The table below identifies the Holders and the number of shares authorized for the warrants issued:

----------------------------------------------------------------------------------------------------------------------
Common Stock Warrant No.                 Number of Unregistered Shares          Holder
----------------------------------------------------------------------------------------------------------------------
                   1                                875,000                     John H. Robison Irrevocable Trust
----------------------------------------------------------------------------------------------------------------------
                   2                                125,000                     Stephen B. Robison Irrevocable trust
----------------------------------------------------------------------------------------------------------------------
                   3                                500,000                     Curt Kennington
----------------------------------------------------------------------------------------------------------------------
                   4                                500,000                     Anthony William Packard Rollover IRA
----------------------------------------------------------------------------------------------------------------------

The 2,000,000 warrants issued were independently valued after the transaction was completed at $0.14 per share of common stock, for a total value of $280,000. The warrants value or "Debt discount" of $280,000 was recorded in the financial statements as a reduction of Subordinated long-term debt. The discount is amortized over the life of the subordinated notes.

                                             SHAREHOLDER INFORMATION

=============================================================================================================

ANNUAL MEETING                                           DIRECTORS
  The annual meeting will be held at 10:00 am, Friday,
  May 9, 2008, at Transbotics Corporate offices          D.Bruce Wise
  in Charlotte, North Carolina.                          Chairman of the Board of Directors

SHAREHOLDER RELATIONS                                    Charles W. Robison
  A copy of Transbotics Annual Report and form 10-KSB,   Vice Chairman, Director
  which is filed with the Securities and Exchange
  Commission, will be sent to any shareholder upon       Claude Imbleau
  written request to Manager-Investor Relations          Director
   Transbotics Corporation
  3400 Latrobe Drive                                     John H. Robison
  Charlotte, North Carolina 28211                        Director

CORPORATE OFFICES                                        Neville
                                                          Croft
  Transbotics Corporation                                Director
  3400 Latrobe Drive
  Charlotte, North Carolina 28211-4849                   Larrimore Wright
                                                         Director
   (704) 362-1115 Telephone
   (704) 364-4039 Facsimile                              Anthony William Packer
                                                         Director
STOCK EXCHANGE LISTINGS
  Over the Counter: OTC Bulletin Board                   Curt Kennington
  OTC Symbol: "TNSB"                                     Director

TRANSFER AGENT                                           OFFICERS
  First Citizens Bank
  Raleigh, North Carolina                                Charles W. Robison
                                                         Chief Executive Officer
LEGAL COUNSEL
  Shumaker, Loop and Kendrick, LLP                       Claude Imbleau
  Charlotte, North Carolina                              Chief Financial Officer

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
  Grant Thornton LLP
  Charlotte, North Carolina
                                                         E. Thomas Watson
                                                         General Counsel, Secretary


=============================================================================================================

COMMON STOCK DATA
                                                                        Market Price Per Share
                                                         ----------------------------------------------------
                                                                   2007                        2006
                                                         ------------------------    ------------------------
Quarter Ended                                                High        Low             High        Low
                                                          Bid   Ask   Bid   Ask       Bid   Ask   Bid   Ask
------------------------------------------------------   ------------------------    ------------------------
 February 28                                               0.56  0.59  0.25  0.47      0.82  1.05  0.48  0.55
 May 31                                                    0.61  0.67  0.40  0.53      0.65  0.70  0.51  0.58
 August 31                                                 0.61  0.70  0.45  0.50      0.58  0.70  0.51  0.55
 November 30                                               0.60  0.70  0.43  0.51      0.52  0.70  0.42  0.48
======================================================   ========================    ========================